     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 11, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ULTIMATE ELECTRONICS, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                              5731                             84-0585211
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)            Identification Number)

                             321-A WEST 84TH AVENUE
                            THORNTON, COLORADO 80221
                                 (303) 412-2500

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ALAN E. KESSOCK
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                           ULTIMATE ELECTRONICS, INC.
                             321-A WEST 84TH AVENUE
                            THORNTON, COLORADO 80221
                                 (303) 412-2500

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

               J. JUSTYN SIRKIN, ESQ.                                  ROBERT RANUM, ESQ.
             N. ANTHONY JEFFRIES, ESQ.                                  JAMES KORN, ESQ.
             DAVIS, GRAHAM & STUBBS LLP                             FREDRIKSON & BYRON. P.A.
         370 SEVENTEENTH STREET, SUITE 4700                        1100 INTERNATIONAL CENTRE
               DENVER, COLORADO 80202                               900 SECOND AVENUE SOUTH
                   (303) 892-9400                                 MINNEAPOLIS, MINNESOTA 55402
                                                                         (612) 347-7000

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effective date of this Registration Statement and the satisfaction
  or waiver of certain other conditions under the Agreement and Plan of Merger described herein.
                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED           PROPOSED MAXIMUM
                                          AMOUNT TO BE         MAXIMUM OFFERING           AGGREGATE              AMOUNT OF
  TITLE OF SHARES TO BE REGISTERED        REGISTERED(1)         PRICE PER SHARE       OFFERING PRICE(2)      REGISTRATION FEE
Common Stock, par value $.01 per
 share(3)...........................    1,000,000 shares             $4.41               $4,412,022               $1,337

(1) Reflects the maximum number of shares of Common Stock of the Registrant that may be issued in connection with the merger.

(2) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) promulgated under the Securities Act of 1933, as amended, and represents the market value of the securities to be received by the Registrant.

(3) Each share of Common Stock of the Registrant includes a Preferred Stock Purchase Right pursuant to the Registrant's Stockholder Rights Plan.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................           2

AVAILABLE INFORMATION.................................................................           2

SUMMARY...............................................................................           4
  Parties to the Merger...............................................................           4
  Audio King Special Meeting..........................................................           4
  The Merger..........................................................................           5

SUMMARY FINANCIAL INFORMATION.........................................................          11
  Summary Historical Financial Information of Ultimate................................          11
  Summary Historical Financial Information of Audio King..............................          12
  Summary Unaudited Pro Forma Combined Condensed Financial Information................          13
  Comparative Unaudited Per Share Data................................................          14
  Comparative Market Price Data.......................................................          15
  Dividend Policy.....................................................................          16

RISK FACTORS..........................................................................          17

THE SPECIAL MEETING...................................................................          24

THE MERGER............................................................................          26
  Background of Merger................................................................          26
  Audio King's Reasons for the Merger; Recommendation of the Audio King
    Board of Directors................................................................          28
  Opinion of Audio King's Financial Advisor...........................................          29
  The Merger Agreement................................................................          32
  Effects of the Merger...............................................................          32
  Effective Date of the Merger........................................................          32
  Proration Provisions................................................................          33
  Conversion of Audio King Options....................................................          34
  Election and Exchange Procedures....................................................          35
  Certain Terms of the Merger Agreement...............................................          36
  Financing Arrangements..............................................................          42
  Conflicts of Interest...............................................................          42
  Regulatory Matters..................................................................          44
  Conduct of Ultimate's Business after the Merger.....................................          44
  Certain Other Transactions and Agreements...........................................          44
  Nasdaq National Market Listing of Ultimate Stock....................................          45
  Certain Federal Income Tax Consequences.............................................          45
  Accounting Treatment................................................................          47
  Certain Federal Securities Law Consequences.........................................          47
  Dissenters' Rights..................................................................          47

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..........................          51

SELECTED ULTIMATE FINANCIAL INFORMATION...............................................          55

ULTIMATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................          57

SELECTED AUDIO KING FINANCIAL INFORMATION.............................................          61

AUDIO KING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................          63

CERTAIN INFORMATION CONCERNING ULTIMATE...............................................          67
  Business of Ultimate................................................................          67
  Directors and Executive Officers....................................................          74
  Executive Compensation..............................................................          76
  Principal Stockholders..............................................................          78

CERTAIN INFORMATION CONCERNING AUDIO KING.............................................          81
  Business of Audio King..............................................................          81
  Principal Shareholders..............................................................          87

DESCRIPTION OF ULTIMATE STOCK.........................................................          88

COMPARISON OF RIGHTS OF HOLDERS OF ULTIMATE STOCK AND HOLDERS OF AUDIO KING STOCK.....          90

LEGAL MATTERS.........................................................................          99

EXPERTS...............................................................................          99

INDEX TO FINANCIAL STATEMENTS.........................................................         F-1

Annex A -- Merger Agreement

Annex B -- Fairness Opinion of Greene Holcomb & Lannin LLC

Annex C -- Minnesota Dissenters' Rights Statute -- Sections 302A.471 and 302A.473 of
          the Minnesota Business Corporation Act

                            [AUDIO KING LETTERHEAD]

                                                                          , 1997

To Our Shareholders:

    I am pleased to invite you to attend a Special Meeting of Shareholders (the "Special Meeting") of Audio King Corporation ("Audio King"), which meeting will
be held on            , 1997, at 8:30 a.m., local time, at the Audio King store
located at 12350 Wayzata Boulevard, Minnetonka, Minnesota. At the Special Meeting you will be asked to consider and vote upon an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 4, 1997, among Audio King, Ultimate Electronics, Inc., a Delaware corporation ("Ultimate"), and Ultimate AKquisition Corp., a Delaware corporation and wholly owned subsidiary of Ultimate ("UAC"), which agreement provides that Audio King will merge into UAC and, as a result, become a wholly owned subsidiary of Ultimate (the "Merger").

    Under the terms of the Merger Agreement, each outstanding share of common stock, par value $.001 per share, of Audio King (the "Audio King Stock"), other than Audio King Stock as to which dissenters' rights have been effectively exercised, will be converted, at the election of the holder thereof, into either $1.75 cash or 0.7 shares of common stock, par value $.01 per share, of Ultimate (the "Ultimate Stock"). Audio King shareholder elections to receive cash or shares will be adjusted on a prorated basis, however, so that 50% of the shares of Audio King Stock are converted into Ultimate Stock and 50% are exchanged for cash. Audio King shareholders must elect to receive either cash or Ultimate Stock with respect to all of the Audio King Stock that they beneficially own.

    The attached Proxy Statement/Prospectus is intended to provide you with the information that you will need to make an informed decision regarding your vote on the proposed Merger. It also serves as a Prospectus for Ultimate, describing the investment in Ultimate that you will be making if the Merger is approved and you elect to exchange your Audio King Stock for Ultimate Stock. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A. Complete details on the Merger Agreement, the method by which you can elect to receive cash or stock in exchange for your shares or change your election, federal income tax considerations that may affect your election and other information of which you should be aware in making your decision are contained in the attached Proxy Statement/ Prospectus. We urge you to read the enclosed proxy materials carefully before voting on the proposed Merger.

    Based upon the recommendation of a committee of disinterested directors (the "Special Committee"), the Board of Directors of Audio King believes that the proposed transaction is fair to and in the best interests of Audio King and its shareholders and unanimously recommends approval of the Merger and the transactions contemplated by the Merger Agreement.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF AUDIO KING'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ADOPTION OF THE MERGER AGREEMENT. SHAREHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE BOARD HAVE CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER THAT ARE DESCRIBED IN GREATER DETAIL IN THE SECTION ENTITLED "THE MERGER--CONFLICTS OF INTEREST" IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

    Audio King retained the investment banking firm Greene Holcomb & Lannin LLC ("GH&L") to advise the Special Committee with respect to the consideration to be received by the Audio King shareholders in the Merger. GH&L has advised the Special Committee that, in its opinion, the consideration to be received by the Audio King shareholders pursuant to the Merger Agreement is fair from a financial point of view. A copy of the opinion is attached to the Proxy Statement/Prospectus as Annex B.

    For the Merger to become effective, the proposal must receive the approval of the majority of the outstanding shares of Audio King Stock. For that reason, it is very important that your shares be represented at the Special Meeting, whether or not you are able to attend in person. ACCORDINGLY, YOU ARE

URGED TO VOTE FOR THE MERGER BY MARKING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Your vote is important no matter how many shares you own.

    In a separate mailing which will be made on or about            , 1997, you
will receive an election form on which you may indicate whether you wish to have your shares of Audio King Stock converted into Ultimate Stock or exchanged for cash. You may make only one election with respect to all of the Audio King Stock which you beneficially own. Instructions regarding the completion of the election form will be provided in the separate mailing. The deadline for returning election forms, together with your stock certificate(s) or a proper
guaranty of delivery, is            1997.

    Thank you for your continued support.

                                          On behalf of the Board of Directors,

                                          HENRY G. THORNE
                                          CHIEF EXECUTIVE OFFICER

                             AUDIO KING CORPORATION

                              3501 S. HIGHWAY 100
                          MINNEAPOLIS, MINNESOTA 55416

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD                 , 1997

TO THE SHAREHOLDERS OF AUDIO KING CORPORATION:

    A Special Meeting of the Shareholders (the "Special Meeting") of Audio King
Corporation ("Audio King") will be held on             , 1997, commencing at
8:30 a.m., local time, at the Audio King store located at 12350 Wayzata Boulevard, Minnetonka, Minnesota, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 4, 1997, among Ultimate Electronics, Inc. ("Ultimate"), Ultimate AKquisition Corp., a wholly-owned subsidiary of Ultimate ("UAC"), and Audio King, which agreement provides for the merger of Audio King with and into UAC (the "Merger"), whereby holders of common stock, par value $.001 per share, of Audio King ("Audio King Stock") will be entitled to elect to receive, in exchange for each share of Audio King Stock, either $1.75 in cash or 0.7 shares of common stock, par value $.01 per share of Ultimate ("Ultimate Stock"). Audio King shareholder elections to receive cash or shares will be adjusted on a pro rata basis, however, so that 50% of the shares of Audio King Stock are converted into Ultimate Stock and 50% are exchanged for cash. Audio King shareholders must elect to receive either cash or Ultimate Stock with respect to all of the Audio King Stock that they beneficially own.

    2. To consider and vote on such other matters as may properly be presented incident to the conduct of the Special Meeting or any postponement or adjournment thereof.

    Shareholders of record at the close of business on             , 1997 will
be entitled to notice of and to vote at the Special Meeting or at any postponement or adjournment thereof.

    Shareholders of record are entitled to dissenters' rights under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA"). Those shareholders exercising their dissenters' rights for their shares of Audio King Stock must not vote in favor of the Merger and must deliver to Audio King a written demand stating that they are exercising their dissenters' rights in accordance with the procedures set forth in Section 302A.473 of the MBCA. Reference is made to the discussion of dissenters' rights in the accompanying Proxy Statement/Prospectus and to Sections 304A.471 and 302A.473 of the MBCA, a copy of which is attached as Annex C to the Proxy Statement/ Prospectus.

    If a proxy is signed and returned to Norwest Bank Minnesota, N.A., the exchange agent (the "Exchange Agent"), without indicating any voting instructions, shares of Audio King Stock represented by the proxy will be voted FOR the Merger. The Audio King proxy holders may, in their discretion, vote shares voted for the Merger to adjourn the Special Meeting in order to solicit additional proxies in favor of the Merger. Proxies voting against the Merger will not be voted for adjournment of the Special Meeting.

    YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. TO BE EFFECTIVE, PROXIES MUST BE DELIVERED TO THE EXCHANGE AGENT AT OR PRIOR TO THE SPECIAL MEETING. Your proxy may be revoked at any time before it is voted by signing and returning a later dated proxy with respect to the same shares, by filing with the Exchange Agent a written revocation bearing a later date, or by attending and voting your shares at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STUART L. FINNEY
                                          SECRETARY

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED PROXY RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

    SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD. STOCK CERTIFICATES (OR A GUARANTY OF DELIVERY) SHOULD INSTEAD BE RETURNED WITH THE ELECTION FORM THAT WILL BE MAILED TO SHAREHOLDERS SEPARATELY ON OR ABOUT
               , 1997.

    THE BOARD OF DIRECTORS OF AUDIO KING RECOMMENDS THAT SHAREHOLDERS OF AUDIO KING VOTE FOR THE MERGER.

               SUBJECT TO COMPLETION, DATED               , 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AUDIO KING CORPORATION

                                PROXY STATEMENT

                      FOR SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD            , 1997

                            ------------------------

                           ULTIMATE ELECTRONICS, INC.

                                   PROSPECTUS

                             ---------------------

    This Proxy Statement and Prospectus (the "Proxy Statement/Prospectus") is being furnished to the shareholders of Audio King Corporation, a Minnesota corporation ("Audio King," which term includes its consolidated subsidiaries unless the context indicates otherwise), in connection with the solicitation of proxies by the Board of Directors of Audio King (the "Audio King Board") from holders of outstanding shares of common stock, par value $.001 per share (the "Audio King Stock"), of Audio King for use at the Special Meeting of
Shareholders of Audio King to be held at 8:30 a.m., local time, on           ,
1997 at the Audio King store located at 12350 Wayzata Boulevard, Minnetonka, Minnesota, and at any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement/Prospectus and the accompanying form of proxy
are first being mailed to shareholders of Audio King on or about           ,
1997.

    Audio King shareholders will be asked at the Special Meeting to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 4, 1997 (the "Merger Agreement"), among Ultimate Electronics, Inc., a Delaware corporation ("Ultimate"), Ultimate AKquisition Corp., a Delaware corporation and wholly owned subsidiary of Ultimate ("UAC"), and Audio King, pursuant to which Audio King will be merged with and into UAC and UAC will continue as the surviving corporation and a wholly owned subsidiary of Ultimate (the "Merger").

    This Proxy Statement/Prospectus also constitutes a prospectus of Ultimate with respect to the issuance of up to an aggregate of 1,000,000 shares of the common stock, par value $.01 per share (the "Ultimate Stock"), in connection with the Merger. All information contained in this Proxy Statement/Prospectus relating to Ultimate and UAC has been supplied by Ultimate and is its sole responsibility. All information relating to Audio King has been supplied by Audio King and is its sole responsibility. On April 9, 1997, the last reported sale price per share of the Ultimate Stock on The Nasdaq National Market was $3.625 and the last reported sale price per share of Audio King Stock on the Nasdaq SmallCap Market was $1.6875.

    In accordance with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, holders of Audio King Stock are entitled to dissenters' rights in connection with the Merger. See "The Merger--Dissenters' Rights."

    SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR INFORMATION THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF AUDIO KING BEFORE VOTING ON THE MERGER AND IN EVALUATING AN INVESTMENT IN ULTIMATE STOCK.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in the Summary, under the captions "Summary--Dividend Policy," "Risk Factors," "The Merger--Audio King's Reasons for the Merger; Recommendation of the Audio King Board of Directors," and "--Opinion of Audio King's Financial Advisor" and elsewhere in this Proxy Statement/ Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Audio King, Ultimate or UAC or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: the consummation of the Merger with Audio King, the effects of the Merger, the ability of Ultimate to combine the two companies effectively or profitably, as well as risks regarding increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in Ultimate's merchandise categories, changes in vendor support for advertising and promotional programs, changes in Ultimate's merchandise sales mix, general economic conditions, the cost and availability of suitable store locations, cost effective and timely construction of new stores, fluctuations in consumer demand, Ultimate's ability to address adequately all of the changing demands that its planned expansion will impose, the results of financing efforts and other risk factors detailed or referenced in this Proxy Statement/Prospectus and in Ultimate's Securities and Exchange Commission (the "Commission") filings. See "Risk Factors." Many of such factors are beyond Ultimate's ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. Ultimate disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                             AVAILABLE INFORMATION

    Ultimate has filed with the Commission a Registration Statement on Form S-4 (including all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder covering the Ultimate Stock to be issued by it in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The information in this Proxy Statement/Prospectus concerning Audio King and Ultimate has been furnished by Audio King and Ultimate, respectively.

    Audio King and Ultimate are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    In addition, Audio King Stock and Ultimate Stock are listed on the Nasdaq SmallCap Market and the Nasdaq National Market ("Nasdaq"), respectively, and Audio King and Ultimate are required to file reports, proxy and information statements and other information with the Nasdaq SmallCap Market and

Nasdaq, as applicable. These documents can be inspected at the principal office of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20016-1500.

    Further, Audio King (since June 30, 1996) and Ultimate (since June 13, 1996) have been filing documents with the Commission through the Electronic Data Gathering, Analysis and Retrieval system. Accordingly, copies of documents filed by Audio King with the Commission on or after June 30, 1996 or by Ultimate on or after June 13, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available through the Commission's Web site (http://www.sec.gov/).

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN IMPORTANT MATTERS DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY SETS FORTH CERTAIN ELEMENTS OF SUCH MATTERS, BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING IN THIS PROXY STATEMENT/ PROSPECTUS AND THE ANNEXES HERETO. SHAREHOLDERS ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY. SEE ALSO "RISK FACTORS" FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER.

PARTIES TO THE MERGER

    ULTIMATE AND UAC. Ultimate is a leading speciality retailer of home entertainment and consumer electronics in Colorado, Idaho, Nevada, New Mexico, Oklahoma and Utah. Ultimate strives to appeal to a wide range of customers with an emphasis on selling mid to upscale products. Ultimate believes that its larger format stores enable it to differentiate itself from its competitors by providing a comprehensive selection of name brand consumer electronics, with an emphasis on limited distribution upscale brands, as well as by offering an extensive range of customer services and by displaying multiple home theater and audio demonstration rooms. Ultimate believes that these factors, together with its open and uncrowded merchandise displays and its policy of matching the lowest prices of its competitors, make it an attractive alternative to appliance/electronics superstores and mass merchants selling consumer electronics. Ultimate operates 18 stores, including nine stores in Colorado under the trade name SoundTrack and nine stores outside Colorado under the trade name Ultimate Electronics.

    UAC is a wholly-owned subsidiary of Ultimate formed solely for the purpose of the Merger.

    Ultimate was incorporated as a Delaware corporation in 1993. UAC was incorporated as a Delaware corporation in March 1997. Ultimate's and UAC's principal offices are located at 321A West 84th Avenue, Thornton, Colorado 80221. Their phone number is (303) 412-2500.

    AUDIO KING. Audio King operates consumer electronics specialty stores that seek to attract discriminating consumers of home, car and video electronics by offering such consumers a broad selection of competitively priced name-brand products in comfortable store environments staffed with professional sales consultants. Audio King also offers personalized services, such as custom design and installation of home and automobile electronics systems and repair services. Audio King currently operates eleven specialty stores: six in Minneapolis-St. Paul, Minnesota, and one store in each of Rochester and St. Cloud, Minnesota, Sioux Falls, South Dakota and Des Moines and Cedar Rapids, Iowa.

    Audio King was incorporated as a Minnesota corporation in 1985. Its principal offices are located at 3501 South Highway 100, Minneapolis, Minnesota 55416. Its phone number is (612) 920-0505.

AUDIO KING SPECIAL MEETING

    The Special Meeting of Audio King Shareholders will be held on         ,
           , 1997 at the Audio King store located at 12350 Wayzata Blvd., Minnetonka, Minnesota, commencing at 8:30 a.m., local time, and at any adjournment or postponement thereof. The holders of record at the close of
business on            , 1997 (the "Audio King Record Date") of shares of Audio
King Stock are entitled to notice of and to vote at the Special Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to adopt the Merger Agreement and the transactions contemplated thereby and such other matters as may properly come before the Special Meeting.

    Each share of Audio King Stock will be entitled to one vote on the proposal to adopt the Merger Agreement at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Audio King Stock is required to adopt the Merger Agreement. The directors and executive officers of Audio King and their affiliates own approximately 28.1% of the shares of Audio King Stock entitled to vote at the Special Meeting. The directors and executive officers of Audio King have indicated their intention to vote such shares FOR the adoption of the Merger Agreement.

    Approval of the Merger Agreement by Ultimate stockholders is not required under applicable law and, accordingly, will not be sought.

    See "The Special Meeting."

THE MERGER

    If the Merger Agreement is approved by the requisite vote of Audio King shareholders at the Special Meeting and the other conditions to the Merger are satisfied or waived (where permissible), the Merger will be consummated and become effective at the time at which Articles of Merger meeting the requirements of Section 302A.615 of the Minnesota Business Corporation Act (the "MBCA") are filed with the Secretary of State of the State of Minnesota and a Certificate of Merger meeting the requirements of Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") is filed with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time" and the day of such filing being the "Effective Date"). One of the conditions to Ultimate's obligation to consummate the Merger is that the holders of no more than 140,000 shares of Audio King Stock have properly exercised their dissenters' rights under Section 302A.473 of the MBCA. See "The Merger--Dissenters' Rights." It is expected that the Effective Time will be as soon as practicable following completion of the Special Meeting. At the Effective Time, Audio King will be merged with and into UAC and will thereby become a wholly owned subsidiary of Ultimate. See "The Merger--Conduct of Ultimate's Business After the Merger."

    In connection with the Merger, each issued and outstanding share of Audio King Stock (other than shares held by holders who effectively exercise dissenters' rights) will be converted into the right to receive either $1.75 in cash or 0.7 shares of Ultimate Stock, at the election of the holder. Audio King shareholder elections to receive cash or shares will be adjusted on a prorated basis, however, so that 50% of the shares of Audio King Stock are converted into Ultimate Stock and 50% are exchanged for cash. Audio King shareholders must elect to receive either cash or Ultimate Stock with respect to all of the Audio King Stock that they beneficially own.

    It should be recognized that the actual market price for Ultimate Stock on the Effective Date or the day on which checks and/or certificates for shares of Ultimate Stock are sent to former Audio King shareholders may be more or less than the market price for Ultimate Stock on the day an Audio King shareholder may make an election to receive cash or Ultimate Stock in the Merger. Consequently, the cash received in the Merger for each share of Audio King Stock may be more or less than the value of the Ultimate Stock received in the Merger for each share of Audio King Stock, depending on market values of Ultimate Stock at the Effective Date or the date on which certificates of Ultimate are distributed.

    The Merger Agreement provides that not more than 50% of the shares of Audio King Stock may be converted into Ultimate Stock or exchanged for cash in the Merger. In the event that elections to receive Ultimate Stock or cash exceed the limitation set forth above, Ultimate Stock or cash will be allocated among shareholders making such elections on the terms set forth in the Merger Agreement. Notwithstanding the foregoing paragraph, in order to ensure that the Merger is treated as a tax-free reorganization, there is a requirement that the cash to be exchanged for shares of Audio King Stock not exceed 60% of the total Merger Consideration (as defined in the Merger Agreement). If the elections received from the shareholders of Audio King require the issuance of shares of Ultimate Stock representing less than 40% of the value of the total Merger Consideration, then the proportions of Ultimate Stock and cash to be received by the shareholders of Audio King would be adjusted so that the percentage of total Merger Consideration constituted by Ultimate Stock meets the 40% threshold. See "The Merger--Proration Provisions."

    Upon consummation of the Merger, all outstanding shares of Audio King Stock will cease to be outstanding and will be converted into the right to receive shares of Ultimate Stock or cash, as the case may be, without interest, in accordance with the terms of the Merger Agreement. Fractional shares of Ultimate Stock will not be issued in connection with the Merger. Holders of Audio King Stock otherwise entitled to a fractional share will be paid the cash value of such fractional share, which amount will equal the product of such fractional share amount and $1.75. See "The Merger--Effective Date of Merger."

ELECTION PROCEDURES

    Election forms are being sent to Audio King shareholders as soon as practicable after the mailing of this Joint Proxy Statement/Prospectus (an "Election Form"). Subject to the election and allocation procedures described herein, each holder of Audio King Stock may submit an Election Form specifying whether such holder desires to convert his or her shares for Ultimate Stock (a "Stock Election") or exchange his or her shares for $1.75 per share (a "Cash Election"). No election will be effective unless a properly executed Election Form is received by the Exchange Agent by 5:00 p.m., New York City time, on
           , (such date and time being herein referred to as the "Election Deadline"). If a holder of Audio King Stock does not make an effective election, such shareholder will be deemed to have made a Cash Election and will receive the cash consideration without regard to such holder's preference. ACCORDINGLY, ANY HOLDER OF AUDIO KING STOCK WHO DOES NOT INTEND TO VOTE HIS OR HER SHARES FOR THE MERGER SHOULD NEVERTHELESS PROPERLY COMPLETE AND RETURN AN ELECTION FORM UNLESS SUCH HOLDER PREFERS TO RECEIVE $1.75 PER SHARE OF AUDIO KING STOCK, RATHER THAN SHARES OF ULTIMATE STOCK, IF THE MERGER IS APPROVED. See "The Merger--Election and Exchange Procedures".

    Any record holder of shares of Audio King Stock may change his or her election by written notice received by the Exchange Agent prior to the Election Deadline, accompanied by a properly completed revised Election Form, or may revoke his or her election by written notice received by the Exchange Agent at or prior to the Election Deadline. Elections will be binding upon the successors or transferees of any Audio King shareholder who has submitted an Election Form. Additional Election Forms may be obtained from the Exchange Agent by contacting
the Exchange Agent at its offices located at               or by calling the
Exchange Agent, at 612      .

BACKGROUND OF MERGER

    On February 18, 1997, the Audio King Board met to consider the ongoing negotiations with Ultimate regarding a proposed merger. In order to comply with Minnesota law and to remove from the Audio King Board's decision making process those insiders with interests in the transaction that may be different from the interests of Audio King shareholders generally and to avoid the restrictions of certain applicable anti-takeover laws, the Audio King Board formed a special committee of its disinterested directors (the "Special Committee"). The Special Committee was charged with the responsibility of evaluating the proposed transaction and judging whether the transaction would be in the best interests of and fair to the Audio King shareholders. Ultimate's proposal included a voting agreement pursuant to which key shareholders of Audio King would agree to vote in favor of the proposed merger. See "The Merger-- Certain Other Transactions and Agreements." According to Minnesota's anti-takeover laws, if the proposed voting agreement were entered into before approval of either the voting agreement or the Merger by the Special Committee, Ultimate would have been prevented from completing the Merger for at least four years from the date of the voting agreement. With respect to its consideration of the Merger, the Special Committee was not subject to any direction or control by the Audio King Board.

    At the meeting on February 18, 1997, the Audio King Board and the Special Committee discussed the terms of the proposed Merger with management of Audio King, a representative of Greene Holcomb & Lannin LLC ("GH&L"), Audio King's financial advisor, and Audio King's legal counsel. A representative of GH&L reported to the Audio King Board and the Special Committee that, based on the information about the parties assembled to date, the trends within the industry and market factors affecting the value of other companies in the industry, he expected that GH&L would be able to provide a fairness opinion with respect to the transaction. No vote on the Merger Agreement was taken at this meeting.

    For a further description of the negotiations leading up to the approval and execution of the Merger Agreement and related matters, see "The
Merger--Background of the Merger."

RECOMMENDATIONS OF THE AUDIO KING BOARD OF DIRECTORS

    BASED UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE THE AUDIO KING BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND CONCLUDED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF AUDIO KING. THE AUDIO KING BOARD RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. SHAREHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE AUDIO KING BOARD HAVE CERTAIN CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER. SEE "THE MERGER--CONFLICTS OF INTEREST."

    For a discussion of the factors considered by the Audio King Board in reaching its decision, see "The Merger--Audio King's Reasons for the Merger; Recommendations of the Audio King Board of Directors."

OPINION OF AUDIO KING'S FINANCIAL ADVISOR

    Audio King retained GH&L as its financial advisor in connection with the Merger. GH&L has delivered its written fairness opinion to the Audio King Board, dated March 4, 1997, stating that, at the time of such opinion, the consideration to be paid to holders of Audio King Stock in the Merger is fair from a financial point of view. This opinion was based upon the procedures and subject to the assumptions described in the opinion letter. GH&L confirmed its
fairness opinion as of April   -  , 1997 and a copy of the April   -  , 1997
opinion letter is attached hereto as Annex B and should be read by Audio King shareholders carefully in its entirety. See "The Merger--Opinion of Audio King's Financial Advisor."

CERTAIN TERMS OF THE MERGER AGREEMENT

    The Merger Agreement contains customary representations and warranties of the parties, none of which survive the consummation of the Merger, as well as customary covenants regarding the conduct of the business of Audio King prior to the Effective Time. See "The Merger--Certain Terms of the Merger Agreement," and "-- Representations, Warranties and Covenants." Each party's obligation to consummate the Merger is subject to the satisfaction of customary conditions prior to the Effective Time as set forth in the Merger Agreement, including the approval of the Merger Agreement by Audio King shareholders, the receipt of necessary consents, freedom from any legal restraint to the Merger, the accuracy of representations and warranties contained therein and the receipt of the proceeds of the financing described below. See "The Merger--Certain Terms of the Merger Agreement--Conditions to the Merger."

    The Merger Agreement also contains provisions under which Audio King has agreed to refrain from soliciting or encouraging certain proposals to acquire Audio King, although Audio King is permitted, to the extent required by the fiduciary obligations of the Audio King Board, to furnish information to any person in response to an unsolicited inquiry and to participate in discussions and negotiations with such person. See "The Merger--Certain Terms of the Merger Agreement--No Solicitation."

    The Merger Agreement may be terminated before the consummation of the Merger by any of Ultimate, UAC or Audio King under various circumstances, including the failure to consummate the Merger on or before August 15, 1997. Under the Merger Agreement, Audio King is required to make a payment to Ultimate in the amount of $300,000 plus costs if the Merger Agreement is terminated because of the Audio King Board approving, recommending or entering into any Takeover Proposal. See "The Merger--Certain Terms of the Merger Agreement--Fee and Expenses."

FINANCING ARRANGEMENTS

    In connection with the consummation of the Merger, Ultimate expects to secure financing in an amount of at least $3.5 million under a term loan agreement through its current credit facility with Norwest Bank Colorado, N.A. ("Norwest"). This financing, as well as availability under Ultimate's revolving line of credit, will be used to pay the cash portion of the Merger Consideration, current Audio King debt (estimated to be approximately $6.0 million as of March 31, 1997) and all the fees and expenses of the parties relating to the Merger. The indebtedness will be secured by substantially all of Ultimate's assets. Ultimate and Norwest have executed a commitment letter pursuant to which Norwest has agreed to provide such financing, subject to the terms and conditions set forth therein, including negotiations and execution of definitive documentation. Receipt of such financing is a condition to Ultimate's obligations under the Merger Agreement to consummate the Merger. Ultimate has agreed in the Merger Agreement to use its best efforts to obtain such financing.

CONFLICTS OF INTEREST

    In considering the recommendations of the Audio King Board with respect to the Merger, shareholders should be aware that certain members of Audio King's management and the Audio King Board have certain conflicts of interest with respect to the Merger. Audio King's Board and the Special Committee were aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby.

    INDEMNIFICATION; INSURANCE; EMPLOYEE BENEFITS. The Merger Agreement contains customary provisions with respect to the continuation for three years of existing indemnification rights in favor of directors, officers, employees and agents of Audio King and its subsidiaries. The Merger Agreement also contains customary provisions regarding the continuation of directors' and officers' liability insurance. Ultimate has agreed in the Merger Agreement to merge the Audio King 401(k) Savings Plan into the Ultimate 401(k) Savings Plan and to protect all optional benefits which have accrued to participants in both plans as of the Effective Date. See "The Merger--Conflicts of Interest" and "Information Concerning Audio King."

    Pursuant to the Merger Agreement, Audio King and Ultimate will make such adjustments to all outstanding Audio King Options (as defined below) as may be necessary to provide that at the Effective Time each such Audio King Option will be canceled, converted into options to purchase shares of Ultimate Stock or cashed out. See "The Merger--Conversion of Audio King Options."

    TERMINATION AGREEMENTS AND EMPLOYMENT AGREEMENTS. On March 4, 1997, and effective upon the date of the Merger, Audio King, Ultimate and UAC entered into
(i) termination agreements with each of Randel S. Carlock and Henry G. Thorne (which provide for the termination of their respective employment with Audio
King), (ii) amended employment agreements with each of Philip Ward and Samuel F. Nichols and (iii) an employment agreement with Robert E. Thiner. Randel S. Carlock and Henry G. Thorne are directors of Audio King. See "Certain Information Concerning Audio King." Ultimate has generally guaranteed Audio King's payments of amounts owed to these persons pursuant to these agreements.

    Pursuant to Mr. Carlock's termination agreement, Audio King has agreed to pay $190,000 in termination payments to Mr. Carlock in two installments: $95,000 on the Effective Date and $95,000 on the later of January 2, 1998 or six months after the Merger. Mr. Carlock's termination agreement limits Mr. Carlock's ability to compete with Ultimate or solicit Ultimate's employees or customers during the two years following the Merger.

    Pursuant to Mr. Thorne's termination agreement, Audio King has agreed to pay $330,000 in termination payments to Mr. Thorne in three installments: $165,000 on the Effective Date, $82,500 on the later of January 2, 1998 or six months after the Effective Date, and $82,500 one year after the Effective Date. Audio King has also agreed to continue to provide certain insurance benefits to Mr. Thorne for ninety days after the Merger. Mr. Thorne has agreed, under the termination agreement, to provide up to 100 hours of consulting and advisory services to Ultimate during the six months following the Merger at the rate of $200 per hour. Mr. Thorne's termination agreement limits Mr. Thorne's ability to solicit Audio King's employees or customers during the two years following the Merger.

    For more complete disclosure relating to the matters discussed in the preceding paragraphs the employment agreements with other officers, see "The Merger--Conflicts of Interest."

REGULATORY MATTERS

    The receipt of certain governmental or regulatory approvals are required in order to consummate the Merger, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Ultimate and Audio King have agreed in the Merger Agreement to use reasonable efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained.

CONDUCT OF ULTIMATE'S BUSINESS AFTER THE MERGER

    Following consummation of the Merger, Ultimate intends that the business of Audio King will continue to be operated in its customary manner and with certain of its former management. See
"The Merger--Conflicts of Interest." At the Effective Date, UAC, as the surviving corporation of the Merger, will succeed, by operation of law, to all rights, assets, liabilities and obligations of Audio King and will assume such liabilities and obligations. UAC may be merged with and into Ultimate at a future date.

NASDAQ NATIONAL MARKET LISTING

    The shares of Ultimate Stock to be issued in connection with the Merger have been approved for listing on Nasdaq, subject to official notice of issuance. See "--Terms of the Merger--Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The Merger is intended to qualify as a tax-free reorganization. It is a condition to the obligation of Audio King to consummate the Merger that Audio King receive advice from its counsel or its accountants to the effect that the Merger should be treated as a tax-free reorganization and that no gain or loss will be recognized by a shareholder of Audio King Stock as a result of the Merger except (i) with respect to cash received by such shareholder, including cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights, and (ii) if a holder of Audio King Stock receives cash, gain, if any, realized by such holder of Audio King Stock pursuant to the Merger will be recognized, but only to the extent of the cash received. See "The Merger--Certain Federal Income Tax Consequences."

    Assuming that the Merger is treated as a tax-free reorganization, no gain or loss will be recognized to the Audio King shareholders upon their receipt of Ultimate Stock in exchange for their Audio King Stock. If an Audio King shareholder receives cash, however, he or she will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by such shareholder. Any recognized gain generally will be treated as capital gain (provided that the Audio King Stock is held as a "capital asset" at the Effective Date), unless the receipt of cash has the effect of a dividend distribution. Because a shareholder of Audio King Stock may receive either (i) cash, (ii) Ultimate Stock, or (iii) subject to proration adjustments, a combination of cash and Ultimate Stock, the federal income tax consequences to a Audio King shareholder will depend, in part, upon the form of consideration such shareholder receives in the Merger.

    AUDIO KING SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION IN "THE MERGER--FEDERAL INCOME TAX CONSEQUENCES," THE OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS AND THE OTHER DOCUMENTS REFERRED TO HEREIN AND SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

ACCOUNTING TREATMENT

    The Merger and other ancillary transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result for financial accounting purposes in the effective purchase of all the Audio King Stock by Ultimate. Accordingly, the assets and liabilities of Audio King will be adjusted to fair value for financial accounting purposes and the results of operations of Audio King will be included in the results of operations of Ultimate for periods subsequent to the Effective Date.

DISSENTERS' RIGHTS

    Under Minnesota law, any holder of Audio King Stock can exercise dissenters' rights entitling such holder to payment in cash of the "fair value" of such shares. Shareholders who exercise their dissenters' rights must comply with the requirements set forth in Sections 302A.471 and 302A.473 of the MBCA. Failure to comply strictly with these requirements will result in the loss of dissenters' rights. See "The Merger--Dissenters' Rights" and Annex C to this Proxy Statement/Prospectus. Holders of shares of Ultimate Stock will not have appraisal rights under Delaware law with respect to the Merger.

                         SUMMARY FINANCIAL INFORMATION

    The information below sets forth summary historical financial information and summary unaudited pro forma financial information. This financial information should be read in conjunction with the historical financial statements and notes thereto of Ultimate and Audio King appearing elsewhere in this Proxy Statement/Prospectus. See also "Selected Ultimate Financial Information," "Selected Audio King Financial Information," "Unaudited Pro Forma Combined Condensed Financial Information," "Ultimate Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Audio King Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ULTIMATE

    The following summary historical financial information of Ultimate are derived from the financial statements of Ultimate for each of the five fiscal years in the period ended January 31, 1997. See "Selected Ultimate Financial Information" and the financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

                                                                              FISCAL YEAR ENDED JANUARY 31,
                                                                  -----------------------------------------------------
                                                                    1997       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:
  Net sales.....................................................  $ 261,154  $ 251,807  $ 165,069  $  88,158  $  62,619
  Net income(1).................................................        785      3,832      4,212      2,005      1,312
BALANCE SHEET DATA:
  Total assets..................................................  $ 103,310  $ 100,466  $  69,194  $  39,538  $  17,313
  Working capital...............................................     27,868     30,995      4,061     15,694      2,576
  Long-term debt................................................     31,165     31,996         --         --        167
  Stockholders' equity..........................................     41,703     40,918     25,611     20,721      3,313
PER SHARE DATA:
  Net income(1).................................................  $    0.11  $    0.65  $    0.76  $    0.48  $    0.37
  Book value....................................................       5.96       5.85       4.66       3.77       1.04

------------------------

(1) Ultimate changed its accounting method for preopening expenses in fiscal 1996. Net income for fiscal 1996 is shown prior to a cumulative effect adjustment of ($0.17) per share, net of taxes. The income statement data includes certain pro forma adjustments for the years prior to fiscal 1996 to reflect this change in accounting method. Prior to October 15, 1993, Ultimate was not subject to income taxes because of its S corporation status. The income statement data includes certain pro forma adjustments to reflect a provision for income taxes as if Ultimate had been paying federal and state income taxes as a C corporation throughout the periods presented at the rate applicable in each period.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF AUDIO KING

    The following summary historical financial information of Audio King are derived from the financial statements of Audio King for each of the five fiscal years in the period ended June 30, 1996 and for the six-month periods ended December 31, 1996 and 1995. The summary financial data set forth below for the six months ended December 31, 1996 and 1995 are derived from unaudited financial statements that, in the opinion of Audio King management, contain all adjustments necessary for the fair presentation of this information. Due to the seasonal nature of Audio King's business, results for the six months ended December 31, 1996 are not indicative of the results that may be expected for any other interim period or for the year as a whole. See "Selected Audio King Financial Information," and the financial statements and notes appearing elsewhere in this Proxy Statement/Prospectus.

                                  SIX MONTHS ENDED
                                    DECEMBER 31,                   FISCAL YEAR ENDED JUNE 30,
                                --------------------  -----------------------------------------------------
                                  1996       1995       1996       1995       1994       1993       1992
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA
  Net sales...................  $  35,348  $  34,996  $  65,567  $  56,914  $  45,826  $  34,314  $  29,240
  Net income (loss)...........        193        447       (251)       633        637        382        207
BALANCE SHEET DATA
  Total assets................  $  22,422  $  24,475  $  20,880  $  18,398  $  14,860  $  10,988  $   9,860
  Working capital.............      5,379      8,685      6,450      6,587      4,744      4,043      3,726
  Long-term obligations.......      5,909      8,832      7,750      6,201      3,955      2,673      2,298
  Shareholders' equity........      6,773      7,170      6,579      6,711      5,929      5,285      4,879
PER SHARE DATA
  Net income (loss)...........  $    0.07  $    0.16  ($   0.09) $    0.23  $    0.23  $    0.14  $    0.09
  Book value..................       2.44       2.63       2.37       2.47       2.24       2.01       1.87

SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following summary unaudited pro forma combined condensed financial information combines the historical balance sheet data and statements of operations data of Ultimate and Audio King after giving effect to the Merger. The unaudited pro forma combined condensed balance sheet at January 31, 1997 gives effect to the Merger as if it had occurred at January 31, 1997 and reflects Ultimate's balance sheet at January 31, 1997 and Audio King's balance sheet at December 31, 1996. The unaudited pro forma combined condensed statements of operations for the twelve months ended January 31, 1997 give effect to the Merger as if it had occurred at February 1, 1996. The unaudited pro forma combined condensed statements of operations for the twelve months ended January 31, 1997 reflect Audio King's historical results of operations recasted from its fiscal year end of June 30, 1996 to an assumed fiscal year ended December 31, 1996 by adding and deducting the results of operations for the six months ended December 31, 1996 and 1995, respectively, to and from the results of operations for the fiscal year ended June 30, 1996. The pro forma adjustments account for the Merger as a purchase and are based upon the assumptions set forth in the Notes to the Unaudited Pro Forma Combined Condensed Financial Information.

                                                                                    FISCAL YEAR ENDED JANUARY 31,
                                                                                                1997
                                                                                  ---------------------------------
                                                                                           (IN THOUSANDS,
                                                                                       EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:
  Net sales.....................................................................              $ 327,648
  Net income....................................................................                     68

BALANCE SHEET DATA:
  Total assets..................................................................              $ 125,991
  Working capital...............................................................                 33,047
  Long-term debt and capital lease obligations, less current maturities.........                 42,175
  Stockholders' equity..........................................................                 44,441

PER SHARE DATA:
  Net income....................................................................              $    0.01
  Book value....................................................................                   5.53

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table sets forth certain unaudited per share data of Ultimate and Audio King on a historical, pro forma combined basis and on an equivalent pro forma basis for Audio King. This table should be read in conjunction with the historical financial statements and pro forma combined condensed financial information, and the related notes thereto, of Ultimate and Audio King appearing elsewhere in this Proxy Statement/Prospectus. See also "Unaudited Pro Forma Combined Condensed Financial Information." Unaudited pro forma combined and equivalent pro forma per share data reflect the combined results of Ultimate and Audio King after giving effect to the Merger. In the case of operating data, the comparative per share data reflects net income per share as if the Merger had occurred on February 1, 1996 and reflects Ultimate's operations for the fiscal year ended January 31, 1997 and Audio King's operations recasted from its fiscal year ended June 30, 1996 to an assumed fiscal year ended December 31, 1996 by adding and deducting the results of operations for the six months ended December 31, 1996 and 1995, respectively, to and from the results of operations for the fiscal year ended June 30, 1996. In the case of book value data, the comparative per share data reflects book value per share as if the Merger had occurred on January 31, 1997 and reflects Ultimate's book value at January 31, 1997 and Audio King's book value at December 31, 1996. The unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the Merger and other transactions presented in the unaudited pro forma combined information been completed on the dates indicated nor is it indicative of future operating results or financial position.

                                                                                         AS OF AND FOR THE
                                                                                            YEAR ENDED
                                                                                         JANUARY 31, 1997
                                                                                         -----------------
ULTIMATE:(1)
Net income per share of Ultimate Stock
  Historical...........................................................................      $    0.11
  Pro forma (2)........................................................................           0.01
Book value per share of Ultimate Stock
  Historical...........................................................................      $    5.96
  Pro forma (2)........................................................................           5.53

AUDIO KING:(1)
Net income (loss) per share of Audio King Stock
  Historical...........................................................................      ($   0.18)
  Pro forma equivalent(3)..............................................................           0.01
Book value per share of Audio King Stock
  Historical...........................................................................      $    2.43
  Pro forma equivalent(3)..............................................................           3.87

------------------------

(1) Neither Ultimate or Audio King paid any cash dividends for the period presented.

(2) Pro forma equivalent numbers were computed assuming the issuance of 987,977 shares of Ultimate Stock to acquire 1,411,396 shares of Audio King Stock at the conversion ratio of 0.7 shares of Ultimate Stock for each share of Audio King Stock. The actual number of shares of Ultimate Stock issuable in the Merger may vary in accordance with the terms of the Merger Agreement.

(3) Equivalent pro forma data for Audio King was computed by multiplying the pro forma combined per share data of Ultimate by the conversion ratio. The equivalent pro forma per share information can be used for a comparison with the historical per share data of Audio King.

                         COMPARATIVE MARKET PRICE DATA

    The Ultimate Stock is quoted on Nasdaq under the symbol "ULTE" and the Audio King Stock is quoted on the Nasdaq SmallCap Market under the symbol "AUDK." The table below sets forth the high and low closing bids of the Ultimate Stock and Audio King Stock on Nasdaq and Nasdaq SmallCap Market, respectively, for the periods indicated, as reported in published financial sources:

                                                                                       ULTIMATE
                                                                               ------------------------
                                                                                   HIGH         LOW
                                                                               ------------    -----
FISCAL YEAR ENDING JANUARY 31, 1996:
  First Quarter..............................................................  $      121/4  $       7
  Second Quarter.............................................................         12             81/2
  Third Quarter..............................................................         133/8          83/4
  Fourth Quarter.............................................................          91/2          51/2
FISCAL YEAR ENDING JANUARY 31, 1997:
  First Quarter..............................................................          63/4          41/2
  Second Quarter.............................................................          53/8          31/2
  Third Quarter..............................................................          5             31/8
  Fourth Quarter.............................................................          4             25/8
FISCAL YEAR ENDING JANUARY 31, 1998:
  First Quarter (through April 9, 1997)......................................          33/4          25/8


                                                                                      AUDIO KING
                                                                               ------------------------
                                                                                   HIGH         LOW
                                                                               ------------    -----
FISCAL YEAR ENDED JUNE 30, 1995:
  First Quarter..............................................................  $       41/8  $       31/2
  Second Quarter.............................................................          45/8          33/4
  Third Quarter..............................................................          41/8          33/8
  Fourth Quarter.............................................................          31/2          23/4
FISCAL YEAR ENDING JUNE 30, 1996:
  First Quarter..............................................................          33/4          27/8
  Second Quarter.............................................................          33/8          23/8
  Third Quarter..............................................................          25/8          21/4
  Fourth Quarter.............................................................          211/16         2
FISCAL YEAR ENDING JUNE 30, 1997:
  First Quarter..............................................................          21/4          11/8
  Second Quarter.............................................................          111/16         1
  Third Quarter..............................................................          111/16          7/8
  Fourth Quarter (through April 9, 1997).....................................          15/8          19/16

    On March 4, 1997, the last full day of trading prior to the public announcement of the execution and delivery of the Merger Agreement, the closing price per share of Ultimate Stock was $2.625 and the closing price per share of Audio King Stock was $1.3125. Each holder of a share of Audio King Stock that is converted into shares of Ultimate Stock will receive that number of shares of Ultimate Stock multiplied by 0.7, subject to proration adjustments. Accordingly, the market value of shares of Audio King Stock on March 4, 1997, on an equivalent per share basis (assuming the Merger was consummated on that date at an Ultimate trading price of $2.625), was $1.8375 per share.

    On April 9, 1997, the most recent date for which it was practicable to obtain market price data prior to the printing of this Proxy
Statement/Prospectus, the closing price per share of (i) Ultimate Stock was $3.625 and (ii) Audio King Stock was $1.6875 (or $2.4938 on an equivalent per share basis, calculated as described above).

    On April 9, 1997, there were approximately 2,860 beneficial holders of Ultimate Stock and approximately 1,200 beneficial holders of Audio King Stock.

    THE MARKET PRICES OF ULTIMATE STOCK AND AUDIO KING STOCK ARE SUBJECT TO FLUCTUATION. ULTIMATE STOCKHOLDERS AND AUDIO KING SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ULTIMATE STOCK AND AUDIO KING STOCK.

    DIVIDEND POLICY. As a public company, Ultimate has never declared or paid any cash dividends on the Ultimate Stock. Ultimate currently intends to retain future earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends in the foreseeable future. Ultimate's current credit facility also restricts Ultimate's ability to pay dividends.

    As a public company, Audio King has never declared or paid any cash dividends on the Audio King Stock.

                                  RISK FACTORS

    THIS PROSPECTUS/PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," "ESTIMATES" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN RISK FACTORS SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENTS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AUDIO KING SHAREHOLDERS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS RELATING TO THE MERGER IN EVALUATING THE PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING AND IN EVALUATING AN INVESTMENT IN ULTIMATE STOCK.

FACTORS CONCERNING THE MERGER CONSIDERATION

    RIGHTS AS HOLDERS OF ULTIMATE STOCK. Upon consummation of the Merger, the former shareholders of Audio King will have the right to become stockholders of Ultimate. As such, the rights of the shareholders of Audio King who become stockholders of Ultimate will no longer be governed by Minnesota law and the articles of incorporation and bylaws of Audio King, but instead will be governed by Delaware law and the certification of incorporation and bylaws of Ultimate. See "Description of Ultimate Stock" and "Comparison of Rights of Holders of Ultimate Stock and Holders of Audio King Stock" for a summary comparison of certain differences between the rights of shareholders of Audio King and the rights of stockholders of Ultimate. Upon consummation of the Merger, former shareholders of Audio King will own approximately 12% of the then outstanding shares of Ultimate Stock and, as such, will not, individually or as a group, be in a position to affect the corporate policies of Ultimate.

    DILUTION OF VOTING POWER. Each former shareholder of Audio King will own a significantly smaller percentage of the outstanding shares of Ultimate Stock immediately following the Effective Date than the percentage of the outstanding shares of Audio King Stock which that shareholder owned immediately prior to the Effective Date. Consequently, the Merger will cause an immediate dilution of voting power of each shareholder of Audio King relative to the outstanding shares of Ultimate Stock.

    EXCHANGE RATIO. The Merger Agreement provides that upon consummation of the Merger and subject to certain proration provisions, each share of Audio King Stock will be exchanged for, at the election of its holder, 0.7 shares of Ultimate Stock or $1.75 in cash. Shareholder elections will be adjusted on a pro rata basis, however, so that 50% of the shares of Audio King Stock are converted into Ultimate Stock and 50% are exchanged for cash. As the price of Ultimate Stock at the Effective Date may vary from the price on the date on which the Merger Agreement was executed and the price on the date of this Prospectus/Proxy Statement due to changes in the business, operations and prospects of Ultimate, general market and economic conditions, and other factors, the market value of the shares of Ultimate Stock that holders of Audio King Stock will receive in the Merger (other than holders of Audio King Stock who make a Cash Election that is not subject to proration) may be greater or less than the market value of such Ultimate Stock on the date of the Merger Agreement and on the date of this Prospectus/Proxy Statement or greater or less than the Cash Consideration. Audio King obtained the opinion of its financial advisor, dated as of March 4, 1997
and confirmed as of April   , 1997, that the consideration to be received by the
shareholders of Audio King upon the consummation of the Merger is fair from a financial point of view. See "The Merger--Opinion of Audio King's Financial Advisor." There can be no assurance as to the fair market value of the consideration to be received by holders of Audio King Stock in the Merger at the Effective Date. See "Summary Financial Information--Comparative Market Price Data."

CHALLENGES OF INTEGRATION

    The managements of Ultimate and Audio King have entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies. See "The Merger--Audio King's Reasons for the Merger; Recommendation of the Audio King Board of Directors." Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the two companies' businesses is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. Ultimate's management has limited experience in integrating companies. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations and addressing possible differences in corporate cultures and management philosophies. The integration of certain operations following the Merger will require the dedication of management resources that may temporarily distract attention from the day-to-day business of the combined company. The business of the combined companies may also be disrupted by employee uncertainty and lack of focus during such integration. The inability of Ultimate management to successfully integrate the operations of Ultimate and Audio King could have a material adverse effect on Ultimate following the Merger.

LOSS OF KEY EMPLOYEES

    The successful continuation of Audio King's business by Ultimate and the successful integration of the companies' operations depends upon the retention and continued contribution of key employees of Audio King. Competition for qualified personnel is intense and Audio King's competitors may undertake initiatives to recruit Audio King's key employees before and after the Merger. There can be no assurance that Ultimate will be successful in retaining Audio King's key employees. The loss of key personnel of Audio King could adversely affect the financial condition and results of operations of Audio King before completion of the Merger and of Ultimate following the Merger.

LOSS DUE TO DELAYS IN COMPLETION OF MERGER

    Since Audio King incurred a net loss in fiscal 1996 and may incur additional losses prior to completion of the Merger, delays in completion of the Merger may adversely impact the financial condition and results of operations of Audio King before completion of the Merger and may adversely affect Ultimate after completion of the Merger. In addition, possible delays in completion of the Merger may increase the risk of loss of key personnel of Audio King and will require the continued operation of duplicative functions and staffs of the companies, which will adversely impact the financial condition and results of operations of Audio King before completion of the Merger and of Ultimate after completion of the Merger.

UNCERTAINTY IN COSTS SAVINGS FOLLOWING MERGER

    Although the managements of Ultimate and Audio King believe that beneficial synergies will result from the Merger, there can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient and effective manner, will result in increased earnings per share of Ultimate Stock (taking into consideration the greater number of shares of Ultimate Stock outstanding as a result of the Merger) or a financial condition superior to that which would have been achieved by Ultimate. While neither Ultimate nor Audio King anticipates that the Merger will result in decreased earnings per share over the long term, there can be no assurance that, if the Merger fails to produce the anticipated benefits, or if it has other adverse effects that are not currently anticipated, the Merger could not have the dilutive effect of causing the per share earnings of the combined company to be lower than they would have been for either company if operated independently. Even if the effects of the Merger prove to be as anticipated, there can be no assurance that the future earnings of the combined company will not be adversely affected by any number of economic, market or other factors that are not related to the Merger.

ADVERSE ACCOUNTING AND TAX CONSEQUENCES OF GOODWILL

    As of March 4, 1997, the date the Merger Agreement was signed, there were 2,822,791 shares of Audio King Stock outstanding (including 24,178 shares to employees as a result of their participation in the Employee Stock Purchase Plan that will be issued upon completion of the Merger), with a total market capitalization, based on the closing price of $1.3125 per share on that date, of $3,704,913. Based on total Merger Consideration of approximately 987,977 shares of Ultimate Stock and approximately $2,469,942 (assuming an equal number of shares of Audio King Stock elect to receive Ultimate Stock as elect to receive the Cash Consideration), the aggregate purchase price to be paid for Audio King in the Merger is $5,063,382 (not including Merger costs). The Merger will be accounted for using the purchase method of accounting. Under this accounting method, a portion of the purchase price for Audio King, approximately $1.4 million, will be allocated to goodwill, which amount will represent approximately 1.1% of the total assets and approximately 3.2% of the stockholders' equity of Ultimate post-Merger. The combined companies will incur an annual non-cash charge to operations for the amortization of the goodwill of approximately $47,000 over the next thirty years, which charge will not be deductible for income tax purposes. See "Unaudited Pro Forma Combined Condensed Financial Information."

EXPENSES OF MERGER

    The total transaction costs of the Merger, including nonrecurring expenses associated with consolidating the two companies' operations and the fees of financial advisors, attorneys and accountants, are anticipated to be approximately $1,824,000. The respective managements of the two companies believe that the above estimate of the costs of integrating the two companies is reasonable. There can be no assurance, however, that unanticipated contingencies will not occur that will increase the costs of integrating the two companies.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    In considering the recommendation of the Audio King Board with respect to the Merger, shareholders of Audio King should be aware that certain members of Audio King's management and the Audio King Board have certain interests in the Merger that may present them with actual or potential conflicts of interest. See "The Merger--Conflicts of Interest."

                   RISKS RELATING TO ULTIMATE AND AUDIO KING

    The following paragraphs describe risks relating to Ultimate and/or Audio King. Ultimate will be subject to all of these risks following the Merger.

RECENT DECLINES IN COMPARABLE STORE SALES; RISK OF LOSSES

    Due primarily to slower growth of certain audio and video categories, increased competition, limitations on growth at certain of Ultimate's smaller Colorado stores and the sharing of sales among stores in certain of its markets, Ultimate has experienced declines of comparable store sales since October 1995 and earnings have been less than previous years for its corresponding previous quarters. There can be no assurance that Ultimate's comparable store sales will increase in the future or that Ultimate will not suffer losses in the future.

    Audio King has similarly incurred recent declines in comparable store sales after several years of growth. During the quarter ended December 31, 1996, Audio King's comparable store sales decreased 4% from the same quarter in the prior year. Although in the past Audio King had achieved sales increases with a "promoting specialist" strategy utilizing increased advertising, larger product assortment, larger stores and trained salespeople, this strategy may not be utilized in the future or, if utilized, effective in the increasingly competitive market in which Audio King operates. If this strategy is not effective in increasing sales, the high costs associated with such strategy will adversely affect operating results. There can be no assurance that Audio King's comparable store sales will increase in the future or that Audio King's results of operations will not adversely affect Ultimate following the Merger.

MANAGEMENT OF GROWTH; EXPANSION IN NEW TERRITORIES

    Ultimate plans to expand its business. The ability of Ultimate to implement its expansion plans will depend upon the adequacy of its capital resources, management's ability to oversee expanded operations in several states, general and regional economic conditions and Ultimate's ability to negotiate, finance and construct or refurbish new locations on acceptable terms and to hire and train additional store personnel. In addition, Ultimate may have to spend substantial funds on advertising and marketing to establish name recognition in new geographic areas. In fiscal 1998, Ultimate expects to relocate or consolidate and expand two of its Colorado stores to its larger store format. In fiscal 1999, Ultimate expects to expand or relocate and expand at least two Audio King stores into the larger store format. There can be no assurance that Ultimate's current and new store designs will prove to be successful in the future. There also can be no assurance that Ultimate's expansion plans will be implemented successfully or that Ultimate will be able to open or operate any new store or relocate any existing store on a timely or profitable basis. As Ultimate expands, there can be no assurance that Ultimate's historical larger stores' sales levels will be achieved or that it will be able to remain profitable. See "Certain Information Concerning Ultimate--Business of Ultimate--Expansion Strategy."

RISK OF INABILITY TO OBTAIN FINANCING

    Ultimate believes that its cash flow from operations and borrowings under existing and new credit facilities will be sufficient to fund Ultimate's operations, the purchase of Audio King and associated acquisition costs, and its store relocation plans for fiscal 1998. There can be no assurance that Ultimate will not experience significant delays, cost overruns or completion problems in connection with the relocation of existing stores or the acquisition of Audio King. Moreover, there can be no assurance that the capital requirements for Ultimate's stores will not exceed Ultimate's current estimates. In order to fund the capital requirements for its anticipated expansion plans beyond fiscal 1998, Ultimate will be required to seek additional financing, which financing may take the form of expansion of its existing credit facility or additional debt or equity financings. There can be no assurance that Ultimate will be able to obtain credit or additional funds on favorable terms, if at all. See "Certain Information Concerning Ultimate--Business of Ultimate" and "Ultimate Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LIMITED NUMBER OF STORES IN OPERATION; GEOGRAPHIC CONCENTRATION IN
  ROCKY MOUNTAIN REGION AND UPPER MIDWEST REGION

    Ultimate currently operates nine stores under the name Ultimate Electronics in Idaho, Nevada, New Mexico, Oklahoma and Utah and nine stores under the name SoundTrack in Colorado. In connection with the Merger, Ultimate will acquire eleven Audio King stores in Minnesota, Iowa and South Dakota. As a result of this geographic concentration, Ultimate is susceptible to a downturn in such states' economies that could materially adversely affect Ultimate's sales and profitability. Because of Ultimate's previous concentration in the Rocky Mountain region, the results achieved to date by Ultimate's stores may not be indicative of its prospects or market acceptance in the Upper Midwest and other markets, which markets may have different competitive conditions and demographic characteristics.

COMPETITION

    Both Ultimate and Audio King operate in a highly competitive and price sensitive industry. Both companies face competition from mass merchants, department stores, specialty stores, appliance/electronics stores and smaller independent merchants. Ultimate and Audio King consider their primary competitors to include consumer electronics retailers such as Best Buy and Circuit City, as well as mass merchants such as Sears and Montgomery Ward and other regional and local competition. These companies will continue to be Ultimate's primary competitors after the Merger and they have greater financial and other resources than Ultimate. Many of these competitors have recently entered Ultimate's markets and continue to add stores, mainly Circuit City in Utah (April 1995), Colorado (August 1995) and New Mexico (November 1996). Additionally, Ultimate has experienced new competition in Las Vegas from The Good Guys! with three new stores since September 1995, as well as one new store from each of Circuit City and Best Buy. Audio King has also recently experienced increased competition from certain of these competitors. For fiscal 1997, Ultimate's operating results were adversely affected by such increased competition and there can be no assurance that Ultimate's operating results will not be adversely affected in fiscal 1998 and beyond by such increased competition. In addition, if such competitors seek to gain or retain market share by reducing prices, Ultimate may be required to reduce its prices, thereby reducing gross margins and profits. In addition, as Ultimate expands into markets where Ultimate's name may not be recognized, its success will depend in part on its ability to compete with established and any future competitors in such markets. See "Certain Information Concerning Ultimate--Business of Ultimate--Competition" and "Certain Information Concerning Audio King--Business of Audio King--Competition."

FLUCTUATIONS IN QUARTERLY RESULTS; CONSUMER SPENDING; SEASONALITY

    The consumer electronics business is affected by seasonal and other consumer buying patterns. As is the case with other retailers, the sales and profits of Ultimate and Audio King have been greatest in the quarter that includes November and December. Due to a slower than expected Holiday selling season during fiscal 1997, Ultimate's and Audio King's sales were substantially below expectations during these months and the companies' results were affected in an adverse and disproportionate manner. Operating results are dependent upon a number of factors, including discretionary consumer spending, which is in turn affected by local, regional or national economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation. Ultimate's and Audio King's quarterly results of operations may fluctuate significantly as a result of a number of factors, including, particularly in the case of Ultimate, the timing of new or relocated and expanded store openings and related expenses, the success of new stores and the impact of new stores on existing stores, among others. As Ultimate has opened additional stores or relocated and expanded stores within markets it already serves, sales at existing stores have been adversely affected. Such adverse effects may occur in the future. Ultimate's quarterly operating results also may be affected by increases in merchandise costs, price changes in response to competitive factors, new and increased competition, product availability and the costs associated with the opening of new stores. See "Ultimate Management's Discussion and Analysis of Results of Operations and Financial Condition--Seasonal and Quarterly Fluctuations" and "Audio King Management's Discussion and Analysis of Results of Operations and Financial Condition--Seasonal and Quarterly Fluctuations."

DEPENDENCE UPON KEY PERSONNEL

    The success of Ultimate will be highly dependent upon the efforts of key personnel of Ultimate, particularly William J. Pearse, its Chief Executive Officer, and David J. Workman, its President. The loss of the services of either person could have a material adverse effect on Ultimate. Ultimate presently does not have employment agreements with any of its employees and it does not carry key man life insurance on any of its executive officers. In order to implement the integration of Ultimate and Audio King and manage anticipated growth successfully, Ultimate will be dependent upon its ability to retain existing personnel and to hire additional qualified personnel. Ultimate competes with other consumer electronics retailers for such personnel. See "Certain Information Concerning Ultimate--Directors and Executive Officers."

CERTAIN ANTI-TAKEOVER EFFECTS

    Ultimate's Amended and Restated Certificate of Incorporation (the "Ultimate Certificate") and Bylaws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These provisions include the ability of the Board of Directors of Ultimate (the "Ultimate Board") to issue up to 10,000,000 shares of preferred stock in one or more series with such rights, obligations and preferences as the Ultimate Board may provide, a provision under which only the Ultimate Board may call meetings of the Ultimate stockholders and certain advance notice procedures for nominating candidates for election to the Ultimate Board. See "Description of Ultimate Stock."

    The Ultimate Board adopted a stockholder rights plan on January 31, 1995 and, pursuant thereto, declared a dividend of one preferred stock purchase right (a "Right") for each share of Ultimate Stock outstanding as of the close of business on February 10, 1995. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons) who acquire more than 15% of Ultimate Stock on terms not approved by the Ultimate Board. The Rights could discourage or make more difficult a tender offer, acquisition, merger or other similar transaction, even if favorable to Ultimate's stockholders. See "Description of Ultimate Stock-- Stockholder Rights Plan."

CONTROL BY CURRENT STOCKHOLDERS

    Upon completion of the Merger, William J. Pearse, Ultimate's Chairman, Chief Executive Officer and a founder of Ultimate, and his family will own, directly or indirectly, 3,200,000 shares of Ultimate Stock, constituting approximately 40% of the outstanding Ultimate Stock. As a result, Mr. Pearse and his family are able to exercise significant influence on the election of the Ultimate Board and thereby direct the policies of Ultimate. See "Certain Information Concerning Ultimate--Principal Stockholders" and "Description of Ultimate Stock."

PRICE VOLATILITY

    The market price of the Ultimate Stock has been and could continue to be subject to significant fluctuations in response to variations in quarterly operating results and other factors relating to Ultimate's performance. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may continue to adversely affect the market price of the Ultimate Stock. See "Summary Financial Information--Comparative Market Price Data and --Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Ultimate Stock after the Merger, or the perception that such sales could occur, could adversely affect the market price of the Ultimate Stock and could impair Ultimate's ability to raise capital through the sale of equity securities. Ultimate will have 7,982,977 shares of Ultimate Stock outstanding immediately following the Merger. As of April 2, 1997, there were options to purchase 510,850 shares of Ultimate Stock outstanding under Ultimate's employee and director stock option plans, 139,682 of which were immediately exercisable or exercisable within 60 days of such date. In addition, in connection with the Merger, holders of options to purchase 367,313 shares of Audio King Stock may elect to convert such options into options to purchase 257,119 shares of Ultimate Stock after the Merger (except that all Audio King Options that have exercise prices above 70% of the Ultimate Stock price based upon the average between the last bid and asked price prior to the Closing of the Merger will be canceled). These Audio King Options will be immediately exercisable. Future sales of shares of Ultimate Stock under Rule 144 of the Securities Act, by existing stockholders of Ultimate Stock or through the issuance of shares of Ultimate Stock upon the exercise of options or otherwise, could have an adverse effect on the price of the Ultimate Stock.

NO DIVIDENDS ON ULTIMATE STOCK

    Ultimate anticipates that for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Summary Financial Information--Dividend Policy."

                              THE SPECIAL MEETING

INTRODUCTION

    This Proxy Statement/Prospectus is being furnished to the shareholders of Audio King in connection with the solicitation by the Audio King Board of
proxies to be voted at the Special Meeting to be held on            , 1997.

    At the Special Meeting, Audio King shareholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement, providing for the Merger of Audio King with and into UAC, whereupon the separate existence of Audio King will cease and UAC will continue as the surviving corporation. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement/Prospectus.

    Under the terms of the Merger Agreement, each outstanding share of Audio King Stock, other than shares as to which dissenters' rights are effectively exercised, will be converted, at the election of the holder thereof, into either $1.75 cash or 0.7 shares of Ultimate Stock. Audio King shareholder elections will be adjusted on a pro rata basis, however, so that 50% of the shares of Audio King Stock are converted into Ultimate Stock and 50% are exchanged for cash. See "The Merger--Effective Date of the Merger and-- Proration Provisions."

    The Audio King Board does not know, as of the date of mailing of this Proxy Statement/Prospectus, of any other business to be brought before the Special Meeting. However, the enclosed proxy card authorizes the voting of the shares represented by the proxy on all other matters that may properly come before the Special Meeting and any adjournment or adjournments thereof. It is the intention of the proxy holders to take such action in connection therewith in accordance with their best judgment.

BOARD OF DIRECTORS RECOMMENDATION

    BASED UPON THE RECOMMENDATION OF A COMMITTEE OF ITS NON-EMPLOYEE DIRECTORS (THE "SPECIAL COMMITTEE"), THE AUDIO KING BOARD HAS UNANIMOUSLY APPROVED THE MERGER. The Ultimate Board has approved the Merger and the issuance of shares of Ultimate Stock in connection with the Merger. See "The Merger-- Background of the Merger." Applicable Minnesota law requires that Audio King shareholders approve the Merger.

    THE BOARD OF DIRECTORS OF AUDIO KING RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT. See "The Merger--Conflicts of Interest" for a discussion of conflicts of interest that certain directors and members of management have in connection with the Merger.

DATE, PLACE AND TIME; RECORD DATE

    The Audio King Special Meeting will be held on            , 1997 at the
Audio King store located at 12350 Wayzata Boulevard commencing at 8:30 a.m. local time, and at any adjournment or postponement thereof. The close of
business on            , 1997 (the "Record Date") has been fixed as the record
date for determination of the holders of Audio King Stock who are entitled to notice of and to vote at the Special Meeting or at any adjournment thereof. Audio King has only one class of capital stock outstanding, the Audio King
Stock. As of Record Date, there were       shares of Audio King Stock
outstanding.

VOTING RIGHTS

    The holders of record on the Record Date of shares of Audio King Stock are entitled to one vote per share at the Special Meeting. The presence at the Special Meeting in person or by proxy of the holders of a majority of the outstanding shares of Audio King Stock entitled to vote constitute a quorum for the transaction of business. The affirmative vote of the holders of a majority of the outstanding shares of Audio King Stock is required for approval of the Merger.

    The directors and executive officers of Audio King, together with their affiliates as a group, own beneficially (excluding unexercised options) approximately 28.1% of the outstanding shares of Audio King Stock entitled to vote at the Special Meeting. The directors and executive officers of Audio King have indicated their intention to vote such shares FOR the approval of the Merger Agreement.

PROXIES AND PROXY SOLICITATION

    A proxy card is enclosed for use by Audio King shareholders. Such shareholders are solicited on behalf of the Audio King Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS MAY BE DIRECTED TO NORWEST BANK MINNESOTA, N.A., SHAREOWNER SERVICES, AT (800) 468-9716.

    All properly executed proxies not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Proxies containing no instructions will be voted in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby. A shareholder who has executed and returned a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, or by giving written notice of revocation to an officer of Audio King. Abstentions will be treated as shares present for purposes of determining a quorum for the Special Meeting but will have the same effect as a vote against approval and adoption of the Merger Agreement. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority as to certain shares to vote on the Merger Agreement, those certain shares will not be considered as present at the Special Meeting with respect to the vote on the Merger Agreement.

    In addition to the solicitation of proxies by use of mail, the directors, officers or regular employees of Audio King may, but without compensation other than their regular compensation, solicit proxies personally or by telephone or telegraph. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

    SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. INSTEAD, STOCK CERTIFICATES (OR A GUARANTY OF DELIVERY) SHOULD BE RETURNED WITH THE ELECTION FORMS BEING SENT IN A SEPARATE MAILING TO
SHAREHOLDERS ON OR ABOUT               , 1997.

                                   THE MERGER

BACKGROUND OF MERGER

    During early May 1996, Randel S. Carlock, Chairman of Audio King, was contacted by William J. Pearse, Chairman and Chief Executive Officer of Ultimate, to discuss a possible business combination of Ultimate and Audio King. Audio King and Ultimate have a long history of working together as founding members of the Progressive Retailers' Organization ("PRO") group. Through the PRO group, participants share marketing information and tactics, a national training program, national credit programs and a joint merchandise buying program. Mr. Pearse reviewed the strategic challenges that Ultimate faced and then discussed informally with Mr. Carlock a possible business relationship that would address the industry challenges, create a stronger combined entity and enhance shareholder value for the shareholders of Audio King and the stockholders of Ultimate.

    Mr. Carlock and Henry G. Thorne, Audio King's Chief Executive Officer, reviewed and discussed the opportunity on Thursday, May 9, and Monday, May 13, 1996. Also on that Monday, Ultimate's management met to discuss further the possibility of acquiring Audio King in a business transaction and the steps that would be necessary to complete such a transaction. Mr. Pearse contacted Mr. Carlock by telephone and negotiated a confidentiality agreement.

    Audio King and Ultimate executed a confidentiality agreement on May 14th, 1996 to protect confidential information and prevent disclosure of the discussions. At that time, the parties exchanged preliminary financial and business information related to future projections and business plans.

    On Wednesday, May 15, and Thursday, May 16, Mr. Thorne, Mr. Pearse and Alan
E. Kessock, the Chief Financial Officer of Ultimate, met in Phoenix at a vendor conference to go over operating results of each of Audio King and Ultimate and to explore the potential cost savings opportunities of a combined company.

    On Saturday, May 18, Mr. Pearse met with Mr. Thorne in Minneapolis and toured the majority of the Audio King stores in the metropolitan area.

    On Tuesday, May 23, at its quarterly board meeting, the Ultimate Board and management of Ultimate discussed the proposed merger with Audio King and discussed the capital and operating requirements of such a transaction, as well as investment banking advice. A decision was made to continue to explore the transaction.

    On Thursday, May 25, Messrs. Pearse and Kessock met with a representative of Piper Jaffray Inc. to discuss the ramifications of a business combination with Audio King.

    On Thursday, May 30, at a board meeting, Audio King management reviewed the possible business combination with Ultimate and an extensive discussion ensued regarding potential benefits to Audio King shareholders, employees and customers. The Audio King Board authorized Mr. Carlock to continue informal discussions and obtain an investment banking advisor to work with Audio King if discussions continued.

    On Wednesday, June 5, Mr. Carlock, Mr. Thorne and Gary Kohler, a non-employee director of Audio King, met informally with Mr. Pearse, Mr. Kessock and a representative of Piper Jaffray Inc. to discuss Ultimate's long-term strategies and to review the slide show and other information that Ultimate had prepared for the Piper Jaffray Inc. conference being conducted in Minneapolis during the same week.

    On Friday, June 7, Mr. Carlock and Mr. Thorne met to review the timing of any transaction relative to Audio King's year end. After further discussions with Ultimate, it was determined that the timing and market conditions were not right for either company to continue further discussions.

    On June 10, Mr. Carlock wrote a letter to Mr. Pearse thanking him for his interest and offering to continue the discussions at a later date when market conditions had changed.

    During mid October, Mr. Carlock and Mr. Pearse exchanged telephone messages and spoke briefly about the possibility of exploring a business combination in early 1997 following the completion of the Christmas selling season.

    On Wednesday, November 6, the Audio King Board met to review Audio King's business performance. The Audio King Board was informed that Ultimate had again expressed an interest in discussing a merger or some other business combination. Charles B. Lannin of GH&L was invited to participate at this Audio King Board meeting on an informational basis and to share his insights regarding a business combination. Mr. Carlock was authorized to continue informational discussions. Following this meeting, the Audio King Board met to discuss management effectiveness, specific issues of operations and Christmas business plans, as well as what could be done to create shareholder value. On Wednesday, November 13, the Audio King Board met prior to the annual shareholders meeting for an update on business results and actions related to the Ultimate discussions.

    After several discussions between Mr. Carlock and Mr. Pearse, it was decided that Mr. Thorne should visit Ultimate in Denver to exchange financial and operating information and tour Ultimate's distribution center and a newer store. On November 29, Mr. Thorne met with David J. Workman, President and Chief Operating Officer of Ultimate, and Mr. Kessock to discuss operating economies and to develop a financial model for future discussions. This information sharing session was designed to help the companies develop an understanding of the financial implications of a business combination and provide financial projections for a combined entity.

    During early December, Mr. Pearse and Mr. Carlock continued informal discussions for a potential business combination. Mr. Carlock updated the Audio King Board on these discussions and it was determined that he and Barry R. Rubin, a non-employee director of Audio King, should visit Ultimate. On Sunday, December 8, Ultimate management met to discuss a meeting scheduled for the next day with representatives of Audio King.

    On December 9, Mr. Carlock and Mr. Rubin toured Ultimate's distribution center, corporate headquarters, and newest prototype store; met one of Ultimate's Board members; reviewed a combined financial model and held discussions with Ultimate's management team.

    On Wednesday, December 11, the Audio King Board met to discuss Ultimate's plans and general business conditions. Mr. Rubin and Mr. Carlock reported to the Audio King Board on the information they had received and the status of preliminary discussions regarding the specific terms of a transaction. The Audio King Board authorized Mr. Thorne and Mr. Carlock to meet with representatives of GH&L to discuss investment advisory services for the Audio King Board with respect to a business combination. Immediately following this meeting, Mr. Thorne and Mr. Carlock met with representatives of GH&L to discuss engagement of GH&L to provide investment advisory services. Audio King executed an engagement letter with GH&L on December 18, 1996.

    During the remainder of December, several informational discussions were held and both Audio King and Ultimate agreed to review the information obtained and to structure a business combination in early 1997. Management of both companies was focused on sales and merchandising activities and the finalization of reports and inventories for the Christmas selling season. Management from both companies also were focused on developing merchandising strategies with manufacturers for the International Consumer Electronics show in early January.

    During the last week of January 1997, Mr. Carlock and Mr. Pearse again began serious discussions to generate a term sheet for a business combination.

    On Thursday, February 13, 1997, Mr. Kessock and Mr. Thorne met in Denver with attorneys for both parties and negotiated the material terms of the Merger Agreement.

    On February 18, 1997, the Audio King Board met to consider the ongoing negotiations with Ultimate regarding the proposed Merger. In order to comply with Minnesota law and to remove from the Audio King Board's decision making process those insiders whose interest in the transaction may differ from Audio King's public shareholders, the Audio King Board formed a special committee of its disinterested directors (the "Special Committee") consisting of Sherman A. Swenson, Barry R. Rubin and Gary S. Kohler. The Special Committee was charged with the responsibility of evaluating the proposed transaction and judging whether the transaction is in the best interests of Audio King's shareholders. In addition to removing any possible conflict of interest from the Audio King Board's decision making process, delegation to the Special Committee was necessary to avoid the restrictions of certain anti-takeover provisions of the MBCA. Ultimate's proposal included a voting agreement pursuant to which key shareholders of Audio King would agree to vote in favor of the proposed Merger. See "--Certain Other Transactions and Agreements." According to Minnesota's anti-takeover laws, if the proposed voting agreement were entered into before approval of either the voting agreement or the Merger by the Special Committee, Ultimate would have been prevented from completing the Merger for at least four years from the date of voting agreement. With respect to its consideration of the Merger, the Special Committee was not subject to any direction or control by the Audio King Board of Directors.

    At the meeting on February 18, 1997, the Audio King Board and the members of the Special Committee (except Gary Kohler who was absent) discussed the terms of the proposed Merger with management of Audio King, representatives of GH&L and Audio King's legal counsel. The Special Committee and the Audio King Board discussed the financial terms of the Merger, the shareholders' election to take either Ultimate Stock or cash, and the proration of elections so that 50% of the Audio King Stock is converted into Ultimate Stock and 50% of the Audio King Stock is exchanged for cash. A representative of GH&L reported to the Audio King Board and the Special Committee that, based on the information about the parties assembled to date, the trends within the industry and market factors affecting the value of participants in the industry, he expected that GH&L would be able to provide a fairness opinion with respect to the transaction. Management of Audio King reported to the Audio King Board that they expected to provide a draft of the proposed Merger Agreement to the board members prior to the next board meeting scheduled for February 27, 1997. It was determined that GH&L would deliver its opinion regarding the fairness of the consideration to be received in the Merger at the meeting scheduled for February 27, 1997 and that the Special Committee would vote upon the Merger Agreement at that meeting.

    On February 27, 1997, the Special Committee and the Audio King Board held a joint meeting to consider the proposed Merger Agreement. The Special Committee and the Audio King Board discussed the terms of the Merger Agreement with Audio King's legal counsel and representatives of GH&L. The Special Committee also discussed with management of Audio King the strategic position of Audio King in the changing consumer electronics industry and the increasing competition from large volume electronics vendors such as Best Buy and Circuit City. GH&L reported to the Special Committee that they had determined the transaction was fair to the shareholders of Audio King from a financial point of view and reviewed their analysis with the Special Committee. After further discussion, the Special Committee voted unanimously to approve the Merger and to authorize the officers of Audio King to execute the Merger Agreement on behalf of Audio King. The Special Committee also recommended that the full Board of Directors of Audio King approve the Merger and submit the Merger to the shareholders of Audio King with a recommendation for approval. Based upon the recommendation of the Special Committee, the Audio King Board also voted unanimously to approve the Merger and recommended unanimously that the shareholders of Audio King vote for approval of the Merger.

AUDIO KING'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AUDIO KING BOARD OF
  DIRECTORS

    In reaching its decision that the Merger is fair to, and in the best interest of, Audio King and its shareholders and recommending that the Audio King shareholders vote in favor of the Merger and approve and adopt the Merger Agreement, the Special Committee considered a number of factors, including the following:

    (i) The Special Committee recognized that the Merger would provide the shareholders of Audio King with the opportunity to receive a premium for their shares of Audio King Stock compared to the market price at the time the Merger Agreement was executed and that the structure of the Merger allows shareholders to elect whether to continue their investment in the combined company or receive cash in exchange for their shares, subject to the proration provisions of the Merger Agreement.

    (ii) The Merger would result in a company with a market capitalization significantly larger than the market capitalization of Audio King. The Special Committee believed that the increased market capitalization of the combined company may enhance liquidity through increased trading volumes and encourage investment in the combined company by institutional investors (which tend to favor companies with larger market capitalizations).

    (iii) The Special Committee expected that the combined operations of Audio King and Ultimate would achieve certain synergies that would allow the combined business to compete more effectively in the electronics industry than either Audio King or Ultimate could achieve while operating as a separate company.

    (iv) Audio King would benefit from Ultimate's experienced management team.

    (v) The Merger could result in on-going operational cost savings, including general and administrative cost savings as a result of consolidated operating functions and the elimination of duplicative public company costs, as well as legal and accounting savings.

    (vi) GH&L has advised the Special Committee that, as of March 4, 1997 and
updated as of April   , 1997, the Merger Consideration is fair to the
shareholders of Audio King from a financial point of view. See 'Opinion of Audio King's Financial Advisor.

    In the course of its deliberations, the Special Committee reviewed and considered a number of additional factors relevant to the Merger. In particular, the Special Committee considered, among other factors: (i) information concerning Audio King's and Ultimate's respective businesses, prospects, financial performances, financial conditions and operations; (ii) the current and historical trading prices and volumes of Audio King Stock and Ultimate Stock; (iii) premiums to market and multiples paid in other acquisition and merger transactions in the consumer electronics industry; (iv) the material assumptions and valuation methodologies underlying GH&L's fairness opinion, including the projections provided by the management of Ultimate to GH&L; (v) the strategic and financial alternatives available to Audio King (including remaining an independent company and pursuing its existing growth strategy), the value to shareholders of such alternatives and the timing and likelihood of achieving additional value from these alternatives (including the possibility that Audio King's future performance might not lead to a stock price having a higher present value than the Merger Consideration); (vi) an analysis of the respective prospects and pro forma operations of the combined companies; (vii) the financial presentation by GH&L; (viii) the terms and conditions of the Merger Agreement, the Voting Agreement and the employment agreements; (ix) the risks inherent in Ultimate's business, including the difficulties of successfully managing the combined operations of entities with a different management team, (x) possibilities that the Merger might not be consummated; and
(xi) that certain executives of Audio King had certain interests in the Merger that are in addition to those of shareholders of Audio King generally.

OPINION OF AUDIO KING'S FINANCIAL ADVISOR

    At the February 27, 1997 meeting of the Special Committee, GH&L presented and discussed its fairness opinion analysis. GH&L subsequently rendered its written fairness opinion on March 4, 1997 to the Audio King Board stating that, as of such date, the Merger Consideration is fair, from a financial point of view, to Audio King's shareholders. GH&L confirmed its fairness opinion as of
April   , 1997 and the
full text of the written opinion of GH&L, dated April   , 1997, which sets forth
assumptions made, matters considered and limitations of the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of Audio King are urged to and should read such opinion in its entirety.

    GH&L, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

    In connection with its opinion, GH&L undertook such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, it reviewed (i) drafts of the Merger Agreement (which drafts, it assumed, would be identical, in all material respects, to the Merger Agreement as executed), (ii) certain publicly available financial statements and other information of Audio King and Ultimate, and (iii) certain internal financial statements and other information of Audio King and Ultimate prepared by the management of Audio King and Ultimate, respectively, for financial planning purposes. It visited certain Audio King and Ultimate facilities in Minnesota and Colorado and had discussions with members of the management of Audio King and Ultimate concerning their respective financial conditions, current operating results and business outlook.

    It analyzed the historical reported market prices and trading activity of Audio King and Ultimate Stock. It compared certain financial and stock market information of Audio King and Ultimate to similar information for certain comparable publicly traded companies. It also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook for electronics retailing companies and performed such other studies and analyses as it considered appropriate.

    GH&L relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Audio King and Ultimate or otherwise made available to it and did not attempt to verify such information independently. It assumed, in reliance upon the assurances of the management of Audio King and Ultimate that the information provided to it by Audio King and Ultimate had been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates and judgments of their respective managements, and that neither Audio King nor Ultimate management is aware of any information or facts that would make the information so provided to it incomplete or misleading. GH&L assumed there had been no material changes in the assets, financial condition, results of operation, business or prospects since the date of the last financial statements of Audio King and Ultimate made available to it. In arriving at its opinion, it did not perform any appraisals or valuations of specific assets of Audio King or Ultimate and it expresses no opinion regarding the liquidation value of Audio King or Ultimate. GH&L's opinion was based upon the information made available to it, and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion.

    As a basis for its opinion, GH&L conducted certain analyses, including:

    DISCOUNTED CASH FLOW ANALYSIS. GH&L performed a discounted cash flow analysis to calculate a range of theoretical values per share of Audio King Stock based upon (i) the net present value of the projected future cash flows of Audio King and (ii) a terminal value assuming Audio King is sold in the year 2001 at a multiple of earnings before income taxes ("EBIT"). Assuming an EBIT multiple of five to seven and a discount rate of 12% to 18%, GH&L determined that the net present value of each share of Audio King Stock would be $0.31 to $1.71. This range of values was then compared to the Merger Consideration.

    PREMIUM ANALYSIS. GH&L reviewed 114 transactions announced between January 1, 1994 and January 14, 1997 in which the purchase price was $20 million or less. The purpose of this review was to compare the premium to be paid by Ultimate (relative to Audio King's stock price of $1.25 one week prior to announcement of the transaction) to the median one-week premium paid for companies in the above analysis, which was 26.7%. Assuming a shareholder elects to receive $1.75 in cash, the one-week premium would be 40%. Assuming a shareholder elects to receive Ultimate Stock and using an Ultimate Stock price of $2.625, the one-week premium would be 47%. Assuming shareholders are pro-rated between cash and stock, the effective premium will be somewhere in between these two figures. As an example, if the cash and stock were pro-rated equally, and assuming an Ultimate Stock price of $2.625, the one-week premium would be 43.5%.

    Additionally, GH&L compared the premium to be paid by Ultimate (relative to Audio King's Stock price of $1.25 one month prior to announcement of the transaction) to the median one-month premium paid for companies in the above analysis, which was 28.0%. Assuming a shareholder elects to receive $1.75 in cash, the one-month premium would be 40%. Assuming a shareholder elects to receive Ultimate Stock and using an Ultimate Stock price of $2.625, the one-month premium would be 47%. Assuming shareholders are pro-rated between cash and stock, the effective premium will be somewhere in between these two figures. As an example, if the stock and cash were pro-rated 50% cash and 50% stock, and assuming an Ultimate Stock price of $2.625, the one-month premium would be 43.5%.

    COMPARABLE TRANSACTION ANALYSIS. GH&L examined comparable transactions in the consumer electronics retailing industry, identified by SIC codes 5731 and 4732 during the period from January 1, 1994 to February 14, 1997. Fifteen transactions were identified, but relevant valuation information was not available.

    GH&L broadened its search to examine comparable transactions in the general retailing industry, identified by SIC codes 5231, 5261, 5712-5714, 5719, 5722, 5734-5736, 5941, 5944-5946, 5948 and 5999 for the period from January 1, 1994 to
February 14, 1997. Although 99 transactions were identified, there was limited available information having no direct relevance to the Audio King transaction.

    COMPARABLE AUDIO KING ANALYSIS. GH&L compared financial and stock market information for Audio King with corresponding information for selected comparable public companies. The selected comparable public companies in the consumer electronics retailing industry were: Campo Electronics and Appliances, Inc., The Good Guys!, Inc., Rex Stores Corp., Sun TV & Appliances, Inc., Sound Advice, Inc. and Ultimate Electronics, Inc. (collectively referred to as the "Comparable Companies"). The multiples and ratios for each of the selected companies were based on the most recent publicly available information and selected analysts' earnings estimates. The purpose of the analysis was to provide an indicated equity value for Audio King based upon mean and median ratios for the Comparable Companies. GH&L determined that for the Comparable Companies the mean company value to net sales was .2x, the median was .1x and the indicated equity values for Audio King were $5.1 million and $3.1 million, respectively. It determined that for the Comparable Companies, the mean equity value to common equity was .5x, the median was .4x, and the indicated equity values for Audio King were $3.1 million and $2.9 million, respectively. It determined that for Comparable Companies, the mean stock price to calendar year 1997 estimated earnings was 9.7x, the median was 9.4x and the indicated equity values for Audio King were $4.8 million and $4.6 million, respectively.

    HISTORICAL STOCK TRADING ANALYSIS. GH&L reviewed the historical trading prices and volumes for Audio King's and Ultimate's Stock.

    QUALITATIVE FACTORS. In addition to performing the analyses described above, GH&L considered factors such as, but not limited to, challenges facing the electronics retailing industry, product diversity and selection, vendor issues and potential costs savings and synergies that Audio King and Ultimate believe may be possible as a result of the merger.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selection of portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying GH&L's opinion. In arriving at its fairness determination, GH&L considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Audio King or Ultimate or to the contemplated transaction. The analyses were prepared solely for purposes of GH&L's providing its opinion to the Special Committee and the Audio King Board as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of further results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Audio King, Ultimate, GH&L, or any other person, assumes responsibility if future results are materially different from those forecast.

    For services in rendering this opinion, Audio King will pay to GH&L a fee of $75,000, which fee is not contingent upon consummation of the Merger. Audio King has also agreed to pay to GH&L a success fee of $140,000 upon closing and to indemnify GH&L against certain liabilities in connection with its services as financial advisor to Audio King and in rendering this opinion.

THE MERGER AGREEMENT

    Ultimate, Audio King and UAC entered into the Merger Agreement on March 4, 1997. The following description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Shareholders of Audio King are urged to read the Merger Agreement in its entirety. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Merger Agreement.

EFFECTS OF THE MERGER

    The Merger Agreement provides that, subject to the approval of the Merger by the Audio King shareholders and the satisfaction or waiver of the other conditions to the Merger, Audio King will merge with UAC, whereupon the separate existence of Audio King will cease and UAC will be the surviving corporation of the Merger. At the Effective Date, the conversion of Audio King Stock pursuant to the Merger Agreement will be effected as described below. Following completion of the Merger, UAC may be merged with and into Ultimate, at Ultimate's discretion. The directors and executive officers of Ultimate will be the individuals identified below in "Certain Information Concerning Ultimate--Directors and Executive Officers."

EFFECTIVE DATE OF THE MERGER

    Following the approval of the Merger by the Audio King shareholders and subject to satisfaction or waiver of the terms and conditions of the Merger Agreement, the Merger will become effective upon the filing of Articles of Merger for the Merger with the Secretary of State of the State of Minnesota, and the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware, which filings will be made as soon as practicable following the approval of the Merger by the Audio King shareholders.

    Subject to the Proration Provisions (as defined below) the rights of dissenting shareholders, and certain adjustments, at the Effective Time, each outstanding share of Audio King Stock will be converted, at the election of the holder, into one of the following (collectively, the "Merger Consideration"):

        (i) for each such share of Audio King Stock with respect to which an election to receive stock has been effectively made and not revoked or lost (a "Stock Election"), the right to receive 0.70 shares of Ultimate Stock (such consideration, the "Stock Consideration"); or

        (ii) for each such share of Audio King Stock with respect to which an election to receive cash has been effectively made and not revoked or lost (a "Cash Election") and any other shares of Audio King Stock as to which a Stock Election was not made, the right to receive cash, without interest, $1.75 (the "Cash Consideration").

    No fractional shares of Ultimate Stock will be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Ultimate Stock pursuant to the Merger, cash adjustments will be paid to holders for any fractional share of Ultimate Stock that would otherwise be issuable, and the amount of such cash adjustment will equal the product of such fractional amount and the Cash Consideration.

PRORATION PROVISIONS

    In the event that Stock Elections received from holders of the Audio King Stock require the conversion into Ultimate Stock of more than 50% of the shares of Audio King Stock outstanding on the Effective Date, then each holder of Audio King Stock outstanding on the Effective Date that has made a Stock Election will receive cash and Ultimate Stock in the following manner: (i) a stock proration factor (the "Stock Proration Factor") will be determined by dividing (y) 50% of the number of shares of Audio King Stock outstanding on the Effective Date by
(z) the total number of shares of Audio King Stock with respect to which effective Stock Elections were made; (ii) the number of shares of Audio King Stock covered by each Stock Election to be converted into Ultimate Stock will be determined by multiplying the Stock Proration Factor by the total number of shares of Audio King Stock covered by such Stock Election, rounded to the next lowest whole number; and (iii) shares of Audio King Stock covered by a Stock Election and not converted into Ultimate Stock will convert into the right to receive the Cash Consideration.

    In the event that Stock Elections received from the holders of Audio King Stock require the conversion into Ultimate Stock of less than 50% of the shares of Audio King Stock outstanding on the Effective Date, then each holder of Audio King Stock that has not made a Stock Election and holds more than 143 shares of Audio King Stock (a "Prorated Holder") will receive Ultimate Stock and cash in the following manner: (i) a number of additional shares of Audio King Stock (the "Additional Shares") to be converted into Ultimate Stock will be determined by taking the difference between (y) 50% of the number of shares of Audio King Stock outstanding on the Effective Date, less (z) the number of shares of Audio King Stock subject to effective Stock Elections; (ii) each Prorated Holder shall be assigned a proration factor (the "Additional Shares Proration Factor") determined by dividing the number of shares of Audio King Stock held by such holder by the total number of shares of Audio King Stock held by all Prorated Holders in the aggregate; (iii) the number of shares of Audio King Stock held by each Prorated Holder to be converted into Ultimate Stock will be determined by multiplying the Additional Shares Proration Factor applicable to such holder by the number of Additional Shares, and rounding the result down to the next lowest whole number; and (iv) shares of Audio King Stock held by Prorated Holders which are not converted into Ultimate Stock shall be converted into the right to receive the Cash Consideration.

    In order for the Merger to qualify as a tax-free business combination, the Stock Consideration must equal at least 40% of the total Merger Consideration at the Effective Time. To ensure that this occurs, the Merger Agreement provides that, in the event that Stock Elections received from the holders of Audio King Stock and the proration adjustments described above require the issuance of a number of shares of Ultimate Stock which, when valued at the closing sale price of Ultimate Stock on the day preceding the Effective Date, represent less than 40% of the value of the total Merger Consideration at the Effective Date, then the proration adjustments described above will not be made and, in lieu thereof, each Audio King shareholder who has made a Stock Election will receive Ultimate Stock in exchange for all of the Audio King Stock held by that shareholder and each holder of Audio King Stock that has not made a Stock Election will receive cash and Ultimate Stock in the following manner: (i) the total Merger Consideration will be determined on the Effective Date as though holders of Audio King Stock had made Stock Elections for exactly 50% and Cash Elections for exactly 50% of the shares of Audio King Stock outstanding on the Effective Date (the "Adjusted Consideration"); (ii) the total number of shares of Audio King Stock that will be deemed to have made valid Stock Elections will equal (x) 40% of the Adjusted Consideration divided by (y) the product of (a) the closing price of the Ultimate Stock on the day preceding the Effective Date and (b) 0.7 (the "Total Adjusted Audio King Shares"); (iii) the number of Total Adjusted Audio King Shares that will be allocated to those holders of Audio King Stock who have not made a Stock Election will equal the Total Adjusted Audio King Shares less the actual number of shares of Audio King Stock for which a valid Stock Election was made (the "Additional Audio King Shares"); (iv) a stock proration factor (the "Proration Factor") will be determined by dividing the number of Additional Audio King Shares by the number of shares of Audio King Stock for which a valid Stock Election has not been made; (v) the number of shares of Audio King Stock held by each shareholder who has not made a Stock Election that will be deemed to be subject to a Stock Election will equal the total number of shares of Audio King Stock held by such holder multiplied by the Proration Factor, rounded up to the next highest whole number (the "Deemed Stock Election Shares"); shares of Audio King Stock held by each shareholder that are not converted into Deemed Stock Election Shares will be converted into cash; and (vi) in the event Audio King shareholders exercise dissenters' rights under the MBCA, Audio King shall deem those holders as having made valid Cash Elections (for purposes of clause
(i) above) to assure that sufficient shares of Ultimate Stock are issued to represent 40% of the total Merger Consideration at the Effective Date.

    NONE OF ULTIMATE, AUDIO KING, UAC, THE ULTIMATE BOARD OR THE AUDIO KING BOARD MAKES ANY RECOMMENDATION AS TO WHETHER HOLDERS OF AUDIO KING STOCK SHOULD MAKE A CASH ELECTION OR STOCK ELECTION. EACH HOLDER OF AUDIO KING STOCK MUST MAKE HIS OR HER OWN DECISION WITH RESPECT TO ANY SUCH ELECTION. AS A RESULT OF THE PRORATION PROCEDURES DESCRIBED HEREIN, A SHAREHOLDER WHO MAKES A CASH ELECTION OR A STOCK ELECTION MAY RESULT IN THE RECEIPT BY SUCH SHAREHOLDER OF BOTH ULTIMATE STOCK AND CASH.

CONVERSION OF AUDIO KING OPTIONS.

    At the Effective Date, each outstanding option or right to purchase shares of Audio King Stock that is or will be vested at or prior to July 2, 1997 (without acceleration) (an "Audio King Option") will be canceled, converted or cashed out as set forth below. Each Audio King Option that has an exercise price equal to or greater than the product of 0.7 times the average of the closing sale price of Ultimate Stock on Nasdaq over the ten trading days prior to the Effective Date (an "Out of the Money Option") will be canceled on the Effective Date. All other Audio King Options will, at the election of the holder of the Audio King Option, either be assumed by Ultimate in such a manner that such Audio King Options will convert into options to purchase shares of Ultimate Stock or be exercised and the holder paid a cash amount equal to the excess of the Cash Consideration over the per share exercise price of such option, each as provided below. Following the Effective Date, each Audio King Option with respect to which an election to convert to an option to purchase Ultimate Stock has been effectively made and not revoked (an "Option Conversion Election") will be exercisable upon the same terms and conditions as then are applicable to such Audio King Option, except that (i) each such Audio King Option will be exercisable for that number of shares of Ultimate Stock equal to the number of shares of Audio King Stock for which such Audio King Option was exercisable times 0.7 and (ii) the exercise price of such option will equal the exercise price of such Audio King Option as of the Effective Date divided by 0.7. It is the intention of the parties that, to the extent that any such Audio King Option constituted an "incentive stock option" (within the meaning of Section 422 of the Code), immediately prior to the Effective Date, such option will continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Internal Revenue Code of 1986, as amended (the "Code.") Audio King Options other than Out of the Money Options or Audio King Options with respect to which an Option Conversion Election has been received that are outstanding at the Effective Date will convert into the right to receive in settlement thereof, for each share of Audio King Stock subject to each such option, an amount in cash equal to the Cash Consideration minus the per share exercise price of such Audio King Option as of the Effective Date.

ELECTION AND EXCHANGE PROCEDURES

    On or about            , 1997, Norwest Bank Minnesota, N.A., Shareowner
Services, in its capacity as exchange agent (the "Exchange Agent") will mail to each holder of record of Audio King Stock an election form (the "Election Form"), pursuant to which each such holder will have the right to specify whether such holder desires to make a Cash Election or a Stock Election. Except as provided in the following sentence, each Audio King shareholder must submit only one Election Form for all shares of Audio King Stock held by such shareholder, indicating whether such holder desires to make a Cash Election or a Stock Election with respect to his or her shares. Multiple Election Forms may be submitted for different portions of a holder's shares only if each such Election Form covers all shares of Audio King Stock held on behalf of a particular beneficial owner. Holders of record of shares of Audio King Stock who act as nominees, trustees or in other representative capacities must certify that each such Election Form submitted by them covers all the shares of Audio King Stock that they hold for a particular beneficial owner.

    Two or more holders of shares of Audio King Stock, either of whom may be deemed constructively to own the other's shares of Audio King Stock by reason of the ownership attribution rules of Section 318 of the Code, may submit a combined Election Form containing a single Election as to their shares of Audio King Stock. Any combined Election Form and change in or revocation of such combined Election Form must be signed by or on behalf of all holders of the Audio King Stock covered thereby. All shares of Audio King Stock covered by a single combined Election Form held by holders of Audio King Stock submitting such combined Election Form will be treated as being held by a single holder.

    A holder of Audio King Stock will have the right to make a Cash Election or a Stock Election by submitting to the Exchange Agent, at any time prior 5:00
p.m., New York time, on           , 1997 (the "Election Deadline"), an Election
Form properly completed and executed by such holder accompanied by certificates representing such holder's Audio King Stock ("Audio King Certificates"), or by an appropriate guarantee of delivery of such Audio King Certificates. Any holder of Audio King Stock who has made an election by submitting an Election Form to the Exchange Agent will have the right, prior to the Election Deadline, to change such holder's election by submitting a revised Election Form, properly completed and executed and received by the Exchange Agent prior to the Election Deadline. Any holder of Audio King Stock may at any time prior to the Election Deadline revoke such holder's election and withdraw such holder's Audio King Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received by the close of business on the day prior to the Election Deadline. As of the Election Deadline, all holders of Audio King Stock immediately prior to the Effective Time who have not submitted to the Exchange Agent, or who have properly revoked an effective, properly completed Election Form, without submitting a revised, properly completed Election Form will be deemed to have made a Cash Election.

    As soon as practicable after the mailing of the Proxy Statement/Prospectus, the Exchange Agent will mail to each holder of record of Audio King Stock (i) an Election Form, (ii) a letter of transmittal and (iii) instructions for use in effecting the surrender of the Audio King Certificates in exchange for the Stock Consideration or the Cash Consideration, as applicable.

    Upon surrender of an Audio King Certificate for cancellation to the Exchange Agent, together with the Election Form, duly executed, and such other documents as Ultimate, Audio King or the Exchange Agent reasonably requests, the holder of such Audio King Certificate will be entitled to receive as soon as practicable after the Effective Date in exchange therefor (i) any cash that such holder has the right to receive pursuant to the Merger Agreement (including any cash in lieu of fractional shares) and/or (ii) certificates representing that number of shares of Ultimate Stock that such holder has the right to receive (in each case less the amount of any required withholding taxes, if any), and the Audio King Certificate so surrendered will be canceled. Until surrendered, each Audio King Certificate will, at any time after the Effective Time, represent only the right to receive the Cash Consideration or Stock Consideration, as applicable, with respect to the shares of Audio King Stock formerly represented thereby.

    HOLDERS OF AUDIO KING STOCK SHOULD NOT SEND AUDIO KING CERTIFICATES WITH THE ENCLOSED PROXY CARD. AUDIO KING CERTIFICATES (OR A GUARANTY OF DELIVERY) SHOULD INSTEAD BE RETURNED WITH THE ELECTION FORM THAT IS BEING MAILED TO SHAREHOLDERS
SEPARATELY ON OR ABOUT               , 1997.

    No fractional shares of Ultimate Stock will be issued upon the surrender for exchange of Audio King Certificates, and such fractional shares will not entitle the owner thereof to vote or to any rights of a shareholder of Ultimate. Cash adjustments will be paid to holders in respect of any fractional shares of Ultimate Stock that would be issuable, and the amount of such cash adjustment will equal the product of such fractional amount and the Cash Consideration.

    No dividends or other distributions declared after the Effective Time on Ultimate Stock will be paid with respect to any shares of Ultimate Stock represented by an Audio King Certificate until such Audio King Certificate is surrendered for exchange in accordance with the procedures described above. See, however, "The Summary--Dividend Policy."

    Ultimate and Audio King have the right to make additional rules not inconsistent with the Merger Agreement governing the validity of the Election Forms, the manner and extent to which the Cash Election and Stock Election are to be taken into account in selecting the shares of Audio King Stock to be converted into the right to receive cash or Ultimate Stock or a combination thereof, the issuance and delivery of certificates for shares of Ultimate Stock into which shares of Audio King Stock are converted in the Merger, and the payment for shares of Audio King Stock converted into the right to receive cash in the Merger. All such rules and determinations shall be final and binding on all holders of Audio King Stock.

CERTAIN TERMS OF THE MERGER AGREEMENT

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains certain customary representations and warranties relating to, among other things: (a) each of Ultimate's, UAC's and Audio King's valid organization and similar corporate matters; (b) each of Ultimate's, UAC's and Audio King's capital structure; (c) the due authorization, execution and delivery of the Merger Agreement by each of Ultimate, UAC and Audio King; (d) the performance and enforceability of the Merger Agreement with respect to Ultimate, UAC and Audio King; (e) the absence of conflict between the terms of the Merger Agreement and the organizational documents and other material agreements of each of Ultimate, UAC and Audio King; (f) the general compliance with applicable laws by each of Ultimate, UAC and Audio King; (g) the timely filing with the Commission of all required documents by Ultimate and Audio King and the accuracy of the information contained therein; (h) the absence of undisclosed material litigation and other undisclosed liabilities relating to Ultimate and Audio King; (i) the absence of material changes with respect to business of Ultimate, UAC and Audio King; (j) certain tax, property, insurance, contract, intellectual property and employee benefit matters with respect to Audio King and its subsidiaries; and (k) certain environmental matters with respect to Audio King and its subsidiaries.

    CERTAIN COVENANTS. The Merger Agreement contains certain customary covenants and agreements, including, without limitation, the following:

    Audio King has agreed that, during the period from March 4, 1997 until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by Ultimate, Audio King will, and will cause its subsidiaries to, conduct their respective businesses in the ordinary and usual course of business, and will maintain and preserve intact their respective business organizations, use their best efforts to keep available the services of their respective officers and employees and maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it.

    From March 4, 1997 until the Effective Date, Audio King will not and will cause its subsidiaries not to do any of the following unless such action is in the ordinary and usual course of business, consistent with past practice and has been budgeted for, or unless Ultimate otherwise agrees in advance in writing:
(i) sell, lease, transfer, dispose of, or mortgage or otherwise encumber or subject to any lien, any of its properties or assets, or enter into any material commitment or transaction; (ii) amend or propose to amend its articles of incorporation or bylaws or, in the case of Audio King's subsidiaries, their respective incorporation documents, or reincorporate in any jurisdiction; (iii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock; (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock; (v) except as permitted in the Merger Agreement, redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of Audio King or any of its subsidiaries or any options, warrants or rights to acquire capital stock of Audio King or any of the subsidiaries; (vi) except for the Audio King Stock (a) issuable upon exercise of options outstanding on July 2, 1997 in accordance with the terms of the applicable agreements, or (b) issuable through February 28, 1997 pursuant to Audio King's Employee Stock Purchase Plan, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by Audio King or any of the subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof; (vii) enter into any contracts, commitments or transactions pertaining to its business; (viii) incur any indebtedness, obligations or liability or make any payment in respect thereof, including the making of any royalty or option payment; (ix) acquire or agree to acquire additional assets; (x) sell, agree to sell or otherwise dispose of any of its assets; (xi) make any payments of any type to any officer, director, or shareholder of Audio King or any person not dealing at arms' length with any of the foregoing; (xii) modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities; (xiii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans or advances or capital contributions to, or investments in, any other person, except to Audio King or any of its subsidiaries; (xiv) authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing; (xv) adopt or establish any new employee benefit plan or amend any employee benefit plan or increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan; (xvi) make, grant, pay or commit to pay any bonus or any wage increase, salary increase or other compensation increase, whether in the form of cash, options, stock, or otherwise, to any officer, director or employee of Audio King or any of its subsidiaries; (xvii) enter into or amend any employment, consulting, severance or indemnification agreement entered into or made by Audio King or any of its subsidiaries with any of their respective directors, officers or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by Audio King or any of its subsidiaries; (xviii) fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable; (xix) make any tax election or settle or compromise any liability for taxes; (xx) make or commit to make capital expenditures, acquisitions of other businesses, capital assets, properties or intellectual property; (xxi) make any material changes in its reporting for taxes or accounting procedures other than as required by generally accepted accounting principles or applicable law; (xxii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (and the notes thereto) of Audio King included in its reports filed with the Commission or incurred after the date of such financial statements, settle any litigation or other legal proceedings (notwithstanding the foregoing) or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Audio King or any of its subsidiaries is a party; (xxiii) write off any accounts or notes receivable except in the ordinary course of business; (xxiv) acquire or agree to acquire: (a) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof of or
(b) any assets that are material, individually or in the aggregate, to Audio King and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (xxv) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against Ultimate as a shareholder of Audio King (or any successor); (xxvi) take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of Audio King set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger not being satisfied; (xxvii) take any other action or enter into any other transaction or agreement, other than in the ordinary course of business; or (xxviii) enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

    MEETING OF AUDIO KING SHAREHOLDERS. Consummation of the Merger is conditioned upon the approval of the Merger and the transactions contemplated thereby, by the Audio King shareholders at the Special Meeting. Certain shareholders who are also directors of Audio King have agreed to vote certain of their shares of Audio King Stock in favor of the Merger at the Special Meeting, which shares, in the aggregate, represent approximately 20% of the outstanding Audio King Stock. See "--Conditions to the Merger," and "--Certain Other Transactions and Agreements."

    Subject to the fiduciary duties of the Audio King Board under applicable laws and to the right of the Audio King Board to terminate the Merger Agreement in the event of a Superior Proposal, Audio King has agreed, through its Board of Directors, to recommend and use its best efforts to solicit from shareholders proxies in favor of adoption of the Merger Agreement and the transactions contemplated thereby and to take all other action necessary to secure such approval at the Special Meeting. See "Termination--Termination Events."

    NO SOLICITATION. From the date of the Merger Agreement until the Effective Time, Audio King has agreed that it will not nor will it permit anyone acting on its behalf, directly or indirectly, to (i) solicit, initiate or participate in or encourage any negotiations or discussions with respect to any Takeover Proposal (as defined below), (ii) disclose any information not customarily disclosed to any person concerning Audio King's business and properties or afford any person or entity access to its properties, books or records, or (iii) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (i) PROVIDED, HOWEVER, to the extent required by the fiduciary obligations of the Audio King Board under applicable law (after duly considering the written advice of outside counsel to Audio King), Audio King may, in response to any unsolicited request therefor, furnish information with respect to itself to any person pursuant to a customary confidentiality agreement with terms no more favorable to such person than the terms of the confidentiality agreement between Ultimate and Audio King.

    In addition, Audio King has agreed that it will not nor will it permit any person acting on its behalf, directly or indirectly, to participate in discussions or negotiations with any person concerning a Takeover Proposal, nor can the Audio King Board approve, recommend, or enter into an agreement in connection with, or propose to approve, recommend, or enter into an agreement in connection with, any Takeover Proposal; PROVIDED, HOWEVER, that the Audio King Board, to the extent required by their fiduciary obligations, as determined in good faith by the Audio King Board (after duly considering the written advice of outside counsel), may participate in discussions or negotiations, approve, recommend or enter into an agreement in connection with a Superior Proposal (as hereinafter defined); PROVIDED, FURTHER, that Audio King may not enter into such discussions or negotiations or approve, recommend or enter into any agreement in connection with such Superior Proposal (or any other Takeover Proposal) unless Audio King simultaneously pays Ultimate a termination fee of $300,000, plus all of Ultimate's costs and expenses incurred in connection with the proposed transaction between Audio King and Ultimate, plus interest on such fees, costs and expenses from the date payable until paid at a rate of 12% calculated on a per annum basis (such fee, costs and expenses, the "Termination Fee").

    Audio King is required by the terms of the Merger Agreement to advise Ultimate orally and in writing of any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry. Audio King is required to keep Ultimate fully informed of the status and details of any such Takeover Proposal or inquiry.

    As used in the Merger Agreement and herein, "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the shareholders of Audio King generally) for a merger or other business combination involving Audio King or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Audio King or its subsidiaries, other than the Merger and transactions contemplated thereby.

    As used in the Merger Agreement and herein, "Superior Proposal" means a BONA FIDE proposal made by a third party for a merger or other business combination involving Audio King or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of Audio King or its subsidiaries, on terms which the Board of Directors determines in its good faith judgment to be more favorable to Audio King's shareholders than the Merger (based on the written advice of Audio King's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration offered by Ultimate) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors (based on the written advice of Audio King's independent financial advisor), is reasonably capable of being financed by such third party.

    CERTAIN EFFORTS. Pursuant to the Merger Agreement, Audio King, Ultimate and UAC have agreed to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including obtaining all consents, approvals and authorizations, including without limitation any consent required from Ultimate's bankers under its loan agreements and the making of all necessary filings and registrations required for or in connection with the consummation of the transactions contemplated by the Merger Agreement, the defending of lawsuits or other legal proceedings challenging the Merger or the transactions contemplated thereby and the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

    Audio King, UAC and Ultimate have agreed to use their reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies, including without limitation, any clearance required under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") for the consummation of the Merger.

    CERTAIN OTHER COVENANTS. Ultimate, UAC and Audio King have also agreed, among other things: (i) to make promptly all filings that may be required with respect to the Merger and the transactions contemplated thereby; (ii) to consult with each other prior to issuing any press release or public statement; and
(iii) that Ultimate and its representatives be granted access to the officers, employees, agents, properties, facilities, books, records, contracts and other assets of Audio King.

    CONDITIONS TO THE MERGER. In addition to the approval of the Merger by the Audio King shareholders, the obligations of Ultimate and UAC, on the one hand, and Audio King on the other, to effect the Merger and to consummate the transactions contemplated thereby are subject to the satisfaction or waiver of certain other conditions including, among other things, that: (a) there not be threatened or pending any suit, action or proceeding by any governmental entity or any other person, before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a reasonable likelihood of success: (i) enjoining the acquisition by Ultimate or UAC of any shares of Audio King Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from Audio King, Ultimate or UAC any damages that are material in relation to Audio King and the subsidiaries, taken as a whole, (ii) prohibiting or limiting the ownership or operation by Audio King, Ultimate or any of their respective subsidiaries of any material portion of the business or assets of Audio King, Ultimate or any of their respective subsidiaries, or to compel Audio King, Ultimate or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Audio King, Ultimate or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) imposing limitations on the ability of Ultimate or UAC to acquire or hold, or exercise full rights of ownership of, any shares of Audio King Stock, including, without limitation, the right to vote the Audio King Stock purchased by it on all matters properly presented to the shareholders of Audio King, or (iv) seeking to prohibit Ultimate or any of its subsidiaries from effectively controlling in any material respect the business or operations of Audio King or its subsidiaries; and (b) the shares of Ultimate Stock to be delivered to Audio King shareholders pursuant to the Merger have been listed on the Nasdaq National Market, subject to official notice of issuance.

    The obligations of Audio King to effect the Merger and consummate the transactions contemplated by the Merger Agreement are further conditioned upon, among other things, the following: (i) the approval and adoption of the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement by the shareholders of Audio King; (ii) the performance of each obligation and agreement and compliance with each covenant to be performed by Ultimate and UAC other than failures to comply that would not be likely to prevent the Merger; (iii) the continuing accuracy through the Effective Date in all material respects of the representations and warranties made by Ultimate and UAC in the Merger Agreement; (iv) the absence of any injunction or other legal prohibition against the Merger or the transactions contemplated thereby; (v) the receipt of opinions of counsel for Ultimate as to certain corporate matters, including corporate authority to enter into and perform the Merger and transactions contemplated thereby and the validity of the Ultimate Stock to be issued to Audio King shareholders, among others; and (vi) the receipt of advice from counsel or accountants to Audio King about the tax treatment of the Merger and other tax issues.

    The obligations of Ultimate and UAC to effect the Merger and consummate the transactions contemplated by the Merger Agreement are further conditioned upon, among other things, the following: (i) the approval and adoption of the Merger, the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement by the shareholders of Audio King; (ii) the performance of each obligation and agreement and compliance with each covenant to be performed by Audio King; (iii) the continuing accuracy through the Effective Date in all material respects of the representations and warranties made by Audio King in the Merger Agreement, except for any breach of up to three representations or warranties that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Audio King in excess of $75,000; (iv) the absence of any material change in the inventory of Audio King through the Effective Date, subject to sales and historical "shrinkage;" (v) the delivery of certain employment agreements and the Voting Agreement; (vi) the receipt of consents and waivers from third parties which, if not obtained, would have a material adverse effect on Audio King; (vii) the receipt of opinions of counsel to Audio King as to (a) the organization and good standing of Audio King and its subsidiaries; (b) the authority of Audio King to execute, deliver and perform the Merger Agreement; (c) that the Merger Agreement has been duly authorized and constitutes a valid and legally binding agreement of Audio King; (d) the absence of any violation or breach of any agreement due to the execution and performance by Audio King of the Merger Agreement; (e) the effect of the filing of the Articles of Merger, including the Plan of Merger; (f) there being no consent or approval of any governmental entity, known to counsel, not previously obtained that is required for the consummation of the Merger; and (g) the enforceability of certain employment agreements; (viii) there not having occurred a material adverse effect of Audio King (which is defined as being a negative financial effect on Audio

King in excess of $25,000 or, in some cases, $75,000); (ix) the receipt of all waivers and consents, except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, necessary to consummate the transactions contemplated by the Merger Agreement; (x) the receipt of written consent of Ultimate's banks for the Merger and the consummation of the transactions contemplated thereby and for the loan to Ultimate of at least $3,500,000 in connection with the Merger; and (xi) there being holders of fewer than 140,000 shares of Audio King Stock who have properly exercised their dissenters' rights under the MBCA.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Date by any of Ultimate, UAC or Audio King if the Effective Date has not occurred by August 15, 1997; PROVIDED, HOWEVER, that the right to terminate is not available to any party whose material breach of the Merger Agreement causes the Effective Date to occur after such date; and, PROVIDED, FURTHER, that such period shall be tolled if during such period any party is subject to a nonfinal order restraining, enjoining or otherwise prohibiting the Merger or the Special Meeting; (a) by mutual consent of the parties; (b) by Ultimate, UAC or Audio King if there is a permanent injunction prohibiting the Merger and the transactions contemplated by the Merger Agreement; (c) by Ultimate or Audio King if the Audio King Board of Directors agrees to a Superior Proposal; or (d) by either Ultimate or Audio King if the requisite vote of Audio King shareholders is not obtained at the Special Meeting.

    EFFECT OF TERMINATION. In the event of termination by any of Ultimate, UAC or Audio King and, except as otherwise provided in the Merger Agreement, the transactions contemplated by the Merger Agreement will be terminated, without further action by any party. Notwithstanding the foregoing, nothing in the Merger Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of the Merger Agreement or to impair the right of Audio King, on the one hand, and Ultimate and UAC, on the other hand, to compel specific performance of the other party of its obligations under the Merger Agreement.

    FEES AND EXPENSES. Except as described below, each of Ultimate and Audio King has agreed to pay the fees and expenses of its respective counsel, accountants and other experts and to pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of the Merger Agreement and the consummation of the transactions contemplated thereby.

    In the event the Merger Agreement is terminated by Ultimate or Audio King in connection with the approvals or recommendations by the Audio King Board of a Superior Proposal, Audio King will pay Ultimate the Termination Fee (equal to $300,000, plus Ultimate's expenses). See "--Certain Terms of the Merger Agreement--No Solicitation." In the event the Merger Agreement is terminated in circumstances described in clauses (a) and (b) under "--Termination," Ultimate will pay two-thirds and Audio King will pay one-third of (i) the fees paid to any governmental agency in connection with all filings made pursuant to the HSR Act, and (ii) the fees and expenses of the financial printer incurred in connection with the preparation, printing and distribution of this Proxy Statement/Prospectus and the Registration Statement of which this Proxy Statement/Prospectus is a part.

    AMENDMENT; WAIVER. The Merger Agreement may be amended only by written agreement of Ultimate, UAC and Audio King at any time prior to the Effective Date with respect to any of the terms contained in the Merger Agreement; PROVIDED, HOWEVER, that, after the Merger Agreement is adopted by Audio King's shareholders, no party will be permitted to make any amendments or modifications to the Merger Agreement that require approval of the Audio King shareholders without the further approval of the Audio King shareholders.

    Any obligation, covenant, agreement or condition in the Merger Agreement may be waived at any time prior to the Effective Date by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting the waiver. A waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition does not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

FINANCING ARRANGEMENTS

    In connection with the consummation of the Merger, Ultimate expects to secure financing in an amount of at least $3.5 million under a term loan agreement through its current credit facility with Norwest Bank Colorado, N.A. ("Norwest"). This financing, as well as availability under Ultimate's revolving line of credit, will be used to pay the cash portion of the Merger Consideration, current Audio King debt (estimated to be approximately $6.0 million as of March 31, 1997) and all the fees and expenses of the parties relating to the Merger. The indebtedness will be secured by substantially all of Ultimate's assets. Ultimate and Norwest have executed a commitment letter pursuant to which Norwest has agreed to provide such financing, subject to the terms and conditions set forth therein, including negotiations and execution of definitive documentation. Receipt of such financing is a condition to Ultimate's obligations under the Merger Agreement to consummate the Merger. Ultimate has agreed in the Merger Agreement to use its best efforts to obtain such financing.

CONFLICTS OF INTEREST

    In considering the recommendations of the Audio King Board with respect to the Merger, shareholders should be aware that certain members of Audio King's management and the Audio King Board have certain conflicts of interest with respect to the Merger. The Audio King Board and the Special Committee were aware of these interests and considered them, among other factors, in approving the Merger Agreement and the transactions contemplated thereby.

    INDEMNIFICATION; INSURANCE. Ultimate has agreed that for three years after the Effective Time, it will indemnify and hold harmless the present and former officers and directors of Audio King (a) in respect of acts or omissions occurring prior to the Effective Date to the extent provided under Ultimate's certificate of incorporation and bylaws in effect on March 4, 1997, and (b) to the extent provided in Ultimate's certificate of incorporation and bylaws, from any damage, liability, payment or expense, which shall include reasonable costs of investigation of any claim and attorney's fees, incurred by such officers or directors in connection with any claim arising from or related to the negotiation, execution, delivery or performance of the Merger Agreement.

    Ultimate has also agreed that for three years after the Effective Date, it will at its own expense provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Date covering each such person currently covered by Audio King's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on March 4, 1997; PROVIDED, HOWEVER, that, subject to limitations in Ultimate's certificate of incorporation and bylaws, in the event any claim or claims are asserted or made within such three year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

    EMPLOYEE BENEFITS. Audio King presently sponsors a 401(k) Savings Plan ("Audio Plan") for its employees. The Audio Plan received a favorable determination letter from the IRS dated November 20, 1995. The Audio Plan allows employees to direct investment of their accounts in various selected funds including Audio King Stock.

    Ultimate presently sponsors a 401(k) Savings Plan (the "Ultimate Plan") for its employees. The Ultimate Plan received a favorable determination letter from the IRS dated December 27, 1995. The Ultimate Plan allows employees to direct investment of their accounts in various selected funds including Ultimate Stock.

    Ultimate has determined to merge the Audio Plan into the Ultimate Plan concurrently with, or as soon as practicable after, the Effective Date. The Ultimate Plan will continue for the benefit of employees of Audio King and Ultimate. Ultimate will protect all optional benefits which have accrued to participants pursuant to Section 411(d)(6) in both the Audio Plan and the Ultimate Plan as of the Effective Date so that the accrued benefits of each participant will be no less after the Effective Date than before the Effective Date. Any Ultimate Stock that the Ultimate Board determines to make available for investment under the Ultimate Plan after the Effective Date will be made available to all participants in the Ultimate Plan. See also "Conversion of Audio King Options."

    TERMINATION AGREEMENTS AND EMPLOYMENT AGREEMENTS. On March 4, 1997, and effective upon the date of the Merger, Audio King, Ultimate and UAC entered into
(i) termination agreements with each of Randel S. Carlock and Henry G. Thorne (which provide for the termination of their respective employment with Audio
King), (ii) amended employment agreements with each of Philip Ward and Samuel F. Nichols and (iii) an employment agreement with Robert E. Thiner. Randel S. Carlock and Henry G. Thorne are directors of Audio King. See "Certain Information Concerning Audio King--Directors and Executive Officers." Ultimate has guaranteed Audio King's payments of amounts owed to these persons pursuant to these agreements.

    Pursuant to Mr. Carlock's termination agreement, Audio King has agreed to pay $190,000 in termination payments to Mr. Carlock in two installments: $95,000 on the date of the Merger and $95,000 on the later of January 2, 1998 or six months after the Merger. Mr. Carlock's termination agreement limits Mr. Carlock's ability to compete with Ultimate or solicit Ultimate's or Audio King's employees or customers during the two years following the Merger.

    Pursuant to Mr. Thorne's termination agreement, Audio King has agreed to pay $330,000 in termination payments to Mr. Thorne in three installments: $165,000 on the date of the Merger, $82,500 on the later of January 2, 1998 or six months after the date of the Merger, and $82,500 one year after the date of the Merger. Audio King has also agreed to continue to provide certain insurance benefits to Mr. Thorne for ninety days after the Merger. Under the termination agreement, Ultimate and UAC agree not to object to Audio King's extension of the term, for one year, of certain options to purchase 50,000 shares of Audio King Stock at an exercise price of $1.28 per share. These options, which would otherwise have terminated on January 12, 1997, were extended by the Audio King Board for a term ending January 12, 1998. Mr. Thorne has agreed, under the termination agreement, to provide up to 100 hours of consulting and advisory services to Ultimate during the six months following the Merger at the rate of $200 per hour. Mr. Thorne's termination agreement limits Mr. Thorne's ability to solicit Ultimate's or Audio King's employees or customers during the two years following the Merger.

    Pursuant to Mr. Ward's amended employment agreement, he will be employed as the Director of Sales of Audio King, Inc., a subsidiary of Audio King, beginning on the date of the Merger and continuing through December 31, 1998. During the term of the agreement, Mr. Ward is entitled to an annual salary of $100,000, performance bonuses of up to $1,500 a month, a car allowance and certain standard employee benefits generally available to officers of Audio King. Upon the termination of Mr. Ward's employment with Audio King, other than for "cause" or voluntarily by Mr. Ward (unless Mr. Ward voluntarily terminates his employment following a "change of control" of Ultimate, as defined in the employment agreement), he will be entitled to a termination payment of approximately $100,000. Two-thirds of this termination payment will be paid during the first year following such termination and one-third of it will be paid during the second year following termination. If Mr. Ward voluntarily terminates his employment with Audio King during the first twelve months of the term, he will be entitled to a termination payment of $75,000, to be paid as described in the preceding sentence. Mr. Ward's amended employment agreement limits his ability to compete with Audio King during the one year after the termination of his employment and limits his ability to solicit Ultimate's or Audio King's employees or customers during the two years after such termination.

    Mr. Nichols' employment agreement has a term of three months beginning on the date of the Merger, although it may be extended by up to an additional three months by Ultimate. During the term of the agreement, Mr. Nichols is entitled to a base salary of $100,000 per year, a car allowance and certain standard employee benefits generally available to officers of Audio King. Mr. Nichols is also entitled to a payment of $25,000 at the time of the Merger. Upon the termination of Mr. Nichols' employment with Audio King, other than for "cause" or voluntarily by Mr. Nichols, he will be entitled to a termination payment of $75,000 as well as reimbursement of up to $5,000 of outplacement services expenses. The termination payment will be paid in two installments: $25,000 three months after the Merger and $50,000 on the later of January 2, 1998 or six months after the Merger. Mr. Nichol's employment agreement limits his ability to solicit Ultimate's or Audio King's employees or customers during the two years following the termination of his employment.

    Mr. Thiner's employment agreement has a term of three months beginning on the date of the Merger. During the term of the agreement, he is entitled to an annual salary of $115,000, a car allowance and certain standard employee benefits generally available to officers of Audio King. Upon the termination of Mr. Thiner's employment with Audio King, other than for "cause" or voluntarily by Mr. Thiner, he will be entitled to a lump sum termination payment of approximately $42,000. Mr. Thiner's employment agreement limits his ability to solicit Ultimate's or Audio King's employees or customers during the two years following the termination of his employment.

REGULATORY MATTERS

    The receipt of certain governmental or regulatory approvals are required in order to consummate the Merger, including approval under the HSR Act. Ultimate and Audio King have agreed in the Merger Agreement to use reasonable efforts to obtain such approvals or waivers, but there can be no assurance as to when or if such approvals or waivers will be obtained.

CONDUCT OF ULTIMATE'S BUSINESS AFTER THE MERGER

    Following consummation of the Merger, Ultimate intends that the business of Audio King will continue to be operated in its customary manner and with certain of its former management. See "--Conflicts of Interest--Termination Agreements and Employment Agreements." At the Effective Date, UAC, as the surviving corporation of the Merger, will succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Audio King and will assume such liabilities and obligations. UAC may be merged with and into Ultimate at a future date.

CERTAIN OTHER TRANSACTIONS AND AGREEMENTS

    VOTING AGREEMENTS. Each of Randel S. Carlock, Gary S. Kohler and Henry G. Thorne (the "Principal Shareholders") who are each shareholders and directors of Audio King and are entitled to exercise voting power with respect to an aggregate of 718,402 shares of Audio King Stock (the "Shares") (approximately 25.9%, in the aggregate, of the Audio King Stock entitled to vote at the Special
Meeting), have entered into a voting agreement, dated April   , 1997, with
Ultimate (the "Voting Agreement"). Under the MBCA, certain antitakeover provisions would be triggered if the Principal Shareholders contractually agreed to vote in excess of 20% of the outstanding shares of Audio King in favor of the Merger. Therefore, pursuant to the terms of the Voting Agreement, the Principal Shareholders have agreed to vote 556,657 of their shares of Audio King Stock, (approximately 19.9%, in the aggregate, of the Audio King Stock entitled to vote at the Special Meeting), in favor of the Merger and the transactions contemplated thereby at the Special Meeting. The Principal Shareholders have also agreed with Ultimate that until the Merger has been consummated, each such Shareholder will not, without the prior written consent of Ultimate, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) acquire or sell, assign, transfer or otherwise dispose of any Shares, (iii) enter into any contract, option or other arrangement or understanding with respect to the acquisition or sale, assignment, transfer or other disposition of any Shares or
(iv) subject to the Merger Agreement and fiduciary obligations, encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than Ultimate or any affiliate or associate of Ultimate) concerning any transaction that is the subject of a Takeover Proposal or Superior Proposal.

NASDAQ NATIONAL MARKET LISTING OF ULTIMATE STOCK

    The shares of Ultimate Stock to be issued in the Merger have been approved for listing on the Nasdaq, subject to official notice of issuance. See "--Terms of the Merger--Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a general summary of certain material United States federal income tax consequences of the Merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder, judicial precedent relating thereto, and current rulings and administrative practice of the Internal Revenue Service ("IRS"), in each case as in effect as of the date of this Proxy Statement/Prospectus and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not take into account the facts and circumstances of any particular shareholder of Audio King, and assumes that the Audio King Stock is held as a "capital asset" (I.E., property held for investment) within the meaning of Section 1221 of the Code at the Effective Time. Neither Ultimate nor Audio King has sought a ruling from the IRS with respect to the income tax consequences of the Merger and related transactions, and there can be no assurance that the IRS will not take a different view of the transaction.

    HOLDERS OF AUDIO KING STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES OF THE MERGER.

    The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the obligation of Audio King to consummate the Merger that Audio King has received advice from its counsel or its accountants to the effect that the Merger should be treated as a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by a shareholder of Audio King Stock as a result of the Merger except
(i) with respect to cash received by such shareholder, including cash received in lieu of fractional shares or pursuant to the exercise of dissenters' rights and (ii) if a holder of Audio King Stock receives cash, gain, if any, realized by such holder of Audio King Stock pursuant to the Merger will be recognized, but only to the extent of the cash received.

    Assuming that the Merger is so treated, no gain or loss will be recognized to the Audio King shareholders upon their receipt of Ultimate Stock in exchange for their Audio King Stock. If an Audio King shareholder receives cash, however, he or she will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by such shareholder. Because a shareholder of Audio King Stock may receive under the Cash Election and Stock Election, or by operation of the proration mechanism, either (i) cash, (ii) Ultimate Stock, or (iii) a combination of cash and Ultimate Stock, the federal income tax consequences to a Audio King shareholder will depend, in part, upon the form of consideration such shareholder ultimately receives in the Merger.

    EXCHANGE SOLELY FOR ULTIMATE STOCK. A shareholder of Audio King Stock who receives solely Ultimate Stock in exchange for Audio King Stock pursuant to the Merger will not recognize gain or loss upon the exchange (except as described below with respect to cash received in lieu of fractional shares). The aggregate basis of the Ultimate Stock to be received by an Audio King shareholder will be the same as the aggregate basis of the Audio King Stock surrendered in exchange therefor (reduced by the tax basis allocable to fractional shares for which cash is received). The holding period of the Ultimate Stock to be received by an Audio King shareholder will include the holding period of the Audio King Stock surrendered in exchange therefor.

    EXCHANGE SOLELY FOR CASH. An Audio King shareholder who receives solely cash for his or her Audio King Stock pursuant to a Cash Election (or the exercise of dissenters' rights) will be obligated to report either (i) capital gain or loss equal to the difference between the cash received and the shareholder's basis in his or her Audio King Stock, or (ii) dividend income, depending on whether the deemed redemption of Audio King Stock qualifies for sale or exchange treatment under the tests set forth in Section 302(b) of the Code, as described in greater detail below. If the deemed redemption of their Audio King Stock constitutes a complete termination of their interest in Audio King (and Ultimate, after the Merger), such shareholders should receive capital gain or loss treatment, and such gain or loss will be long-term gain or loss if such Audio King Stock has been held for more than one year at the Effective Date. To the extent that persons related to any such shareholder hold stock in Ultimate after the Merger, however, the attribution rules of Section 318 of the Code may require dividend treatment (depending upon the amount of Ultimate Stock held by such related person after the Merger) unless Section 302 of the Code permits those rules to be waived in a particular instance.

    EXCHANGE FOR ULTIMATE STOCK AND CASH. A shareholder who receives a combination of Ultimate Stock and cash in exchange for Audio King Stock pursuant to the Merger (I.E., through the operation of the proration mechanism of the Merger Agreement), will realize gain or loss equal to the excess of the fair market value of the Ultimate Stock and the cash received by such shareholder over the shareholder's basis in his or her Audio King Stock. Any such loss will not be recognized and such gain will be recognized only to the extent of the cash received. As to each shareholder, the recognized portion of the realized gain will be treated (i) as capital gain or, (ii) if the exchange has the effect of the distribution of a dividend under the tests set forth in Sections 356 and 302 of the Code, then as a dividend to the extent of the shareholder's ratable share of Audio King's accumulated earnings and profits, with the remainder of the gain, if any, treated as capital gain. In applying the dividend tests under
Section 302 of the Code to a particular Audio King shareholder, Audio King Stock or Ultimate Stock that is held by a person related to the Audio King shareholder may be deemed to be constructively owned by such shareholder, in accordance with the rules under Section 318 of the Code.

    CHARACTERIZATION OF CASH RECEIVED. Under Section 302, a redemption will be treated as a sale or exchange of stock (and not as a dividend) if it is a "complete redemption" of a shareholder's interest, if it is "substantially disproportionate" with respect to a shareholder, or if it is "not essentially equivalent to a dividend." In determining whether a reorganization exchange has the effect of the distribution of a dividend, the application of Section 302 of the Code is determined as if the gain is recognized as a result of a deemed post-reorganization redemption of the acquiring corporation's stock. Thus, for this purpose, each Audio King shareholder will be treated as having received solely Ultimate Stock for the shareholder's Audio King Stock, a portion of which Ultimate Stock will then be treated as redeemed by Ultimate for an amount equal in value to the cash that such shareholder actually received. The determination as to whether an exchange has the effect of the distribution of a dividend is made on a shareholder-by-shareholder basis. A distribution will be "substantially disproportionate" with respect to a particular shareholder (thus qualifying for sale or exchange treatment) if that shareholder's actual and constructive percentage interest in Ultimate after his or her shares are treated as redeemed is less than 80% of that shareholder's actual and constructive percentage interest in Ultimate immediately prior to such redemption and, after such redemption, the shareholder owns, actually and constructively, less than 50% of the total combined voting power of all Ultimate stock entitled to vote. Even if a shareholder fails to meet the "substantially disproportionate" test described above, an exemption from dividend treatment may nevertheless be available depending upon the individual shareholder's particular facts and circumstances under the "not essentially equivalent to a dividend" test. For example, under the facts of a published IRS administrative ruling, the receipt of cash by a shareholder whose relative stock interest was minimal

(approximately .0001%) and who exercised no control over the affairs of the issuing corporation was treated as "not essentially equivalent to a dividend."

    BASIS AND HOLDING PERIOD OF ULTIMATE COMMON STOCK RECEIVED. The aggregate basis of the Ultimate Stock to be received by an Audio King shareholder will be the same as the aggregate basis of the Audio King Stock surrendered in exchange therefor, decreased by the amount of cash received (including cash received in lieu of fractional shares), and increased by the amount of gain recognized on the exchange (including any portion of such gain that was treated as a dividend). The holding period of the Ultimate Stock to be received by an Audio King shareholder will include the holding period of the Audio King Stock surrendered in exchange therefor.

    CASH IN LIEU OF A FRACTIONAL SHARES. An Audio King shareholder who receives cash in lieu of a fractional share of Ultimate Stock will generally be obligated to report capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in his or her Audio King Stock allocable to such fractional share interest. Such gain or loss will be long-term if such Audio King Stock has been held for more than one year at the Effective Date.

    BACKUP WITHHOLDING. Under the Code, a shareholder of Audio King Stock may be subject, under certain circumstances, to backup withholding at a 31% rate with respect to the amount of cash, if any, received pursuant to the Merger, unless such shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the IRS.

ACCOUNTING TREATMENT

    The Merger and Other Transactions will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. These transactions result, for financial accounting purposes, in the effective purchase of all the Audio King Stock by Ultimate. Accordingly, the assets and liabilities of Audio King will be adjusted to fair value for financial accounting purposes and the results of operations of Audio King will be included in the results of operations of Ultimate for periods subsequent to the Effective Time.

CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES

    All shares of Ultimate Stock received by Audio King shareholders in the Merger will be freely transferable, except that shares of Ultimate Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Audio King prior to the date of the Audio King Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Audio King generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Audio King, as well as principal shareholders of Audio King.

DISSENTERS' RIGHTS

    The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by reference to the full text of Section 302A.471 and 302A.473 of the MBCA attached to this Proxy Statement/Prospectus as Annex C. Any shareholder who wishes to exercise such dissenters' rights or who wishes to preserve his or her right to do so should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters' rights under the MBCA.

    PROCEDURE TO PRESERVE DISSENTERS' RIGHTS. Under Minnesota law, any holder of Audio King Stock who follows the procedures set forth in Section 302A.473 of the MBCA will be entitled to receive payment in cash of the "fair value" of such shareholder's shares.

    Under Section 302A.473 of the MBCA, if a corporation calls a shareholder meeting at which a plan of merger to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections. This Proxy Statement/ Prospectus constitutes such notice to the shareholders of Audio King and the applicable statutory provisions of the MBCA are attached to this Proxy Statement/Prospectus as Annex C.

    The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Audio King Stock. A shareholder who wishes to exercise dissenters' rights must file with Audio King before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder and must not vote his or her shares in favor of the Merger Agreement.

    The "fair value of the shares" means the value of the shares of Audio King immediately before the effective date of the Merger.

    After the proposed Merger has been approved by the Audio King Board and the Audio King shareholders, Audio King must send a written notice to all shareholders who have not voted their shares in favor of the Merger Agreement and who have filed with Audio King before the vote on the Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder. The notice from Audio King must contain:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertified shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the stockholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    In order to receive the fair market value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the Merger takes effect.

    A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter will be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of such beneficial owner, and will be treated as a dissenting shareholder under the terms of sections 302A.471 and 302A.473 of the MBCA, if the beneficial owner submits written consent of the shareholder holding such beneficial owner's shares to Audio King at the time of or before the assertion of the rights.

    PROCEDURES FOLLOWING AN ASSERTION OF DISSENTERS' RIGHTS. After the Merger takes effect, or after Audio King receives a valid demand for payment, whichever is later, Audio King must remit to each dissenting shareholder who has not voted his or her shares in favor of the proposed Merger and has filed with Audio King before the vote on the proposed Merger a written notice of intent to demand the fair value of the shares owned by such shareholder, the amount Audio King estimates to be the fair value of the shares, plus interest ("interest" commences five days after the effective date of the Merger up to and including the date of payment, calculated at a rate provided under Minnesota law for interest on verdicts and judgments), accompanied by:

        (1) Audio King's balance sheet and statement of operations for a fiscal year ending not more than 16 months before the effective date of the Merger, together with the latest available interim financial statements;

        (2) An estimate by Audio King of the fair value of the shares and a brief description of the procedures to be followed in demanding supplemental payment.

        (3) A copy of sections 302A.471 and 302A.473 of the MBCA, and a brief description of the procedures to be followed in demanding supplemental payment.

    Audio King may withhold the above-described remittance from a person who was not a shareholder on the date the Merger Agreement was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If such dissenter has not voted his or her shares in favor of the proposed Merger Agreement and has filed with Audio King before the vote on the proposed Merger Agreement a written notice of intent to demand the fair value of the shares owned by such shareholder, Audio King must forward to such dissenter the materials described in the preceding paragraph, a statement of reason for withholding the remittance, and an offer to pay to such dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. Such dissenter may decline the offer and demand payment of such dissenter's own estimate of the fair value of the shares, plus interest, by written notice to Audio King. Failure to do so entitles such dissenter only to the amount offered. If such dissenter makes demand, the procedures, costs, fees and expenses described below for petitioning the court will apply.

    If Audio King fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertified shares, it must return all deposited certificates and cancel all transfer restrictions. However, Audio King may require deposit or restrict transfer at a later time and again give notice that contains:

        (1) The address to which a demand for payment and certificates of certified shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed under such sections.

    If a dissenter believes that the amount remitted by Audio King is less than the fair value of the shares plus interest, the dissenter may give written notice to Audio King of the dissenter's own estimate of the fair value of shares, plus interest, within 30 days after Audio King mails the remittance, and demand payment of the difference (a "Demand"). Otherwise, a dissenter is entitled only to the amount remitted by Audio King.

    If Audio King receives a Demand, it must, within 60 days after receiving the Demand, either pay to the dissenter the amount demanded, or an amount agreed to by the dissenter after discussion with Audio King, or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition must be filed in Hennepin County, Minnesota. The petition must name as parties all dissenters who made a Demand and who have not reached agreement with Audio King. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court must determine whether the shareholder or shareholders in question have fully complied with the requirements of section 302A.473 of the MBCA, and must determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Audio King or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted by Audio King, but shall not be liable to Audio King for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

    The court must determine the costs and expenses of any appraisers of a proceeding under the preceding paragraph, including the reasonable expenses and compensation of any appraisers appointed by the court, and must assess those costs and expenses against Audio King, except that the court may assess part or all of those costs and expenses against a dissenter whose Demand is found to be arbitrary, vexatious, or not in good faith.

    If the court finds that Audio King has failed to comply substantially with section 302A.473 of the MBCA, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The following unaudited pro forma combined condensed financial information combines the historical balance sheets and statements of operations of Ultimate and Audio King after giving effect to the Merger. The unaudited pro forma combined condensed balance sheet at January 31, 1997 gives effect to the Merger as if it had occurred at January 31, 1997 and reflects Ultimate's balance sheet at January 31, 1997 and Audio King's balance sheet at December 31, 1996. The unaudited pro forma combined condensed statements of operations for the twelve months ended January 31, 1997 give effect to the Merger as if it had occurred at February 1, 1996. The unaudited pro forma combined condensed statements of operations for the twelve months ended January 31, 1997 reflect Audio King's historical results of operations recasted from its fiscal year ended June 30, 1996 to an assumed fiscal year ended December 31, 1996 by adding and deducting the results of operations for the six months ended December 31, 1996 and 1995, respectively, to and from the results of operations for the fiscal year ended June 30, 1996. The pro forma adjustments account for the Merger as a purchase and are based upon the assumptions set forth in the notes hereto.

    The unaudited pro forma combined condensed financial information reflects the Merger at Ultimate's closing price of $2.625 on March 4, 1997 for one half of Audio King's outstanding shares on the consummation date of the Merger, which calculation results in 987,977 shares of Ultimate Stock being issued in the Merger.

    The following unaudited pro forma combined condensed financial information has been prepared from, and should be read in conjunction with, the historical financial statements and related notes of Ultimate and Audio King contained elsewhere in this Proxy Statement/Prospectus. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date, or at the beginning of the periods, for which the Merger is being given effect nor is it necessarily indicative of future operating results or financial position. Instead, it reflects actual historical results of the combined companies without benefit of savings or other efficiencies that are expected to be achieved.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                AS OF JANUARY 31, 1997
                                                                 ----------------------------------------------------
                                                                                                   PRO FORMA
                                                                        HISTORICAL         --------------------------
                                                                 ------------------------   ADJUSTMENTS
                                                                  ULTIMATE    AUDIO KING     (NOTE 1)      COMBINED
                                                                 -----------  -----------  -------------  -----------
ASSETS:
Current assets:
  Cash and cash equivalents....................................   $     764    $      11   $    4,294(a)   $     775
                                                                                               (1,009)(b)
                                                                                                 (815)(c)
                                                                                               (2,470)(d)
  Accounts receivable..........................................      13,788        3,790           --         17,578
  Merchandise inventories......................................      41,414       10,041           --         51,455
  Prepaid expenses and other...................................         642          627           --          1,269
                                                                 -----------  -----------  -------------  -----------
    Total current assets.......................................      56,608       14,469           --         71,077
  Property and equipment, net..................................      44,632        5,591           --         50,223
  Property under capitalized leases............................       1,019          968           --          1,987
  Excess of purchase price over net assets acquired (Note 2)...          --        1,162       (1,162)(e)      1,421
                                                                                                1,421(e)
  Other assets.................................................       1,051          232           --          1,283
                                                                 -----------  -----------  -------------  -----------
Total assets...................................................   $ 103,310    $  22,422   $      259      $ 125,991
                                                                 -----------  -----------  -------------  -----------
                                                                 -----------  -----------  -------------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable.............................................   $  21,651    $   6,256   $       --      $  27,907
  Accrued liabilities..........................................       6,257        2,298           --          8,555
  Current portion of term loans................................         262          500         (500)(a)        962
                                                                                                  700(a)
  Current portion of capital lease obligations.................         287           36           --            323
  Deferred tax liability.......................................         283           --           --            283
                                                                 -----------  -----------  -------------  -----------
    Total current liabilities..................................      28,740        9,090          200         38,030
  Note payable.................................................      17,237        2,650       (2,650)(a)     23,431
                                                                                                6,194(a)
  Terms loans, less current portion............................         928        2,250       (2,250)(a)      3,728
                                                                                                2,800(a)
  Bonds payable................................................      13,000           --           --         13,000
  Capital lease obligations, less current portion..............       1,007        1,009           --          2,016
  Deferred tax liability.......................................         695           --           --            695
  Other liabilities............................................          --          650           --            650
Stockholders' equity:
  Common stock.................................................          70            3           10(d)          80
                                                                                                   (3)(f)
  Additional paid-in capital...................................      31,009        4,560        2,583(d)      33,737
                                                                                               (4,560)(f)
                                                                                                  145(g)
  Retained earnings............................................      10,624        2,210       (2,210)(f)     10,624
                                                                 -----------  -----------  -------------  -----------
    Total stockholders' equity.................................      41,703        6,773       (4,035)        44,441
                                                                 -----------  -----------  -------------  -----------
Total liabilities and stockholders' equity.....................   $ 103,310    $  22,422   $      259      $ 125,991
                                                                 -----------  -----------  -------------  -----------
                                                                 -----------  -----------  -------------  -----------

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        TWELVE MONTHS ENDED JANUARY 31, 1997
                                                                -----------------------------------------------------
                                                                       HISTORICAL
                                                                ------------------------
                                                                 ULTIMATE                          PRO FORMA
                                                                ELECTRONICS, AUDIO KING   ---------------------------
                                                                   INC.      CORPORATION   ADJUSTMENTS     COMBINED
                                                                -----------  -----------  --------------  -----------
Net Sales.....................................................   $ 261,154    $  66,494    $      --       $ 327,648
  Cost of goods sold..........................................     191,903       42,009           --         233,912
                                                                -----------  -----------       -----      -----------
Gross profit..................................................      69,251       24,485            0          93,736
  Selling, general and administrative expenses................      64,786       24,554            8(h)       89,348
                                                                -----------  -----------       -----      -----------
Income (loss) from operations.................................       4,465          (69)          (8)          4,388
  Interest expense, net.......................................       3,210          734          354(i)        4,298
                                                                -----------  -----------       -----      -----------
Income (loss) before taxes....................................       1,255         (803)        (362)             90
  Income taxes................................................         470         (299)        (149)(j)          22
                                                                -----------  -----------       -----      -----------
Net income (loss).............................................   $     785    $    (504)   $    (213)      $      68
                                                                -----------  -----------       -----      -----------
                                                                -----------  -----------       -----      -----------
Earnings per share............................................   $    0.11                                 $    0.01
                                                                -----------                               -----------
                                                                -----------                               -----------
Weighted average shares outstanding...........................       6,995                     1,043(k)        8,038
                                                                -----------                    -----      -----------
                                                                -----------                    -----      -----------

    The accompanying notes are an integral part of these pro forma combined condensed financial statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                   BALANCE SHEET AND STATEMENT OF OPERATIONS
                             AS OF JANUARY 31, 1997

NOTE 1:  PRO FORMA ADJUSTMENTS ASSUMING COMPLETION OF THE MERGER
(a) Adjustment to record proceeds from a bank under a five-year term loan ($3,500,000) (which Ultimate expects to secure in connection with the Merger) and proceeds from Ultimate's revolving line of credit ($6,194,000) and repayment of Audio King's working capital line of credit and term loan ($5,400,000).
(b) Adjustment for the payment of $1,009,000 to certain executives and other employees under terms of the severance agreements.
(c) Adjustment for direct acquisition costs, primarily brokers fees, legal and accounting expenses of approximately $815,000.
(d) Adjustment to record the acquisition of all of Audio King's 2,822,791 shares outstanding (1,411,395 acquired for cash of $1.75 share; 1,411,396 acquired by the issuance of 987,677 shares of Ultimate Stock at $2.625 per share).
(e) Adjustment to eliminate Audio King's pre-existing excess of purchase price over net assets acquired of $1,162,000 and to record excess of purchase price over net assets acquired resulting from the Merger of $1,421,000.
(f) Adjustment to eliminate Audio King's equity accounts.
(g) Adjustment for the value of Audio King Options held primarily by employees and directors and converted into Ultimate options. See Note (ii) of Note 2 of Notes to Unaudited Pro Forma Combined Condensed Balance Sheet at Statement of Operations.
(h) Adjustment to record additional amortization of goodwill resulting in total amortization expense equivalent to amortizing goodwill ($1,421,000) over a 30 year life.
(i) Adjustment to increase interest expense associated with Merger financing net of decrease resulting from the retirement of Audio King's working capital line of credit and term loan.
(j) Adjustment of the federal and state income tax provisions based upon the pro forma operations.
(k) To adjust the weighted average shares outstanding to reflect the pro forma effect of the shares of Ultimate Stock issued for Audio King Stock. The pro forma earnings per share reflect the assumed issuance of approximately 55,000 shares of Ultimate Stock (using the Treasury Stock method) to give effect to the potential exercise of the Audio King Options converted into Ultimate options discussed in (g) above.

NOTE 2:  PURCHASE PRICE SUMMARY AND RELATED ALLOCATION

    A summary of the purchase price and the related allocation is as follows (in thousands, except share and per share data):

Purchase Price:
  $1.75 per share for 1,411,395 shares of Audio King Stock(i).........  $   2,470
  Exchange 1,411,396 shares of Audio King Stock for 0.7 shares
    (987,977 shares) of Ultimate Stock at $2.625 per share(i).........      2,593
  Exchange of Audio King Options(ii)..................................        145
  Fees and expenses related to Merger.................................        815
  Lump-sum severance payments due within one year after consummation
    of Merger(iii)....................................................      1,009
                                                                        ---------
    Total purchase price..............................................  $   7,032
                                                                        ---------
                                                                        ---------
Allocation (based upon fair value):
  Cash and cash equivalents...........................................  $      11
  Accounts receivable.................................................      3,790
  Merchandise inventories.............................................     10,041
  Prepaid expenses and other..........................................        859
  Property, equipment and property under capitalized leases,
    net(iv)...........................................................      6,559
  Accounts payable, accrued liabilities and other.....................     (9,204)
  Debt and capital lease obligations..................................     (6,445)
  Excess of purchase price over net assets acquired(iv)...............      1,421
                                                                        ---------
    Total allocation..................................................  $   7,032
                                                                        ---------
                                                                        ---------

(i) The Merger Agreement provides that, subject to certain proration provisions, Audio King shareholders may elect for each share of Audio King Stock either $1.75 or 0.7 shares of Ultimate Stock.

(ii) Under the terms of the Merger Agreement, all Audio King Options that have exercise prices below 70% of Ultimate Stock price based upon the average of the closing sale price on the Nasdaq National Market of the Ultimate Stock over the ten trading days prior to the effective date will be able to be exercised (and the difference between (a) the exercise price divided by 0.7 and (b) $1.75 will be paid to the holder) or exchanged for an equivalent option to purchase Ultimate Stock. Each option for Ultimate Stock will have the same vesting and term as the old Audio King Option. All other Audio King Options outstanding will be canceled. Options to acquire 214,500 shares of Audio King Stock are outstanding with an exercise price ranging from $.75 to $1.50 per share. Ultimate has recorded the difference between the consideration given of $1.8375 per share of Audio King Stock and the proceeds to be received upon exercise as additional purchase price. In addition, options to acquire 152,813 shares of Audio King Stock are outstanding with an exercise price ranging from $1.875 to $4.625 and may be considered as part of the purchase price depending upon Ultimate Stock price as defined above.

(iii) Upon consummation of the Merger, certain executives and other employees will receive severance and termination payments over a period generally not to exceed one year. See "The Merger-- Conflicts of Interest."

(iv) Property, equipment and property under capitalized leases are comprised primarily of leasehold improvements, store fixtures, office equipment, and property under capitalized leases. In the opinion of management, the net book value of such assets approximates its fair market value. Ultimate expects to expand certain of the current Audio King stores. Because of such, some assets may be disposed of prior to their current expected lives.

                    SELECTED ULTIMATE FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    The selected historical financial information of Ultimate set forth below (except for operating data) were derived from the financial statements of Ultimate for each of the five fiscal years in the period ended January 31, 1997. The financial statements for each of the three years in the period ended January 31, 1997 have been audited by Ernst & Young LLP, independent auditors, whose report with respect to each of the three fiscal years ended January 31, 1997 appears elsewhere in this Proxy Statement/Prospectus. The selected financial information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Proxy Statement/Prospectus and with "Ultimate Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           YEAR ENDED JANUARY 31,
                                              ---------------------------------------------------------------------------------
                                                   1997             1996             1995             1994            1993
                                              ---------------  ---------------  ---------------  --------------  --------------
INCOME STATEMENT DATA:
Net sales...................................  $     261,154    $     251,807    $     165,069    $     88,158    $     62,619
Cost of goods sold..........................        191,903          184,343          120,588          63,536          43,947
                                              ---------------  ---------------  ---------------  --------------  --------------
Gross profit................................         69,251           67,464           44,481          24,622          18,672
Selling, general and administrative
  expenses..................................         64,786           59,525           36,276          20,610          16,104
                                              ---------------  ---------------  ---------------  --------------  --------------
Income from operations......................          4,465            7,939            8,205           4,012           2,568
Interest expense, net.......................          3,210            1,866              407             374             509
                                              ---------------  ---------------  ---------------  --------------  --------------
Income before taxes and cumulative effect of
  change in accounting method...............          1,255            6,073            7,798           3,638           2,059
Income taxes................................            470            2,241            2,908             190              --
                                              ---------------  ---------------  ---------------  --------------  --------------
Income before cumulative effect of change in
  accounting method.........................            785            3,832            4,890           3,448           2,059
Cumulative effect of change in accounting
  for preopening expenses, net of
  taxes(1)..................................             --             (988)              --              --              --
                                              ---------------  ---------------  ---------------  --------------  --------------
Net income..................................  $         785    $       2,844    $       4,890    $      3,448    $      2,059
                                              ---------------  ---------------  ---------------  --------------  --------------
                                              ---------------  ---------------  ---------------  --------------  --------------
Pro forma information:
  Historical income before taxes and
    cumulative effect of change in
    accounting method.......................                                    $       7,798    $      3,638           2,059
  Income taxes or charge in lieu of income
    taxes for S corporation(2)..............                                            2,908           1,355             775
                                                                                ---------------  --------------  --------------
  Pro forma income before cumulative effect
    of change in accounting method..........                                            4,890           2,283           1,284
  Pro forma effect of change in accounting
    method, net of taxes(1).................                                             (678)           (278)             28
                                                                                ---------------  --------------  --------------
  Pro forma net income......................                                    $       4,212    $      2,005    $      1,312
                                                                                ---------------  --------------  --------------
                                                                                ---------------  --------------  --------------
  Earnings per share before cumulative
    effect of change in accounting
    method(1)...............................  $          --    $         .65    $          --    $         --    $         --
Earnings per share..........................            .11              .48              .88              --              --
Pro forma earnings per share(1,2)...........             --               --              .76             .48             .37
Weighted average shares outstanding.........          6,995            5,906            5,583           4,188           3,582

                                                                           YEAR ENDED JANUARY 31,
                                              ---------------------------------------------------------------------------------
                                                   1997             1996             1995             1994            1993
                                              ---------------  ---------------  ---------------  --------------  --------------
OPERATING DATA:
Number of stores open at end of period......             18               18               14              11               9
Inventory turns(3)..........................            4.7              5.1              5.5             6.1             5.2
Average sales per store open during the
  entire period presented(4)................  $  13,906,000    $  14,784,000    $  12,808,000    $  8,358,000    $  6,654,000
Retail sales per weighted average square
  foot of selling space.....................  $         905    $       1,185    $       1,336    $      1,067    $        836
Comparable store sales change(5)............            (16)%             (2)%             29%             24%             17%

                                                                                 JANUARY 31,
                                              ---------------------------------------------------------------------------------
                                                       1997             1996             1995            1994            1993
                                              ---------------  ---------------  ---------------  --------------  --------------
BALANCE SHEET DATA:
Working capital.............................  $      27,868    $      30,995    $       4,061    $     15,694    $      2,576
Total assets................................        103,310          100,466           69,194          39,538          17,313
Long-term debt(6)...........................         31,165           31,996               --              --             167
Capital lease obligations(6)................          1,007            1,295            3,120           2,930           3,262
Total stockholders' equity..................         41,703           40,918           25,611          20,721           3,313

------------------------

(1) During fiscal 1996, Ultimate changed its accounting method for preopening expenses, resulting in a cumulative effect adjustment of ($0.17) per share, net of taxes. The income statement data includes certain pro forma adjustments for the years prior to fiscal 1996 to reflect this change in accounting method.

(2) Prior to October 15, 1993, Ultimate was not subject to income taxes because of its S corporation status. The income statement data includes certain pro forma adjustments to reflect a provision for income taxes as if Ultimate had been paying federal and state income taxes as a C corporation throughout the periods presented at the rate applicable in each period.

(3) Calculated based upon the average of end-of-month inventory levels.

(4) Excludes warehouse sales.

(5) Comparable store sales are for stores open at least 13 months and exclude recently relocated and expanded stores for 13 months after their completion date.

(6) Less current portions.

                ULTIMATE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH ULTIMATE'S HISTORICAL FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS REPORT ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, AMONG OTHERS, GENERAL ECONOMIC CONDITIONS, ULTIMATE'S ABILITY TO COMPLETE ITS ACQUISITION OF AUDIO KING IN A TIMELY, EFFECTIVE AND COST-EFFICIENT MANNER, ULTIMATE'S ABILITY TO INTEGRATE AUDIO KING'S OPERATIONS INTO ITS OWN OPERATIONS, THE SYNERGISTIC EFFECTS OF THE MERGER, IF ANY, COST AND AVAILABILITY OF SUITABLE STORE LOCATIONS, COST EFFECTIVE AND TIMELY CONSTRUCTION OF NEW STORES, FLUCTUATIONS IN CONSUMER DEMAND, COMPETITIVE FACTORS, ULTIMATE'S ABILITY TO ADDRESS ADEQUATELY ALL OF THE CHANGING DEMANDS THAT ITS PLANNED EXPANSION WILL IMPOSE, THE RESULTS OF FINANCING EFFORTS AND OTHER RISK FACTORS DETAILED IN "RISK FACTORS" AND ULTIMATE'S COMMISSION FILINGS.

    RESULTS OF OPERATIONS. The following table is derived from Ultimate's statements of income for the periods indicated and presents the results of operations as a percentage of net sales.

                                                          PERCENTAGE OF NET SALES FOR THE
                                                              YEARS ENDED JANUARY 31,
                                                       -------------------------------------
                                                          1997         1996         1995
                                                       -----------  -----------  -----------
Net sales............................................      100.0%       100.0%       100.0%
Cost of goods sold...................................       73.5         73.2         73.1
                                                           -----        -----        -----
Gross profit.........................................       26.5         26.8         26.9
Selling, general and administrative expenses.........       24.8         23.6         22.0
                                                           -----        -----        -----
Income from operations...............................        1.7          3.2          4.9
Interest expense, net................................        1.2          0.8          0.2
                                                           -----        -----        -----
Income before taxes and accounting change............        0.5          2.4          4.7
Income taxes.........................................        0.2          0.9          1.7
                                                           -----        -----        -----
Income before effect of change in accounting
  method.............................................        0.3          1.5          3.0
Pro forma effect of change in accounting method......      --           --            (0.4)
                                                           -----        -----        -----
Pro forma net income.................................        0.3%         1.5%         2.6%
                                                           -----        -----        -----
                                                           -----        -----        -----

    FISCAL 1997 COMPARED TO FISCAL 1996. For the year ending January 31, 1997, sales were $261.2 million, a 4% increase from sales of $251.8 million for the same period in the prior year. The increase in sales during fiscal 1997 was due primarily to the opening of new stores in Utah, Idaho and Oklahoma since July 1995 and the relocation and expansion of three of its Colorado stores. Comparable store sales decreased 16% for the year ended January 31, 1997 compared to a decrease of 2% in comparable store sales for the year ended January 31, 1996. The decrease in comparable store sales over the past year was due in part to a sluggish retail environment for consumer electronics and increased competition in Ultimate's markets.

    Gross profit in fiscal 1997 increased 3% to $69.3 million (26.5% of net sales) from $67.5 million (26.8% of net sales) in fiscal 1996. The increase in gross profit was directly related to the increase in sales.

    Selling, general and administrative expenses in fiscal 1997 increased 9% to $64.8 million (24.8% of net sales) from $59.5 million (23.6% of net sales) in fiscal 1996. The percentage increase in selling, general and administrative expenses was due primarily to increased advertising expenses that were incurred to establish Ultimate's name in the new markets it entered. In addition, depreciation, rent and property taxes increased in fiscal 1997 due to the number of stores with larger formats in operation for an entire year and the additional costs associated with the new warehouse, office, service and store facility (the "Thornton Facility").

    As a result of the foregoing, income from operations in fiscal 1997 decreased 44% to $4.5 million (1.7% of net sales) from $7.9 million (3.2% of net sales) in fiscal 1996.

    Interest expense, net in fiscal 1997 increased to $3.2 million from $1.9 million in fiscal 1996 due to higher average amounts outstanding under Ultimate's revolving line of credit that was used for new store expansion over the past year and additional interest expense from the 10.25% First Mortgage Bonds due January 31, 2005 (the "Bonds") used for the construction of Ultimate's new Thornton Facility. Ultimate's effective tax rate of 37.4% in fiscal 1997 increased slightly from the 36.9% tax rate in fiscal 1996.

    FISCAL 1996 COMPARED TO FISCAL 1995. Net sales for fiscal 1996 increased 53% to $251.8 million from $165.1 million in fiscal 1995. The increase in sales during fiscal 1996 was due primarily to the opening of new stores in Nevada, New Mexico, Utah, Idaho and Oklahoma since October 1994. Comparable store sales decreased 2% for the year ended January 31, 1996 compared to an increase of 29% in comparable store sales for the year ended January 31, 1995. The small decrease in comparable store sales over the past year was due in part to a sluggish retail environment, particularly in the fourth quarter of fiscal 1996, increased competition in Ultimate's markets during the past year and the opening of new stores within markets Ultimate already serves which store openings adversely affected sales at the existing stores in these markets.

    Gross profit in fiscal 1996 increased 52% to $67.5 million (26.8% of net sales) from $44.5 million (26.9% of net sales) in fiscal 1995. The increase in gross profit was directly related to the increase in sales.

    Selling, general and administrative expenses in fiscal 1996 increased 64% to $59.5 million (23.6% of net sales) from $36.3 million (22.0% of net sales) in fiscal 1995. The increase in selling, general and administrative expenses as a percentage of sales was due primarily to an increase in net advertising expenses as Ultimate entered new markets.

    As a result of the foregoing, income from operations in fiscal 1996 decreased 3% to $7.9 million (3.2% of net sales) from $8.2 million (4.9% of net sales) in fiscal 1995.

    Interest expense in fiscal 1996 increased to $1.9 million from $407,000 in fiscal 1995 reflecting higher borrowings used for expansion and the additional inventory necessary for the new stores. Ultimate's effective tax rate of 36.9% in fiscal 1996 decreased slightly from the 37.3% tax rate in fiscal 1995 due primarily to Ultimate entering markets where no state income tax is assessed.

    Effective February 1, 1995, Ultimate changed its accounting method for preopening expenses and began expensing costs as incurred. This change resulted in a one time charge to income of $988,000 (net of taxes) or 17 cents per share for the year ended January 31, 1996.

    LIQUIDITY AND CAPITAL RESOURCES. Historically, Ultimate's primary sources of liquidity have been net cash from operations and from revolving credit lines and term loans. Over the last three and one-half years, Ultimate has expanded its operations outside Colorado and now operates stores in six states. Ultimate has funded this expansion in part through two public offerings of its common stock. Ultimate's initial public offering in October 1993 resulted in net proceeds of $18.2 million (net of underwriting discounts). Ultimate completed a second offering of Ultimate Stock in November 1995 and received net proceeds of $12.7 million (net of underwriting discounts).

    In March 1995, Ultimate received proceeds of $12.3 million (net of the underwriting discount and other associated costs) from the sale of $13.0 million aggregate principal amount of the Bonds (the "Bond Offering"). The proceeds of the Bond Offering were used to fund a substantial portion of the construction of Ultimate's Thornton Facility. Interest on the Bonds accrues at the rate of 10.25% per year until maturity or earlier redemption. Ultimate is required to redeem $3.25 million aggregate principal amount of the

Bonds annually (reduced to the extent of the bonds purchased or redeemed by Ultimate earlier) on January 31, 2002 and on January 31 of each of the three years thereafter, at a redemption price equal to par plus accrued interest to the date of redemption. The Bonds are not redeemable prior to March 31, 2000 and are secured by the Thornton Facility.

    Net cash provided by operations was $8.1 million for the year ended January 31, 1997 compared to net cash used in operations of $10.7 million for the year ended January 31, 1996. The increase in cash provided by operations over the past year was primarily the result of stabilized inventory and accounts receivable levels as Ultimate completed its prior year expansion into new markets.

    Ultimate intends to continue its expansion into select metropolitan areas in the Rocky Mountain, Midwest and Southwest regions with its larger format stores. As part of this expansion process, on March 4, 1997, Ultimate announced the signing of a Merger Agreement with Audio King. Audio King, a consumer specialty electronics company, operates eleven retail stores; eight in Minnesota, two in Iowa and one in South Dakota. In fiscal 1998, Ultimate expects to relocate and expand two of its Colorado stores to its larger store format. In fiscal 1999, Ultimate expects to expand or relocate and expand at least two of the Audio King stores into Ultimate's larger store format.

    Ultimate's primary capital requirements are directly related to expenditures for new store openings and the remodeling and upgrading of existing store locations. The increase over the past two fiscal years in the purchase of property and equipment is a result of these capital requirements. With the exception of Thornton, all stores opened in the last two fiscal years have been leased. Capital expenditures to open these new stores have averaged $2.3 million, excluding preopening costs ranging from $300,000 to $600,000. Capital expenditures to relocate and expand existing stores in fiscal 1998 are expected to average $2.0 million per store, excluding preopening expenses ranging from $100,000 to $300,000. Preopening costs include such items as advertising prior to opening, recruitment and training of new employees and any costs of early termination of store leases. Effective February 1, 1995, Ultimate changed its method of accounting for preopening expenses and began expensing preopening costs as incurred prior to the relocation or opening of a new store. Ultimate's financial statements for the year ended January 31, 1996 reflect the cumulative effect of this change in accounting method. The initial inventory requirement for Ultimate's new larger format stores averages approximately $2.4 million per store, approximately $1.0 million of which is financed through trade credit.

    In May 1995, Ultimate completed a sale/leaseback transaction with Cirque Property L.C. for $5.6 million for a store and adjacent retail space located in Las Vegas, Nevada. Proceeds of the sale were used to pay down a portion of Ultimate's revolving line of credit.

    Ultimate executed a new revolving line of credit agreement with Norwest Bank Colorado, N.A. on November 21, 1996 that expires on September 30, 1998. Borrowings under the revolving line of credit are limited to the lesser of $35 million or 70% of eligible inventory. The highest amount outstanding during the term of this agreement was $25.7 million. Borrowings under this credit facility in the amount of $17.2 million were outstanding as of January 31, 1997. Due to lower than expected sales performance in the fourth quarter of fiscal 1997, Ultimate was in violation of certain of its financial covenants under the current credit agreement and received a waiver from the bank for the violations. On March 11, 1997, the credit agreement was amended to reduce the minimum net worth requirement and the maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization. Management believes Ultimate's operations for fiscal 1998 will be sufficient to enable Ultimate to be in compliance with the amended covenants for all periods of fiscal year 1998. Accordingly, amounts payable under the term loan agreement are classified as long term in the accompanying balance sheet. Ultimate expects to borrow an additional three to five million dollars under a term loan agreement with its primary lender to cover acquisition costs associated with the proposed merger with Audio King and expects borrowings under the current line of credit to increase six to nine million dollars to retire Audio Kings' current debt.

    Ultimate believes that its cash flow from operations and borrowings under existing and new credit facilities will be sufficient to fund Ultimate's operations, purchase of Audio King and associated acquisition costs, and its store relocation plans for fiscal 1998. There can be no assurance that Ultimate will not experience significant delays, cost overruns or completion problems in connection with the relocation of existing stores or the acquisition of Audio King. Moreover, there can be no assurance that the capital requirements for Ultimate's stores will not exceed Ultimate's current estimates. In order to fund the capital requirements for its anticipated expansion plans beyond fiscal 1998, Ultimate will be required to seek additional financing, which may take the form of expansion of its existing credit facility or possibly additional debt or equity financings. There can be no assurance that Ultimate will be able to obtain such funds on favorable terms, if at all.

    SEASONALITY. Ultimate's business is affected by seasonal consumer buying patterns. As is the case with other retailers, Ultimate's sales and profits have been greatest in the fourth quarter (which includes the Christmas selling season). Due to a slower than expected Christmas selling season during fiscal 1997, Ultimate's sales were substantially below expectations during these months and Ultimate's annual results were affected in an adverse and disproportionate manner. Operating results are dependent upon a number of factors, including discretionary consumer spending, which is in turn affected by local, regional or national economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation. Ultimate's quarterly results of operations may fluctuate significantly as a result of a number of factors, including the timing of new or relocated and expanded store openings and related expenses, the success of new stores and the impact of new stores on existing stores, among others. As Ultimate has opened additional stores or relocated and expanded stores within markets it already serves, sales at existing stores have been adversely affected. Such adverse effects may occur in the future. Ultimate's quarterly operating results also may be affected by increases in merchandise costs, price changes in response to competitive factors, new and increased competition, product availability and the costs associated with the opening of new stores.

                   SELECTED AUDIO KING FINANCIAL INFORMATION

    The selected historical information of Audio King set forth below are derived from the financial statements of Audio King for each of the five fiscal years in the period ended June 30, 1996 and the six months ended December 31, 1996 and 1995. The financial statements for each of the five years in the period ended June 30, 1996 have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect to each of the three years ended June 30, 1996 appears elsewhere in this Proxy Statement/Prospectus. In the opinion of Audio King management, such unaudited information as of December 31, 1996 and 1995 includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of this information. Due to the seasonal nature of Audio King's business, results for the six months ended December 31, 1996 are not indicative of the results that may be expected for any other interim period or for the year as a whole. The selected financial information should be read in conjunction with the consolidated financial statements and related Notes included elsewhere in this Proxy Statement/Prospectus and with "Audio King Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    SIX MONTHS ENDED
                                                      DECEMBER 31,                       YEAR ENDED JUNE 30,
                                                  --------------------  -----------------------------------------------------
                                                    1996       1995       1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE, NUMBER OF STORES AND PER SQUARE FOOT DATA)

STATEMENT OF OPERATIONS DATA:
Net sales.......................................  $  35,348  $  34,996  $  65,567  $  56,914  $  45,826  $  34,314  $  29,240
Cost of merchandise sold........................     22,615     21,785     41,180     36,062     28,970     21,312     18,115
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit....................................     12,733     13,211     24,387     20,852     16,856     13,002     11,125
Selling, general and administrative expenses....     12,075     12,200     24,679     19,472     15,484     12,155     10,566
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income (loss).........................        658      1,011       (292)     1,380      1,372        846        559
Interest expense, net...........................        324        240        649        317        179        151        183
Other income....................................         --         --        575         --         --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative
  effect of change in accounting for income
  taxes.........................................        334        771       (366)     1,063      1,193        695        376
Provision (benefit) for income taxes............        140        324       (115)       430        511        313        169
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) before cumulative effect of
  change in accounting for income taxes.........         --         --       (251)       633        682        382        207
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Cumulative effect on prior years of change in
  accounting for income taxes(1)................         --         --         --         --        (45)        --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................  $     194  $     447  $    (251) $     633  $     637  $     382  $     207
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS (LOSS) PER SHARE:
Net income (loss) before cumulative effect of
  change in accounting for income taxes.........  $    0.07  $    0.16  $    0.09  $    0.23  $    0.25  $    0.14  $    0.09
Cumulative effect on prior years of change in
  accounting for income taxes(1)................         --         --         --         --      (0.02)        --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss) per share.....................       0.07       0.16      (0.09)      0.23       0.23       0.14       0.09
Weighted average number of common shares
  outstanding...................................      2,813      2,771      2,735      2,811      2,814      2,717      2,210
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
STORE DATA:
Number of retail stores open at end of period...         11         11         11         11         10          9          9
Weighted average annual net retail sales per
  store.........................................         --         --  $   5,960  $   5,629  $   4,719  $   3,813  $   3,249
Weighted average annual net retail sales per
  square foot of retail space...................         --         --  $     706  $     807  $     793  $     733  $     718

                                                    SIX MONTHS ENDED
                                                      DECEMBER 31,                       YEAR ENDED JUNE 30,
                                                  --------------------  -----------------------------------------------------
                                                    1996       1995       1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE, NUMBER OF STORES AND PER SQUARE FOOT DATA)
BALANCE SHEET DATA:
Working capital.................................  $   5,378  $   8,685  $   6,450  $   6,587  $   4,744  $   4,043  $   3,726
Inventories.....................................     10,041     10,601      8,727      8,398      6,864      5,048      4,561
Total assets....................................     22,422     24,475     20,880     18,398     14,860     10,988      9,860
Long-term obligations, less current portion.....      5,908      8,832      7,750      6,201      3,955      2,673      2,298
Total liabilities...............................     15,649     17,305     14,301     11,687      8,932      5,703      4,981
Shareholders' investment........................      6,773      7,170      6,579      6,711      5,929      5,285      4,879

------------------------

(1) On July 1, 1993, Audio King adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," resulting in a non-recurring charge to operations of $45,000.

                AUDIO KING MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH AUDIO KING'S HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROXY STATEMENT. STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS REPORT ARE FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, AMONG OTHERS, AUDIO KING'S ABILITY TO COMPLETE THE PROPOSED MERGER WITH ULTIMATE, GENERAL ECONOMIC CONDITIONS, THE RESULTS OF FINANCING EFFORTS AND OTHER RISK FACTORS DETAILED IN "RISK FACTORS" AND IN AUDIO KING'S COMMISSION FILINGS.

    RESULTS OF OPERATIONS. For the past several years, Management has been directed to make long-term investments which will provide the best long-term return for Audio King's shareholders. The growth strategy for Audio King has been its "promoting specialist strategy" which emphasizes consultative selling coupled with broad selection, competitive prices, outstanding display and demonstration facilities and aggressive advertising and promotion. Audio King has pursued this strategy since 1992 through investment in its stores by expanding the demonstration and display space at its existing stores, adding two new stores in the Iowa marketplace and expanding investment in advertising and promotion. The following table shows the growth in sales that has resulted from Audio King's shift from small stores to large stores incorporating the promoting specialist strategy:

                            SMALL STORES     LARGE STORES
               SALES        (UNDER 6,000      (OVER 6,000                    TOTAL
  YEAR     (IN THOUSANDS)   SQUARE FEET)     SQUARE FEET)    NEW STORES     STORES
---------  --------------  ---------------  ---------------  -----------  -----------
  1992       $   29,240               5                4              0            9
  1993           34,314               3                6              0            9
  1994           45,826               2                7              1           10
  1995           56,914               2                8              1           11
  1996           65,567               2                9              0           11

    The following table sets forth, for the periods indicated, certain items in Audio King's Statements of Operations as a percentage of net sales.

                                                                                         PERCENTAGE OF NET SALES FOR THE YEARS
                                                         SIX MONTHS       SIX MONTHS                ENDED JUNE 30,
                                                       ENDED DECEMBER   ENDED DECEMBER   -------------------------------------
                                                          31, 1996         31, 1995         1996         1995         1994
                                                       ---------------  ---------------  -----------  -----------  -----------
Net sales............................................        100.0%           100.0%         100.0%       100.0%       100.0%
Cost of goods sold...................................         64.0             62.2           62.8         63.4         63.2
                                                             -----            -----          -----        -----        -----
Gross profit.........................................         36.0             37.8           37.2         36.6         36.8
Selling, general and administrative expenses.........         34.2             34.9           37.6         34.2         33.8
                                                             -----            -----          -----        -----        -----
Income (loss) from operations........................          1.8              2.9           (0.4)         2.4          3.0
Interest expense, net................................          0.9              0.7            1.0          0.6          0.4
Other income.........................................           --               --            0.8           --           --
                                                             -----            -----          -----        -----        -----
Income (loss) before taxes and accounting changes....          0.9              2.2           (0.6)         1.8          2.6
Income taxes.........................................          0.4              0.9           (0.2)         0.7           --
Cumulative effect of change in accounting for income
  taxes..............................................           --               --             --           --          1.2
                                                             -----            -----          -----        -----        -----
Net income (loss)....................................          0.5%             1.3%          (0.4)%        1.1%         1.4%
                                                             -----            -----          -----        -----        -----
                                                             -----            -----          -----        -----        -----

    SIX MONTHS ENDED DECEMBER 31, 1996 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1995. Net sales for the six-month period ended December 31, 1996 were $35,348,000, an increase of 1.0% from net sales of $34,996,400 for the same period in the prior year. Comparable store sales decreased 1% for the six-month period ended December 31, 1996 over the same period last year. Management believes the sales results were due to the competitive nature of the consumer electronics industry and the overall consumer spending levels during the past holiday season.

    Seasonality is a factor in Audio King's results of operations on a quarterly basis. Net sales for Audio King's first and fourth quarters historically have represented the weakest sales quarters of the year. Audio King's second quarter which ended December 31 is typically the strongest quarter, due to the higher demand associated with the holiday season.

    For the six-month period ended December 31, 1996, gross profit decreased 3.6% to $12,733,200 from $13,211,000 for the same period in the prior year. Gross profit as a percentage of net sales for the six-month period ended December 31, 1996 was 36.0% as compared to 37.7% for the same period in the prior year. The decrease in gross margin percentage was due primarily to higher levels of promotion pricing coupled with continued deflation of prices in the consumer electronics industry.

    For the six-month period ended December 31, 1996, selling, general, and administrative expenses as a percentage of net sales decreased to 34.2% from 34.9% in the same period in the prior year. Selling, general, and administrative expenses for the six-month period ended December 31, 1996 decreased approximately 1.0% or $125,000 over the comparable period in the prior year. The decreases in selling, general, and administrative expenses are due primarily to higher depreciation expense in the prior year due to writing off leasehold improvements related to the Edina store remodeling and a decrease in advertising expense in the current period.

    For the six-month period ended December 31, 1996, interest expense was approximately $324,500 compared to approximately $239,300 for the same period in the prior year.

    Audio King's effective income tax rate was estimated at 42.0% for the purpose of recording the income tax effects for the six months ended December 31, 1996 and 1995.

    FISCAL 1996 COMPARED TO FISCAL 1995. Net sales for fiscal 1996 were $65,567,000, an increase of 15% from net sales of $56,914,000 in fiscal 1995. Management believes the comparable store sales increase of 6% was a result of its "promoting specialist retail" strategy, which utilizes increased advertising, product assortment, larger stores to increase store traffic and trained salespeople to produce increased sales. The total sales increase can also be attributed to the relocation of the Southdale store in October 1995 and the expansion of the Rosedale store completed in February 1996. The sales increase can also be attributed to sales growth in televisions that are 31" and larger. Although prices have decreased 10% to 15% on technologically less advanced products such as audio components, car audio products, video cassette recorders, and camcorders, Audio King's unit sales increases offset the price decreases.

    Gross profit increased to $24,387,000 for fiscal 1996 compared to $20,852,000 for fiscal 1995 and increased as a percentage of sales to 37.2% in fiscal 1996 from 36.6% in fiscal 1995. Sales of services, furniture and accessory sales, which carry a higher gross margin, grew as a percentage of total sales and were the primary reason for the increased percentages.

    Selling, general and administrative expense, as a percentage of net sales, increased to 37.6% for fiscal 1996 from 34.2% for fiscal 1995. The $5,207,000 increase in such expenses for fiscal 1996 is attributable largely to an increase in sales commissions, salaries and benefits of $2,300,000; occupancy costs, insurance and depreciation of approximately $1,142,000; increased advertising of $697,000; increased fees paid to finance companies related to customer financing arrangements of $247,000; and restructuring costs related to reduction of personnel of $90,000. The increased expenses were due in part to the addition of selling square footage in the Edina and Roseville stores and to unit sales increases which resulted in increased expenses for warehousing, handling, personnel and home delivery.

    Interest expense for fiscal 1996 increased as a percentage of net sales to 1% from 0.6% in fiscal 1995. The increase of $332,000 was attributable to increased borrowings for inventory and capital expenses and includes interest of $105,000 related to the Cedar Rapids store capital lease.

    Audio King recorded other income of $575,000 as a result of a revised agreement related to cellular telephone sales commissions. The previous agreement provided for a commission for cellular phone activation to be paid at the time of the sale and an additional commission to be paid monthly for three years based on phone usage. The revised agreement provides for all revenues to be received at time of sale. The revised agreement also provided for a lump-sum payment for the phone usage commissions for the cellular phones that were sold over the past three years. The revised agreement is not expected to have a negative material impact on future earnings.

    Audio King reported a net loss for fiscal 1996 of $251,000 ($.09 per share) compared to net income of $633,000 ($.23 per share) in fiscal 1995.

    FISCAL 1995 COMPARED TO FISCAL 1994. Net sales for fiscal 1995 were $56,914,000, an increase of 24.5% from net sales of $45,826,000 in fiscal 1994. Management believes the comparable store sales increase of 13% was a result of its "promoting specialist" retail strategy, which strategy utilizes increased advertising, product assortment, larger stores to increase store traffic and trained salespeople to produce increased sales. The total sales increase can also be attributed to the opening of two stores, one in Des Moines, Iowa in April 1994 and one in Cedar Rapids, Iowa in May 1995.

    Gross profit increased to $20,852,000 for fiscal 1995 compared to $16,856,000 for fiscal 1994 and decreased as a percentage of sales to 36.6% in fiscal 1995 from 36.8% in fiscal 1994. Video and cellular sales, which carry a lower gross margin, grew as a percentage of total sales and were the primary reason for the reduced margins.

    Selling, general and administrative expense, as a percentage of net sales, increased to 34.2% for fiscal 1995 from 33.8% for fiscal 1994. The $3,988,000 increase in such expenses for fiscal 1995 is attributable largely to an increase in sales commissions, salaries and benefits of $2,026,000; occupancy costs, insurance and depreciation of $516,000; increased advertising of $406,000; and increased fees paid to finance companies related to customer financing arrangements of $205,000.

    Interest expense for fiscal 1995 increased $138,000 and increased as a percentage of net sales to 0.6% for fiscal 1995 from 0.4% in fiscal 1994.

    Audio King reported fiscal 1995 net income of $633,000 ($.23 per share) compared to $637,000 ($.23 per share) in fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

    SIX MONTHS ENDED DECEMBER 31, 1996. During the six-month period ended December 31, 1996, cash of $1,833,600 was provided by operations compared to $1,009,400 provided by operations for the comparable period in the prior year. Capital expenditures for the six month period were $52,600, principally for the purchase of computers and other equipment.

    Working capital at December 31, 1996 was $5,379,300 as compared to $6,449,400 at June 30, 1996. The current ratio was 1.6 to 1.0 as of December 31, 1996 and 2.1 to 1.0 as of June 30, 1996. The decrease in working capital was attributable primarily to an increase in inventory levels and accounts payable. Inventories increased to $10,040,800 at December 31, 1996 from $8,727,400 at June 30, 1996. The December 31, 1996 inventory level is more typical for that time of the year.

    Audio King maintains a credit agreement which provides for two credit facilities. The first facility is a working capital line of credit which provides for up to $6,500,000 in borrowings and bears interest at the bank's reference rate or at the adjusted certificate of deposit rate plus 2%, at Audio King's option. Outstanding advances on the working capital line of credit as of December 31, 1996 were $2,650,000. The second credit facility is a term loan of $2,750,000 and bears interest at the bank's references rate plus 0.25% or at the adjusted certificate of deposit rate plus 2.25%, at Audio King's option.

    Borrowings under the bank agreement are collateralized by inventory, accounts receivable and fixed assets. Terms of the agreement require that Audio King meet certain financial and other covenants. Audio King was in compliance with, or had obtained a waiver of, all of its line of credit agreement covenants as of December 31, 1996.

    Audio King believes that cash generated from operations and borrowings available under its bank line of credit will be sufficient to fund its working capital and capital expenditure requirements for at least the next twelve months.

    FISCAL 1996. For fiscal 1996, cash provided by operations totaled $747,000 compared to cash used for operations of $492,000 during fiscal 1995. Capital expenditures during fiscal 1996 totaled $2,936,000 compared to $2,271,000 during fiscal 1995. These expenditures were principally for store remodeling or relocation, furniture and fixtures, and other equipment. The capital expenditures were partially financed through additional borrowings under Audio King's line of credit agreement. Outstanding advances on Audio King's line of credit as of June 30, 1996 and 1995 were $7,225,000 and $5,225,000, respectively.

    Working capital at June 30, 1996 was $6,450,000 compared to $6,587,000 at June 30, 1995. The current ratio was 2.1 to 1.0 at June 30, 1996 compared to 2.3 to 1.0 at June 30, 1995.

    Inventories were valued at $8,727,000 and $8,398,000 at June 30, 1996 and 1995, respectively. The increase in inventories was a result of the display and stocking requirements of new product lines and the relocation and expansion of one store and the expansion of another store.

    In the event the proposed Merger does not take place, Audio King anticipates capital expenditures of $250,000 for fiscal 1997, primarily for computer equipment and updating store displays and fixtures.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121. Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows (undiscounted). Audio King adopted SFAS 121 effective July 1, 1996. The adoption did not have a material impact on the financial position or results of operations of Audio King.

                    CERTAIN INFORMATION CONCERNING ULTIMATE

                              BUSINESS OF ULTIMATE

    Ultimate is a leading specialty retailer of home entertainment and consumer electronics in Colorado, Idaho, Nevada, New Mexico, Oklahoma and Utah. Ultimate operates eighteen stores, including nine stores in Colorado under the trade name SoundTrack and nine stores outside Colorado under the trade name Ultimate Electronics. Since 1993, Ultimate has opened nine Ultimate Electronics stores and relocated and expanded four of its Colorado stores to the larger Ultimate Electronics format. These larger format stores occupy 32,000 to 52,000 square feet (with 18,000 to 30,000 square feet of selling space). Ultimate believes that these larger format, full service, upscale stores have enhanced its ability to compete in new markets as an audio, video and consumer electronics specialist and will serve as the prototype for Ultimate's future expansion. With the exception of the four relocated stores, Ultimate's Colorado stores range in size from 10,000 to 16,600 square feet (6,500 to 9,900 square feet of selling space). Ultimate intends to relocate or consolidate and expand most of the remaining Colorado stores in the next three years.

    Ultimate strives to appeal to a wide range of customers with an emphasis on selling mid to upscale products. Ultimate believes that its larger format stores enable it to differentiate itself from its competitors by providing a comprehensive selection of name brand consumer electronics, with an emphasis on limited distribution upscale brands, as well as by offering an extensive range of customer services and by displaying multiple home theater and audio demonstration rooms. Ultimate believes that these factors, together with its open and uncrowded merchandise displays and its policy of matching the lowest prices of its competitors, make it an attractive alternative to appliance/electronics superstores and mass merchants selling consumer electronics.

    For the year ending January 31, 1997, sales were $261.2 million, a 4% increase from sales of $251.8 million for the same period in the prior year. The increase in sales during fiscal 1997 was due primarily to the opening of new stores in Utah, Idaho and Oklahoma since July 1995 and the relocation and expansion of three of its Colorado stores in the same period. Comparable store sales decreased 16% for the year ended January 31, 1997 compared to a decrease of 2% in comparable store sales for the year ended January 31, 1996. The decrease in comparable store sales over the past year was due in part to a sluggish retail environment for certain consumer electronics products and increased competition in Ultimate's markets.

    BUSINESS STRATEGY. Ultimate's strategy is to position itself as the upscale, full service consumer electronics alternative to its competitors and to satisfy consumer demand for increasingly sophisticated consumer electronics products, particularly in the core categories of audio and video. Key elements of its business strategy include:

    EXTENSIVE PRODUCT SELECTION. Ultimate is committed to offering an extensive selection of high quality, brand name home entertainment and consumer electronics products. Ultimate offers over 6,000 stock keeping units ("SKU's") representing approximately 200 brand names, a significant portion of which are limited distribution brands that are only available through selected retailers. As a result, Ultimate carries a larger selection of full-featured, high quality products than is generally available at Ultimate's competitors. Each product category includes a wide range of price points.

    EXCELLENT CUSTOMER SERVICE. Since its inception, Ultimate has been committed to providing excellent customer service through well-trained sales consultants and an extensive range of customer services. Ultimate provides its new sales consultants with more than two weeks of intensive classroom training and continues with on-the-job instruction in product and vendor knowledge, sales techniques and customer service. Most of Ultimate's stores have service personnel who are able to evaluate and complete simple repairs on site. Additionally, Ultimate has regional service centers in Albuquerque, Boise, Las Vegas, Salt

Lake City and Tulsa enabling it to provide fast service. Ultimate also provides a 30-day money-back satisfaction guarantee, an in-stock guarantee on advertised items, home delivery and set-up, home theater and audio installation and design, home satellite installation, mobile electronics installation and extended service contracts.

    ADVERTISING AND MARKETING. Ultimate's advertising strategy stresses nationally recognized brands at competitive prices primarily through newspaper, radio and direct mail media. Ultimate is a signficant newspaper advertiser in the markets it serves, producing all of its print advertising through its in-house advertising department. Ultimate also employs an outside advertising agency that produces and places Ultimate's radio commercials. Ultimate's marketing programs are designed to create an awareness of Ultimate's comprehensive selection of high quality, brand name merchandise, as well as its competitive pricing. Ultimate typically advertises a broader selection of audio and video products than its competitors and presents a blend of aggressive promotional starting price points on competing products with higher price points on more fully featured products. Ultimate has spent substantial funds on advertising and marketing in various forms of media to establish name recognition for its new stores and intends to continue to do so as it enters new markets.

    UPSCALE STORE FORMAT. Ultimate has developed a store format to emphasize and merchandise mid to upscale products. Each store has displays designed to provide the customer with a full spectrum of Ultimate's products upon entering a store. These displays allow customers to make extensive side-by-side product comparisons. Ultimate's new and recently relocated stores have substantially larger selling space, providing customers with an uncluttered presentation of the latest technology and featuring multiple demonstration rooms dedicated to home theater and mobile electronics products.

    COMPETITIVE PRICING. Ultimate emphasizes competitive product pricing and reinforces this strategy with extensive advertising and a "60-day price guarantee." Ultimate monitors pricing at competing stores on a weekly basis through pricing surveys and adjusts its prices by market as necessary. Ultimate believes that competitive pricing enables it to attract new customers as well as to maintain customer loyalty.

    EXPANSION STRATEGY. Ultimate intends to continue its expansion into select metropolitan areas in the Rocky Mountain, Midwest and Southwest regions with its larger format stores. As part of this expansion process, on March 4, 1997, Ultimate announced the signing of a definitive merger agreement with Audio King pursuant to which Ultimate will acquire all of the shares of Audio King for stock and cash. Audio King, a consumer specialty electronics company, operates eleven retail stores; eight in Minnesota, two in Iowa and one in South Dakota. In fiscal 1998, Ultimate expects to relocate or consolidate and expand two of its Colorado stores to the larger store format. Ultimate expects to relocate, or consolidate and expand several of the Audio King stores. Ultimate may also change the name of one or more of the Audio King stores to Ultimate Electronics at any point in time to optimize its marketing efforts.

    Ultimate's expansion strategy focuses on identification of attractive metropolitan markets in the Rocky Mountain, the Midwest and the Southwest regions based on an evaluation of local market opportunities, as well as the size, strength and merchandising philosophy of potential competitors. Ultimate obtains demographic analyses of major metropolitan areas to determine new store locations and potential sales volumes, as well as the optimum number of stores to open in a specific market. Ultimate's specific location strategy focuses on anchor positions in highly visible shopping centers or a free-standing location near a regional shopping mall. In choosing sites within a market, Ultimate applies standard site selection criteria which take into account numerous factors including local demographics, traffic patterns and overall retail activity.

    Capital expenditures to relocate and expand existing stores in fiscal 1998 are expected to average approximately $2.4 million per store, excluding preopening costs ranging from $100,000 to $300,000. Preopening costs include such items as advertising prior to opening, recruitment and training of new employees, and any costs of early termination of store leases. Effective February 1, 1995, Ultimate changed its method of accounting for preopening expenses and began expensing preopening costs as incurred prior to the relocation or opening of a new store. The initial inventory requirement for Ultimate's new larger format stores averages approximately $2.4 million per store, approximately $1.0 million of which is financed through trade credit.

MERCHANDISING

    PRODUCTS. Ultimate offers its customers a comprehensive selection of high quality, brand name television, video, home audio, mobile electronics and home office products. This selection consists of over 6,000 SKUs, representing approximately 200 brand names. Ultimate offers customers a wide range of price points within each product category, with the greatest depth in middle to higher priced items. Within its product categories, Ultimate carries and actively promotes new models as they become available. Ultimate does not carry home appliances.

    The following table, which is derived from Ultimate's internal sales records, indicates the percentage of sales in each major product group for Ultimate's last three fiscal years. The percentages include installation and other services in these categories. Historical percentages may not be indicative of Ultimate's future product mix.

                                                                FISCAL YEAR ENDED JANUARY 31,
                                                            -------------------------------------
                                                               1997         1996         1995
                                                            -----------  -----------  -----------
PRODUCT CATEGORY
Television/Satellite......................................         29%          27%          23%
Audio.....................................................         22%          23%          26%
Home Office...............................................         16%          16%          16%
Video.....................................................         13%          15%          15%
Mobile....................................................         12%          11%          12%
Other.....................................................          8%           8%           8%

    PRICING. Ultimate emphasizes competitive pricing on high visibility items and reinforces this strategy with extensive advertising. Ultimate monitors pricing at competing stores on a weekly basis through pricing surveys and adjusts its prices by market as necessary. Ultimate's commitment to offer competitive prices is supported by its "60-day price guarantee", under which Ultimate refunds 110% of the difference between the original purchase price and any locally available lower price for the same item under the same purchase conditions. Sales and other special events, which Ultimate conducts from time to time, may have lower than normal prices on selected products and product categories.

    PURCHASING. Substantially all of Ultimate's products are purchased directly from manufacturers. Each of Ultimate's buyers has responsibility for specified product categories. Buyers are assisted by a management information system which provides them with current inventory quantity, price and sales information by SKU, thus allowing them to react quickly to market changes. Ultimate works closely with its manufacturers and forecasts purchases on a non-binding basis up to one year in advance.

    Ultimate is a member of a volume buying group, Progressive Retailers' Organization, consisting of other companies similar to Ultimate with respect to the type of merchandise sold. Membership in this organization has enabled Ultimate to obtain volume rebates, special buys and access to close-out and final production items. As a result, Ultimate believes it is able to obtain competitive pricing and terms.

    During the fiscal year ended January 31, 1997, Ultimate's ten largest suppliers accounted for approximately 64% of the merchandise purchased by Ultimate. Two of Ultimate's suppliers, Sony and Mitsubishi, each accounted for more than 10% of its merchandise mix. The master agreements under which Ultimate operates with each of such suppliers are terminable upon 30 to 60 days notice by either party. Ultimate does not have commitments of longer than one year with any of its product suppliers, as is customary in the industry.

STORE OPERATIONS

    STORES. Ultimate's larger format stores each occupy 32,000 to 52,000 square feet, with 18,000 to 30,000 square feet of selling space. Ultimate has developed this store format to emphasize and merchandise mid to upscale products. Each store has displays designed to provide the customer with a full spectrum of Ultimate's products upon entering a store. These stores have additional home audio and car stereo demonstration rooms, additional home theater rooms, expanded portable electronics displays and expanded computer and home office displays as compared to the smaller store format. In addition, the new stores offer home installation, home satellite installation, a home planning center, home theater furniture, and an expanded area for large-screen televisions. The remaining space is dedicated to a designated play area for children, a car installation facility, a service facility, a store warehouse and general office space.

    With the exception of four relocated stores, Ultimate's Colorado stores range in size from 10,000 to 16,600 square feet (6,500 to 9,900 square feet of selling space). Ultimate intends to relocate or consolidate and expand most of its remaining Colorado stores in the next three years. The selling space in Ultimate's Colorado stores typically contains two audio and two car stereo demonstration rooms, one home entertainment theater and an automobile equipped with the latest in car audio and car security products.

    DISTRIBUTION. Ultimate currently distributes products to all of its stores from a 175,000 square foot warehouse located in Thornton, Colorado, a suburb of Denver. All of Ultimate's stores in Colorado are located within approximately 60 miles of this warehouse. For stores over 100 miles away from Denver, Ultimate uses contract carriers for distribution from its warehouse.

    MANAGEMENT INFORMATION SYSTEMS. Ultimate's management information system, using proven third party software, was installed in August 1990. During the fall of 1994, Ultimate increased its system capabilities significantly with the installation of Unix-based Hewlett Packard computer hardware. Ultimate believes that this system will support Ultimate's anticipated growth. This on-line system connects all of Ultimate's facilities through digital phone lines which allows sales consultants to determine the location of all of Ultimate's inventory at any time. Pricing can be changed immediately in each geographical market by Ultimate's buyers and store management to react to competitor pricing. New signage can be generated on a daily basis.

    CUSTOMER SERVICE. Since its inception, Ultimate has been committed to providing excellent customer service through well-trained sales consultants and a broad range of customer services.

    SALES CONSULTANTS. Ultimate provides its sales consultants with a minimum of two weeks of intensive classroom training which begins with an orientation from Ultimate's executive officers and continues with instruction in areas such as technical knowledge by product category and vendor, policies and procedures of Ultimate and various other sales techniques. On an ongoing basis, sales consultants attend in-house training sessions conducted by dedicated in-house trainers and manufacturers' representatives and also receive sales, product and other information in daily store meetings. Certain sales consultants specialize in particular product categories to provide customers with greater technical assistance.

    Ultimate's sales consultants are compensated pursuant to a flexible incentive pay plan with commissions determined on the basis of sales and gross margins. Ultimate also motivates its sales consultants by providing opportunities for advancement within Ultimate.

    SERVICES. Ultimate supports its product sales by providing many important customer services, including home delivery and set-up, home theater and audio installation and design, home satellite installation, mobile electronics installation, extended service contracts and regional service centers that offer in-home and carry-in repair services. Ultimate also provides in-store product instruction and will provide follow-up instruction at a customer's home upon request.

    Virtually all merchandise purchased from Ultimate may be taken to any of Ultimate's stores for repair, whether or not the product is under the manufacturer's warranty or an extended service contract. In order to provide maximum service to its customers, Ultimate has regional service centers in Albuquerque, Boise, Las Vegas, Salt Lake City and Tulsa. Ultimate's main service facility, located at its distribution center in Thornton, provides backup for each of Ultimate's regional service centers. Ultimate employs over 100 full-time employees in connection with Ultimate's service business. Each service department is staffed with product specialists capable of making complex repairs. In addition, Ultimate operates a fleet of approximately 50 customer service vehicles to provide in-home repair and delivery, installation and setup of home satellites, home theater components and televisions.

    Ultimate offers extended service contracts to its customers for most categories of its products. The extended service contracts cover services or time periods not covered by the manufacturer's warranty on such products and are non-cancelable. These contracts are administered for Ultimate by Warrantech Corporation, an unaffiliated third party, which pays for the repair service. Warrentech is required by its agreement with Ultimate to maintain insurance to protect Ultimate in the event that Warrentech fails to fulfill its obligations under the extended service contracts and Ultimate is a named loss-payee under the agreement. Ultimate sells the extended service contracts to Warrentech on a non-recourse basis. Gross margins from the sale of extended service contracts are higher than the average gross margins of Ultimate's other products.

    Ultimate has a private label credit card which is financed, operated and serviced by GE Capital Commercial Finance, Inc. ("GECAF"). Ultimate entered into an agreement with GECAF which provides that GECAF will retain all credit risk associated with the private label credit card. In addition, certain manufacturers sponsor their own private label credit cards. These arrangements permit Ultimate to provide its customers with financing promotions, including interest-free and deferred payments, without using its working capital. Approximately 32% of Ultimate's sales were purchased through these private label and manufacturer sponsored credit cards in the last twelve months.

    COMPETITION. Ultimate operates in a highly competitive and price sensitive industry. Ultimate faces competition from mass merchants, department stores, specialty stores, appliance/electronics stores and smaller independent merchants. Ultimate considers its primary competitors to include consumer electronics retailers such as Best Buy, Circuit City, and Incredible Universe (which opened its stores in 1995 in Colorado and Utah and closed these stores in February of 1997), as well as mass merchants such as Sears and Montgomery Ward. Ultimate's primary competitors have greater financial and other resources than Ultimate. Many of these competitors have recently entered Ultimate's markets and continue to add stores, mainly Circuit City in Utah (April 1995), Colorado (August 1995) and New Mexico (November 1996). Additionally, Las Vegas has experienced new competition from The Good Guys! with three new stores since September of 1995, as well as one new store from each of Circuit City and Best Buy. For fiscal 1997, Ultimate's operating results were adversely affected by such increased competition and there can be no assurance that Ultimate's operating results will not be adversely affected in fiscal 1998 and beyond by such increased competition. In addition, if such competitors seek to gain or retain market share by reducing prices, Ultimate may be required to reduce its prices, thereby reducing gross margins and profits. In addition, as Ultimate expands into markets where Ultimate's name may not be recognized, its success will depend in part on its ability to compete with established and any future competitors in such markets.

    PROPERTIES. As of January 31, 1997, Ultimate operated nine stores in Colorado, four stores in Utah, two stores in Las Vegas, Nevada, and one store each in Albuquerque, New Mexico, Boise, Idaho and Tulsa, Oklahoma. Each store, other than the store located in Thornton, Colorado, is leased. In addition to the store located at 321 West 84th Avenue, Ultimate's Thornton Facility is comprised of 175,000 square feet of warehouse space, 30,000 square feet for Ultimate's business offices, 21,000 square feet for a service department and 18,000 square feet for a training and employee facility. The Bonds are secured by the Thornton Facility. See "Ultimate Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The following table sets forth data regarding Ultimate's store locations.

                                                                                     APPROXIMATE
                                                           YEAR       APPROXIMATE      RETAIL          LEASE
                                                        ORIGINALLY   TOTAL SQUARE      SELLING      EXPIRATION
CURRENT STORE LOCATIONS                                   OPENED         FEET        SQUARE FEET      DATE(1)
------------------------------------------------------  -----------  -------------  -------------  -------------
COLORADO:
  6490 Wadsworth Boulevard                                    1968       14,500           9,500           2006
  Arvada, CO(2)
  15022 East Mississippi Avenue                               1983       10,900           6,500           1997
  Aurora, CO(2)(3)
  1955 28th Street                                            1985       34,700          20,300           2047
  Boulder, CO
  1230 North Academy Boulevard                                1989       14,900           9,800           1999
  Colorado Springs, CO
  1370 South Colorado Boulevard                               1976       31,600          16,700           2004
  Denver, CO
  4606 South Mason Street                                     1990       16,600           8,400           2005
  Fort Collins, CO
  8262 South University Boulevard                             1986       16,600           9,900           2007
  Littleton, CO (3)
  8196 West Bowles Avenue                                     1984       39,100          22,600           2027
  Littleton, CO
  321 West 84th Avenue                                        1985       40,300          25,900            N/A
  Thornton, CO

IDAHO:
  1085 North Milwaukee Avenue                                 1995       37,100(4)       19,500           2025
  Boise, ID

NEVADA:
  2555 East Tropicana Avenue                                  1995       37,300(4)       17,900           2025
  Las Vegas, NV
  741 South Rainbow Boulevard                                 1994       31,500          17,600           2014
  Las Vegas, NV

NEW MEXICO:
  3821 Menaul Boulevard, N.E.                                 1994       37,100(4)       17,700           2014
  Albuquerque, NM

OKLAHOMA:
  10021 East 71st Street                                      1995       51,700(4)       30,400           2025
  Tulsa, OK

                                                                                     APPROXIMATE
                                                           YEAR       APPROXIMATE      RETAIL          LEASE
                                                        ORIGINALLY   TOTAL SQUARE      SELLING      EXPIRATION
CURRENT STORE LOCATIONS                                   OPENED         FEET        SQUARE FEET      DATE(1)
------------------------------------------------------  -----------  -------------  -------------  -------------
UTAH:
  879 West Hill Field Road                                    1995       33,800          18,600           2025
  Layton, UT
  6284 South State Street                                     1994       32,200          18,000           2024
  Murray, UT
  1375 South State Street                                     1993       32,900          17,100           2010
  Orem, UT
  1130 East Brickyard Road                                    1993       33,400(4)       18,200           2013
  Salt Lake City, UT

------------------------------
(1) Including renewal options.

(2) These stores are expected to be relocated during fiscal 1998.

(3) The store at 8262 South University Blvd. may be closed if Ultimate is able to sublease the space because Ultimate believes that the customer base for this area may be better served from the larger format store that will replace Ultimate's Aurora store.

(4) Includes regional service center.

    EMPLOYEES. As of January 31, 1997, Ultimate employed approximately 1,200 persons, approximately 1,060 of whom were store, customer delivery or service employees and approximately 140 of whom were main warehouse or corporate personnel. Ultimate considers its employee relations to be good. Most employees, other than corporate and store support personnel, are paid pursuant to a flexible pay plan. Ultimate believes that it provides working conditions and wages that compare favorably with those of other companies within the industry. Ultimate's employees do not have a collective bargaining agreement.

    SERVICE MARKS. Ultimate Electronics-Registered Trademark- is a registered service mark and SoundTrack-SM- is a service mark of Ultimate.

    LEGAL PROCEEDINGS. Ultimate is not a party to any material legal proceedings. Ultimate is, however, involved in various routine claims and legal actions which arise in the ordinary course of business. Management of Ultimate intends to vigorously defend these claims and believes that the final disposition of these matters will not have a material adverse effect on Ultimate's financial condition, results of operations or cash flow.

                        DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of Ultimate are the directors and officers of UAC, the surviving corporation in the Merger. Ultimate's directors and executive officers are as follows:

                                                                                             SERVED AS      CLASS/YEAR IN
                                                                                            OFFICER OR     WHICH TERM WILL
NAME                               AGE                       POSITIONS                    DIRECTOR SINCE        EXPIRE
-----------------------------      ---      --------------------------------------------  ---------------  ----------------
William J. Pearse............          55   Chairman, Chief Executive Officer, Director           1968      Class III/1997
                                              and Founder

David J. Workman.............          40   President, Chief Operating Officer and                1985      Class II/1999
                                              Director

Alan E. Kessock..............          37   Vice President, Chief Financial Officer,              1988       Class I/1998
                                              Secretary and Director

Neal A. Bobrick..............          36   Vice President--Sales and Store Operations            1992            --

J. Edward McEntire...........          53   Vice President--Operations                            1993            --

Robert W. Beale..............          60   Director                                              1993       Class I/1998

Randall F. Bellows...........          68   Director                                              1995      Class II/1999

    All executive officers hold office at the discretion of the Board of Directors.

    WILLIAM J. PEARSE. Mr. Pearse is Chairman of the Ultimate Board of Directors and Chief Executive Officer of Ultimate. He founded Ultimate with his wife, Barbara, in 1968. Mr. Pearse is a founding member and former president of Progressive Retailers' Organization, a current member of the Chief Executives Organization, a former member and chairman of the Rocky Mountain Young Presidents Organization, and he presently serves on various private corporate and charitable boards.

    DAVID J. WORKMAN. Mr. Workman has been President and Chief Operating Officer of Ultimate since 1992. He joined Ultimate in 1979 as a sales consultant and was promoted to store manager in 1982. From 1985 until 1991, Mr. Workman worked with Ultimate as Vice President of Sales and Store Operations. He was promoted to Executive Vice President and General Manager in 1991. Mr. Workman was part owner of Dakota Sight and Sound from 1976 until 1979.

    ALAN E. KESSOCK. Mr. Kessock has been Secretary and Treasurer since April 1993 and Vice President of Finance and Administration since 1988. He joined Ultimate in 1985 as Controller. Mr. Kessock worked two years with the accounting firm of KPMG Peat Marwick and two years with American Home Video Corporation dba Video Concepts prior to joining Ultimate. Mr. Kessock is currently a member of the Colorado Society of CPAs and he taught a national CPA review course from 1983 until 1991.

    NEAL A. BOBRICK. Mr. Bobrick has been Vice President of Sales and Store Operations since 1992. Mr. Bobrick joined Ultimate in 1981 as a sales consultant and was promoted to store manager in 1984. He was made Director of Sales in 1989 and promoted again in 1992 to his current position. Mr. Bobrick has worked in the consumer electronics industry since 1979.

    J. EDWARD MCENTIRE. Mr. McEntire became Vice President -- Operations of Ultimate on February 1, 1995. He was a Director of Ultimate from August 1993 to January 31, 1995. From 1993 to January 31, 1995, Mr. McEntire operated JEM Enterprises, a private investing and consulting firm. From 1991 until 1993, he was the President of the Regulatory Products Division of IHS Group, an information publishing company. From 1989 until 1991, Mr. McEntire was the Executive Vice President--Investor Services and, from 1981 until 1988, was the Group Vice President of Standard & Poor's Corporation.

    ROBERT W. BEALE. Mr. Beale has been a Director of Ultimate since April 1993 and is the President of Beale International, a management consulting firm specializing in support to mid-sized businesses. Mr. Beale was formerly the Chief Executive Officer and founder of Management Design Associates, a national management consulting firm. He was also an employee of IBM in the marketing division, and a consultant on the staff of Deloitte & Touche.

    RANDALL F. BELLOWS. Mr. Bellows became a Director of Ultimate on January 31, 1995. Mr. Bellows was a co-founder of Cobe Laboratories, Inc in 1965. He had been an Executive Vice President of Cobe Laboratories from 1965 until its acquisition by Gambro A.B. in 1990. Mr. Bellows has also served as a director of Scimed Life Systems, Inc. from 1992 to the present. Scimed Life Systems, Inc. was acquired by Boston Scientific Corp. in February 1996. Mr. Bellows continues to serve as a director of Boston Scientific Corp.

    COMPENSATION OF DIRECTORS. Ultimate has adopted compensation and incentive benefit plans to enhance its ability to continue to attract, retain and motivate qualified persons to serve as nonemployee directors of Ultimate. Ultimate pays its nonemployee directors $4,000 per year, $8,000 per year beginning in fiscal 1998, and reimburses each nonemployee director for reasonable expenses in attending Ultimate meetings. Under the Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), which was approved by Ultimate's stockholders in October 1993 and became effective upon consummation of Ultimate's initial public offering, nonemployee directors of Ultimate receive stock options. Only directors who are not also employees of Ultimate are eligible to participate in the Directors' Plan. Ultimate has two nonemployee directors.

    An aggregate of 20,000 shares of Ultimate Stock has been reserved for issuance under the Directors' Plan and is administered by the Board of Directors. On October 15, 1993, Ultimate granted options for a total of 4,000 shares at an exercise price equal to Ultimate's initial public offering price of $8.50 per share, which options vested immediately. In addition, each nonemployee director is granted an option to purchase 2,000 shares of Ultimate Stock on February 1 of each year, which options vest one year from the date of grant. Upon the termination of a director's status following his resignation, retirement or a change in control of Ultimate, options outstanding under the Directors' Plan will immediately become fully vested and exercisable for a period of three months.

    Each option granted under the Directors' Plan expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value of the Ultimate Stock on the date of grant of the option. Options granted to directors under the Directors' Plan will be treated as non-statutory stock options under the Code. To date, Ultimate had granted options to purchase 20,000 shares of Ultimate Stock under this plan (4,000 of which have been canceled) at exercise prices ranging from $2.75 per share to $12.75 per share, of which 8,000 options were exercisable as of January 31, 1997.

    The Board of Directors may amend the Directors' Plan at any time or may terminate such plan without approval of the stockholders. However, stockholder approval is required for any amendment which increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitation or provisions of the options subject to the Directors' Plan. However, no action by the Board of Directors or stockholders may alter or impair any award previously granted without the consent of the award holder.

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid by Ultimate to its Chief Executive Officer and its four most highly compensated executive officers whose salary and bonus exceeded $100,000, other than its Chief Executive Officer, for services rendered for the fiscal years ended January 31, 1997, 1996, and 1995.

                                                                                           LONG-TERM
                                                                   ANNUAL COMPENSATION   COMPENSATION
                                                                                         -------------
                                                                   --------------------   SECURITIES
                                                                                BONUS     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                           FISCAL YEAR  SALARY($)   ($)(1)     OPTIONS(#)    COMPENSATION($)(2)
----------------------------------------------------  -----------  ---------  ---------  -------------  -------------------
William J. Pearse...................................        1997     350,000        500      12,300(3)           9,606
  Chairman and Chief                                        1996     350,000         --          --              2,250
  Executive Officer                                         1995     300,000    259,126          --                 --

David J. Workman....................................        1997     250,000        500     100,268(3)          10,445
  Chief Operating Officer and President                     1996     250,000      2,000          --              2,346
                                                            1995     200,000    174,750          --                250

Alan E. Kessock.....................................        1997     150,000        500      73,511(3)           9,781
  Vice President, Chief                                     1996     150,000      2,000          --              2,308
  Financial Officer and Secretary                           1995     140,000    122,295          --                250

Neal A. Bobrick.....................................        1997     150,000        500      78,677(3)           9,983
  Vice President--Sales                                     1996     150,000      2,000          --              1,863
  and Store Operations                                      1995     110,000     97,013      50,000(4)             489

J. Edward McEntire..................................        1997     115,000        500      51,233(3)             686
  Vice President--                                          1996     115,000      7,000      50,000(4)              --
  Operations                                                1995          --         --          --                 --

------------------------

(1) Amounts reflect annual, quarterly and discretionary bonuses paid under Ultimate's Bonus Plan.

(2) Consists of Ultimate's contributions pursuant to Ultimate's 401(k) defined contribution plan.

(3) Represents all options granted to the named executive officer in fiscal 1997, net of options subsequently canceled during the year.

(4) These options were canceled in exchange for new options included in the fiscal 1997 grants.

    The executive officers of Ultimate are awarded annual bonuses from a bonus pool in proportion to their salaries. In fiscal 1997 and 1996, the calculation of the bonus pool was as follows: if pretax earnings exceeded 2.5% of net sales but did not exceed 3.5% of net sales, the bonus pool was equal to 10% of the pretax earnings in excess of 2.5% of net sales. If pretax earnings exceeded 3.5% of net sales, the bonus pool was equal to 15% of the pretax earnings in excess of 2.5% of net sales. For fiscal 1997 and 1996, pretax earnings did not exceed 2.5% of net sales, and as a result, no bonuses were paid to Ultimate's executives from this bonus pool. Ultimate expects to adopt a similar plan in fiscal 1998 based upon revised parameters, as well as a discretionary plan based upon the meeting of certain goals.

    OPTION GRANTS IN THE LAST FISCAL YEAR. The following table sets forth information regarding options granted to the executives named in the Summary Compensation Table above during the fiscal year ended January 31, 1997.

                                                                                                               POTENTIAL REALIZABLE
                                                                                                                 VALUE AT ASSUMED
                                                                                                                 ANNUAL RATES OF
                                                     NUMBER OF                                                     STOCK PRICE
                                                    SECURITIES    PERCENT OF TOTAL                               APPRECIATION FOR
                                                    UNDERLYING     OPTIONS GRANTED    EXERCISE                    OPTION TERM(6)
                                                      OPTIONS      TO EMPLOYEES IN    PRICE ($/   EXPIRATION   --------------------
NAME                                                GRANTED(#)       FISCAL YEAR       SHARE)        DATE        5%($)     10%($)
-------------------------------------------------  -------------  -----------------  -----------  -----------  ---------  ---------
William J. Pearse................................      12,300(1)              3%         3.3000     02/01/01       4,305     13,407
                                                       22,500(2)         --              7.3563     02/01/01      --         --

David J. Workman.................................      93,000(3)             23%         3.0000     10/15/03     104,160    239,010
                                                       17,268(4)              4%         3.0000     02/01/06      28,492     70,281
                                                       22,500(5)         --              6.6875     02/01/06      --         --

Alan E. Kessock..................................      61,667(3)             15%         3.0000     10/15/03      69,067    158,484
                                                       11,844(4)              3%         3.0000     02/01/06      19,543     48,205
                                                       15,000(5)         --              6.6875     02/01/06      --         --

Neal A. Bobrick..................................      30,833(3)              8%         3.0000     10/15/03      34,533     79,241
                                                       36,000(3)              9%         3.0000     02/01/06      59,400    146,520
                                                       11,844(4)              3%         3.0000     02/01/06      19,543     48,205
                                                       15,000(5)         --              6.6875     02/01/06      --         --

J. Edward McEntire...............................      36,000(3)              9%         3.0000     02/01/06      59,400    146,520
                                                       11,844(4)              3%         3.0000     02/01/06      19,543     48,205
                                                       15,000(5)         --              6.6875     02/01/06      --         --

------------------------------

(1) These options were granted on January 31, 1997 in exchange for certain options granted on February 1, 1996--see note (2). These options will vest and become exercisable in equal annual installments over the three years following February 1, 1996.

(2) These options were granted on February 1, 1996 and would have become exercisable in equal annual installments over the three years following their date of grant. These options were canceled and exchanged for the stock options described in note (1).

(3) These options were granted on January 31, 1997 in exchange for the cancellation of options granted to these officers in fiscal 1994, 1995, and 1996. These options will vest and become exercisable in equal annual installments over the six years following the date of grant of the options for which they were exchanged.

(4) These options were granted on January 31, 1997 in exchange for certain options granted on February 1, 1996--see note (5). These options will vest and become exercisable in equal annual installments over the six years following February 1, 1996.

(5) These options were granted on February 1, 1996 and would have become exercisable in equal annual installments over the six years following their date of grant. These options were canceled and exchanged for the stock options described in footnote (4).

(6) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises, will depend on future performances of the Ultimate Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

    FISCAL YEAR-END OPTION VALUES. The following table sets forth information concerning outstanding options held by the executives named in the Summary Compensation Table above as of the fiscal year ended January 31, 1997. No executive exercised any options during the fiscal year ending January 31, 1997.

                                                                 NUMBER OF SHARES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL YEAR    IN-THE- MONEY OPTIONS AT
                                                                      END(#)               FISCAL YEAR END($)
NAME                                                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-----------------------------------------------------------  ------------------------  ---------------------------
William J. Pearse..........................................         0 / 12,300                    0 / 0
David J. Workman...........................................      46,500 / 63,768                  0 / 0
Alan E. Kessock............................................      30,833 / 42,678                  0 / 0
Neal A. Bobrick............................................      15,416 / 63,261                  0 / 0
J. Edward McEntire.........................................         0 / 47,844                    0 / 0

------------------------

(1) These options are not in-the-money options as the exercise prices of these options equal or exceed the fair market value of the common stock underlying the options ($3.00 per share on the last trading day of the fiscal year).

    EMPLOYMENT AGREEMENTS. Ultimate currently has no employment agreements with any of its officers or employees. Four of Ultimate's officers, David J. Workman, Alan E. Kessock, Neal A. Bobrick and J. Edward McEntire have each entered into a non-compete agreement with Ultimate. Each agreement provides that none of Mr. Workman, Mr. Kessock, Mr. Bobrick or Mr. McEntire, as the case may be, will work for any competitor in particular geographic areas for two years after he voluntarily leaves, or is terminated for cause by Ultimate.

    EMPLOYEE STOCK OPTION PLAN. In August 1993, Ultimate adopted an employees' stock option plan (the "Employees' Plan"). The purpose of the Employees' Plan is to provide long-term incentives to Ultimate's officers, employees and consultants. There are currently 900,000 shares of Ultimate Stock reserved for issuance under the Employees' Plan.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of Ultimate Stock and options to purchase Ultimate Stock that are exercisable within sixty days of April 9, 1997 held by (i) each person or group of persons known by Ultimate to own beneficially five percent (5%) or more of the outstanding shares of Ultimate Stock, (ii) each director of Ultimate, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors of Ultimate as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to Ultimate. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned.

                                                                  AMOUNT AND NATURE OF    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                           BENEFICIAL OWNERSHIP       CLASS
----------------------------------------------------------------  --------------------  ---------------
William J. Pearse (2)...........................................         1,124,100             16.1%

Barbara A. Pearse (3)...........................................         1,120,000             16.0%

Various family trusts of William and Barbara Pearse (4).........           960,000             13.7%

David J. Workman (5)............................................            51,830             *

Alan E. Kessock (6).............................................            39,201             *

Neal A. Bobrick (7).............................................            24,377             *

J. Edward McEntire (8)..........................................            15,574             *

Randall F. Bellows (9)..........................................            16,000             *

Robert Beale (10)...............................................            10,000             *

All directors and officers as a group (7 persons)...............         1,281,082             18.3%

------------------------

*   less than 1%.

(1) The address of each such persons, unless otherwise noted, is c/o Ultimate Electronics, Inc., 321A W. 84th Avenue, Thornton, Colorado 80221.

(2) Includes 4,100 shares obtainable upon exercise of options granted pursuant to the Employees' Plan and excludes 1,120,000 shares of Common Stock owned by Mr. Pearse's wife, Barbara A. Pearse, as to which shares he may be deemed a beneficial owner.

(3) Excludes 1,120,000 shares of Common Stock and 4,100 shares obtainable upon exercise of options granted pursuant to the Employees' Plan owned by Ms. Pearse's husband, William J. Pearse, as to which shares she may be deemed a beneficial owner.

(4) Arthur Shenkin, 5251 DTC Parkway, Suite 1200, Englewood, Colorado 80111, is the trustee of the various family trusts with sole voting and dispositive power over the shares held in the trusts.

(5) Includes 49,378 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

(6) Includes 32,808 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

(7) Includes 23,391 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

(8) Includes 7,974 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

(9) Includes 4,000 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

(10) Includes 8,000 shares obtainable upon exercise of options granted pursuant to the Employees' Plan.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. Ultimate entered into a lease agreement with William J. and Barbara A. Pearse (the "Lessors") on April 1, 1989 for the lease of Ultimate's store in Colorado Springs, Colorado. The lease is for a term of 10 years and three months, commencing on April 1, 1989, at an annual base rent of $97,500. Ultimate paid $110,337 in fiscal 1997 for the property. In addition, Ultimate is responsible for all real property taxes and insurance premiums on the property.

    Ultimate entered into a lease agreement with the Lessors on October 13, 1989 for the lease of Ultimate's store in Fort Collins, Colorado. The lease is for a term of 15 years, commencing on April 1, 1990, at an annual base rent of $120,000. Commencing April 1, 1992, the rent increases annually at a rate equal to the lesser of (i) $6,000 or (ii) an amount based upon the increase, if any, over the prior year in the DCPI. Ultimate paid $140,400 in fiscal 1997 for the property. Ultimate is also responsible for all real property taxes and insurance premiums on the property.

    Although Ultimate did not obtain independent appraisals in connection with these transactions, Ultimate believes that the terms of all of the forgoing transactions were comparable to the terms that Ultimate would have reached with independent third parties. All future transactions with the Lessors or any other affiliate of Ultimate will be subject to the approval of Ultimate's disinterested directors and will be on terms believed by such directors to be no less favorable to Ultimate than those available from unaffiliated third parties.

    Jim Pearse, the son of William J. and Barbara A. Pearse, is employed by Ultimate as a Marketing Manager. His total compensation (salary and bonus) in fiscal 1997 was $79,022 and his total compensation for fiscal 1998 is likely to exceed $60,000.

                   CERTAIN INFORMATION CONCERNING AUDIO KING

BUSINESS OF AUDIO KING

    Audio King Corporation is a holding company which owns all of the outstanding Common Stock of Audio King, Inc. (references herein to "Audio King" refer collectively to both Audio King Corporation and Audio King, Inc. unless specifically stated otherwise). Audio King operates consumer electronics specialty stores that seek to attract discriminating consumers of home, car and video electronics by offering such consumers a broad selection of competitively priced name-brand products in comfortable store environments staffed with professional sales consultants. Audio King also offers personalized services, such as custom design and installation of home and automobile electronics systems and repair services.

    Audio King currently operates eleven specialty stores: six in Minneapolis-St. Paul, Minnesota, and one store in each of Rochester and St. Cloud, Minnesota, Sioux Falls, South Dakota and Des Moines and Cedar Rapids, Iowa. In each of its stores, Audio King employs trained sales consultants and emphasizes a high level of customer service before and after the sale. Audio King's stores provide sophisticated displays and separate demonstration rooms in modern, comfortable settings for home, car and video electronics. The Audio Video Environments division of Audio King also operates a design showroom in Edina, Minnesota, which offers custom design and installation of home entertainment systems. In addition, Audio King currently operates Fast Trak Electronics Repair Service Center, a merchandise clearance center which sells merchandise received on trade-in and floor samples and an insurance replacement division which services customer insurance claims.

BUSINESS STRATEGY

    ADVERTISING AND PROMOTION. Audio King's advertising program consists primarily of television, newspaper, direct mail and radio advertisements. It is designed to appeal to value-driven, discriminating customers and emphasizes the broad selection of high quality, competitively priced, name brand products and specialized services offered by Audio King. Audio King's advertisements are prepared by independent production companies and advertising agencies working in conjunction with Audio King's own advertising personnel.

    Net advertising expenditures and the corresponding percentage of net sales were approximately $3.1 million (4.6%) during fiscal 1996, $2.4 million (4.2%) during fiscal 1995 and $2.0 million (4.3%) for fiscal 1994. Certain advertising expenditures made by Audio King are reimbursed through cooperative advertising allowances and market development funds provided by certain vendors.

    SUPPLIERS. Audio King currently purchases products from over fifty vendors and has authorized dealer or vendor agreements with a majority of its suppliers. However, such agreements can generally be terminated by either party with as little as 30 days' notice. During the fiscal year ended June 30, 1996, sales of Mitsubishi, Sony and Alpine products accounted for approximately 18%, 15% and 6%, respectively, of Audio King's net sales. Audio King has had a long-term business relationship with each of these vendors and believes its current relationship with each of them is good. There is no guarantee that Audio King will be able to substitute the products of another vendor in the event the products of one of these vendors were no longer available to it. If Audio King lost one of its significant vendors, its business could be adversely affected.

    Audio King is a member of Progressive Retailers Organization, Inc. ("PRO Group"), a buying group formed by several independent audio and video specialty retailers to provide competitive merchandise programs based on volume purchasing. The PRO Group offers improved discounts, better access to promotional products and the ability to earn additional rebates and credits than would otherwise be available to Audio King if it purchased inventory directly from manufacturers.

    MANAGEMENT INFORMATION SYSTEM. Audio King uses a computerized system to monitor operations and merchandise inventory through an industry specific management information, accounting and inventory control system. This system is designed to track each product, beginning with the placement of the order, receipt in the warehouse, delivery to the store and eventual sale to the customer. Audio King has integrated its data processing for its service facility onto its mainframe computer system.

    STORE OPERATIONS. Each store has a sales manager and two department managers. Store sales managers receive base salaries, sales commissions and performance bonuses. Sales and service personnel are compensated primarily on a commission basis, which varies based on their individual productivity and profitability. Audio King has developed training programs and coordinates training by factory representatives to keep sales and service personnel informed of new technologies and products.

    Sales to customers are made primarily on a cash or credit card basis. Audio King generally does not extend credit to customers; however, qualifying customers may pay for their purchases in installments through arrangements with independent consumer credit companies.

    MARKETING STRATEGY. Audio King's marketing strategy is designed to attract those customers for whom product price, quality, selection and service are the primary considerations. As part of this strategy, management of Audio King has developed a "promoting specialist" strategy for marketing consumer electronics. The tactics to support this strategy include increasing product assortment, increasing awareness through advertising and continuing to develop new services and customer strategies. To implement this strategy, many of Audio King's existing stores have been expanded to meet design criteria which Audio King calls "the Audio King large store format."

    Innovative aspects of this format include broad demonstration and comparative capabilities for home audio, car audio and video products. Additionally, this format also demonstrates to the customer how to integrate both audio and video products. Audio King's marketing strategy also seeks to build customer loyalty by offering a broad range of benefits, including trained sales consultants, product performance plans, quarterly mailings, product seminars, extensive car or home installation services and fast, competent repair services.

    During fiscal 1996, Audio King continued the execution of the "promoting specialist" strategy it began in fiscal 1992. In order to implement this strategy, management has expanded certain store locations and has closed others which were not compatible with the overall objectives of the strategy. In general, stores which had created excessive coverage of the marketplace have been closed. Closure of these stores allowed other Audio King locations to serve these market areas more effectively. During fiscal 1996, one store was relocated and one store was expanded, bringing the total number of stores using the large store format to nine of Audio King's eleven stores.

    PRODUCTS AND SERVICES. Audio King offers a broad selection of high quality, competitively priced, name brand, home entertainment electronics products. Its product lines are designed to appeal to the middle market and more discriminating or affluent buyer. Audio King's product lines include Adcom, Alpine, Bang & Olufsen, Bose, Boston Acoustics, Canon, Canton, Denon, KEF, Kenwood, Klipsch, Monster Cable, Mitsubishi, Panasonic, Pioneer, Polk, RCA, Sony and Yamaha.

    Audio King's products and services can be grouped into four major categories: audio components and systems, automobile audio systems, video products, and customer services and repair. A majority of the audio products sold by Audio King are offered on a limited distribution basis in its market area; however, the video products sold by it generally have broader distribution, including selected department/chain stores and electronic superstores. Audio King's automobile audio products are offered on both a limited and broad distribution basis.

    The table below shows the approximate percentage of net sales for each of the principal product and service groups for Audio King during fiscal years 1996, 1995 and 1994.

                                                                                                  FISCAL YEAR ENDED JUNE 30,
                                                                                             -------------------------------------
                                                                                                1996         1995         1994
                                                                                                -----        -----        -----
Audio components and systems...............................................................         31%          32%          33%
Automobile audio products..................................................................         24%          25%          25%
Video Products.............................................................................         35%          34%          29%
Customer services and repair...............................................................         10%           9%          13%

    The percentage of net sales for each product and service group is affected by consumer trends, promotional activities, the development and introduction of new products, the availability of products and seasonal factors. The increase in sales of video products is largely the result of increased emphasis on sales of these products resulting from the promoting specialist strategy and changes in consumer preferences. The percentages set forth above are not necessarily indicative of the relative contribution to net income for each product and service group.

    CUSTOMER SERVICE. Audio King provides warranty and nonwarranty repair of consumer electronics products through its wholly owned subsidiary, Specialty Home Electronics Repair, Inc. ("SHER"). SHER, which operates under the name Fast Trak Electronic Repair Service, is an independent service center which provides repair services on a fee basis for customers and receives reimbursement from manufacturers for warranty repair. In addition, Audio King installs automobile audio systems at certain stores and provides delivery and installation on certain of its products, such as large screen televisions.

    COMPETITION. The home entertainment market is highly competitive, with product selection, quality, service and price being the main competitive factors. Audio King's competitors are mass merchandising stores, including electronics superstores, department/chain stores and other specialty consumer electronics stores. The mass merchandising stores, electronics superstores and department/chain stores generally compete on the basis of price and advertising. In the Minneapolis-St. Paul, Minnesota area, Audio King's principal competitors are Best Buy Company, Circuit City, Montgomery Wards, Sears, Walmart, Kmart and Target. Audio King believes its primary market is the more discriminating or affluent customer who is more concerned with product quality, selection and service than price. Audio King competes with mass merchandising stores, electronics superstores and department/chain stores by offering higher quality products, more knowledgeable sales staff and personalized service. Audio King competes with other specialty consumer electronics stores on the basis of a broader selection of high quality products, more store locations and advertising.

    EMPLOYEES. As of February 28, 1997, Audio King employed 351 persons, of which 46 were salaried, 86 were compensated on an hourly basis and 219 were compensated on a commission basis. Of its employees, 29 were employed in Audio King's corporate headquarters, 46 in service and repair and 21 in its warehouse and distribution facility, with the balance employed in Audio King's retail locations. Audio King's employees are not covered by any collective bargaining agreements, and Audio King believes its employee relationships are good.

    TRADEMARKS. Audio King has registered the "Audio King" and "FastTrak" trade names in the United States Patent and Trademark Office. In addition, the trade name "Audio Video Environments" has been registered in Minnesota and South Dakota.

    PROPERTY. Generally, the leases for Audio King's retail locations provide for either base rental with an annual percentage increase or a fixed minimum rent together with a percentage of net sales. In addition, the leases require Audio King to pay a pro rata portion of the real estate taxes and assessments, utilities, insurance and common area and other maintenance costs. Audio King leases its retail locations, which range in size from approximately 3,000 to 28,000 square feet. The majority of these retail locations are located in shopping centers and regional malls.

    Audio King leases 45,000 square feet for its headquarters, warehouse and repair facilities. The lease for this facility provides for monthly payments of $21,396 and expires February 28, 2002. Lease expense for all retail locations and other facilities paid by Audio King for the fiscal years ended June 30, 1996, 1995 and 1994 aggregated $1,819,000, $1,395,000 and $1,285,000, respectively.

    The following table provides certain information concerning Audio King's specialty retail locations, clearance center and design showroom:

                                                                        APPROXIMATE
                                                                          RETAIL
                                              YEAR       APPROXIMATE      SELLING         LEASE
                                           ORIGINALLY   TOTAL SQUARE      SQUARE       EXPIRATION
CURRENT STORE LOCATIONS                      OPENED         FEET          FEET(1)       DATE (2)
-----------------------------------------  -----------  -------------  -------------  -------------
IOWA:
Cedar Rapids Store                               1995        15,400         11,600           2015
4701 1st Avenue Southeast
Cedar Rapids, IA52402

Des Moines Store                                 1994        20,000         12,000           2009
4100 Merle Hay Road
Des Moines, IA

MINNESOTA:

Brookdale Store                                  1980        15,000          9,000           2008
5939 John Martin Drive
Brooklyn Center, MN

Burnsville Store (3)                             1979        10,000          6,500           1999
14232 Burnhaven Drive
Burnsville, MN

Maplewood Store                                  1989         9,340          6,000           2004
1868 Beam Avenue
Maplewood, MN

Ridgedale Store (3)                              1977        15,000          9,000           2008
12350 Wayzata Boulevard
Minnetonka, MN

Rochester Store                                  1986         3,150          2,700           1997
103 Apache Mall
Rochester, MN

Rosedale Store (3)                               1977        17,000         13,500           2015
1723 West County Road B-2
Roseville, MN

Southdale Store (3)                              1974        28,000         20,000           2015
7435 France Avenue South
Minneapolis, MN

St. Cloud Store                                  1987        10,000          6,300           2001
2716 Division Street
St. Cloud, MN

                                                                        APPROXIMATE
                                                                          RETAIL
                                              YEAR       APPROXIMATE      SELLING         LEASE
                                           ORIGINALLY   TOTAL SQUARE      SQUARE       EXPIRATION
CURRENT STORE LOCATIONS                      OPENED         FEET          FEET(1)       DATE (2)
-----------------------------------------  -----------  -------------  -------------  -------------
St. Louis Park                                   1986         1,850          1,700           1997
Clearance Center
4818 Excelsior Boulevard
St. Louis Park, MN

SOUTH DAKOTA:

Sioux Falls Store                                1986         3,138          2,388           1999
701 Empire Mall
Sioux Falls, SD

------------------------------

(1) The retail selling area square footage is exclusive of merchandise storage areas and car installation bays.

(2) Including renewal options.

(3) The retail location is located in a shopping center adjacent to the regional shopping center with such name.

LEGAL PROCEEDINGS

    There are no pending legal proceedings other than ordinary routine litigation incidental to the business of Audio King.

SEASONALITY

    Audio King's business historically has been subject to seasonal fluctuations, with the highest sales activity occurring during Audio King's second fiscal quarter (October, November, December). This quarter contains the Christmas season.

EMPLOYEE STOCK OPTION PLAN

    The stock option program is Audio King's long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in Audio King Stock.

    The 1994 Stock Option Plan authorizes a committee of disinterested directors to award key executives stock options. Stock option grants are considered annually at an option price equal to the fair market value of Audio King Stock on the date of the grant, have ten-year terms and may have vesting requirements over a five-year period. Both the amounts of the awards and the proportion of stock options increase as a function of higher salary and position in Audio King. Awards are made at a level calculated to be competitive within the electronics and retail industries as well as a broader group of companies of comparable size and complexity.

401(K) SAVINGS PLAN

    Audio King sponsors a 401(k) Savings Plan (the "401(k) Plan"). Employees of Audio King are eligible to participate in the 401(k) Plan after reaching age 21 and after completing 1,000 hours of service during a 12-month period.

    Under the 401(k) Plan, eligible employees are permitted to defer up to 20% of their compensation limited by: (i) the maximum amount which can be deferred for federal income tax purposes, (ii) the maximum amount which will not cause the 401(k) Plan to violate any non-discrimination rules or (iii) the amount which would not cause the 401(k) Plan to exceed the maximum amount allowable as a deduction under Section 404 of the Code. The maximum allowable deferral for any one employee in 1997 is $9,500.

Subject to certain restrictions, contributions to the 401(k) Plan will be invested by the trustees of the 401(k) Plan in their discretion in various investment funds including Audio King securities.

    Each plan year, Audio King may match employee contributions in its discretion if the employee has completed 1,000 hours of service in the plan year and is an Audio King employee on the last day of the plan year. During fiscal 1996, Audio King contributed $37,449 to the 401(k) Plan as matching contributions.

    Salary deferral contributions are always 100% vested. Matching contributions are fully vested after seven years of employment. Participants or their beneficiaries (in the case of the participant's death) are entitled to payment of benefits: (i) upon retirement either at age 55 with seven years of employment with Audio King or at age 65, (ii) upon death or disability or (iii) upon termination of employment, if the participant elects to receive a distribution of his or her account balance prior to one of the events listed in (i) or (ii) above. In addition, hardship distributions to participants from the 401(k) Plan are available under certain conditions. The amount of benefits ultimately payable to a participant under the 401(k) Plan depends on the performance of the funds in which a participant's contributions are invested.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of Audio King Stock as of March 31, 1997, by (i) each shareholder who is known by Audio King to beneficially own more than 5% of the outstanding shares of Audio King Stock, (ii) each director of Audio King, (iii) the Chief Executive Officer and each of the four next most highly paid executive officers whose salaries exceed $100,000, and (iv) all directors and executive officers of Audio King as a group. Unless otherwise indicated, all person have sole voting and investment power over such shares.

                                                                             SHARES BENEFICIALLY
                                                                            OWNED PRIOR TO MERGER
                                                                            ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                          NUMBER     PERCENT
--------------------------------------------------------------------------  ----------  ---------
Randel S. Carlock(1)                                                           300,478      10.7%
 1817 Knox Avenue South
 Minneapolis, Minnesota 55403
Gary S. Kohler(2)                                                              423,334      15.0%
 5140 Norwest Center
 Minneapolis, Minnesota 55402
First Bank System, Inc.(3)                                                     302,500      10.8%
 601 Second Avenue South
 Minneapolis, Minnesota 55402-4302
Henry G. Thorne (4)(5)                                                         148,165       5.1%
Sherman A. Swenson(4)(6)                                                        41,000       1.4%
Barry R. Rubin(4)(7)                                                            37,000       1.3%
Samuel S. Nichols(4)(8)                                                         58,566       2.1%
M. Phillip Ward(4)(9)                                                           55,250       2.0%
All Executive Officers and Directors as a Group                              1,092,509      35.7%
 (10 persons)(4)(10)

------------------------

(1) Includes 7,825 shares that Mr. Carlock may purchase upon exercise of options, which are currently exercisable, and 15,000 shares held by the Carlock Family Foundation; Mr. Carlock in his capacity as director, shares the voting and dispositive power over the shares.

(2) Includes 393,334 shares held by Okabena Partnership K, a Minnesota partnership, which partnership holds 14.1% of the outstanding shares of Audio King. Mr. Kohler, in his capacity as Vice President of Okabena Company, shares voting and dispositive power authority over such shares. Includes 30,000 shares which may be purchased upon exercise of options that are currently exercisable.

(3) Represents shares held by First Trust National Association and First Bank National Association, subsidiaries of First Bank System, Inc.,which shares are held for the beneficial ownership of various trust or agency accounts for which the respective holder is trustee and acts in a fiduciary capacity, having sole voting and investment power over the shares. Audio King has relied upon information set forth in a Schedule 13G dated February 13, 1997 filed with the Commission by First Bank Systems, Inc.

(4) The address of each such person is c/o Audio King, 3501 S. Hwy 100, Minneapolis, Minnesota 55416.

(5) Includes 115,750 shares which may be purchased by Mr. Thorne upon exercise of options that are currently exercisable and 3,015 shares held in Audio King's 401(k) plan as of December 31, 1996.

(6) Includes 40,000 shares that may be purchased by Mr. Swenson upon exercise of options which are currently exercisable.

(7) Includes 37,000 shares that may be purchased by Mr. Rubin upon exercise of options which are currently exercisable.

(8) Includes 25,450 shares that may be purchased by Mr. Nichols upon exercise of options which are currently exercisable.

(9) Includes 25,450 shares that may be purchased by Mr. Ward upon exercise of options which are currently exercisable and 674 shares held in Audio King's 401(k) plan as of December 31, 1996.

(10) Includes 304,291 shares that may be purchased by executive officers and directors upon exercise of options which are currently exercisable or become exercisable within 60 days of the record date for vote on the Merger and 3,811 shares held in Audio King's 401(k) plan as of December 31, 1996

                         DESCRIPTION OF ULTIMATE STOCK

    The authorized capital stock of Ultimate consists of 10,000,000 shares of Stock, $0.01 par value per share, of which, as of April 9, 1997, 6,995,000 shares were outstanding and 10,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), none of which is outstanding. The following description of the capital stock of Ultimate and certain provisions of the Ultimate Certificate and Bylaws are qualified in their entirety by reference to such documents, copies of which have been previously filed with the Commission. As of April 9, 1997, Ultimate Stock was held of record by approximately 2,860 stockholders.

COMMON STOCK

    Holders of Ultimate Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders, including the election of directors. Accordingly, holders of a majority of the shares of Ultimate Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Ultimate Certificate does not provide for cumulative voting for the election of directors. Holders of Ultimate Stock are entitled to receive ratably such dividends, if any, as may be declared from time-to-time by the Ultimate Board of Directors out of funds legally available therefor, and are entitled to receive, pro rata, all assets of Ultimate available for distribution to such holders upon liquidation. Holders of Ultimate Stock have no preemptive, subscription or redemption rights.

PREFERRED STOCK

    Pursuant to the Ultimate Certificate, Ultimate is authorized to issue 10,000,000 shares of Preferred Stock, which may be issued from time-to-time in one or more series upon authorization by Ultimate Board. The Ultimate Board, without further approval of the stockholders, are authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Ultimate Stock and, under certain circumstances, make it more difficult for a third party to gain control of Ultimate and discourage bids for Ultimate Stock at a premium or otherwise adversely affect the market price of the Ultimate Stock.

    In connection with the issuance of the Rights (described below), 500,000 shares of Preferred Stock were designated as "Series A Junior Participating Preferred Stock." Shares of that series could become issuable under certain circumstances if the Rights become exercisable and are exercised.

    Ultimate has no current plans to issue any Preferred Stock other than any shares that may become issuable in connection with the Rights Agreement. Ultimate is not aware of any plans by a third party to seek control of Ultimate.

STOCKHOLDER RIGHTS PLAN

    On January 31, 1995, the Ultimate Board declared a dividend of one right to purchase preferred stock (a "Right") for each outstanding share of Ultimate Stock to stockholders of record at the close of business on February 10, 1995. Each share of subsequently issued Ultimate Stock, including each share of Ultimate Stock offered hereby, will also incorporate one Right. The Rights will expire on February 10, 2005. Each Right will entitle stockholders, in certain circumstances, to buy one-hundredth of a newly issued share of Series A Junior Participating Preferred Stock (the "Junior Preferred Stock") of Ultimate at the initial purchase price of $75.00 per share.

    The Rights will be exercisable and transferable apart from the Ultimate Stock only if a person or group (other than certain exempt persons) acquires beneficial ownership of 15% or more of the Ultimate Stock, or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Ultimate Stock.

    Ultimate will generally be entitled to redeem the Rights at $.001 per Right at any time until a person or group (other than certain exempt persons) has become the beneficial owner of 15% or more of the Ultimate Stock. Under the Rights "flip-in" feature, if any such person or group becomes the beneficial owner of 15% or more of the Ultimate Stock, then each Right not owned by such person or group of certain related parties will entitle its holder to purchase, at the Right's then current purchase price, shares of Ultimate Stock (or in certain circumstances as determined by the Ultimate Board, cash, other property or other securities) having a value of twice the Right's purchase price.

    Under the Rights "flip-over" provision, if, after any other person or group (other than certain exempt persons) becomes the beneficial owner of 15% or more of the Ultimate Stock, Ultimate is involved in a merger or other business combination transaction with another person, or sells 25% or more of its assets or earning power in one or more transactions, each Right will entitle its holder to purchase, at the Right's then current purchase price, shares of Ultimate Stock of such other person having a value of twice the Right's purchase price.

    The Junior Preferred Stock will not be redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to all other series of Ultimate's preferred stock. Each share of Junior Preferred Stock will represent the right to receive, when and if declared, a quarterly dividend at an annual rate equal to the greater of $1.00 per share or 100 times the quarterly per share cash dividends declared on the Ultimate Stock during the immediately preceding fiscal year. In addition, each share of Junior Preferred Stock will represent the right to receive 100 times any noncash dividends (other than dividends payable in Ultimate Stock) declared on the Ultimate Stock, in like kind. In the event of the liquidation, dissolution or winding up of Ultimate, each share of Junior Preferred Stock will represent the right to receive a liquidation payment in an amount equal to the greater of $1.00 per share or 100 times the liquidation payment made per share of Ultimate Stock. Each share of Junior Preferred Stock will have 100 votes, voting together with the Ultimate Stock. In the event of any merger, consolidation, or other transaction in which common shares are exchanged, each share of Junior Preferred Stock represents the right to receive 100 times the amount received per share of Ultimate Stock. The rights of the Junior Preferred Stock as to dividends, liquidation, voting rights and merger participation are protected by anti-dilution provisions.

               COMPARISON OF RIGHTS OF HOLDERS OF ULTIMATE STOCK
                        AND HOLDERS OF AUDIO KING STOCK

GENERAL

    Ultimate is incorporated in the State of Delaware and Audio King is incorporated in the State of Minnesota. The rights of Audio King shareholders are governed by the laws of the State of Minnesota and by the Articles of Incorporation and Bylaws of Audio King (the "Audio King Articles" and the "Audio King Bylaws," respectively). Upon consummation of the Merger, the shareholders of Audio King who elect to receive shares of Ultimate Stock will have their rights governed by the laws of the State of Delaware and by the Ultimate Certificate and Bylaws of Ultimate (the "Ultimate Bylaws").

    The following is a summary of certain material differences between the rights of Audio King shareholders and Ultimate stockholders. This summary includes the material elements of the provisions discussed, but is not intended to be relied upon as an exhaustive list or a detailed description of such provisions and is qualified in its entirety by reference to the DGCL, the MBCA, the Ultimate Certificate, the Ultimate Bylaws, the Audio King Articles and the Audio King Bylaws. See "Available Information."

AUTHORIZED CAPITAL STOCK

    The DGCL requires that a corporation's certificate of incorporation set forth the total number of shares of all classes of stock that the corporation has authority to issue and a statement of the powers, rights, preferences, qualifications, limitations and restrictions thereof. The Ultimate Certificate provides that Ultimate has the authority to issue 20,000,000 shares, of which 10,000,000 are common stock, each share with a par value of $.01 and 10,000,000 are preferred stock, each share with a par value of $.01.

    The MBCA requires that a corporation's articles of incorporation set forth the aggregate number of shares of stock that the corporation has authority to issue, and, if separate classes or series are to be issued, the articles must set forth (or allow the board to establish) the classes or series into which such stock may be divided and the number of shares of each class which the corporation is authorized to issue and, if there is more than one class or series, the relative rights and preferences of each class or series. The Audio King Articles provide that Audio King has authority to issue 12,000,000 shares, of which 6,000,000 are common stock, each share with a par value of $.001, and 6,000,000 are preferred stock, without par value.

STOCKHOLDER APPROVED PREFERRED STOCK

    The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, series of preferred stock and to designate their rights, preferences, privileges and restrictions thereto. The Ultimate Certificate grants such power to the Ultimate Board. In connection with the issuance of the Rights (described above), 500,000 shares of Preferred Stock were designated as "Series A Junior Participating Preferred Stock." Shares of that series could become issuable under certain circumstances if the Rights become exercisable and are exercised.

    The MBCA permits a corporation's certificate of incorporation to allow a corporation's board of directors to determine the designation of a class or series and to fix the relative rights and preferences of each class or series of stock. The Audio King Articles grant such power to the Audio King Board. The Audio King Board has not designated a series of preferred stock and no preferred stock has otherwise been issued by Audio King.

VOTING RIGHTS

    The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii) below, the bylaws specify otherwise:
(i) each share of the corporation's capital stock is entitled to one vote, (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at a stockholder meeting and
(iii) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting or entitled to vote on the subject matter, shall be the act of stockholders. The holders of shares of Ultimate Stock are entitled to one vote per share on all matters to be voted upon by stockholders of Ultimate.

    The MBCA provides that, unless a corporation's articles of incorporation or, in the case of clause (A), the terms of the shares specify otherwise: (A) each share of its capital stock is entitled to one vote, (B) a majority of voting power of shares entitled to vote constitutes a quorum and (C) action on a matter is approved by the affirmative vote of the holders of the greater of (i) the majority of the voting power of shares present and entitled to vote on such matters or (ii) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum. For the transaction of business at the meeting at which such matter is considered. Holders of Audio King Stock are entitled to one vote per share on all matters to be voted on by holders of Audio King Stock.

VOTE ON MERGERS AND SALES OF SUBSTANTIALLY ALL CORPORATE ASSETS

    Under the DGCL, mergers must be approved by a corporation's board of directors and generally require the approval of the holders of a majority of the outstanding stock of each of the merging corporations entitled to vote thereon. Unless otherwise required in a corporation's certificate of incorporation, the DGCL does not require a stockholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing certificate of incorporation of the surviving corporation, (ii) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (iii) either no shares of common stock of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger plus those initially issuable upon conversion of any other securities does not exceed 20% of the shares outstanding immediately prior to the merger.

    A disposition of all or substantially all of a corporation's assets must be approved by a corporation's board of directors and requires the approval of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

    Neither the Ultimate Certificate nor the Ultimate Bylaws contain any additional provisions relating to mergers or sales of substantially all corporate assets.

    The MBCA also generally requires approval of any merger or sale of substantially all the assets of a corporation that is not in the ordinary course of business by a corporation's board of directors and by a majority of the voting power of all shares entitled to vote. The articles of incorporation of a Minnesota corporation may provide for a greater vote, but the Audio King Articles do not contain such a provision.

DISSENTERS' RIGHTS

    Under the DGCL, holders of shares have the right, in certain circumstances, to dissent from certain merger or consolidation transactions and seek an appraisal of the fair value of such shares (exclusive of any increase in share value resulting from the consummation or expectation of the merger or consolidation), as determined by the Delaware Court of Chancery in an action timely brought by the corporation or such holders. The DGCL grants appraisal rights to the shares of any class of a constituent corporation in a statutory merger or consolidation subject to the appraisal statute, provided stockholders are not required by the terms of the merger or consolidation to accept anything in consideration other than (i) shares of stock of the surviving corporation,
(ii) shares of stock of another corporation which are listed on a national securities exchange or designated by Nasdaq or held of record by more than 2,000 stockholders or (iii) cash in lieu of fractional shares of such stock, or any combination thereof. Notwithstanding the above, such shareholder appraisal rights are not available for: (i) shares of stock of the surviving corporation if no vote of its stockholders is required for such transaction under the DGCL,
(ii) shares of stock listed on a national securities exchange or designated as a national market system security on the Nasdaq National Market or

(iii) held of record by more than 2,000 stockholders. The DGCL also permits a corporation to grant in its certificate of incorporation appraisal rights in connection with transactions other than statutory mergers and consolidations otherwise subject to the foregoing provisions.

    Neither the Ultimate Articles nor the Ultimate Bylaws contain any additional provision relating to dissenters' rights of appraisal.

    The MBCA grants shareholders the right to dissent and receive payment of the fair value of their shares in the event of (i) certain amendments or changes to the articles of incorporation adversely affecting their shares, (ii) a sale, lease, transfer or other disposition of substantially all of the assets of the corporation, (iii) a plan of merger or exchange and (iv) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws or a resolution approved by the board of directors directs that dissenting shareholders may obtain payment for their shares. The Audio King Articles and Audio King Bylaws do not modify this provision on dissenters' rights.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The DGCL permits a corporation, subject to any restrictions in its certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, subject to certain limitations, the DGCL generally provides that a corporation may redeem or repurchase its shares if the capital of the corporation is not impaired or such redemption or repurchase would not impair the capital of the corporation.

    Neither the Ultimate Certificate nor the Ultimate Bylaws contain restrictions on the payment of dividends or the repurchase of shares.

    The MBCA permits the Audio King Board to declare dividends without stockholder approval so long as the corporation will be able to pay its debts in the ordinary course of business after making the distribution. Neither the Audio King Articles nor the Audio King Bylaws contain restrictions on the payment of dividends.

AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION; AMENDMENT OF BYLAWS

    Under the DGCL, an amendment to a corporation's certificate of incorporation must be approved by a resolution of the board of directors declaring the advisability of the amendment and by the affirmative vote of a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for purposes of voting by classes. Under the DGCL, a provision in a corporation's certificate of incorporation requiring a super-majority vote of the board of directors, stockholders or holders of any other securities having voting power may be amended only by such super-majority vote.

    The DGCL provides that stockholders may amend the bylaws of a corporation and that the corporation may, in its certificate of incorporation, also confer such power upon the board of directors.

    The Ultimate Bylaws provide that a majority vote of stockholders, or a majority vote of the directors present at any meeting, may amend or alter any provision of the Bylaws, provided that in the notice of a special meeting of stockholders, notice of such purpose is given. The Ultimate Certificate expressly authorizes the Ultimate Board to alter the Ultimate Bylaws, but the Ultimate Board cannot amend or repeal the Bylaws in a manner that will divest the stockholders of their power to amend or repeal the Bylaws. The Ultimate Certificate does not contain provisions requiring a vote greater than that specified in the DGCL to amend the Ultimate Certificate.

    The MBCA provides that a corporation's articles may be amended by the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote at a meeting of shareholders, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting unless a greater proportion is required by such articles. The Audio King Articles do not require a greater proportion.

    The MBCA provides that a corporation's bylaws may be amended by the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote at a meeting of shareholders, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting unless a greater proportion is specified. The Audio King Bylaws provide that they may be amended by the majority vote of the Audio King Board, subject to the power of Audio King shareholders to change or repeal such Bylaws.

ACTION BY WRITTEN CONSENT

    Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

    The Ultimate Certificate provides that no action that requires the consent of stockholders of the corporation may be taken without a meeting and vote of stockholders.

    The MBCA provides that any action required or permitted to be taken at any meeting of the shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing. The Audio King Bylaws provide for shareholder action by written consent provided that the conditions set forth in the MBCA are satisfied.

SPECIAL MEETING OF STOCKHOLDERS

    Under the DGCL, special stockholder meetings may be called by the board of directors and by any person or persons authorized to do so by the certificate of incorporation or bylaws.

    The Ultimate Certificate and Ultimate Bylaws provide that special meetings of the stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors pursuant to a resolution approved by a majority of the entire board of directors.

    The MBCA provides that special meetings of shareholders may be called by:
(i) the chief executive officer; (ii) the chief financial officer; (iii) two or more directors; (iv) shareholders holding 10% or more of the voting power of all shares entitled to vote (except that the voting power needed to demand a special meeting to directly or indirectly effect a business combination is 25%); or (v) any other person authorized in the articles or by-laws. The Audio King Bylaws provide that special meetings of shareholders may be called by the chairman of the board and chief executive officer, the president, the board of directors or by any two or more members thereof, or by one or more of the holders of not less than ten percent (10%) of the outstanding shares of Audio King Stock entitled to vote at the particular meeting.

ELECTION OF BOARD OF DIRECTORS

    The DGCL provides that a corporation's directors shall be elected by a plurality of the voters of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors. Neither the Ultimate Bylaws nor the Ultimate Certificate contain provisions requiring a greater vote for the election of directors than is required under the DGCL.

    Under the DGCL, cumulative voting rights must be provided in a corporation's certificate of incorporation if stockholders are to be entitled to cumulative voting rights. Neither the Ultimate Certificate nor the Ultimate Bylaws provide for cumulative voting.

    Under the MBCA, the method of election for directors may be imposed by or in the manner provided in the articles of incorporation and by-laws. The Audio King Bylaws provide that any vacancy occurring on the Audio King Board may be filled by the affirmative vote of the majority of the remaining directors although less than a quorum. Any such person so elected will be a director until his successor is elected and qualified. The directors hold their respective offices for an indefinite term that expires at the next regular meeting of the shareholders. The MBCA provides that unless the articles of incorporation provide otherwise, the shareholders of a corporation can elect directors by cumulative voting. The Audio King Articles provide that there shall be no cumulative voting.

CLASSIFICATION OF THE BOARD

    The DGCL and MBCA permit the adoption of a "classified" board of directors with staggered terms under which part of the board of directors is elected each year for a maximum term of three years. The DGCL authorizes removal of a member of a classified board by the stockholders only for cause.

    The Ultimate Certificate provides for classified directors. The directors of Ultimate are divided into three classes designated Class I, Class II and Class
III. Each class consists, as nearly as possible, of one-third the total number of directors. Directors in each class are elected for a three-year term. A director may only be removed with cause.

    The MBCA permits a corporation to divide its directors into classes as provided in its articles of incorporation and by-laws. Neither the Audio King Articles nor the Audio King Bylaws provides for staggered terms for directors. A director may be removed with or without cause.

NUMBER AND QUALIFICATION OF DIRECTORS

    Under the DGCL, the minimum number of directors is one. The DGCL provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws of a corporation unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors can be made only if the stockholders approve an amendment to the certificate of incorporation.

    The Ultimate Bylaws together with the Ultimate Certificate provides for the number of directors to be fixed from time to time exclusively by resolutions adopted by the Ultimate Board, PROVIDED, HOWEVER, that the number of directors shall at no time be less than three nor greater than eleven and further provided that no decrease in the number of directors constituting the board shall shorten the term of any incumbent director.

    Nominations for the election of directors may be made by the Ultimate Board or a committee appointed by the Ultimate Board or by any stockholder entitled to vote in the election of directors generally, provided that, any stockholder nominating one or more persons for election as director may do so only if written notice of such stockholder's intent to make such nomination or nominations has been given to the secretary of Ultimate no later than: (i) the anniversary date of the immediately preceding annual meeting and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

    Under the MBCA, a board of directors may consist of one or more directors. The MBCA also provides that the number of directors must be fixed by, or in the manner provided in, the articles of incorporation or bylaws.

    The Audio King Bylaws provide that the Audio King Board will consist of three or more members and that at each regular meeting the shareholders shall determine the number of directors; provided, that between regular meetings the authorized number of directors may be increased or decreased (to not less than three members) by the shareholders or increased by the Audio King Board. Each director serves for an indefinite term that expires at the next regular meeting of shareholders, and until his successor is elected and qualified, or until his earlier death, resignation, disqualification, or removal as provided by the MBCA.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS OR INTERESTED SHAREHOLDERS

    Under the DGCL, no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other entity in which one or more of its directors or officers are directors or officers or have a financial interest, is void or voidable solely because the director or officer has a financial interest in the transaction, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because the vote of the director or officer was counted for such purpose, if: (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the board of directors or committee which in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the number of disinterested directors is less than a quorum; (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a majority vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. A corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries, including directors who are also officers or employees, when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Any such loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as approved by the board of directors, including a pledge of stock of the corporation.

    Neither the Ultimate Bylaws or Certificate provide for greater voting requirement relating to interested stockholder or interested director transactions.

    Under the MBCA, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representative or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties or because the director or directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved or ratified, if (i) the contract or transaction was, and the person asserting the validity of the contract or transaction sustains the burden of establishing that the contract or transaction was, fair and reasonable as to the corporation at the time it was authorized, approved or ratified, (ii) the material facts as to the contract or transaction and as to the director's or directors' interest are fully disclosed or known to the shareholders and the contract or transaction is approved in good faith by (a) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested director or directors, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; (iii) the material facts as to the contract or transaction and as to the director's or directors' interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the board or committee, but the interested director directors shall not be counted in determining the presence of a quorum and shall not vote; or
(iv) the contract or transaction is distribution described in MBCA section 302A.551, subdivision 1, or a merger or exchange described in MBCA section 302A.601, subdivision 1 or 2.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    Under the DGCL, a corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements incurred in any such action, suit or proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court of competent jurisdiction determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent that such court shall determine. The DGCL requires that, to the extent an officer, director, employee or agent of a corporation is successful on the merits or otherwise in defense of any proceeding referred to within this paragraph, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses incurred in connection therewith.

    Under the DGCL, a corporation may advance expenses incurred by an officer or director prior to final disposition of the action, suit or proceeding upon an undertaking by the officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to be indemnified by the corporation. Expenses of employees and agents may be advanced by the corporation upon such terms and conditions, if any, as the board of directors deems appropriate.

    The rights to indemnification and advancement of expenses provided by the DGCL are not exclusive of any other such rights that may be provided under a corporation s charter or by-laws, by contract or otherwise.

    Under the DGCL, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(iv) any transaction in which the director received an improper personal benefit.

    The Ultimate Certificate provides that, to the fullest extent permitted under Delaware law, Ultimate will indemnify any person who is a director or officer of Ultimate or who is or was serving a the request of Ultimate as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against any expenses, judgments, fines penalties, taxes and amounts paid in settlement actually and reasonably incurred by the director in connection with such action, suit or proceeding as a derivative action by or in the right of Ultimate.

    The MBCA permits a corporation's articles to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breaches of a director's fiduciary duty as a director. However, the articles cannot deprive the corporation or its shareholders of the right to enjoin transactions which violate a director's duty of care. Moreover, the articles cannot limit liability for any breach of the director's duty of loyalty, for transactions resulting in an improper personal benefit to the director or for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law. In addition, liability for illegal dividends, stock repurchases or other distributions to shareholders or for violations of Minnesota's securities statutes cannot be limited. The Audio King Bylaws provide for the indemnification of directors to the extent permitted the MBCA.

    The Audio King Bylaws provides for mandatory indemnification of directors, officers, employees and agents of Audio King to the full extent permitted by the MBCA. The MBCA provides for mandatory indemnification of a person acting in an official capacity on behalf of the corporation (including a director, officer, employee or agent) if such person acted in good faith, received no improper personal benefit, acted in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Audio King and Ultimate, Audio King and Ultimate have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    Section 203 of the DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the time that such person becomes an interested stockholder, subject to certain exceptions contained in Section 203. As defined in Section 203, a business combination generally includes mergers, consolidations, sales of 10% or more of a corporation's assets, certain stock issuances or other transactions benefitting the interested stockholder. Interested stockholders include, among others, persons who beneficially own 15% or more of the outstanding voting stock of a corporation.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the time that such stockholder becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction which made him an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding from the 85% calculation shares owned by directors who are also officers of the corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) at or after the time such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting (and not by written consent) by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are authorized for quotation on Nasdaq or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by the holders of a majority of shares entitled to vote and any such by-law amendment may not be further amended by the board of directors. Neither the Ultimate Certificate nor the Ultimate Bylaws elects not to be governed by Section 203.

    The MBCA provides that Audio King may not engage in any "business combination" with any "interested shareholder" or affiliate or associate of an interested stockholder for a period of four years after the interested shareholder's "share acquisition date" unless either the business combination or the acquisition of shares by the interested shareholder on his share acquisition date is approved by a disinterested committee of the Audio King Board before such interested shareholder's share acquisition date.

    For purposes of the MBCA, an "interested shareholder" is a 10% or more beneficial owner of voting shares of such corporation, or a person who is an associate and an affiliate of the corporation and who at any time within the four year period preceding the date in question was a 10% or more beneficial owner of voting shares of such corporation. Neither the Audio King Articles nor the Audio King Bylaws provide that such corporation will not be subject to the MBCA.

    Audio King is subject to the Minnesota Control Share Acquisition Act (the "MCSSA"). The MCSSA provides that any person (an "acquiring person") proposing to make a control share acquisition must disclose certain information to the target corporation and the target corporation's shareholders must thereafter approve the control share acquisition or certain of the shares acquired in the control share acquisition shall not have voting rights and shall be subject to redemption by the target corporation for a specified period of time at the market value of such shares. A control share acquisition is an acquisition of shares of the issuing public corporation which results in the acquiring person having voting power that exceeds one of the following thresholds: (i) at least 20 percent but less than 33 1/3 percent; (ii) at least 33 1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The definition of a control share acquisition specifically excludes acquisition of shares from the corporation issuing such shares, and acquisition of shares pursuant to plans of merger or exchange which are approved by the shareholders of the corporation. The MCSSA applies to a control share acquisition with respect to an issuing public corporation unless otherwise expressly provided in the issuing public corporation unless otherwise expressly provided in the issuing public corporation's articles of incorporation or in the by-laws approved by the stockholders. The Audio King Articles do not provide that MCSSA will not apply to Audio King.

DISSOLUTION

    Under the DGCL, unless the board of directors approves a proposal to dissolve a corporation, the dissolution must be approved by stockholders holding 100% of the shares entitled to vote upon the dissolution. If the dissolution is initiated by the board of directors, it need only be approved by the stockholders holding a majority of the shares entitled to vote on the dissolution.

    Under the MBCA, a corporation may be dissolved by the directors or incorporators, shareholders, by order of the court, or by the secretary of state. Directors or incorporators may only dissolve a corporation that has not issued shares. Shareholders may dissolve the corporation upon a majority vote of the shares entitled to vote on the dissolution.

INSPECTION RIGHTS

    Under the DGCL, any shareholder, in person or by attorney or other agent shall, upon written demand under oath stating the purposes thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation's: (i) stock ledger, (ii) list of stockholders and (iii) its other books and records and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a stockholder.

    Under the MBCA, a stockholder has an "absolute right", upon written demand, to examine the following corporate documents: (i) the share register; (ii) records of all proceedings of shareholders for the last three years; (iii) records of all proceedings of the board for the last three years; (iv) the corporation's articles and all amendments currently in effect; (v) the corporation's bylaws and all amendments currently in effect; (vi) certain financial statements and the financial statement for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (vii) reports made to shareholders generally within the last three years; (viii) a statement of the names and usual business addresses of its directors and principal officers; (ix) voting trust agreements; (x) shareholder control agreements; and (xi) a copy of agreements, contracts, or other arrangements or portions of them fixing the rights of a class or series of securities issued by the company.

PREEMPTIVE RIGHTS

    The Audio King Articles and the Ultimate Certificate each deny preemptive rights to stockholders.

                                 LEGAL MATTERS

    The validity of the Ultimate Stock to be issued in connection with the Merger is being passed upon for Ultimate by Davis, Graham & Stubbs LLP, Denver, Colorado.

    Certain legal matters in connection with the Merger are being passed upon for Audio King by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                    EXPERTS

    The financial statements of Ultimate at January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 included in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which includes an explanatory paragraph with respect to the change in the method of accounting for store preopening expenses in fiscal 1996) appearing elsewhere herein and in the Proxy Statement/Prospectus and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Audio King as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which report includes an explanatory paragraph with respect to the change in the method of accounting for income taxes in 1994 as discussed in Note 2 to the Consolidated Financial Statements and Notes thereto.

                         INDEX TO FINANCIAL STATEMENTS

ULTIMATE ELECTRONICS, INC.

  Report of Ernst & Young LLP........................................................        F-2

  Statements of Income for the years ended January 31, 1997, 1996 and 1995...........        F-3

  Balance Sheets at January 1997 and 1996............................................        F-4

  Statements of Stockholders' Equity for the years ended January 31, 1997, 1996 and          F-5
    1995.............................................................................

  Statements of Cash Flows for the years ended January 31, 1997, 1996 and 1995.......        F-6

  Notes to Financial Statements......................................................        F-7

AUDIO KING CORPORATION

  Report of Arthur Andersen LLP......................................................       F-18

  Consolidated Balance Sheets for the years ended June 30, 1996 and 1995 and the six        F-19
    months ended December 31, 1996 (unaudited).......................................

  Consolidated Statements of Operations for the years ended June 30, 1996, 1995 and         F-20
    1994 and the six months ended December 31, 1996 and 1995 (unaudited).............

  Consolidated Statements of Changes in Shareholders' Investment for the years ended        F-21
    June 30, 1996, 1995 and 1994 and the six months ended December 31, 1996
    (unaudited)......................................................................

  Consolidated Statements of Cash Flows for the years ended June 30, 1996, 1995 and         F-22
    1994 and the six months ended December 31, 1996 and 1995 (unaudited).............

  Notes to Consolidated Financial Statements.........................................       F-23

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors of Ultimate Electronics, Inc.:

    We have audited the accompanying balance sheets of Ultimate Electronics, Inc. as of January 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultimate Electronics, Inc. at January 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1997 in conformity with generally accepted accounting principles.

    As discussed in Note 5, effective February 1, 1995, the Company changed its method of accounting for store preopening expenses.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
March 7, 1997

                           ULTIMATE ELECTRONICS, INC.
                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                     YEAR ENDED JANUARY 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
NET SALES....................................................................  $  261,154  $  251,807  $  165,069
Cost of goods sold...........................................................     191,903     184,343     120,588
                                                                               ----------  ----------  ----------
GROSS PROFIT.................................................................      69,251      67,464      44,481
Selling, general and administrative expenses.................................      64,786      59,525      36,276
                                                                               ----------  ----------  ----------
INCOME FROM OPERATIONS.......................................................       4,465       7,939       8,205
Interest expense, net........................................................       3,210       1,866         407
                                                                               ----------  ----------  ----------
Income before taxes and cumulative effect of change in accounting method.....       1,225       6,073       7,798
Income taxes.................................................................         470       2,241       2,908
                                                                               ----------  ----------  ----------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD...............         785       3,832       4,890
Cumulative effect of change in accounting for preopening expenses, net of
 taxes                                                                             --            (988)     --
                                                                               ----------  ----------  ----------
NET INCOME...................................................................  $      785  $    2,844  $    4,890
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Historical income before cumulative effect of change in accounting
    method...................................................................                               4,890
  Pro forma effect of change in accounting method, net of taxes..............                                (678)
                                                                                                       ----------
PRO FORMA NET INCOME.........................................................                          $    4,212
                                                                                                       ----------
                                                                                                       ----------
EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING METHOD...              $      .65
Cumulative effect of change in accounting for preopening expenses, net of
 taxes.......................................................................                    (.17)
                                                                                           ----------
EARNINGS PER SHARE...........................................................  $      .11  $      .48  $      .88
PRO FORMA EARNINGS PER SHARE.................................................                                 .76
Weighted average shares outstanding..........................................       6,995       5,906       5,583

                            See accompanying notes.

                           ULTIMATE ELECTRONICS, INC.

                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 JANUARY 31,
                                                                                             --------------------
                                                                                               1997       1996
                                                                                             ---------  ---------
                                                     ASSETS
Current assets:
  Cash and cash equivalents................................................................  $     764  $     979
  Accounts receivable......................................................................     13,788     16,406
  Merchandise inventories..................................................................     41,414     38,053
  Prepaid expenses and other...............................................................        642        885
  Deferred tax assets......................................................................     --            262
                                                                                             ---------  ---------
Total current assets.......................................................................     56,608     56,585
Property and equipment at cost:
  Furniture, fixtures and equipment........................................................     18,462     16,964
  Leasehold improvements...................................................................     16,320     10,979
  Autos and trucks.........................................................................        349        341
  Land buildings...........................................................................     17,773     15,048
  Construction-in-progress.................................................................        632      3,414
                                                                                             ---------  ---------
                                                                                                53,536     46,746
  Less accumulated depreciation............................................................     (8,904)    (5,243)
                                                                                             ---------  ---------
                                                                                                44,632     41,503
Property under capital leases, including related parties, net..............................      1,019      1,283
Other assets...............................................................................      1,051      1,095
                                                                                             ---------  ---------
Total assets...............................................................................  $ 103,310  $ 100,466
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.........................................................................  $  21,651  $  16,972
  Accrued liabilities......................................................................      6,257      8,163
  Current portion of term loans............................................................        262        198
  Current portion of capital lease obligations, including related parties..................        287        257
  Deferred tax liability...................................................................        283     --
                                                                                             ---------  ---------
Total current liabilities..................................................................     28,740     25,590
Note payable...............................................................................     17,237     18,000
Term loans, less current portion...........................................................        928        996
Bonds payable..............................................................................     13,000     13,000
Capital lease obligations, including related parties less current portion..................      1,007      1,295
Deferred tax liability.....................................................................        695        667
                                                                                             ---------  ---------
Total liabilities..........................................................................     61,607     59,548
Commitments
Stockholder's equity:
  Preferred stock, par value $.01 per share
    Authorized shares--10,000,000
    No shares issued and outstanding.......................................................     --         --
  Common stock, par value $.01 per share
    Authorized shares--10,000,000
    Issued and outstanding shares, 6,995,000 at January 31, 1997 and 1996..................         70         70
  Additional paid-in capital...............................................................     31,009     31,009
  Retained earnings........................................................................     10,624      9,839
                                                                                             ---------  ---------
Total stockholders' equity.................................................................     41,703     40,918
                                                                                             ---------  ---------
Total liabilities and stockholders' equity.................................................  $ 103,310  $ 100,466
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                            See accompanying notes.

                           ULTIMATE ELECTRONICS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                COMMON STOCK        ADDITIONAL
                                                           -----------------------    PAID-IN    RETAINED
                                                             SHARES      AMOUNT       CAPITAL    EARNINGS     TOTAL
                                                           ----------  -----------  -----------  ---------  ---------
BALANCES, JANUARY 31, 1994...............................   5,500,000   $      55    $  18,561   $   2,105  $  20,721
  Net income.............................................                                            4,890      4,890
                                                           ----------         ---   -----------  ---------  ---------
BALANCES, JANUARY 31, 1995...............................   5,500,000          55       18,561       6,995     25,611
  Proceeds from issuance of common stock, net of offering
    costs................................................   1,495,000          15       12,448                 12,463
  Net income.............................................                                            2,844      2,844
                                                           ----------         ---   -----------  ---------  ---------
BALANCES, JANUARY 31, 1996...............................   6,995,000          70       31,009       9,839     40,918
  Net income.............................................                                              785        785
                                                           ----------         ---   -----------  ---------  ---------
BALANCES, JANUARY 31, 1997...............................   6,995,000   $      70    $  31,009   $  10,624  $  41,703
                                                           ----------         ---   -----------  ---------  ---------
                                                           ----------         ---   -----------  ---------  ---------

                            See accompanying notes.

                           ULTIMATE ELECTRONICS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       YEAR ENDED JANUARY 31,
                                                                                  ---------------------------------
                                                                                    1997        1996        1995
                                                                                  ---------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income......................................................................  $     785  $    2,844  $    4,890
Adjustments to reconcile net income to net cash provided by (used in) operating activities
  Cumulative effect of change in accounting method (net of taxes)...............     --             988      --
  Depreciation and amortization.................................................      4,449       3,425       1,843
  Deferred tax expense..........................................................        573         597         885
  Changes in operating assets and liabilities:
    Accounts receivable.........................................................      2,618      (5,649)     (5,037)
    Merchandise inventories.....................................................     (3,361)     (9,127)    (13,199)
    Prepaid expenses and other..................................................        243           6      (1,459)
    Other assets................................................................         44        (795)        (34)
    Accounts payable and accrued liabilities....................................      2,773      (2,982)     12,562
                                                                                  ---------  ----------  ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.............................      8,124     (10,693)        451
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net........................................     (7,314)    (27,342)    (17,536)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in note payable......................................................       (763)      6,500      11,500
Proceeds from bonds payable.....................................................     --          13,000      --
Proceeds from sale/leaseback of property and equipment..........................     --           5,614      --
Proceeds from term loans........................................................        225       1,211      --
Principal payments on term loans and capital lease obligations..................       (487)     (2,012)       (427)
Proceeds from issuance of common stock, net.....................................     --          12,463      --
                                                                                  ---------  ----------  ----------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES.............................     (1,025)     36,776      11,073
                                                                                  ---------  ----------  ----------
NET DECREASE IN CASH AND CASH EQUIVALENTS.......................................       (215)     (1,259)     (6,012)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD................................        979       2,238       8,250
                                                                                  ---------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD......................................  $     764  $      979  $    2,238
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest....................................................................  $   3,210  $    2,033  $      476
    Income taxes................................................................        353       2,248       1,212

                            See accompanying notes.

                           ULTIMATE ELECTRONICS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

    BACKGROUND

    Ultimate Electronics, Inc., a Delaware corporation (the "Company"), is a consumer electronics retailer engaged in selling a wide range of audio and video components and home office equipment. The Company currently operates eighteen stores, including nine stores in Colorado under the trade name SoundTrack and nine stores in Idaho, Nevada, New Mexico, Oklahoma and Utah under the trade name Ultimate Electronics.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORIES

    The Company states merchandise inventories at the lower of cost (weighted average cost) or market.

    DEPRECIATION AND AMORTIZATION

    Depreciation is provided principally using the straight-line method based upon the following useful lives:

Furniture, fixtures and equipment.....................  5 - 7 years
Leasehold improvements................................  7 - 20 years
Autos and trucks......................................  5 years
Property under capital leases.........................  5 - 15 years
Buildings.............................................  30 years

    CAPITALIZED INTEREST

    For the fiscal years ended January 31, 1997, 1996 and 1995, the Company capitalized interest of $160,000, $900,000, and $154,000 respectively, associated with the construction of remodeled stores and the Thornton Facility.

                           ULTIMATE ELECTRONICS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCRUED LIABILITIES (IN THOUSANDS)

    Accrued liabilities are comprised of the following:

                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Compensation...............................................................  $   1,993  $   2,851
Sales taxes................................................................        965      1,181
Customer deposits..........................................................      1,635      1,840
Other......................................................................      1,664      2,291
                                                                             ---------  ---------
Total......................................................................  $   6,257  $   8,163
                                                                             ---------  ---------
                                                                             ---------  ---------

    DEFERRED REVENUE AND COMMISSIONS

    The Company sells extended warranty contracts on behalf of an unrelated party. The contracts extend beyond the normal manufacturer's warranty period, usually with terms of coverage (including the manufacturer's warranty period) between 12 and 60 months. Extended warranty contracts are accounted for in accordance with FASB Technical Bulletin No. 90-1, "Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts."

    All revenue and direct costs, principally sales commissions, from the sale of the Company's own extended warranty contracts sold prior to January 31, 1997 have been deferred and amortized on a straight-line basis over the life of the contracts. All other costs, including the cost of repairs, are charged to expense as incurred.

    ADVERTISING COSTS AND COOPERATIVE REVENUE

    In accordance with Statement of Position 93-7, "Reporting on Advertising Costs," all advertising costs are deferred until the first time the advertising takes place. In addition, the Company accrues rebates based upon varying percentages of inventory purchases and records such amounts as a reduction of advertising expense. The Company also deducts amounts for cooperative advertising directly from payment to manufacturers for inventory purchases based on individual agreements with the Company's manufacturers. Net advertising expense charged to operations was $5,485,000, $3,924,000 and $1,277,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

    EARNINGS PER SHARE OF COMMON STOCK

    Earnings per share of common stock for the year ended January 31, 1997 are based on (i) 6,995,000 outstanding shares of common stock and (ii) no outstanding shares of common stock to give effect to the potential exercise of options under the Company's stock option plans (Note 6). Earnings per share of common stock for the year ended January 31, 1996 are based on (i) 5,500,000 outstanding shares of common stock for the entire year and an additional 1,495,000 outstanding shares since November 1, 1995 and (ii) 45,231 outstanding shares of common stock to give effect to the potential exercise of options under the Company's stock option plans. Earnings per share of common stock for the year ended January 31, 1995 are based on (i) 5,500,000 outstanding shares of common stock and (ii) 83,224 outstanding shares to give effect to the potential exercise of options under the Company's stock option plans.

                           ULTIMATE ELECTRONICS, INC.

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG LIVED ASSETS

    In March, 1995 the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), which required impairment losses to be recorded on long-lived assets used in operations when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the provisions of SFAS 121 in the first quarter of fiscal 1997, with no material effect to its financial statements.

    CERTAIN RECLASSIFICATIONS

    Certain reclassifications have been made to the fiscal 1995 and 1996 financial statements to conform with the fiscal 1997 financial statement presentation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash, accounts receivable, note payable and other long-term debt, have fair values which approximate their recorded values as the financial instruments are either short term in nature or carry interest rates which approximate market rates except bonds payable, which are trading at 92% of face value at January 31, 1997.

2. PUBLIC STOCK OFFERINGS

    On October 15, 1993, the Company completed an initial public offering (the "Offering") for the sale of 2,000,000 shares of common stock at the Offering price of $8.50 per share. The Company received proceeds from the Offering of $15,432,000, net of all offering costs. On November 12, 1993, the Underwriters exercised an option to purchase 300,000 additional shares of common stock to cover overallotments. Net proceeds to the Company, after deducting all offering costs, were $2,373,000. From the proceeds of the Offering, the Company made an S corporation distribution of $3,250,000 to the Company's principal Stockholders prior to the Offering.

    On November 1, 1995, the Company completed a second public offering (the "Second Offering") for the sale of 1,300,000 shares of common stock at the Second Offering price of $9.00 per share. The Company received proceeds from the Second Offering of $10,810,000, net of all offering costs. On December 1, 1995, the Underwriters exercised an option to purchase 195,000 additional shares of common stock to cover over-allotments. Net proceeds to the Company, after deducting all offering costs, were $1,653,000. The proceeds of the Second Offering were used by the Company to reduce amounts outstanding under its revolving line of credit.

3. NOTE PAYABLE

    On November 21, 1996, the Company amended the terms of its revolving line of credit agreement with Norwest Bank Colorado, N.A. Under the amended terms, borrowings on the revolving line of credit are limited to the lesser of $35,000,000 or 70% of merchandise inventory. The agreement expires on September 30, 1998, at which time all outstanding principal borrowings are due. Borrowings bear interest, which are payable monthly, based on a blend of LIBOR plus 3.05% (weighted average of 8.59% at January 31, 1997) or the bank's prime rate (8.25% at January 31, 1997). Amounts outstanding under the

                           ULTIMATE ELECTRONICS, INC.

3. NOTE PAYABLE (CONTINUED)
agreement were $17.2 million as of January 31, 1997. Borrowings are secured by accounts receivable, inventories and equipment. A commitment fee of .125% per annum is payable, monthly in arrears, on the difference between the commitment and the daily average sum of the aggregate outstanding principal balance of the borrowings.

    Under the provisions of the $35,000,000 revolving line of credit agreement discussed above, subject to amendments, the Company was required, among other things, to maintain (i) a current ratio (as defined in the agreement) of at least 1.10 to 1.00 computed monthly; and (ii) a minimum net worth (as defined in the agreement) of at least $42,000,000 at December 31, 1996 to and including December 30, 1997, $44,500,000 from December 31, 1997 to and including September 30, 1998, and to meet certain working capital and liabilities to tangible net worth ratios; and (iii) a maximum ratio of funded debt (as defined in the agreement) to earnings before interest, taxes, depreciation and amortization (EBITDA) of 3.5 to 1.0 for each of the fiscal quarters beginning January 31, 1997 through the expiration of the agreement.

    Due to the lower than expected sales performance in the fourth quarter of fiscal 1997, the Company's minimum net worth was approximately $41,700,000, and the maximum funded debt to EBITDA ratio was 3.67 to 1.0 at January 31, 1997. The Company received a waiver from the bank for these two covenant violations at January 31, 1997. On March 11, 1997, the credit agreement was amended to reduce the minimum net worth requirement to $41,000,000 for the months ended February 28, 1997 through November 30, 1997, after which time, the minimum net worth increases to $43,000,000 for the months ended December 31, 1997 through September 30, 1998. The maximum ratio of funded debt to EBITDA was amended to
4.0 to 1.0 for the first and second quarters of fiscal year 1998, and to 3.5 to
1.0 and 3.0 to 1.0 for the third and fourth quarters of fiscal year 1998, respectively. Management believes the Company's operations for fiscal year 1998 will be sufficient to enable the Company to be in compliance with the amended minimum net worth and maximum funded debt to EBITDA covenants for all periods of fiscal year 1998. Accordingly, amounts payable under the term loan agreement are classified as long-term in the accompanying balance sheets.

4. BONDS PAYABLE

    On March 23, 1995, the Company completed an offering for the sale of $13,000,000 aggregate principal amount of Bonds. Interest on the Bonds accrues at the rate of 10.25% per year until maturity or earlier redemption and is payable on the last day of each month. The Company is required to redeem $3.25 million aggregate principal amount of the Bonds annually (reduced to the extent of the Bonds purchased or redeemed by the Company earlier) on January 31, 2002 and on January 31 of each of the three years thereafter, at a redemption price equal to par plus accrued interest to the date of redemption. The Bonds are redeemable by the Company at any time after March 31, 2000. The Bonds are full recourse obligations of the Company and are secured by, among other things, a first priority lien on the Company's real property, including all facilities and fixtures thereon, located at the Thornton Facility. The purchase, construction and development of the property was financed in part by the net proceeds of the Bonds.

5. PREOPENING EXPENSES

    In the fourth quarter of fiscal 1996, the Company changed its method of accounting for preopening expenses. With this change, which has been recorded as if it occurred at the beginning of fiscal 1996, the Company will expense preopening costs as incurred rather than capitalizing such costs and amortizing them over twelve months for a new store and six months for a remodeled store. The Company believes this

                           ULTIMATE ELECTRONICS, INC.

5. PREOPENING EXPENSES (CONTINUED)
new method is preferable because it results in a more conservative presentation of financial position and results of operations and is a more prevalent practice amongst other companies in its industry. This method resulted in a charge to income of $988,000, net of $577,000 for income taxes, or 17 cents per share for the year ended January 31, 1996.

    The effect of this accounting change was to increase (decrease) income before the cumulative effect of the change in accounting method and earnings per share for fiscal years 1996 and 1995 as follows:

                                                                                NET INCOME
                                                                         -------------------------
YEAR ENDING                                                                TOTAL       PER SHARE
-----------------------------------------------------------------------  ----------  -------------
January 31, 1996.......................................................     141,000          .02
January 31, 1995.......................................................    (678,000)        (.12)

6. STOCK OPTION PLANS

    Under the terms of the employees' stock option plan (the "Plan"), the Company may grant to officers, employees and consultants awards of options to purchase shares of common stock and other types of awards. The Plan, as most recently amended in fiscal 1997, provides for an authorization of 900,000 shares of common stock. Under the terms of the nonemployee directors' stock option plan (the "Directors' Plan"), the Company may grant to nonemployee directors awards of stock options. The Directors' Plan provides for an initial authorization of 20,000 shares of common stock. Each nonemployee director receives options to purchase 2,000 shares of common stock effective February 1 of each year, which options are exercisable one year from the date of grant. At January 31, 1997, options to purchase 12,000 shares of common stock were outstanding under the Directors' Plan, of which 8,000 are currently exercisable. A disinterested compensation committee of the Board of Directors determines the persons to whom employee awards are granted, the type of award granted, the number of shares granted, the vesting schedule and the term of any option (which cannot exceed ten years). The exercise price for incentive stock options for employees and non-qualified options for outside directors is the market value of the underlying common stock at the date of grant. Options issued to the Chairman of the Board are at an exercise price of 110% of market value of the underlying common stock at the date of grant. No options have been exercised and no performance awards have been granted under the Plan.

    On January 31, 1997, the Compensation Committee repriced all employee options at the exercise price of $3.00 (the Chairman of the Boards' options were repriced to $3.30) with the original vesting schedule. The market value of the underlying common stock was $3.00 on January 31, 1997. The number of options held by the executive officers was reduced from 490,000 to 322,600 in exchange for the repriced options.

                           ULTIMATE ELECTRONICS, INC.

6. STOCK OPTION PLANS (CONTINUED)
    Changes in the employees' stock option plan outstanding (and option exercise prices for such options) are as follows:

                                                                             YEAR ENDED JANUARY 31,
                                                                         -------------------------------
                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------
Options outstanding at beginning of year...............................    480,000    447,000    312,000
Granted ($3.25 to $12.875).............................................     95,000     60,000    135,000
Canceled ($6.6875 to $12.875)..........................................    170,150     27,000     --
                                                                         ---------  ---------  ---------
Options outstanding at end of year.....................................    404,850    480,000    447,000
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Options exercisable at end of year.....................................    118,042    121,250     52,000
Options available for grant at end of year.............................    495,150    220,000     53,000

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 31, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant or the date of repricing using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.5%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock for fiscal years 1997 and 1996, respectively, of .573 and
 .436, and a weighted-average expected life of the options of 5 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

    The Company's pro forma information follows:

                                                                         1997         1996
                                                                      ----------  ------------
Pro forma net income................................................  $  688,000  $  2,805,000
Pro forma earnings per share........................................  $     0.10  $       0.47

                           ULTIMATE ELECTRONICS, INC.

7. PROVISION FOR INCOME TAXES (IN THOUSANDS)

    Under the liability method of accounting for income taxes as prescribed by FASB Statement No. 109, "Accounting for Income Taxes", deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The components of the provision for income taxes as of January 31, 1997, 1996 and 1995 are as follows:

                                                                    CURRENT     DEFERRED      TOTAL
                                                                  -----------  -----------  ---------
January 31, 1997
  Federal.......................................................   $     (90)   $     501   $     411
  State.........................................................         (13)          72          59
                                                                  -----------       -----   ---------
    Total.......................................................   $    (103)   $     573   $     470
                                                                  -----------       -----   ---------
                                                                  -----------       -----   ---------
January 31, 1996
  Federal.......................................................   $   1,453    $     528   $   1,981
  State.........................................................         191           69         260
                                                                  -----------       -----   ---------
    Total.......................................................   $   1,644    $     597   $   2,241
                                                                  -----------       -----   ---------
                                                                  -----------       -----   ---------
January 31, 1995
  Federal.......................................................   $   1,771    $     775   $   2,546
  State.........................................................         252          110         362
                                                                  -----------       -----   ---------
    Total.......................................................   $   2,023    $     885   $   2,908
                                                                  -----------       -----   ---------
                                                                  -----------       -----   ---------

    The following is a reconciliation of the provision for income taxes to the federal statutory rate for the years ended January 31, 1997, 1996 and 1995:

                                                                         YEAR ENDED JANUARY 31,
                                                                     -------------------------------
                                                                       1997       1996       1995
                                                                     ---------  ---------  ---------
Income taxes at the federal statutory rate.........................  $     427  $   2,065  $   2,651
State income taxes, net of federal benefit.........................         41        172        257
Other..............................................................          2          4     --
                                                                     ---------  ---------  ---------
Provision for income taxes.........................................  $     470  $   2,241  $   2,908
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

                           ULTIMATE ELECTRONICS, INC.

7. PROVISION FOR INCOME TAXES (IN THOUSANDS) (CONTINUED)
    The tax effects of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at January 31, 1997 and 1996 are as follows:

                                                                               JANUARY 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Deferred tax assets:
  Deferred revenue.......................................................  $  --      $      50
  Accrued liabilities....................................................        260        248
  Valuation reserves.....................................................        207        264
  Uniform capitalization.................................................         80         70
  Capital leases.........................................................         90        100
                                                                           ---------  ---------
                                                                                 637        732
Deferred tax liabilities:
  Volume/cash discounts..................................................       (560)    --
  Co-op advertising......................................................       (270)      (370)
  LIFO deferral..........................................................        (40)       (87)
  Depreciation...........................................................       (745)      (680)
                                                                           ---------  ---------
                                                                              (1,615)    (1,137)
                                                                           ---------  ---------
Net deferred tax liability...............................................  $    (978) $    (405)
                                                                           ---------  ---------
                                                                           ---------  ---------

8. LEASES

    OPERATING LEASES

    The Company leases retail stores under agreements which expire at various dates through 2017. Several leases contain escalation clauses and/or options to renew at negotiated or specified minimum lease payments for periods ranging from two to 15 years beyond the initial noncancelable lease terms. Total rent expense charged to operations was $4,119,000, $3,186,000 and $1,587,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

    In May 1995, the Company completed a sale/leaseback transaction with Cirque Property L.C. for $5.6 million for a store and adjacent retail space located in Las Vegas, Nevada.

    CAPITAL LEASES, INCLUDING RELATED PARTY LEASES (IN THOUSANDS)

    The following property is held under capital leases:

                                                                                 JANUARY 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Buildings and improvements.................................................  $   1,520  $   1,520
Computer equipment.........................................................        711        711
                                                                             ---------  ---------
                                                                                 2,231      2,231
Less accumulated depreciation..............................................      1,212        948
                                                                             ---------  ---------
                                                                             $   1,019  $   1,283
                                                                             ---------  ---------
                                                                             ---------  ---------

                           ULTIMATE ELECTRONICS, INC.

8. LEASES (CONTINUED)
    The Company leases two retail stores under capital lease agreements with two principal stockholders of the Company. The lease agreements for the two retail stores provide for annual rent increases over the initial noncancelable lease terms. Total rental payments to related parties under these leases, excluding the office and service lease buyout, were $250,000, $645,000 and $620,000 for the years ended January 31, 1997, 1996 and 1995, respectively. The aggregate minimum annual rental commitments as of January 31, 1997 are as follows (in thousands):

                                                                            OPERATING    CAPITAL
                                                                             LEASES      LEASES
                                                                           -----------  ---------
1998.....................................................................   $   4,731   $     438
1999.....................................................................       4,684         444
2000.....................................................................       4,746         309
2001.....................................................................       4,882         161
2002.....................................................................       4,964         166
2003 - 2017..............................................................      49,445         557
                                                                           -----------  ---------
Total minimum lease payments.............................................   $  73,452       2,075
                                                                           -----------
                                                                           -----------
Less amount representing interest........................................                     781
                                                                                        ---------
Present value of net minimum lease payments..............................                   1,294
Less portion due within one year.........................................                     287
                                                                                        ---------
Long term capital lease obligations......................................               $   1,007
                                                                                        ---------
                                                                                        ---------

                           ULTIMATE ELECTRONICS, INC.

9. VALUATION AND QUALIFYING ACCOUNTS

                                                                    BALANCE AT   CHARGED TO
                                                                     BEGINNING    COSTS AND    DEDUCTIONS     BALANCE AT
DESCRIPTION                                                          OF PERIOD    EXPENSES     (DESCRIBE)    END OF PERIOD
------------------------------------------------------------------  -----------  -----------  -------------  -------------
Year ended January 31, 1997
  Deducted from asset accounts:
    Allowance for doubtful accounts...............................   $     251    $     196     $     267(1)   $     180
    Reserve for cash and cooperative advertising discounts........          96          213           237(1)          72
    Allowance for obsolete inventory..............................         344            6            84(2)         266
                                                                         -----        -----         -----          -----
        Total.....................................................   $     691    $     415     $     588      $     518
                                                                         -----        -----         -----          -----
                                                                         -----        -----         -----          -----
Year ended January 31, 1996
  Deducted from asset accounts:
    Allowance for doubtful accounts...............................   $     146    $     403     $     298(1)   $     251
    Reserve for cash and cooperative advertising discounts........         181          140           225(1)          96
    Allowance for obsolete inventory..............................         150          263            69(2)         344
                                                                         -----        -----         -----          -----
        Total.....................................................   $     477    $     806     $     592      $     691
                                                                         -----        -----         -----          -----
                                                                         -----        -----         -----          -----
Year ended January 31, 1995
  Deducted from asset accounts:
    Allowance for doubtful accounts...............................   $     101    $     218     $     173(1)   $     146
    Reserve for cash and cooperative advertising discounts........         144           67            30(1)         181
    Allowance for obsolete inventory..............................         150           15            15(2)         150
                                                                         -----        -----         -----          -----
        Total.....................................................   $     395    $     300     $     218      $     477
                                                                         -----        -----         -----          -----
                                                                         -----        -----         -----          -----

------------------------------

(1) Uncollectible accounts written off, net of recoveries.

(2) Write-offs of obsolete inventory.

10. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) Savings Plan for the benefit of substantially all employees. The Plan provides for both employee and employer contributions. The Company matches 25% of the employee's contribution limited to 1.5% of the employee's annual compensation subject to limitations set annually by the Internal Revenue Service. The Company's contributions were $235,000, $173,000 and $109,000 for the years ended January 31, 1997, 1996 and 1995, respectively.

                           ULTIMATE ELECTRONICS, INC.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                   THREE MONTHS ENDED
                                                                     ----------------------------------------------
                                                                     APRIL 30    JULY 31   OCTOBER 31   JANUARY 31
                                                                     ---------  ---------  -----------  -----------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Fiscal 1997
Net sales..........................................................  $  59,615  $  57,144   $  60,772    $  83,623
Gross profit.......................................................     14,901     15,734      16,304       22,312
Income (loss) from operations......................................       (293)     1,141       1,143        2,474
Net income (loss)..................................................       (653)       180         190        1,068
Earnings (loss) per share..........................................       (.09)       .03         .03          .15
Fiscal 1996
Net sales..........................................................  $  48,395  $  52,398   $  62,547    $  88,467
Gross profit.......................................................     13,037     14,652      17,010       22,765
Income before cumulative effect of accounting change...............      1,171      1,523       2,444        2,801
Net income (loss)..................................................       (444)       667       1,194        1,427
Earnings (loss) per share..........................................       (.08)       .12         .21          .21

12. SUBSEQUENT EVENT

    On March 4, 1997, the Company announced the signing of a definitive merger agreement pursuant to which the Company will acquire all of the shares of Audio King Corporation ("Audio King") for stock and cash. Audio King, a consumer specialty electronics company, operates 11 retail stores: eight in Minnesota, two in Iowa and one in South Dakota. The merger is subject to various conditions, including approval of Audio King shareholders, registration of the Ultimate Electronics shares to be issued, final approval by Ultimate Electronics' bank, satisfaction of obligations under the Hart, Scott, Rodino Antitrust Improvements Act and completion of due diligence by both parties.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Audio King Corporation:

    We have audited the accompanying consolidated balance sheets of Audio King Corporation (a Minnesota corporation) and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' investment and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Audio King Corporation and subsidiaries as of June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

    As discussed in Note 2, the Company changed its method of accounting for income taxes effective July 1, 1993.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

September 26, 1996

                             AUDIO KING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   JUNE 30,
                                                                                             --------------------
                                                                                               1996       1995
                                                                               DECEMBER 31,  ---------  ---------
                                                                                   1996
                                                                               ------------
                                                                               (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..................................................   $       11   $       7  $      29
  Vendor and other accounts receivable, net of allowances....................        3,790       3,340      2,953
  Inventories................................................................       10,041       8,727      8,398
  Prepaid income taxes and other.............................................          627         342        423
                                                                               ------------  ---------  ---------
    Total current assets.....................................................       14,469      12,416     11,803
                                                                               ------------  ---------  ---------
Property And Equipment:
  Building...................................................................          961         961        961
  Furniture, fixtures and equipment..........................................        3,741       3,690      3,183
  Leasehold improvements.....................................................        5,496       5,494      3,516
  Accumulated depreciation and amortization..................................       (3,639)     (3,094)    (2,335)
                                                                               ------------  ---------  ---------
    Total property and equipment, net........................................        6,559       7,051      5,325
Other Assets, principally goodwill...........................................        1,394       1,413      1,270
                                                                               ------------  ---------  ---------
                                                                                $   22,422   $  20,880  $  18,398
                                                                               ------------  ---------  ---------
                                                                               ------------  ---------  ---------
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities:
  Current portion of long-term obligations...................................   $      536   $     536  $     102
  Vendor and other accounts payable..........................................        6,256       4,074      4,172
  Accrued liabilities........................................................        2,298       1,356        942
                                                                               ------------  ---------  ---------
    Total current liabilities................................................        9,090       5,966      5,216
Long-Term Obligations, less current portion..................................        5,909       7,750      6,201
Long-Term Liabilities, primarily deferred lease incentives...................          650         585        270
Commitments And Contingencies
Shareholders' Investment:
  Preferred stock, 6,000,000 shares authorized; no shares issued and
    outstanding..............................................................       --          --         --
  Common stock, $.001 par, 20,000,000 shares authorized; 2,774,980 and
    2,713,329 shares issued and outstanding..................................            3           3          3
  Additional paid-in capital.................................................        4,560       4,559      4,441
  Retained earnings..........................................................        2,210       2,017      2,267
                                                                               ------------  ---------  ---------
    Total shareholders' investment...........................................        6,773       6,579      6,711
                                                                               ------------  ---------  ---------
                                                                                $   22,422   $  20,880  $  18,398
                                                                               ------------  ---------  ---------
                                                                               ------------  ---------  ---------

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                             AUDIO KING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                             SIX MONTHS ENDED
                                                               DECEMBER 31,        FOR THE YEARS ENDED JUNE 30,
                                                          ----------------------  -------------------------------
                                                             1996        1995       1996       1995       1994
                                                          -----------  ---------  ---------  ---------  ---------
                                                               (UNAUDITED)
Net Sales...............................................   $  35,348   $  34,996  $  65,567  $  56,914  $  45,826
Cost Of Merchandise Sold................................      22,615      21,785     41,180     36,062     28,970
                                                          -----------  ---------  ---------  ---------  ---------
  Gross Profit..........................................      12,733      13,211     24,387     20,852     16,856
Selling, General And Administrative Expenses............      12,075      12,200     24,679     19,472     15,484
                                                          -----------  ---------  ---------  ---------  ---------
  Operating Income (Loss)...............................         658       1,011       (292)     1,380      1,372
Interest Expense, Net...................................         325         240        649        317        179
Other Income, (Note 2)..................................      --          --            575     --         --
                                                          -----------  ---------  ---------  ---------  ---------
  Income (Loss) Before Income Taxes And Cumulative
    Effect Of Change In Accounting For Income Taxes.....         333         771       (366)     1,063      1,193
Income Tax Provision (Benefit)..........................         140         324       (115)       430        511
                                                          -----------  ---------  ---------  ---------  ---------
  Net Income (Loss) Before Cumulative Effect Of Change
    In Accounting For Income Taxes......................         193         447       (251)       633        682
Cumulative Effect Of Change In Accounting For Income
 Taxes..................................................      --          --         --         --             45
                                                          -----------  ---------  ---------  ---------  ---------
  Net Income (Loss).....................................   $     193   $     447  $    (251) $     633  $     637
                                                          -----------  ---------  ---------  ---------  ---------
                                                          -----------  ---------  ---------  ---------  ---------

Earnings (loss) Per Share--Primary And Fully Diluted:
  Net Income (Loss) Before Cumulative Effect Of Change
    In Accounting For Income Taxes......................   $     .07   $     .16  $    (.09) $     .23  $     .25
  Cumulative Effect Of Change In Accounting For Income
    Taxes...............................................      --          --         --         --           (.02)
                                                          -----------  ---------  ---------  ---------  ---------
  Total.................................................   $     .07   $     .16  $    (.09) $     .23  $     .23
                                                          -----------  ---------  ---------  ---------  ---------
                                                          -----------  ---------  ---------  ---------  ---------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             AUDIO KING CORPORATION

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENT
                                 (IN THOUSANDS)

                                                                   COMMON STOCK         ADDITIONAL                    TOTAL
                                                            --------------------------    PAID-IN     RETAINED    SHAREHOLDERS'
                                                              SHARES        AMOUNT        CAPITAL     EARNINGS     INVESTMENT
                                                            -----------  -------------  -----------  -----------  -------------
BALANCE, June 30, 1993....................................       2,624     $       3     $   4,285    $     997     $   5,285
  Stock Options and Warrants Exercised....................          18        --                 7       --                 7
  Net income..............................................      --            --            --              638           637
                                                                                  --
                                                                 -----                  -----------  -----------       ------
BALANCE, June 30, 1994....................................       2,642     $       3     $   4,292    $   1,635     $   5,929
  Sale of Common Stock....................................          42        --               122       --               122
  Stock Options and Warrants Exercised....................          29        --                27       --                27
  Net income..............................................      --            --            --              633           633
                                                                                  --
                                                                 -----                  -----------  -----------       ------
BALANCE, June 30, 1995....................................       2,713     $       3     $   4,441    $   2,268     $   6,711
  Sale of Common Stock....................................          44        --                99       --                99
  Stock Options Exercised.................................          18        --                19       --                20
  Net income..............................................      --            --            --             (251)         (251)
                                                                                  --
                                                                 -----                  -----------  -----------       ------
BALANCE, June 30, 1996....................................       2,775     $       3         4,559        2,017         6,579
  Stock Options Exercised (unaudited).....................           1        --                 1       --                 1
  Net income (unaudited)..................................      --            --            --              193           193
                                                                                  --
                                                                 -----                  -----------  -----------       ------
BALANCE, December 31, 1996 (unaudited)....................       2,776     $       3     $   4,560    $   2,210     $   6,773
                                                                                  --
                                                                                  --
                                                                 -----                  -----------  -----------       ------
                                                                 -----                  -----------  -----------       ------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             AUDIO KING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 31,       FOR THE YEARS ENDED JUNE 30,
                                                              --------------------  -------------------------------
                                                                1996       1995       1996       1995       1994
                                                              ---------  ---------  ---------  ---------  ---------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).........................................  $     193  $     447  $    (251) $     633  $     637
  Adjustments required to reconcile net income to net cash
    provided by (used for) operating activities--
    Depreciation and amortization...........................        564        654      1,249        693        487
    Deferred income taxes...................................       (101)      (125)      (235)       (83)       (43)
    Cumulative effect of change in accounting for income
      taxes.................................................                           --         --             45
    Changes in other operating items (Note 6)...............      1,243     (1,809)       (16)    (1,734)      (682)
                                                              ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used for) operating activities......      1,899       (833)       747       (492)       445
                                                              ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES:
  Purchases of property and equipment.......................        (53)    (1,819)    (2,936)    (2,271)    (1,725)
  Sale of property and equipment............................                           --          1,380     --
                                                              ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used for) investing activities......        (53)    (1,819)    (2,936)      (891)    (1,725)
                                                              ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES:
  Borrowings (repayments) under revolving agreement.........     (4,575)     2,575      2,000      1,325       (150)
  Borrowings under term loan facility.......................      2,750                --         --          1,500
  Net borrowings (repayments) under capital lease
    obligations.............................................        (18)        56         48        (80)       (64)
  Sale of common stock and exercise of stock options........          1         12        119        149          7
                                                              ---------  ---------  ---------  ---------  ---------
    Net cash provided by financing activities...............     (1,842)     2,643      2,167      1,394      1,293
                                                              ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH.............................          4         (9)       (22)        11         13
CASH, beginning of period...................................          7         29         29         17          4
                                                              ---------  ---------  ---------  ---------  ---------
CASH, end of period.........................................  $      11  $      20  $       7  $      29  $      17
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------
NONCASH ACTIVITIES:
  Capital lease obligations entered into for property and
    equipment...............................................  $  --      $  --      $      62  $   1,041  $  --
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             AUDIO KING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

    Audio King Corporation, a Minnesota corporation (the "Company," which term includes its consolidated subsidiaries unless the context indicates otherwise), is a retail sales and service organization for audio and video equipment with eleven specialty stores; six in Minneapolis/Saint Paul, Minnesota, and one store each in Rochester and St. Cloud, Minnesota, Sioux Falls, South Dakota, and Des Moines and Cedar Rapids, Iowa. Additionally, the Company operates a design showroom and clearance center in the Minneapolis area.

(2) SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Audio King Corporation and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

    INVENTORIES: Merchandise and repair parts inventories are stated at the lower of cost or market as determined by the weighted average cost method which approximates the first-in, first-out cost method.

    PROPERTY AND EQUIPMENT: Property and equipment is stated at cost. Capital leases are recorded at the lesser of fair value or the discounted present value of the minimum lease payments. Depreciation and amortization for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the respective assets. The principal estimated useful lives are five to ten years for furniture, fixtures, and equipment and five years for vehicles. Leasehold improvements are depreciated over the lesser of their useful life or the life of the lease.

    Maintenance and repairs are charged to expense as incurred. Betterments and renewals that extend the life of an asset are capitalized and depreciated. Cost of assets sold or retired and the related amounts of accumulated depreciation and amortization are removed from the related accounts, and any residual values are charged or credited to income.

    OTHER ASSETS: Other assets consists principally of goodwill which is being amortized on a straight-line basis over 40 years. Accumulated amortization approximated $385,000 and $346,000 at June 30, 1996 and 1995. Goodwill originated when Audio King Corporation acquired Audio King, Inc. and totaled $1,182,000 and $1,221,000 at June 30, 1996 and 1995, respectively (see Note 5).

    ACCRUED LIABILITIES:  Accrued liabilities consisted of the following:

                                                                             JUNE 30,
                                                       DECEMBER 31,  ------------------------
                                                           1996          1996         1995
                                                       ------------  ------------  ----------
                                                       (UNAUDITED)
Payroll-related......................................   $1,111,000   $    626,000  $  491,000
Other................................................    1,187,000        730,000     451,000
                                                       ------------  ------------  ----------
                                                        $2,298,000   $  1,356,000  $  942,000
                                                       ------------  ------------  ----------
                                                       ------------  ------------  ----------

    REVENUE RECOGNITION: Revenues from the sale of merchandise inventory are recognized at the time of sale, net of cancellations or refunds. Repair and service and installation revenues are recognized net of cancellations and refunds when the service is performed. The Company grants credit to customers, substantially all of whom are local residents, businesses and governmental agencies, third-party consumer finance companies and vendors.

                             AUDIO KING CORPORATION

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EXTENDED SERVICE PROGRAM: The Company contracts with a third party to provide the services called for under service contracts sold by the Company. The Company has no future liability under the contracts. The Company records the sales of service contracts net of cancellations and refunds. Under this arrangement, gross profit is recognized to the extent of the contract's sale price net of amounts paid to the third party. The Company recognized approximately $1,956,000, $1,710,000, and $1,285,000 of gross profit in 1996 and
1995, and 1994, respectively, related to these sales. The Company also provides repair services under these contracts and is compensated by the third party at rates customarily charged for these repairs.

    OTHER INCOME: The Company recorded other income of $575,000 during 1996 as a result of a revised agreement related to cellular telephone sales commissions. The previous agreement provided for a commission for cellular phone activation to be paid at the time of the sale and an additional commission to be paid monthly for three years based on phone usage. The revised agreement provides for all revenues to be received at time of sale. The revised agreement also provided for a lump-sum payment for the phone usage commissions for the cellular phones that were sold over the past three years. The revised agreement is not expected to have a negative material impact on future earnings.

    ADVERTISING EXPENSE: Advertising expense, net of cooperative advertising allowances, is charged to operations as incurred. The net amount of advertising expense charged to operations totaled approximately $3,100,000, $2,400,000 and $2,000,000 for the years ended June 30, 1996, 1995, and 1994, respectively.

    INCOME TAXES: The Company accounts for income taxes under the liability method whereby deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    EARNINGS (LOSS) PER SHARE: Earnings (loss) per share has been computed by dividing net income (loss) by the number of weighted average shares of common stock and common stock equivalent shares outstanding during the period except to the extent deemed anti-dilutive. Common stock equivalents represent the dilutive effect of the assumed exercise of outstanding stock options and warrants. The number of weighted average shares of common stock and common stock equivalent shares on a fully diluted basis used in the computation of earnings per share for earnings per common and common stock equivalent share was 2,734,000 in 1996, 2,811,000 in 1995, and 2,814,000 in 1994.

    INTERIM FINANCIAL INFORMATION: The consolidated balance sheet as of December 31, 1996 and the consolidated statements of operations, changes in shareholders' investment and cash flows for the six months ended December 31, 1996 and 1995 are unaudited. In the opinion of management, these statements contain all adjustments necessary to present fairly the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for the six months ended December 31, 1996 and 1995. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results to be expected for the fiscal year.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Ultimate results could differ from those estimates.

                             AUDIO KING CORPORATION

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121

    Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires impairment losses on long-lived assets to be recognized when an asset's book value exceeds its expected future cash flows(undiscounted). The Company adopted SFAS 121 July 1, 1996. The adoption did not have a material impact on the financial position or results of operations of the Company.

(3) LONG-TERM OBLIGATIONS

    The Company had the following long-term obligations as of:

                                                                                      JUNE 30,
                                                                             --------------------------
                                                                                 1996          1995
                                                               DECEMBER 31,  ------------  ------------
                                                                   1996
                                                               ------------
                                                               (UNAUDITED)
Bank borrowings..............................................   $5,400,000   $  7,225,000  $  5,225,000
Capitalized lease obligations for property, equipment, and
  vehicles, interest at 5.8% to 12%, payable at varying
  amounts through 2015.......................................    1,045,000      1,061,000     1,078,000
                                                               ------------  ------------  ------------
                                                                 6,445,000      8,286,000     6,303,000
Less - current portion.......................................     (536,000)      (536,000)     (102,000)
                                                               ------------  ------------  ------------
Long-term obligations........................................   $5,909,000   $  7,750,000  $  6,201,000
                                                               ------------  ------------  ------------
                                                               ------------  ------------  ------------

    Scheduled annual maturities of long-term obligations for each of the five fiscal years following June 30, 1996 are as follows: $536,000 in 1997, $528,000 in 1998, $4,735,000 in 1999, $489,000 in 2000, $510,000 in 2001 and $1,488,000
thereafter.

    At June 30, 1996, the Company maintained a working capital line of credit which provided for up to $11,000,000 from October 1 of any one year through February 15 of the succeeding year, at which time available borrowings were reduced to $8,000,000. The credit facility bore interest at the bank's reference rate or at the adjusted certificate of deposit rate plus 2%, at the Company's option (7.6% at June 30, 1996).

    Outstanding advances on the revolving credit line as of June 30, 1996 and 1995, were $7,225,000 and $5,225,000, respectively. Total borrowings outstanding under the agreement are limited based on eligible accounts receivable and inventories. The amount available for borrowing as of June 30, 1996 was $5,512,000. The Company agreed, among other matters, to maintain minimum tangible net worth and earnings and equity ratios, all as defined by the agreement. The Company is in compliance with or has obtained waivers and amendments for all covenants June 30, 1996. On September 12, 1996, the Company amended this credit agreement to provide for two credit facilities through September 30, 1998. The first facility is a working capital line of credit which provides for up to $6,500,000 in available borrowings and bears interest at the bank's reference rate or at the adjusted certificate of deposit rate plus 2%, at the Company's option. The second credit facility is a term loan of $3,000,000 and bears interest at the bank reference rate plus .25% or the adjusted certificate of deposit rate plus 2.25%, at the Company's option.

                             AUDIO KING CORPORATION

(4) INCOME TAXES

    The Company files consolidated federal and state income tax returns. Components of the provision for income taxes and the effects of timing differences between the recognition of income and expenses for financial reporting and income tax reporting purposes are as follows:

                                              SIX MONTHS ENDED
                                                DECEMBER 31,                YEAR ENDED JUNE 30,
                                          ------------------------  -----------------------------------
                                             1996         1995         1996         1995        1994
                                          -----------  -----------  -----------  ----------  ----------
                                                (UNAUDITED)
Current payable.........................
  Federal...............................  $   175,000  $   305,000  $    88,000  $  395,000  $  432,000
  State.................................       66,000      144,000       32,000     118,000     122,000
                                          -----------  -----------  -----------  ----------  ----------
                                              241,000      449,000      120,000     513,000     554,000
Deferred tax benefit....................     (101,000)    (125,000)    (235,000)    (83,000)    (43,000)
                                          -----------  -----------  -----------  ----------  ----------
Total provision (benefit)...............  $   140,000  $   324,000  $  (115,000) $  430,000  $  511,000
                                          -----------  -----------  -----------  ----------  ----------
                                          -----------  -----------  -----------  ----------  ----------

    The approximate effect of temporary differences between the financial statement and tax bases of certain assets and liabilities that gave rise to deferred tax balances were as follows:

                                                                                        JUNE 30,
                                                                   DECEMBER 31,  ----------------------
                                                                       1996         1996        1995
                                                                   ------------  ----------  ----------
                                                                   (UNAUDITED)
CURRENT DEFERRED TAX ASSET:
Accounts receivable allowance....................................   $   71,000   $   66,000  $   56,000
Inventories......................................................       --           --          38,000
Accrued expenses.................................................      192,000      156,000      83,000
Current portion of deferred revenue related to extended to
  service program................................................       --           --          10,000
                                                                   ------------  ----------  ----------
  Net current deferred tax asset.................................   $  263,000   $  222,000  $  145,000
                                                                   ------------  ----------  ----------
                                                                   ------------  ----------  ----------
LONG-TERM DEFERRED TAX ASSET (LIABILITY):
Excess tax depreciation..........................................   $   87,000   $   34,000  $  (72,000)
Deferred lease incentives........................................      150,000      143,000     108,000
                                                                   ------------  ----------  ----------
  Net long-term deferred tax asset...............................   $  237,000   $  177,000  $   36,000
                                                                   ------------  ----------  ----------
                                                                   ------------  ----------  ----------

                             AUDIO KING CORPORATION

(4) INCOME TAXES (CONTINUED)
    A reconciliation of the provision (benefit) for income taxes at the federal statutory income tax rate to the provision as reported is as follows:

                                               SIX MONTHS ENDED
                                                 DECEMBER 31,               YEAR ENDED JUNE 30,
                                            ----------------------  -----------------------------------
                                               1996        1995        1996         1995        1994
                                            ----------  ----------  -----------  ----------  ----------
                                                 (UNAUDITED)
Provision computed at the statutory
  federal income tax rate.................  $  108,000  $  257,000  $  (124,000) $  372,000  $  405,700
State income taxes, net of federal
  effect..................................      25,000      61,000      (29,000)     67,000      78,800
Amortization of goodwill and other
  intangibles.............................       7,000       6,000       13,000      12,000      13,300
Other.....................................      --          --           25,000     (21,000)     13,200
                                            ----------  ----------  -----------  ----------  ----------
Provision (benefit) as reported...........  $  140,000  $  324,000  $  (115,000) $  430,000  $  511,000
                                            ----------  ----------  -----------  ----------  ----------
                                            ----------  ----------  -----------  ----------  ----------

(5) SHAREHOLDERS' INVESTMENT

    STOCK OPTION PLAN:  Under the Company's 1994 stock option plan (the 1994
Plan), 400,000 common shares are reserved for grant as either nonqualified or incentive stock options to officers, directors, key employees and consultants or advisors. Grants of incentive stock options can be made until 2004 and grants of nonqualified stock options can be made until the 1994 Plan is terminated, in each case as determined by the board of directors or a board-designated committee. Incentive stock options must be granted with an exercise price of not less than 100% of the fair market value on the date of grant. Nonqualified options may be granted at less than the fair market value on the date of grant if approved by the board of directors or a board-designated committee. If an incentive stock option is granted to an individual who owns more than 10% of the voting rights of the Company's common stock, the option price may not be less than 110% of the fair market value on the date of grant. The term of the options may not exceed ten years after the date of grant, except in the case of nonqualified stock options, whereby the terms are established by the board of directors or a board-designated committee. Outstanding options at June 30, 1995 may be exercised in whole or in installments at various dates through fiscal year 2004, as determined by the board of directors or a board-designated committee. The Company also has a 1987 Stock Option Plan (the 1987 Plan) with terms similar to the 1994 Plan; however, the Board of Directors determined that

                             AUDIO KING CORPORATION

(5) SHAREHOLDERS' INVESTMENT (CONTINUED) no additional options would be granted under the 1987 Plan upon shareholder approval of the 1994 Plan in November 1994. The following information relates to the options under both the 1994 Plan and 1987 Plan.

                                                                      OPTIONS     PRICE PER
                                                                    OUTSTANDING   SHARE ($)
                                                                    -----------  ------------
June 30, 1993.....................................................     256,800     .75 - 4.00
  Forfeited or canceled...........................................      (1,000)    .75 - 1.88
  Granted.........................................................       9,000           2.88
  Exercised.......................................................      (5,400)    .75 - 1.88
                                                                    -----------  ------------
June 30, 1994.....................................................     259,400     .75 - 4.00
  Forfeited or canceled...........................................        (700)    .75 - 1.88
  Granted.........................................................      48,701    3.06 - 4.63
  Exercised.......................................................     (13,800)    .75 - 1.88
                                                                    -----------  ------------
June 30, 1995.....................................................     293,601     .75 - 4.63
  Forfeited or canceled...........................................      --
  Granted.........................................................      36,900    3.16 - 3.68
  Exercised.......................................................     (17,400)    .75 - 1.88
                                                                    -----------  ------------
June 30, 1996 Options Available for Grant.........................     313,101     .75 - 4.63
                                                                    -----------
                                                                    -----------
June 30, 1996 Options Exercisable.................................     302,501
                                                                    -----------
                                                                    -----------

(6) SUPPLEMENTAL CASH FLOW INFORMATION

    Changes in other operating items consist of the following:

                                      SIX MONTHS ENDED
                                        DECEMBER 31,                     YEAR ENDED JUNE 30,
                                ----------------------------  -----------------------------------------
                                    1996           1995          1996          1995           1994
                                -------------  -------------  -----------  -------------  -------------
                                        (UNAUDITED)

Accounts Receivable...........  $    (450,000) $  (2,583,000) $  (387,000) $    (694,000) ($    766,000)
Inventories...................     (1,313,000)    (2,203,000)    (329,000)    (1,534,000)    (1,816,000)
Prepaid Income Taxes and
  other.......................       (285,000)      (130,000)      81,000          7,000       (104,000)
Accounts Payable..............      2,182,000      2,088,000      (97,000)       523,000      1,647,000
Accrued Liabilities...........      1,109,000      1,019,000      716,000        (36,000)       357,000
                                -------------  -------------  -----------  -------------  -------------
                                $   1,243,000  $  (1,809,000) $   (16,000) $  (1,734,000) $    (682,000)
                                -------------  -------------  -----------  -------------  -------------
                                -------------  -------------  -----------  -------------  -------------

    Additional supplemental cash flow information is as follows:

Interest paid................  $ 328,000  $ 239,000  $ 649,000  $  317,000  $  179,000
Income taxes paid, net of
  refunds received...........     --        120,000    550,000     552,000     668,000

                             AUDIO KING CORPORATION

(7) QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly financial data for the fiscal years ended June 30, 1996 and 1995 are as follows:

                                                                       1996
                                            ----------------------------------------------------------
                                                FIRST         SECOND                        FOURTH
                                               QUARTER        QUARTER     THIRD QUARTER     QUARTER
                                            -------------  -------------  -------------  -------------
Net sales.................................  $  15,336,000  $  19,660,000  $  16,220,000  $  14,351,000
Gross profit..............................      5,689,000      7,522,000      6,105,000      5,072,000
Net income (loss).........................          5,000        443,000         75,000       (773,000)
Net income (loss) per share...............            .00            .16            .03           (.28)


                                                                       1995
                                            ----------------------------------------------------------
                                                FIRST         SECOND                        FOURTH
                                               QUARTER        QUARTER     THIRD QUARTER     QUARTER
                                            -------------  -------------  -------------  -------------
Net sales.................................  $  12,342,000  $  17,504,000  $  13,400,000  $  13,668,000
Gross profit..............................      4,644,000      6,033,000      5,159,000      5,017,000
Net income (loss).........................        105,000        499,000        103,000        (74,000)
Net income (loss) per share...............            .04            .18            .04           (.03)

    The results for the second quarter of 1996 included a one time charge for leasehold improvement write off of $192,000 related to the relocation of the Edina store. In the third quarter of 1996, the Company recorded other income of $575,000 as a result of a revised agreement related to cellular telephone sales commissions. In the fourth quarter of 1996, the Company recorded an inventory book to physical adjustment of $283,000.

    The results for the fourth quarter of 1995 included an inventory valuation adjustment of $94,000 and an adjustment to increase the reserve for salaries related to vacation pay of $26,000.

(8) COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS: The Company leases store space at its retail locations and office/warehouse space under operating leases which expire at various dates through 2015. Certain of the leases provide for additional rents based on a percentage of annual retail sales in excess of stipulated minimums. In addition, the Company has received lease incentives in connection with certain leases. The Company is recognizing the benefits related to these lease incentives on a straight-line basis over the applicable lease terms. At June 30, 1996 and 1995, the Company has recorded deferred lease incentives of $585,000 and $270,000, respectively.

    The leases generally contain renewal options and require the Company to pay maintenance, insurance, taxes, and other expenses in addition to minimum annual rents. Total rental expense, including percentage rents for such operating leases, was approximately $1,819,000 in 1996, $1,395,000 in 1995, and $1,285,000
in 1994.

                             AUDIO KING CORPORATION

(8) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The following is a schedule, by year, of future minimum lease payments under leases with an initial noncancelable term in excess of one year as of June 30, 1996:

                                                                               CAPITAL       OPERATING
                                                                                LEASES        LEASES
                                                                             ------------  -------------
1997.......................................................................  $    153,000  $   1,883,000
1998.......................................................................       151,000      1,823,000
1999.......................................................................       130,000      1,696,000
2000.......................................................................       108,000      1,599,000
2001.......................................................................       130,000      1,627,000
Thereafter.................................................................     2,166,000     14,513,000
                                                                             ------------  -------------
Total payments.............................................................     2,838,000  $  23,141,000
                                                                                           -------------
                                                                                           -------------
Amounts representing interest..............................................     1,777,000
                                                                             ------------
                                                                                1,061,000
Less current maturities....................................................        36,000
                                                                             ------------
Long term capital lease obligations........................................  $  1,025,000
                                                                             ------------
                                                                             ------------

    LITIGATION: In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, upon consultation with legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial position or results of operations.

    EMPLOYMENT AGREEMENTS: The Company has entered into executory employment/non-compete agreements with certain key officers covering employment through June 30, 1997. These agreements provide for minimum salary levels as well as incentive bonuses which are payable if specified management goals are attained. The aggregate commitment for future salaries at June 30, 1997, excluding bonuses, was approximately $460,000. Under the terms of all agreements, among other matters, the key officers agreed not to compete with the Company during the terms of the agreements and for two years thereafter. Total compensation expense under these agreements was approximately $580,000 in 1996, $614,000 in 1995 and $544,000 in 1994.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 4, 1997 is among Ultimate Electronics, Inc., a Delaware corporation ("Parent"), Ultimate AKquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), and Audio King Corporation, a Minnesota corporation (the "Company").

    WHEREAS, all of the issued and outstanding shares of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") are presently held by Parent;

    WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company, deeming it advisable for the respective benefit of Parent, Merger Sub, the Company and their respective stockholders, have unanimously approved the merger of the Company with Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the board of directors of the Company (the "Board of Directors") and a committee of the disinterested members of the Board of Directors have approved the Merger, determined that the Merger is fair to, and in the best interests of, the holders of the common stock, $.001 par value, of the Company (the "Company Common Stock") and resolved unanimously to recommend the approval of the Merger by the shareholders of the Company;

    WHEREAS, simultaneously with the execution and delivery of this Agreement, certain shareholders of the Company (the "Principal Shareholders") are entering into agreements to vote in favor of the Merger and certain related matters (collectively, the "Voting Agreements"); and

    WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and Merger Sub and each of Henry G. Thorne, Phillip Ward, Samuel F. Nichols and Randel S. Carlock (collectively, the "Executives") are entering into amended employment agreements or termination agreements, in the forms set forth in Annex A hereto (collectively, the "Employment Agreements");

    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

        1.1 THE MERGER. On and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), in accordance with the Business Corporation Act of the State of Minnesota (the "MBCA"), the Company will merge with and into Merger Sub, the separate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") in the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA.

        1.2 EFFECTIVENESS OF MERGER. As soon as is practicable after the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Merger, the parties shall execute and deliver the Articles of Merger and the Certificate of Merger, substantially in the form attached hereto as Annex B, and file such Articles of Merger, including the Plan of Merger attached thereto, and the Certificate of Merger with the Secretaries of State of the State of Minnesota and the State of Delaware, as applicable, and shall make all other filings or recordings required under the MBCA and the General Corporation Law of the State of Delaware (the "DGCL"). The Merger shall become effective at such time as the Articles of Merger and Certificate of Merger are duly filed with the Minnesota and Delaware Secretaries of State, or at such other time as Merger Sub and the Company shall agree should be specified in the Articles of Merger and Certificate of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time" and the date of such effectiveness being referred to herein as the "Effective Date").

        1.3 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the DGCL. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws and the DGCL.

        1.4  CONVERSION OF COMPANY COMMON STOCK.

        (a) Except as otherwise provided in Section 1.6 and subject to Sections 1.4(c) and 1.4(d), at the Effective Time, each issued and outstanding share of Company Common Stock shall be converted, at the election of the holder thereof, into one of the following (as adjusted pursuant to Section 1.6, the "Merger Consideration"):

               (i) for each such share of Company Common Stock with respect to which an election to receive stock has been effectively made and not revoked or lost (a "Stock Election"), the right to receive 0.70 shares of the common stock, $.01 par value, of the Parent (the "Parent Common Stock"), (such consideration, the "Stock Consideration"); or

               (ii) for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost (a "Cash Election") and any other shares of Company Common Stock as to which a Stock Election was not made, the right to receive in cash, without interest, $1.75 (the "Cash Consideration").

        (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and, if applicable, cash for fractional shares of Company Common Stock in accordance with Sections 1.7(c), upon the surrender of a certificate or certificates representing such shares of Company Common Stock (a "Company Certificate").

        (c) Notwithstanding anything contained in this Section 1.4 to the contrary, each share of Company Common Stock issued and held in the Company's treasury or which is then owned beneficially or of record by Parent, Merger Sub or any direct or indirect subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor.

        (d) Notwithstanding anything in this Section 1.4 to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who have not voted such shares in favor of the Merger and who have properly exercised their dissenters' rights for such shares in the manner provided in the MBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment in respect of his dissenters' rights, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give the Parent prompt notice of any Dissenting Shares (and shall also give the Parent prompt notice of any withdrawals of such demands for dissenters' rights) and the Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation of the Merger shall, except with the prior written consent of the Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for dissenters' rights.

        (e) At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock that is or will be vested at or prior to July 2, 1997 (without acceleration) (a "Company Option") shall be canceled, converted or cashed out as set forth below. Each Company Option that has an exercise price of equal to or greater than the product of 0.7 times the average of the closing sale price on the Nasdaq National Market of the Parent Common Stock over the ten trading days prior to the Effective Date (an "Out of the Money Option") shall be canceled on the Effective Date. All other Company Options shall, at the election of the holder of the Company Option, either be assumed by Parent in such a manner that such Company Options shall be converted into options to purchase shares of Parent Common Stock or exercised and the holder paid a cash amount (net of any withholding tax) equal to the excess of the Cash Consideration over the per share exercise price of such option, each as provided below. Following the Effective Date, each Company Option with respect to which an election to convert to an option to purchase Parent Common Stock has been effectively made and not revoked (an "Option Conversion Election") shall be exercisable upon the same terms and conditions as then are applicable to such Company Option, except that (i) each such Company Option shall be exercisable for that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock for which such Company Option was exercisable and (y) 0.7 and (ii) the exercise price of such option shall be equal to the exercise price of such Company Option as of the Effective Date divided by 0.7. It is the intention of the parties that, to the extent that any such Company Option constituted an "incentive stock option" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), immediately prior to the Effective Time, such option shall continue to qualify as an incentive stock option to the maximum extent permitted by
    Section 422 of the Code and that the assumption of the Company Options by the Parent as provided in this Section 1.4(e) satisfy the conditions of
    Section 424(a) of the Code. From and after the date of this Agreement, no additional options to purchase shares of Company Common Stock shall be granted under any of the Company's stock option plans or otherwise. Company Options other than Out of the Money Options or Company Options with respect to which an Option Conversion Election has been received that are outstanding at the Effective Time shall be converted into the right to receive in settlement thereof, for each share of Company Common Stock subject to each such option an amount (subject to any applicable withholding tax) in cash equal to the Cash Consideration minus the per share exercise or purchase price of such Company Option as of the Effective Date. Except as provided in this Section 1.4(e) of that certain letter to be delivered by the Company to Parent on or before March 7, 1997 (the "Company Disclosure Letter") or otherwise agreed to by the parties, (i) the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall become null and void on the Effective Date and (ii) the Company shall use all reasonable efforts to ensure that following the Effective Time no holder of options or rights or any participant in any plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation, the Parent or any direct or indirect subsidiary thereof.

        1.5  COMPANY COMMON STOCK ELECTIONS.

        (a) From the date of mailing of the Proxy Statement (as defined in Section 5.1 hereof) through the Election Deadline (as defined below), each holder of record of shares of Company Common Stock (other than holders of Dissenting Shares) shall have the right, subject to the proration provisions of Section 1.6, to submit an Election Form (as defined in Section 1.5(c)) specifying whether such person desires to have the shares of Company Common Stock held by such person converted into the right to receive Parent Common Stock pursuant to the Stock Election or into the right to receive cash pursuant to the Cash Election.

        (b) Promptly after the Effective Time, (i) Parent shall deposit (or cause to be deposited) with a bank or trust company to be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article 1, cash in an amount sufficient to pay the aggregate Cash Consideration and (ii) Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock who made a Stock Election, certificates representing the shares of Parent Common Stock ("Parent Certificates") for exchange in accordance with this Article 1 (the cash and shares deposited pursuant to clauses (i) and (ii) of this Section 1.5(b) being hereinafter referred to as the "Exchange Fund"). Parent Common Stock into which Company Common Stock shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

        (c) Parent and the Company shall prepare a form (the "Election Form"), pursuant to which each holder of Company Common Stock may make a Stock Election or Cash Election (individually or collectively, an "Election"). The Election Form shall be mailed to holders of record of Company Common Stock on the record date for the Special Meeting (as defined in Section 5.1), together with the Proxy Statement (as defined in Section 5.1). Persons who become holders of Company Common Stock after the record date for the Special Meeting will be able to obtain Election Forms from the Exchange Agent prior to the Election Deadline upon request. The "Election Deadline" means 5:00 p.m. local time in the city in which the Exchange Agent is located, on the fifth business day prior to the date of the Special Meeting; except that, if the Special Meeting is postponed or adjourned without adoption of this Agreement and approval of the Merger, the "Election Deadline" will mean 5:00 p.m. local time in the city in which the Exchange Agent is located, on the fifth business day prior to the date of the postponed or adjourned meeting at which this Agreement is adopted and the Merger is approved. To be effective, an Election Form must be properly completed, signed (with the signature thereon guaranteed if required by the Election Form), and submitted to the Exchange Agent, along with the Company Certificates as to which the holder is making the Election (or a guarantee of delivery of such certificates in the form customarily used in transactions of this nature from a member of any national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided that such certificates are in fact delivered by the time set forth in such guarantee of delivery), no later than the Election Deadline. Failure to deliver shares of Company Common Stock covered by such a guaranty of delivery within five business days after the Election Deadline shall be deemed to invalidate any otherwise properly made Election. Any Election relating to shares of Company Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the fair value of Company Common Stock in accordance with the dissenters' rights under MBCA shall be deemed to have been automatically revoked as of the Election Deadline.

        (d) Notwithstanding anything herein to the contrary, a combined Election Form containing a single Election (a "Combined Election Form") may be submitted by two or more holders of shares of Company Common Stock either of whom may be deemed constructively to own the other's shares of Company Common Stock by reason of the ownership attribution rules of Section 318 of the Code. Any Combined Election Form and any change or revocation in such Combined Election Form must be signed by or on behalf of all holders of the Company Common Stock covered thereby. For purposes of this Article 1, all shares of Company Common Stock covered by a single Combined Election Form held by holders of Company Common Stock submitting such Combined Election Form will be treated as being held by a single holder of Company Common Stock.

        (e) Any holder of Company Common Stock may at any time on or before the Election Deadline change such holder's Election by written notice received by the Exchange Agent on or before the Election Deadline accompanied by a properly completed, revised Election Form.

        (f) Any holder of Company Common Stock may at any time on or before the Election Deadline revoke such holder's Election by written notice received by the Exchange Agent on or before the Election Deadline or by withdrawal on or before the Election Deadline of such holder's certificates for Company Common Stock or of the guaranty of delivery of such certificates, previously deposited with the Exchange Agent. Within five business days of receipt of the revocation, the Exchange Agent will mail to the holder the certificates previously deposited with the Exchange Agent.

        (g) As used in this Agreement, "holders" of Company Common Stock shall mean record holders of shares of Company Common Stock. Record holders who hold such shares only as nominees, trustees or in other representative capacities ("Representatives") may submit a separate Election Form for each beneficial owner for whom any such record holder is a nominee; PROVIDED, HOWEVER, that, at the request of Parent, such Representative shall certify to the satisfaction of Parent that such record holder holds such shares as nominee, trustee or in another representative capacity for the beneficial owner thereof and that each such Election Form covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of shares.

        (h) Parent and Company shall have the right (which right may be delegated to the Exchange Agent in whole or in part) jointly to make rules not inconsistent with the terms of this Agreement governing the validity of the Election Forms, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.6, the issuance and delivery of Parent Certificates into which Company Common Stock is converted in the Merger, and the payment for shares of Company Common Stock converted into the right to receive cash in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of shares of Company Common Stock.

        1.6  PRORATION.

        (a) Subject to clause (c) below, in the event that Stock Elections received from holders of the Company Common Stock require the conversion into Parent Common Stock of more than 50% of the shares of Company Common Stock outstanding on the Effective Date then each holder of Company Common Stock that has made a Stock Election shall receive cash and Parent Common Stock in the following manner:

           (i) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (y) 50% of the number of shares of Company Common Stock outstanding on the Effective Date by (z) the total number of shares of Company Common Stock with respect to which effective Stock Elections were made.

           (ii) The number of shares of Company Common Stock covered by each Stock Election to be converted into Parent Common Stock shall be determined by multiplying the Stock Proration Factor by the total number of shares of Company Common Stock covered by such Stock Election, rounded to the next lowest whole number.

           (iii) Shares of Company Common Stock covered by a Stock Election and not converted into Parent Common Stock shall be converted into the right to receive the Cash Consideration.

        (b) Subject to clause (c) below, in the event that Stock Elections received from the holders of Company Common Stock would require the conversion into Parent Common Stock of less than 50% of the shares of Company Common Stock outstanding on the Effective Date, then each holder of Company Common Stock that has not made a Stock Election and holds more than 143 shares of Company Common Stock (a "Prorated Holder") will receive Parent Common Stock and cash in the following manner:

           (i) A number of additional shares of Company Common Stock (the "Additional Shares") to be converted into Parent Common Stock shall be determined by taking the difference between (y) 50% of the number of shares of Company Common Stock outstanding on the Effective Date, less (z) the number of shares of Company Common Stock subject to effective Stock Elections.

           (ii) Each Prorated Holder shall be assigned a proration factor (the "Additional Shares Proration Factor") determined by dividing the number of shares of Company Common Stock held by such holder by the total number of shares of Company Common Stock held by all Prorated Holders in the aggregate.

           (iii) The number of shares of Company Common Stock held by each Prorated Holder to be converted into Parent Common Stock shall be determined by multiplying the Additional Shares by the Additional Shares Proration Factor applicable to such Holder, and rounding the result down to the next lowest whole number.

           (iv) Shares of Company Common Stock held by Prorated Holders which are not converted into Parent Common Stock shall be converted into the right to receive cash at the rate of $1.75 per share of Company Common Stock.

        (c) Notwithstanding clauses (a) and (b) above, in the event that Stock Elections received from the holders of Company Common Stock and the adjustments required by clauses (a) and (b) above require the issuance of a number of shares of Parent Common Stock which, when valued at the closing sale price of Parent Common Stock on the day preceding the Effective Date, represent less than 40% of value of the total Merger Consideration at the Effective Date, then the adjustments required by clauses (a) and (b) above shall not be made and, in lieu thereof, each Company shareholder who has made a Stock Election shall receive Parent Company Stock in exchange for all of the Company Common Stock held by that shareholder and each holder of Company Common Stock that has not made a Stock Election shall receive cash and Parent Common Stock in the following manner:

           (i) The total Merger Consideration shall be determined on the Effective Date as though holders of Company Common Stock had made Stock Elections for exactly 50% and Cash Elections for exactly 50% of the shares of Company Common Stock outstanding on the Effective Date (the "Adjusted Consideration").

           (ii) The total number of shares of Company Common Stock that will be deemed to have made valid Stock Elections will equal (i) 40% of the Adjusted Consideration divided by (ii) the product of (a) the closing price of the Parent Common Stock on the day preceding the Effective Date and (b) 0.7 (the "Total Adjusted Company Shares").

           (iii) The number of Total Adjusted Company Shares that will be allocated to those holders of Company Common Stock who have not made a Stock Election will equal the Total Adjusted Company Shares less the actual number of shares of Company Common Stock for which a valid Stock Election was made (the "Additional Company Shares").

           (iv) A stock proration factor (the "Proration Factor") shall be determined by dividing the number of Additional Company Shares by the number of shares of Company Common Stock for which a valid Stock Election has not been made.

           (v) The number of shares of Company Common Stock held by each shareholder who has not made a Stock Election that will be deemed to be subject to a Stock Election will equal the total number of shares of Company Common Stock held by such holder multiplied by the Proration Factor, rounded up to the next highest whole number (the "Deemed Stock Election Shares"). Shares of Company Common Stock held by each shareholder that are not converted into Deemed Stock Election Shares will be converted into cash.

           (vi) In the event Company shareholders exercise dissenters' rights under the MBCA, the Company shall deem those holders as having made valid Cash Elections (for purposes of clause (i) above) to assure that sufficient shares of Parent Common Stock are issued to represent 40% of the total Merger Consideration at the Effective Date.

        1.7  DIVIDENDS, FRACTIONAL SHARES, ETC.

        (a) Notwithstanding anything herein to the Contrary, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Company Certificate until such Company Certificate is surrendered for exchange as provided herein. Subject to applicable laws, following surrender of any such Company Certificate, there shall be paid to the holder of the Parent Certificate issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender of a Company Certificate and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes that may be required thereon.

        (b) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Parent, such certificates shall be canceled and exchanged for certificates for the consideration, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 1.

        (c) No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Cash Consideration.

        (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former holders of Company Common Stock six months after the Effective Time shall be delivered to the Parent. Any holder of Company Common Stock who has not theretofore complied with this Article 1 shall thereafter look only to the Parent for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such holder holds as determined pursuant to this Agreement, in each case without any interest thereon.

        (e) In the event that any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement and the Merger.

        (f) None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any holder of Company Common Stock in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this
    Article 1 would otherwise escheat to or become the property of any Governmental Entity), the payment in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any person previously entitled thereto.

        (g) The right of any holder of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

        (h) Each of Parent, Merger Sub and the Company shall use all reasonable efforts to take all actions that are necessary or appropriate in order to effect the Merger under the MBCA as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such lawful and necessary action.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub as follows:

        2.1 ORGANIZATION. Each of the Company and each corporation or business enterprise in which the Company has an ownership interest (collectively, the "Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the corporate power to own its property and to carry on its business as now being conducted. Each of the Company and the Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not, individually or in the aggregate, have a material adverse effect on the prospects, condition (financial or otherwise), business, operations, or assets of the Company and the Subsidiaries, taken as a whole, or otherwise be reasonably likely to require the expenditure of $25,000 or more (a "Company Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its articles of incorporation and bylaws and the articles of incorporation and bylaws of the Subsidiaries, in each case as amended to the date of this Agreement.

        2.2  CAPITAL STOCK OF THE COMPANY.

        (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, of which 2,798,613 are issued and outstanding, and 6,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. In addition, 610,000 shares of Company Common Stock have been reserved for issuance pursuant to the Company's stock option plan, of which options to purchase 367,313 shares of Company Common Stock have been granted. As of February 28, 1997, up to 25,535 shares of Company Common Stock will be purchasable under the Company's stock purchase plan (the "Employee Stock Purchase Plan") and no additional shares of Company Common Stock shall become vested or otherwise be purchasable under either the Company stock option plan or the stock purchase plan from and after the date hereof. Except as set forth above, at the close of business on the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company has not issued any stock appreciation rights. The Company has not issued any bonds, debentures, notes or other indebtedness of the Company that, by the terms thereof, grant the holder thereof, the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. There are no shares of Company Common Stock held in the treasury of the Company. The issued and outstanding shares of Company Common Stock have been and are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has not, subsequent to December 31, 1996, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, will not take such action during the period between the date of this Agreement and the Effective Time, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company, excluding obligations under the Company's employee benefits plans as listed on Section 2.2(a) of the Company Disclosure Letter.

        (b) Section 2.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire or receive from the Company any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, including with respect thereto, all prices, conversion ratios and vesting schedules.

        2.3  AUTHORITY RELATIVE TO THIS AGREEMENT; NONCONTRAVENTION.

        (a) The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated herein have been duly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company or any of the Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for (i) the approval of the Company's shareholders as contemplated hereby and (ii) the approval by the Board of Directors, if necessary, of any further actions to be taken by the Company in connection with the Company Options as contemplated in Section 1.4(e) or the Company's other employee benefit plans. Such approval of the Company's shareholders requires an affirmative vote in favor of the Merger by the holders of only a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        (b) Except as set forth in Section 2.3(b) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated herein and the compliance by the Company with any of the provisions hereof will not: (i) conflict with or result in any breach of the Articles of Incorporation or Bylaws of the Company or of any of the Subsidiaries, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge, or encumbrance upon any of the properties or assets of the Company or any Subsidiaries under, or result in the loss of a material benefit under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties or assets, may be bound or any permit, concession, franchise or license applicable to any of them or their properties or assets or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, conflict with or violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach, violation, default, termination, acceleration, lien, security interest, charge, encumbrance or loss of benefit described in clauses (ii) and (iii) above that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

        (c) Except for compliance with the provisions of the MBCA, the Securities Exchange Act of 1934, as amended (the "'34 Act"), the Securities Act of 1933, as amended (the "'33 Act"), the rules and regulations of the Securities and Exchange Commission (the "SEC"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Nasdaq SmallCap Market and the "blue sky" laws of various states and foreign laws, no action by any governmental authority is necessary for the Company's execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

        (d) Except as set forth in Section 2.3(d) of the Company Disclosure Letter, no consents, approvals, orders, registrations, declarations, filings or authorizations are required for or in connection with the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated on its part hereby.

        2.4 SEC REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1993, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the "Company SEC Reports") required to be filed by the Company with the SEC. As of their respective dates, the Company SEC Reports complied with the applicable requirements of the '33 Act, the '34 Act and the rules and regulations promulgated thereunder (the "Rules and Regulations") applicable to such Company SEC Reports, and, except to the extent that information contained in any Company SEC Reports has been revised or superseded by a later Company SEC Report filed and publicly available prior to the date of this Agreement (a "Filed SEC Document"), none of the Company SEC Reports, or Filed SEC Documents, as of the date they were filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Regulation S-X) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents or in Section
    2.4 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has any liabilities, debts or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto or that would, individually or in the aggregate, result in a Company Material Adverse Effect. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the '34 Act.

        2.5 CERTAIN CHANGES. Except as disclosed in the Filed SEC Documents or in Section 2.5 of the Company Disclosure Letter, since December 31, 1996, the Company has conducted its business only in the ordinary course and: (i) there has not been any Company Material Adverse Effect, (ii) the Company has not become a party to any agreement or amendment to an existing agreement that would be required to be filed by the Company as an exhibit to any filing made or required to be made under the '34 Act, (iii) there has not been any change by the Company or the Subsidiaries in accounting principles or methods except insofar as may be required by GAAP and (iv) there has not been (A) any granting by the Company or any of the Subsidiaries to any executive officer of the Company or any of the Subsidiaries of any increase in compensation, (B) any granting by the Company or any of the Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (C) any entry by the Company or any of the Subsidiaries into any employment, severance or termination with any such executive officer, (D), except as contemplated hereby, any acceleration of the vesting or exercise of any Company Option, or (E) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock.

        2.6  LITIGATION.  Except as disclosed in the Filed SEC Documents or in
    Section 2.6 of the Company Disclosure Letter, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened, to which the Company or any of the Subsidiaries is a party or by which any of them is or would be affected (and the Company is not aware of any basis for such action, suit or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to the Company, is likely to: (i) have a Company Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under this Agreement, or
    (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Subsidiaries having, or which would reasonably be expected to have, in the future, any such effect. No product liability or other similar tort claims have been made or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries relating to products sold or leased or services performed by the Company or any of the Subsidiaries that would reasonably be expected to form the basis for a cause of action for product liability against the Company that, if determined adversely to the Company, would reasonably be expected to have a Company Material Adverse Effect.

        2.7 DISCLOSURE IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information that has been or will be supplied in writing by the Company specifically for inclusion or incorporation by reference in the Registration Statement and Proxy Statement (each as defined in Section 5.1) will, at the time such Registration Statement and Proxy Statement are mailed to the shareholders of the Company and at the time such Registration Statement is filed with the SEC, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        2.8 BROKER'S OR FINDER'S FEES. Except as disclosed in Section 2.8 of the Company Disclosure Letter, no agent, broker, person or firm acting on behalf of the Company or under its authority is or will be entitled to any advisory, commission, broker's or finder's fee from the Company in connection with any of the transactions contemplated herein, and the fees and expenses of all such persons so disclosed shall be paid by the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of Greene, Holcomb & Lannin ("GH&L") and the fees of the Company's legal counsel) are set forth in Section 2.8 of the Company Disclosure Letter.

        2.9 BOARD RECOMMENDATION; COMPANY ACTION; REQUISITE VOTE OF THE COMPANY'S SHAREHOLDERS.

        (a) The Board of Directors has, subject to its continuing duties to the shareholders of the Company and by resolutions duly adopted by the unanimous vote of the directors of such board at a meeting duly called and held on February 27, 1997, determined that the Merger, in accordance with the terms of this Agreement, is fair to and in the best interests of the Company and its shareholders, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and recommended that the shareholders of the Company approve and adopt this Agreement and the Merger. In connection with such approval, the Board of Directors received from GH&L an opinion to the effect that the consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to the holders of Company Common Stock from a financial point of view (a copy of which opinion has been furnished to Parent).

        (b) The affirmative vote of shareholders of the Company required for approval and adoption of this Agreement, the transactions contemplated hereby and the Merger is no greater than a majority of the outstanding Company Common Stock and such vote is the only vote of shareholders required in respect thereof.

        2.10 SUBSIDIARIES. Section 2.10 of the Company Disclosure Letter lists each Subsidiary. Except as disclosed in the Filed SEC Documents or Section
    2.10 of the Company Disclosure Letter, all the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary or by the Company and another such Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of the Subsidiaries and except for the ownership interests set forth in the Filed SEC Documents or Section 2.10 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

        2.11 ABSENCE OF CHANGES IN BENEFITS. Except as disclosed in the Filed SEC Documents or Section 2.11 of the Company Disclosure Letter, since December 31, 1996, there has not been any adoption or amendment by the Company or any Subsidiary of any Benefit Plan or agreement (as hereinafter defined). Except as disclosed in the Filed SEC Documents or Section 2.11 of the Company Disclosure Letter and except for obligations existing as a matter of law, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of the Subsidiaries and any current or former employee, officer or director of the Company or any of the Subsidiaries. Except for Company Options, none of the Benefit Plans provide benefits to any advisor or consultant to the Company or any of the Subsidiaries who is not a current or former employee, officer or director of the Company or any of the Subsidiaries.

        2.12 STATE TAKEOVER STATUTES. The independent committee of the Board of Directors has approved the Merger and this Agreement and such approval is sufficient to remove the prohibition to the transactions contemplated hereby that would otherwise arise from Sections 302A.673 and

    302A.675 of the MBCA. Provided that Parent, Merger Sub and any other persons or entities acting together with Parent and Merger Sub pursuant to any agreement or understanding do not acquire beneficial ownership directly or indirectly of 20% or more of the Company Common Stock at any time prior to the Merger, the provisions of Section 302A.671 of the MBCA will not apply to the transactions contemplated by this Agreement.

        2.13 COMPLIANCE WITH LAWS. Except as disclosed in Section 2.13 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations. The Company and the Subsidiaries have not received any written communication from a Governmental Entity that alleges that any of them is not in compliance in any material respect with any applicable law. The Company and the Subsidiaries are not required to make, and the Company has no reasonable expectation that the Company or any of the Subsidiaries will be required to make any expenditures that would, individually or in the aggregate, exceed $25,000 to achieve or maintain compliance with applicable law.

        2.14 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Section 2.14 of the Company Disclosure Letter or the Filed SEC Documents, neither the Company nor any of the Subsidiaries has: (x) knowledge of the disposal of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of the Subsidiaries' properties or any other properties presently or formerly owned or operated by the Company or any of the Subsidiaries (hereinafter, the "Properties"), in violation of any applicable Environmental Laws (as defined below), (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Properties or any other property but arising from the Properties, in violation of any applicable Environmental Laws, or (z) except as disclosed in Section 2.14(a) of the Company Disclosure Letter, received any written notice (A) from a Governmental Entity that the Company or any of the Subsidiaries is in violation of, or has failed to obtain any necessary permit or authorization under, any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or in connection with a release or threatened release of Hazardous Substances at the Properties (whether due to past or present operations or other factors or conditions) or any other properties for which the Company or any of the Subsidiaries may be responsible, (C) requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties or (D) demanding payment by the Company or any of the Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Properties or any other properties. In addition, (i) the Company and the Subsidiaries have conducted their business in compliance with all Environmental Laws; (ii) neither the Company nor any of the Subsidiaries is in violation of or has violated any Environmental Law; (iii) no Environmental Laws require any investigation, work, repairs, construction, remediation, expenditures or response costs of any kind or nature (collectively, "Environmental Obligation") with respect to the Properties or any of the actions, omissions or business endeavors of the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries agreed or committed to any Environmental Obligation; and (iv) neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any other person, including any previous or other owner, operator, tenant, occupant or user of any real property owned, leased, operated or otherwise occupied by the Company or any of the Subsidiaries at any time, has released, discharged or disposed of any Hazardous Substance on, under, in or about any of the Properties (A) in any quantity or concentration exceeding any limitation, standard or prohibition under any Environmental Law or (B) in such a manner or extent as to require or result in any Environmental Obligation with respect to such property under any Environmental Law.

        (b) No Environmental Law imposes any obligation upon the Company or the Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or the Subsidiaries' Properties under any Environmental Law.

        (c) For purposes of this Agreement, the term "Environmental Laws" shall mean any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, which statutes and regulations shall include, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section9601 ET SEQ., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section9601 ET SEQ., the Federal Water and Pollution Control Act, as amended, 33 U.S.C. Section1251 ET SEQ., the Federal Clean Air Act, as amended, 42 U.S.C. Section7401 ET SEQ., the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. Section110101 ET SEQ., the Toxic Substances Control Act, as amended, 154 U.S.C. SectionSection2601-2629, the Safe Drinking Water Act, as amended 42 U.S.C. SectionSection300f-300j, and any and all applicable state law counterparts, and the regulations issued under each of such federal or state statutes. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials, wastes or substances, defined as, or included in the definition of, "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products.

        2.15  CONTRACTS; DEBT INSTRUMENTS.

        (a) The contracts and agreements disclosed in the Filed SEC Documents or in Section 2.15(a) of the Company Disclosure Letter, constitute all of the contracts or agreements to which the Company or any of the Subsidiaries is a party that either (i) are material to the business, properties, assets, condition (financial or otherwise) results of operations or prospects of the Company and the Subsidiaries, taken as a whole, or (ii) were entered into by the Company or any of the Subsidiaries other than in the ordinary course of business of such entity. Except as set forth in Section 2.15(a) of the Company Disclosure Letter or as disclosed in the Filed SEC Documents, each agreement, contract, lease, license, commitment or instrument of the Company disclosed in the Filed SEC Documents or Section 2.15(a) of the Company Disclosure Letter (the "Contracts") is in full force and effect and is a legal, valid and binding agreement of the Company or the applicable Subsidiary and, to the knowledge of the Company, of each other party thereto, enforceable, in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or similar laws affecting the rights of creditors' generally and subject to general principles of equity. Neither the Company nor any of the Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract or other agreement to which any of them is a party or by which any of them is or any of their properties or assets is bound.

        (b) Set forth in Section 2.15(b) of the Company Disclosure Letter is (i) a list of all loan or credit agreements, notes, bonds, indentures and other agreements and instruments (whether or not in writing and including, without limitation, cash or other advances made by the Company) pursuant to which any Indebtedness of the Company or any of the Subsidiaries to any person (or group of related persons) in an aggregate principal amount in excess of $10,000 is outstanding or may be incurred, and

    (ii) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person,
    (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

        (c) Except as set forth in Section 2.15(c) of the Company Disclosure Letter or in the Filed SEC Documents, neither the Company nor any of the Subsidiaries is a party to or bound by any material written or oral (i) employment agreement or employment contract that is not terminable at will by the Company, without any adverse effect (financial or otherwise) on the Company or any Subsidiary, (ii) covenant not to compete or (iii) agreement, contract or other arrangement with (A) any shareholder of the Company, (B) any affiliate of the Company or any affiliate of any shareholder of the Company or (C) any officer, director or employee of the Company (other than employment agreements covered by clause (i) above) or of any shareholder of the Company or of any affiliate of the Company.

        (d) Except as set forth in Section 2.15(d) of the Company Disclosure Letter, the Company is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

        2.16  PROPERTIES.

        (a) Each of the Company and the Subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used or useful in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of the Subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in Section 2.16 of the Company Disclosure Letter.

        (b) Except for noncompliance with respect to personal property leases that do not, individually or in the aggregate, cause a Company Material Adverse Effect, each of the Company and the Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which real property leases it is in occupancy, and all such leases are in full force and effect. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except where the failure to enjoy peaceful and undisturbed possession with respect to personal property leases would not, individually or in the aggregate, have a Company Material Adverse Effect.

        2.17 INTELLECTUAL PROPERTY. The Company and the Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, and other proprietary intellectual property rights and computer programs, software and data (collectively, the "Intellectual Property") that are used in or necessary to the conduct of the Company and the Subsidiaries. Other than as disclosed in Section 2.17 of the Company Disclosure Letter, there are not and have not been any legal or other proceedings involving the Company or any Subsidiary concerning any of the

    Intellectual Property, nor to the Company's knowledge has any such action or proceeding been threatened; to the Company's knowledge, the Company's use of the Intellectual Property and the conduct of its business as it is presently conducted does not conflict with, infringe upon or violate any Intellectual Property or other rights of any other person, firm or corporation; there are no outstanding nor, to the Company's knowledge, threatened, disputes or disagreements with respect to any Intellectual Property. This Agreement and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or cause a breach, termination or default (with or without any action on behalf of any person) under any agreement or understanding with respect to any Intellectual Property. All Intellectual Property listed in Section 2.17 of the Company Disclosure Letter is, to the best of the Company's knowledge, free and clear of the claims of others and of all Liens. To the best of the Company's knowledge, the conduct of the business of the Company and the Subsidiaries as presently conducted does not, and in the conduct of such business as proposed to be conducted, violate, conflict with or infringe the Intellectual Property of any other person. There are no infringement or other claims notified to or pending or, to the best of the Company's knowledge, threatened against the Company or any of the Subsidiaries.

        2.18 LABOR MATTERS. There are no collective bargaining or other labor union agreements to which the Company or any of the Subsidiaries is a party or by which any of them is bound. Neither the Company nor any of the Subsidiaries has been subject to any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

        2.19 INSURANCE. Section 2.19 of the Company Disclosure Letter sets forth a complete and accurate list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen's compensation, health and other forms of insurance presently in effect with respect to the business of the Company and the Subsidiaries. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of the Company and the Subsidiaries, of the kinds, in the amounts and against the risks (i) required to comply with laws and (ii) as management of the Company deems to be adequate. No notice of cancellation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

        2.20 NONCOMPETITION. The Company and the Subsidiaries are not, and after the Effective Time neither the Surviving Corporation nor Parent (by reason of any agreement to which the Surviving Corporation is a party) will be, subject to any noncompetition or similar restriction on their respective businesses or activities or those of their affiliates.

        2.21  TAXES.

        (a) For purposes of this Agreement, (A) "Tax" or "Taxes" means all Federal, state, local, foreign and other taxes, assessments, duties or similar charges of any kind, including all payroll, employment and other withholding taxes, and including any interest, penalties and additions imposed with respect to such amounts; (B) "Taxing Authority" shall mean any governmental or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority; and (C) "Return" or "Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements with respect to Taxes, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any Taxing Authority.

        (b) (A) The Company and each of the Subsidiaries, and any consolidated, combined, unitary or affiliated group of which the Company or any of the Subsidiaries is or has ever been a member (an "Affiliated Group"), has timely filed with the appropriate Taxing Authority all Returns required to be filed on or prior to the date hereof and each such Return was complete and correct in all material respects at the time of filing and (B) all Taxes including Taxes for which no Returns are required to be filed (i) of the Company, and each of the Subsidiaries and any Affiliated Group, (ii) for which the Company or any of the Subsidiaries is or could otherwise be held liable, or (iii) which are or could otherwise become chargeable as an encumbrance upon any property or assets of the Company or any of its the Subsidiaries (the Taxes referred to in this Section being "Covered Taxes"), have been duly and timely paid.

        (c) The Company has delivered or made available to the Parent and Merger Sub (A) complete and correct copies of all Returns filed by the Company, each of the Subsidiaries, and each Affiliated Group for taxable periods ending after June 30, 1992 and for all other taxable periods for which the applicable statute of limitations has not yet run and (B) complete and correct copies of all ruling requests, private letter rulings, revenue agent reports, information document requests and responses thereto, notices of proposed deficiencies, deficiency notices, applications for changes in method of accounting, protests, petitions, closing agreements, settlement agreements, and any similar documents submitted by, received by or agreed to by or on behalf of the Company, any of the Subsidiaries or any Affiliated Group and relating to Covered Taxes.

        (d) Except in financial statements or except as set forth in Section
    2.21 of the Company Disclosure Letter, no liens for Taxes exist with respect to any of the assets or properties of any of the Subsidiaries or the Company. Except as set forth in Section 2.21 of the Company Disclosure Letter, the Federal income Tax Returns of the Company, each of the Subsidiaries and each Affiliated Group has been examined by the Internal Revenue Service, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable year ended on June 30, 1992. All other Returns with respect to income, profits, corporate franchise, receipts, sales, use, excise, property, net worth, and capital Taxes, and with respect to all other material Taxes, have been examined by the appropriate Taxing Authority, or the statute of limitations with respect to the relevant Tax liability has expired, for all taxable periods through and including the taxable period listed with respect to each such jurisdiction in Section 2.21 of the Company Disclosure Letter. Each deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid and no material issues were raised in writing (or otherwise to the actual knowledge of the Company) by the relevant Taxing Authority during any such audit or examination that will apply to taxable periods other than the taxable period to which such audit or examination related. Except as set forth in Section
    2.21 of the Company Disclosure Letter, (A) no Returns with respect to Federal income Taxes or other income Taxes of the Company of any of the Subsidiaries are currently under audit or examination by the Internal Revenue Service or any other Taxing Authority, (B) except for an audit of sales tax returns by the State of Minnesota taxing authorities, no audit or examination relating to Covered Taxes is currently being conducted by the Internal Revenue Service or any other Taxing Authority and (C) neither the Internal Revenue Service nor any other Taxing Authority has given notice (either orally or in writing) that it will commence any such audit or examination.

        (e) Except as set forth in Section 2.21 of the Company Disclosure Letter, (A) no person has made with respect to the Company or any of the Subsidiaries, or with respect to any property held by the Company or any of the Subsidiaries, any consent under Section 341 of the Code, (B) no property of the Company or any of the Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (C) neither the Company nor any of the Subsidiaries is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the date of enactment of the Tax Equity and Fiscal Responsibility Act of 1982, (D) none of the assets of the Company or any of the Subsidiaries is subject to a lease under Section 7701(h) of the Code or under any predecessor, (E) none of the Company or any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code, and (F) none of the Company, any of the Subsidiaries or any other Affiliate of the

    Company has made any election under Section 13261(g)(2) or Section 13261(g)(3) of the Revenue Reconciliation Act of 1993.

        (f) Except as set forth in Section 2.21 of the Company Disclosure Letter, there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Covered Taxes and no power of attorney with respect to any Covered Taxes has been executed or filed with the Internal Revenue Service or any other Taxing Authority.

        (g) Section 2.21 of the Company Disclosure Letter lists each affiliated, consolidated, combined, unitary or aggregate group for purposes of filing Returns or paying Taxes of which the Company or any of the Subsidiaries is or has been a member, the jurisdiction in which such affiliated, consolidated, combined, unitary or aggregate group has or has been required to file a Return that includes the Company, any of the Subsidiaries, or the income, assets or activities of the Company or any of the Subsidiaries, and the corporation and/or other person that is or was responsible for filing such Returns.

        (h) Except as set forth in Section 2.21 of the Company Disclosure Letter, none of the Company, any of the Subsidiaries or any Affiliated Group is a party to or is bound by any agreement, arrangement or practice with respect to Taxes. The Company has delivered to the Parent and Merger Sub complete and accurate copies of any such written agreement, arrangement or practice, and complete and accurate descriptions of any such oral agreement, arrangement or practice.

        (i) None of the Company or any of the Subsidiaries will be required to include in a taxable period on or after the Effective Date taxable income
    (i) attributable to income that economically accrued in a taxable period ending on or before the Effective Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting, or (ii) by reason of Section 481 of the Code or comparable provisions of state, local or foreign law.

        (j) Section 2.21 of the Company Disclosure Letter sets forth as of June 30, 1996, with respect to the Company and the Subsidiaries (1) the tax basis of the Company and the Subsidiaries in their assets; and (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution, including a description of any material limitations affecting the use thereof (including but not limited to limitations under Sections 382 and 383 of the Code) and a description of the methodology used in computing such limitations.

        (k) Section 2.21 of the Company Disclosure Letter lists each state, county, local, municipal or foreign jurisdiction in which the Company or any of the Subsidiaries files, has filed since December 31, 1991, is required to file or has been required to file a Return since December 31, 1991, or is or has been liable for Tax on a "nexus" basis since December 31, 1991. No claim has ever been made by any other jurisdiction that the Company or any of the Subsidiaries is or may be subject to tax by that jurisdiction.

        2.22  ERISA.

        (a) Section 2.22 of the Company Disclosure Letter contains a list and brief description of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (hereinafter a "Pension Plan"), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA, hereinafter a "Welfare Plan") and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company and the Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company or any of the Subsidiaries (all the foregoing being herein called "Benefit Plans"). The Company has delivered to Merger Sub and the Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. To the knowledge of Company, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects.

        (b) Each Benefit Plan has been administered in accordance with its terms except in ways that would not individually or in the aggregate have a Company Material Adverse Effect. The Company, the Subsidiaries and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, to the knowledge of Company, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability, and there are not any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

        (c) None of the Benefit Plans or any plan under which the Company or any Commonly Controlled Entity has or could have any liability (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA; (ii) is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; or
    (iii) has given, or could give, rise to a liability under Title IV of ERISA.

        (d) All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the Company's financial statements.

        (e) Each Benefit Plan that is a Pension Plan (hereinafter a "Company Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Company Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of the Company, revocation has not been threatened; no event has occurred and no circumstances exist that would adversely affect the tax-qualification of such Company Pension Plan; and such Company Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. The Company has delivered to Merger Sub and the Parent a copy of the most recent determination letter received with respect to each Company Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. The Company has also provided Merger Sub and the Parent with a list of all Company Pension Plan amendments as to which a favorable determination letter has not yet been received. No event has occurred that could subject any Company Pension Plan to tax under
    Section 511 of the Code.

        (f) Section 2.22 of the Company Disclosure Letter discloses whether: (1) any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) any prohibited transaction has occurred that could subject the Company, any of the Subsidiaries, any of their employees, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and
    (3) the Company, any of the Subsidiaries or any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company, any such Subsidiary or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

        (g) No Commonly Controlled Entity has acted in a manner that could, or failed to act so as to, result in fines, penalties, taxes or related charges under (x) Section 502(c), (i) or (1) of ERISA, (y) Chapter 43 of the Code.

        (h) The list of Welfare Plans in Section 2.22 of the Company Disclosure Letter discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without material liability to the Company at any time after the Effective Date. The Company and the Subsidiaries comply with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, except for any noncompliance that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

        (i) Except as disclosed in Section 2.22 of the Company Disclosure Letter, no employee, officer or director of the Company or any of the Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

        (j) No compensation payable by the Company or any of the Subsidiaries to any of their employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

        (k) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). Section 2.22 of the Company Disclosure Letter sets forth (i) the maximum amount that could be paid to each executive officer of Company as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

        2.23 VOTING AGREEMENTS. The Voting Agreements constitute a legal and binding obligation of each of the Principal Shareholders, as applicable, enforceable against them in accordance with the terms of such Voting Agreements.

        2.24 TRUE STATEMENTS. The statements contained in this Agreement and in the Company Disclosure Letter are true and correct in all material respects. The statements contained in the Company Disclosure Letter will be deemed to constitute representations and warranties of Company under this Agreement to the same extent as if set forth herein. None of the foregoing representations and warranties contains any untrue statement of a material fact or omits to state any material fact required to be stated in order to make such representation true and correct in all material respects.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                             PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1 ORGANIZATION. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the corporate power to own its property and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed would not individually or in the aggregate have a material adverse effect on the financial condition, business, operations or assets of Parent and Merger Sub and the direct or indirect subsidiaries of Parent considered as a single enterprise, or otherwise be reasonably likely to require the expenditure of $250,000 or more in the aggregate, (a "Parent Material Adverse Effect"). Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by laws and the certificate of incorporation and bylaws of Merger Sub, in each case as amended to the date of this Agreement.

        3.2  AUTHORITY RELATIVE TO THIS AGREEMENT; NONCONTRAVENTION.

        (a) Each of Parent and Merger Sub has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated herein have been duly authorized by the respective boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or the Merger Subs are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        (b) Except as set forth in Section 3.2(b) of the that certain letter of even date herewith from the Parent to the Company (the "Parent Disclosure Letter"), neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated herein nor compliance by Parent or Merger Sub with any of the provisions hereof will: (i) conflict with or result in any breach of the certificate or incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the material properties or assets of Parent or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective material properties or assets may be bound, or (iii) subject to compliance with the statutes and regulations referred to in subsection (c) below, violate any judgment, ruling, order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event described in items (ii) or
    (iii) that would result in a material adverse change in Parent such that it would be required by GAAP to be disclosed in Parent's financial statements.

        (c) Except for compliance with the provisions of the DGCL, the HSR Act, the '33 Act and the '34 Act, the rules and regulations of the Nasdaq National Market, and the "blue sky" laws of various states and foreign laws, no action by any governmental authority is necessary for Parent's or Merger Sub's execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain or take such action would not cause a Parent Material Adverse Effect in excess of $500,000.

        (d) Except for any action contemplated by subsections (a) and (c) above, and except for any consents, approvals and authorizations set forth in
    Section 3.2(d) of the Parent Disclosure Letter, no consents, approvals or authorizations with respect to Parent or Merger Sub are required for or in connection with the consummation by Parent or Merger Sub of the transactions contemplated on their part hereby, other than consents, approvals and authorizations the failure of which to obtain would not result in a Parent Material Adverse Effect in excess of $500,000.

        3.3 CAPITAL STOCK OF THE PARENT AND MERGER SUB. As of October 31, 1996, the authorized capital stock of Parent consisted of (a) 10,000,000 shares of Common Stock with a par value of $.01 per share, of which there were 6,995,000 shares issued and outstanding and no shares held in Parent's treasury and (b) 10,000,000 shares of Preferred Stock with a par value of $.01 per share, of which there were 250,000 shares designated Series A Junior Participating Preferred Stock, none of which is issued and outstanding. All shares of capital stock of Merger Sub are owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Sub common stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 3.3 of the Parent Disclosure Letter, in the financial statements, or notes thereto, included in Parent's annual report on Form 10-K for the year ended January 31, 1996, the Parent SEC Reports or any Parent Filed SEC Document, there are not as of the date of this Agreement any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, restrictions, arrangements or any other agreements of any character that, directly or indirectly, (i) obligate Parent to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) call for or relate to the sale, pledge, transfer or other disposition or encumbrance by Parent of any shares of its capital stock, except for obligations that would not result in a Parent Material Adverse Effect in excess of $500,000.

        3.4 SEC REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1993, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (the "Parent SEC Reports") required to be filed by Parent with the SEC. As of their respective dates, the Parent SEC Reports complied with the applicable requirements of the '33 Act, the '34 Act and the Rules and Regulations applicable to such Parent SEC Reports and, except to the extent that information contained in any Parent SEC Reports has been revised or superseded by a later Parent SEC Report filed and publicly available prior to the date of this Agreement (a "Parent Filed SEC Document"), none of the Parent SEC Reports, or Parent Filed SEC Documents, as of the date they were filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports comply with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Regulation S-X) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Parent Filed SEC Documents or in Section 3.5 of the Company Disclosure Letter, neither the Parent nor any of the Subsidiaries has any liabilities, debts or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto, except such liabilities, debts or obligations that would not, individually or in the aggregate, result in a Parent Material Adverse Effect in excess of $500,000. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 12 or 15 of the '34 Act.

        3.5 CERTAIN CHANGES. Except as disclosed in the Parent SEC Reports or Parent Filed SEC Documents or in Section 3.5 of Parent Disclosure Letter, since October 31, 1996, Parent has conducted its business only in the ordinary course and: (i) there has not been any Parent Material Adverse Effect in excess of $500,000, (ii) there has not been any change by Parent or Merger Sub in accounting principles or methods except insofar as may be required by GAAP, (iii) except for payments or obligations that would not exceed $500,000 in the aggregate, there has not been (A) any granting by Parent or Merger Sub to any executive officer of Parent or Merger Sub of any increase in compensation, (B) any granting by Parent or Merger Sub to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the filed SEC Documents, or (C) any entry by Parent or Merger Sub into any employment, severance or termination with any such executive officer, and (iv) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock.

        3.6 LITIGATION. Except as disclosed in the Parent SEC Reports or Parent Filed SEC Documents or in Section 3.6 of Parent Disclosure Letter, there is no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened, to which Parent or Merger Sub is a party or by which either of them is or would be affected (and Parent is not aware of any basis for such action, suit or proceeding that has a reasonable likelihood of being brought) which, considered individually or in the aggregate, if determined adversely to Parent, is likely to: (i) have a Parent Material Adverse Effect in excess of $500,000, (ii) impair the ability of Parent to perform its obligations under this Agreement, or (iii) to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub having, or which would reasonably be expected to have, in the future, any such effect. No product liability or other similar tort claims have been made or, to Parent's knowledge, threatened against Parent or Merger Sub relating to products sold or leased or services performed by Parent or Merger Sub which would reasonably be expected to form the basis for a cause of action for product liability against Parent that, if determined adversely to Parent, would reasonably be expected to have a Parent Material Adverse Effect.

        3.7 COMPLIANCE WITH LAWS. Except as disclosed in Section 3.7 of Parent Disclosure Letter or as disclosed in the Parent SEC Reports or Parent Filed SEC Documents, neither Parent nor Merger Sub has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect in excess of $500,000. Parent and Merger Sub have not received any written communication from a Governmental Entity that alleges that either of them is not in compliance in any material respect with any applicable law except for noncompliances that would not, individually or in the aggregate, result in a Parent Material Adverse Effect. Parent and Merger Sub are not required to make, and Parent has no reasonable expectation that Parent or Merger Sub will be required to make any expenditures in excess of $500,000 to achieve or maintain compliance with applicable law.

        3.8 DISCLOSURE IN REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information that has been or will be supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Registration Statement and Proxy Statement (each as defined in Section 5.1) will, at the time such Registration Statement and Proxy Statement is mailed to the shareholders of the Company or at the time such Registration Statement is filed with the SEC, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE 4
                     CONDUCT OF BUSINESS PENDING THE MERGER

        4.1 CONDUCT OF BUSINESS. The Company covenants and agrees that, prior to the Effective Time:

        (a) the businesses of the Company and each of the Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and each of the Subsidiaries shall maintain and preserve intact their respective business organizations, use their best efforts to keep available the services of their respective officers and employees and maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with it and, if the Company becomes aware of any material deterioration in its or its Subsidiaries' relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of the Parent and Merger Sub in writing and, if requested by Parent or Merger Sub, will exert its best efforts to restore the relationship;

        (b) Without limiting the generality of the foregoing Section 4.1(a), from and after the date hereof the Company shall not, directly or indirectly, and shall not permit any of the Subsidiaries to, do any of the following unless such action is in the ordinary and usual course of business, consistent with past practice and has been budgeted for in the budget delivered by the Company to Parent or unless Parent and Merger Sub shall otherwise agree in advance in writing:

           (i) sell, lease, transfer, dispose of, or mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets, or enter into any material commitment or transaction;

           (ii) amend or propose to amend its articles of incorporation or bylaws or, in the case of the Subsidiaries, their respective constituent documents, or reincorporate in any jurisdiction;

           (iii) split, combine or reclassify any outstanding shares of, or interests in, its capital stock;

           (iv) declare, set aside or pay any dividend or distribution, payable in cash, stock, property or otherwise with respect to any of its capital stock;

           (v) except as contemplated in Section 1.4(c) and (e), redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock of the

       Company or any of the Subsidiaries or any options, warrants or rights to acquire capital stock of the Company or any of the Subsidiaries;

           (vi) except for the Company Common Stock (a) issuable upon exercise of options outstanding on the date hereof in accordance with the terms of the applicable agreements, which agreements may be modified pursuant to and consistent with Section 1.4(e), or (b) issuable through February 28, 1997 pursuant to the Company's Employee Stock Purchase Plan, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge or disposition or encumbrance by the Company or any of the Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

           (vii) enter into any contracts, commitments or transactions pertaining to its business;

           (viii) incur any indebtedness, obligations or liability or make any payment in respect thereof, including the making of any royalty or option payment;

           (ix)  acquire or agree to acquire additional assets;

           (x)  sell, agree to sell or otherwise dispose of any of its assets;

           (xi) make any payments of any type to any officer, director or shareholder of the Company or any person not dealing at arms' length with any of the foregoing;

           (xii) modify the terms of any existing indebtedness for borrowed money or incur any indebtedness for borrowed money or issue any debt securities;

           (xiii) assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans or advances or capital contributions to, or investments in, any other person, except to the Company or any of the Subsidiaries;

           (xiv) authorize, recommend or propose any change in its capitalization, or any release or relinquishment of any material contract right or effect or permit any of the foregoing;

           (xv) except as contemplated in Section 1.4(e), adopt or establish any new employee benefit plan or amend any employee benefit plan or increase the compensation or fringe benefits of any employee or pay any benefit not consistent with any existing employee benefit plan;

           (xvi) make, grant, pay or commit to pay any bonus or any wage increase, salary increase or other compensation increase, whether in the form of cash, options, stock, or otherwise, to any officer, director or employee of the Company or any Subsidiary;

           (xvii) enter into or amend any employment, consulting, severance or indemnification agreement entered into or made by the Company or any of the Subsidiaries with any of their respective directors, officers or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Subsidiaries;

           (xviii) fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable;

           (xix) make any tax election or settle or compromise any liability for taxes;

           (xx) make or commit to make capital expenditures acquisitions of other businesses, capital assets, properties or intellectual property;

           (xxi) make any material changes in its reporting for taxes or accounting procedures other than as required by GAAP or applicable law;

           (xxii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (and the notes thereto) of the Company included in the Filed SEC Documents or incurred after the date of such financial statements, settle any litigation or other legal proceedings (notwithstanding the foregoing) or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of the Subsidiaries is a party;

           (xxiii) write off any accounts or notes receivable except in the ordinary course of business;

           (xxiv) acquire or agree to acquire: (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof of or (y) any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

           (xxv) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against Parent as a shareholder of the Company (or any successor);

           (xxvi) take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue or (iii) any of the conditions to the Merger set forth in Article 6 not being satisfied;

           (xxvii) take any other action or enter into any other transaction or agreement, other than in the ordinary course of business; or

           (xxviii) enter into, modify or authorize any contract, agreement, commitment or arrangement to do any of the foregoing.

        (c) The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Merger or a Company Material Adverse Effect.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

        5.1  REGISTRATION STATEMENT; PROXY STATEMENT.

        (a) As soon as practicable after the date hereof, the Company and Parent shall prepare and file with the SEC a Registration Statement on Form S-4 or such other form as may be permitted (the "Registration Statement") and the related prospectus and proxy statement (the "Proxy Statement") relating to the Merger as required by the '33 Act, '34 Act, and the Rules and Regulations, the DGCL and the MBCA. The Company and Parent shall use their best efforts to file the Registration Statement and Proxy Statement with the SEC as soon as possible after delivery by the Company of all necessary information. The Company shall obtain and furnish to Parent as soon as possible and in any event by March 31, 1997, any information relating to the Company required to be included in the Proxy Statement or Registration Statement and shall promptly obtain and furnish to Parent and the SEC any other information requested by the SEC or any regulatory agency. The Company and Parent shall respond promptly to any comments made by the SEC with respect to the Registration Statement and Proxy Statement. The Company shall cause the final Proxy Statement along with notice of a special shareholder meeting to be mailed to the Company's shareholders within two
    (2) business days of the effectiveness of the Registration Statement, and shall use its best efforts to obtain the necessary approvals of the Merger by its shareholders. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects, unless otherwise required by law.

        (b) The Company, acting through its Board of Directors and with the consent of Parent, shall duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders, such meeting to be held on or about the date which is 20 business days after mailing of the notice of meeting or such earlier practicable date which may be permitted by law, for the purpose of adopting this Agreement and approving the transactions contemplated hereby.

        (c) Subject to Section 5.9, the Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement.

        5.2 OTHER FILINGS. As soon as practicable after the date hereof, the Company and Parent shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required to be filed by it under the "34 Act, the "33 Act or any other federal or state securities laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each party shall notify the others promptly of the receipt by such party of any comments or requests for additional information from any governmental official with respect to any Other Filing made by such party and will supply the others with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Other Filings made by such party. Each of the Company and Parent shall, after consultation with the other, respond promptly to any comments made by any governmental official with respect to any Other Filing and any preliminary version thereof made by such party.

        5.3 STOCK OPTIONS. Prior to the Effective Time, the Board of Directors (or, if appropriate, the committee administering the plans pursuant to which the options under the Company Options were granted), shall adopt appropriate resolutions and take such other actions, in each case subject to Parent's prior approval after receiving written notice from the Company thereof, as may be necessary to comply with Section 1.4(e).

        5.4 CONSENTS AND APPROVALS. The Company, Parent and Merger Sub shall cooperate with each other and: (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental bodies (including, without limitation, any filing with the Federal Trade Commission or the U.S. Department of Justice under the HSR Act or any other applicable antitrust law or regulation and any consent from Norwest Bank, N.A.), and (iv) use all reasonable efforts to obtain all necessary permits, consents, approvals, waivers and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Company,

    Merger Sub, Parent or any of their respective subsidiaries is a party or by which any of them is bound; PROVIDED, HOWEVER, that no note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument shall be amended or modified to increase materially the amount payable thereunder or to be otherwise materially more burdensome to the Company and the Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written approval of Parent. Each of the Company and Parent shall have the right to review and consult with the other regarding all characterizations of the information relating to the transactions contemplated by this Agreement that appear in any filing (including, without limitation, the Proxy Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and governmental bodies.

        5.5 PUBLIC STATEMENTS. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market or the Nasdaq Small Cap Market.

        5.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited to: (i) obtaining all consents, approvals and authorizations and the making of all necessary filings and registrations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement (including obtaining the consent of Norwest Bank, N.A.), (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement, Parent and/or the Surviving Corporation shall cause the proper officers and directors of the Company, Parent and Merger Sub hereto to take all such action. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (A) use their respective reasonable best efforts not to take any action that would have the effect of causing any state takeover statute or similar statute or regulation to be or become applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, use their respective reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors shall not be prohibited from taking any action permitted by Section 5.9. In the event any litigation is commenced by any person involving the Company, Parent or Merger Sub and relating to the transactions contemplated by this Agreement, including any other proposal for a Takeover Proposal (as defined in Section 5.9), the Company, Parent or Merger Sub shall have the right, at its own expense, to participate therein.

        5.7 NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Merger Sub agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof through the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.8  ACCESS TO INFORMATION AND PERSONNEL; CONFIDENTIALITY.

        (a) The Company shall, and shall cause the Subsidiaries and the officers, directors, employees and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access at all reasonable times from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request, in all cases with a view towards limiting disruption of the Company's business. Parent and Merger Sub shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable. Upon approval from an officer of the Company, which approval shall not be unreasonably withheld, the Company and Subsidiaries shall give the officers, employees and agents of Parent and Merger Sub access to the Company's and Subsidiaries stores, store personnel and other employees (including the opportunity to address such personnel and employees individually or as groups) and to the Company's and the Subsidiaries' computer, information and accounting systems.

        (b) The provisions of the Confidentiality Agreement dated as of May 11, 1996, which agreement includes certain initialed changes and riders dated as of May 14, 1996, as amended on February 7, 1997, between Parent and the Company (the "Confidentiality Agreement"), are hereby terminated and superseded in their entirety by this Agreement.

        (c) No investigation by any party hereto shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

        5.9  NO SOLICITATION.

        (a) The Company shall not, nor shall anyone acting on its behalf, directly or indirectly: (i) solicit, initiate or participate in or encourage any negotiations or discussions with respect to any Takeover Proposal (as hereinafter defined), (ii) disclose any information not customarily disclosed to any person concerning the Company's business and properties or afford any person or entity access to its properties, books or records,
    (iii) assist or cooperate with any person to make any proposal to consummate a transaction of the type referred to in clause (i), or (iv) disclose the existence or content of the discussions between the parties or the existence of this Agreement; PROVIDED, HOWEVER, to the extent required by the fiduciary obligations of the Board of Directors under applicable law (after duly considering the written advice of outside counsel to the Company), the Company may, in response to any unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) with terms no more favorable to such person than the terms of the Confidentiality Agreement, referred to in Section 5.8(b) above.

        (b) The Company shall not, nor shall any person acting on its behalf, directly or indirectly, participate in discussions or negotiations with any person concerning a Takeover Proposal, nor shall the Board of Directors approve, recommend, or enter into an agreement in connection with, or propose to approve, recommend, or enter into an agreement in connection with, any Takeover Proposal; PROVIDED, HOWEVER, that the Board of Directors of the Company, to the extent required by the fiduciary obligations thereof, as determined in good faith by the Board of Directors (after duly considering the written advice of outside counsel to the Company) may participate in discussions or negotiations, approve, recommend or enter into and agreement in connection with a Superior Proposal (as hereinafter defined); PROVIDED, FURTHER, that the Company shall not enter into such discussions or negotiations or approve, recommend or enter into any agreement in connection with such Superior Proposal (or any other Takeover Proposal) unless the Company simultaneously pays the Parent a termination fee of $300,000, plus all of the Parent's costs and expenses incurred in connection with the proposed transaction between the Company and the Parent, plus interest on such fees, costs and expenses from the date payable until paid at a rate of 12% calculated on a per annum basis (such fee, costs and expenses, the "Termination Fee").

        (c) The Company promptly shall advise the Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry. The Company will keep the Parent fully informed of the status and details of any such Takeover Proposal or inquiry.

        (d) For purposes of this Agreement, "Superior Proposal" means a BONA FIDE proposal made by a third party for a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company or its Subsidiaries, on terms which the Board of Directors determines in its good faith judgment to be more favorable to the Company's shareholders than the proposed transaction with the Parent (based on the written advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal exceeds the value of the consideration offered by the Parent) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors (based on the written advice of the Company's independent financial advisor), is reasonably capable of being financed by such third party.

        (e) For purposes of this Agreement, "Takeover Proposal" means any proposal or offer (whether or not in writing and whether or not delivered to the shareholders of the Company generally) for a merger or other business combination involving the Company or to acquire in any manner, directly or indirectly, a material equity interest in, any voting securities of, or a substantial portion of the assets of the Company or its Subsidiaries, other than the proposed transaction between the Company and the Parent.

        5.10 DIRECTOR AND OFFICER LIABILITY. For three years after the Effective Time, Parent will indemnify and hold harmless the present and former officers and directors of the Company (a) in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Parent's certificate of incorporation and bylaws in effect on the date hereof and (b) to the extent provided in Parent's certificate of incorporation and bylaws, from any damage, liability, payment or expense, which shall include reasonable costs of investigation of any claim and attorney's fees, incurred by such officers or directors in connection with any claim arising from or related to the negotiation, execution, delivery or performance of this Agreement by the Company. For three years after the Effective Time, Parent will at it own expense provide officers and directors liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company's officers and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that, subject to limitations in Parent's certificate of incorporation and bylaws, in the event any claim or claims are asserted or made within such three year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

        5.11 SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors and officers relating to any of the transactions contemplated by this Agreement, PROVIDED, HOWEVER, that no such settlement shall be agreed to without Parent's consent.

        5.12 COMPANY EXPENSES. The Company shall not spend more than $215,000 in fees and costs associated with investment bankers in connection with the Merger and related transactions, and shall use its best efforts to avoid excessive fees in connection with the transactions contemplated hereby.

        5.13 FINANCIAL STATEMENTS. The Company shall deliver to Parent and Merger Sub copies of all financial statements of Company and the Subsidiaries (all of which shall be in accordance with GAAP) that have been or may be filed by Company from June 30, 1996, through the Effective Date with the SEC or any other Governmental Entity. The Company shall furnish Parent and Merger Sub copies of unaudited balance sheets and statements of income of Company and the Subsidiaries for each month from and including the month of this Agreement through the Effective Date, within 20 days of the end of each such month.

        5.14 FAIRNESS OPINION. As soon as possible and in no event later than March 11, 1997, the Board of Directors shall obtain from GH&L a written fairness opinion to the effect that the consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to the holders of Company Common Stock from a financial point of view (a copy of which opinion will be promptly furnished to Parent).

        5.15 ACCESS TO EMPLOYEES. The Company and its Subsidiaries will use their best efforts to arrange meetings between the Parent's executive officers or designated representatives and the key employees of the Company and Subsidiaries, provided that the Company shall be entitled to participate in such meetings to the extent they wish, and will support the Parent's efforts to maintain the services of those key employees and will affirmatively encourage such key employees to remain with the Company or the Subsidiaries (or, as appropriate, their successor(s)) subsequent to the date of this Agreement.

                                   ARTICLE 6
                                   CONDITIONS

        6.1 CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions, unless such conditions are waived in writing by the Company:

        (a) this Agreement, the Merger and the consummation of the transactions contemplated in this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company required by the MBCA;

        (b) each of Parent and Merger Sub shall have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder at or prior to the Effective Time except for such failures to comply which would not be reasonably likely to prevent the consummation of the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and chief financial officer of the Parent to such effect;

        (c) the representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects in each case as of the date of this Agreement and as of the Effective Date with the same force and effect as though made at such time, and the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and chief financial officer of the Parent to such effect;

        (d) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect that would make the acquisition of Company Common Stock pursuant to the Merger or the holding directly or indirectly by Parent of the shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger;

        (e) the Parent and the Merger Sub shall each have delivered to the Company a certificate of their Secretary, dated the Effective Date, certifying as to: (i) a copy (to be attached to such certificate) of the certificate of incorporation of the Parent and the Merger Sub, as applicable, together with all amendments thereto, and a copy of the bylaws of the Parent and the Merger Sub, as applicable, and further certifying that no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date, (ii) a copy (to be attached to such certificate) of the resolutions of the board of directors, in the case of the Parent, and the Board of Directors and shareholders, in the case of the Merger Sub, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and further certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate and (iii) the incumbency and signature of the officers of the Parent and the Merger Sub, as applicable, executing this Agreement and any certificate, agreement or other documents to be delivered by the Parent or the Merger Sub pursuant hereto, together with evidence of the incumbency of such Secretary;

        (f) the Parent shall have delivered to the Company the favorable opinion of counsel to the Parent and the Merger Sub, dated the Effective Date, in form and substance reasonably satisfactory to counsel to the Company, to the following effect: (i) the organization, existence, and good standing of the Parent and Merger Sub are as stated in this Agreement; (ii) the Parent and the Merger Sub have full power and authority to execute and deliver this Agreement and to perform this transactions contemplated by this Agreement;
    (iii) this Agreement has been duly authorized by all requisite action of the Board of Directors of the Parent and the Board of Directors and shareholder of the Merger Sub, and constitutes a valid and legally binding agreement of the Parent and Merger Sub, enforceable in accordance with its terms, subject to, as to enforcement remedies, applicable bank regulatory law, bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and to general equitable principles; (iv) the execution and performance by the Parent and the Merger Sub of this Agreement will not violate their respective certificates of incorporation or bylaws; (v) the Certificate of Merger has been duly executed by the Merger Sub and, upon filing, will be sufficient to effect lawfully the Merger; (vi) to the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body not previously obtained is required for the consummation of the Agreement; (vii) the number of authorized Shares of capital stock of the Parent are as set forth in the Proxy Statement;
    (viii) to such counsel's knowledge, no preemptive rights, contractual or otherwise, of securities holders of the Parent exist with respect to the issuance or sale of the Parent Common Stock to be issued in connection with the Merger; (ix) the shares of Company Common Stock pursuant to Article 1 hereof have been duly authorized and, upon delivery to the Company shareholders in accordance with the terms of the Merger, will be validly issued, fully paid and nonassessable; and (x) to the knowledge of counsel, the Registration Statement has become and is effective under the 33 Act, and to the best knowledge of such counsel, no stop orders suspending the effectiveness of the Registration Statement have been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the 33 Act; and

        (g) the Company shall have received advice from its counsel or its independent public accountants substantially to the effect that, for federal income tax purposes; (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Parent Common Stock except for any cash received; (iii) the basis of Parent Common Stock received by the shareholders of the Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period (for tax purposes) of the shares of Parent Common Stock received by the shareholders of the Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

        6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions unless waived in writing by Parent and Merger Sub:

        (a) this Agreement, the Merger and the consummation of the transactions contemplated in this Agreement shall have been approved and adopted by the requisite vote of the shareholders of the Company required by the MBCA;

        (b) the Company shall have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

        (c) subject to Section 6.2(d), the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date, as though made on and as of the Effective Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect with respect to the Company's representations and warranties;

        (d) there shall have been a breach of no more than three representations or warranties (each numbered Section in Article 2 constituting a single representation or warranty) and any such breach or breaches shall not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect in excess of $75,000;

        (e) there shall not have been any material change in the inventory of Company from the date hereof until the Effective Time, subject to sales and historical "shrinkage;"

        (f) each of the Executives shall have executed and delivered to the Parent and Merger Sub his Employment Agreement;

        (g) each of the Principal Shareholders shall have executed and delivered to the Parent and Merger Sub his Voting Agreement, and such Voting Agreement shall constitute a legal and binding obligation of each of the Principal Shareholders, as applicable, enforceable against him in accordance with its terms;

        (h) the Company shall have delivered to Parent and Merger Sub all necessary consents, waivers, authorizations and approvals, such that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in the acceleration, termination, modification or cancellation of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any indenture, contract, lease, sublease, loan, agreement, note or other similar obligation or liability to which the Company or any of the Subsidiaries is a party or is bound or to which any of their respective assets are subject, (ii) conflict with, violate or result in a breach of any provision of the articles of incorporation or bylaws of the Company or any of the Subsidiaries, (iii) conflict with or violate any law, rule, regulation, ordinance, order, writ, injunction or decree applicable to the Company or any of the Subsidiaries or by which any of their respective properties or assets is bound or affected or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of any lien, charge or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to any of the terms, conditions or provisions of any indenture, contract, lease, sublease, loan, agreement, note, permit, license, franchise, agreement or other instrument, obligation or liability to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their assets is bound or affected, except for any of the events set froth in (i), (iii) and
    (iv) above that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect;

        (i) the Company shall have delivered to each of Parent and Merger Sub a certificate of the Secretary of the Company dated the Effective Date, certifying as to: (i) a copy (to be attached to such certificate) of the Articles of Incorporation of the Company, together with all amendments thereto, and a copy of the Bylaws of the Company and further certifying that no action has been taken to amend, modify or repeal such documents, the same being in full force and effect in such form on the Effective Date, (ii) a copy (to be attached to such certificate) of the resolutions of the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and further certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate and (iii) the incumbency and signature of the officers of the Company executing this Agreement on behalf of the Company and any certificate, agreement or other documents to be delivered by the Company pursuant hereto, together with evidence of the incumbency of such Secretary;

        (j) the Company shall have delivered to each of Parent and Merger Sub the favorable opinion of counsel to the Company, dated the Effective Date, in form and substance reasonably satisfactory to counsel to Parent and Merger Sub, to the following effect: (i) the organization, existence, and good standing of the Company and the Subsidiaries are as stated in this Agreement; (ii) the Company has full power and authority to execute and deliver this Agreement and the Company has full power and authority to perform this Agreement; (iii) this Agreement has been duly authorized by all requisite action of the Board of Directors and shareholders of the Company, and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to, as to enforcement remedies, applicable bank regulatory law, bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and to general equitable principles; (iv) the execution and performance by the Company of this Agreement will not violate the articles of incorporation or bylaws and will not violate, result in a breach of or constitute a default under, any lease, mortgage, agreement, instrument, judgment, order or decree known to such counsel to which the Company or any Subsidiary are parties or to which they or any of their properties may be subject; (v) the Articles of Merger, including the Plan of Merger, have been duly executed by the Company and, upon filing, will be sufficient to lawfully effect the Merger; (vi) to the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body not previously obtained is required for the consummation of the Agreement; and (vii) the Employment Agreements constitute a legal and binding obligation of each of the Executives, as applicable, enforceable against such Executive in accordance with its terms;

        (k) subject to Sections 6.2(d) and (e), since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

        (l) except for the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, all waivers, consents, approvals and actions or non-actions of any governmental authority, commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement shall have been obtained and shall not have been reversed, stayed, enjoined, set aside, annulled or suspended;

        (m) Parent shall have obtained the written consent of its banks for the Merger and the consummation of the transactions contemplated hereby and for the loan of $3,500,000 in connection with the Merger; and

        (n) shareholders of the Company who hold, in the aggregate, 140,000 or more shares of Company Common Stock shall not have exercised or taken the steps required (as of such time) to exercise properly rights as dissenting shareholders under the MBCA.

        6.3 CONDITIONS TO THE OBLIGATIONS OF EACH OF PARENT, MERGER SUB AND THE COMPANY. The obligations of each of Parent, Merger Sub and the Company to effect the Merger are also subject to the fulfillment at or prior to the Effective Time of the following conditions unless waived in writing by each of the parties hereto:

        (a) there shall not be threatened or pending any suit, action or proceeding by any Governmental Entity or any other person, or before any court or governmental authority, agency or tribunal, domestic or foreign, in each case that has a reasonable likelihood of success, (i) enjoining the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and the Subsidiaries taken as a whole, (ii) prohibiting or limiting the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) imposing limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including, without limitation, the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or the Subsidiaries; and

        (b) the shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly listed on the Nasdaq National Market, subject to official notice of issuance.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

        7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or shareholders of the parties hereto:

        (a) by Parent, in the event the Company Disclosure Statement is not delivered to Parent on or before March 7, 1997 (the "Disclosure Receipt"), and by Parent on or before 5:00 p.m., Minnesota time, on March 17, 1997 if the Disclosure Receipt does not satisfy Parent in all respects;

        (b) by mutual written consent of Parent, Merger Sub and the Company;

        (c) by any of Parent, Merger Sub or the Company if the Effective Time shall not have occurred on or before August 15, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this

    Section 7.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; PROVIDED, FURTHER, that such time periods shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or any meeting of shareholders of the Company necessary to authorize the Merger;

        (d) by any of Parent, Merger Sub or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling each of the parties hereto shall use all reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

        (e) by Parent or the Company if the Board of Directors of the Company approves, recommends or enters into an agreement in connection with a Superior Proposal; and

        (e) by either Parent or the Company if, at the Company's Special Meeting, as defined in Section 5.1 (including any adjournment or postponement thereof), the requisite vote of the shareholders of the Company is not obtained, except that the right to terminate this Agreement under this Section 7.1(f) will not be available to any party whose failure to perform any material obligation or to perform any material condition under this Agreement has been the cause of, or resulted in, the failure to obtain the requisite vote of the shareholders of the Company.

        7.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except as set forth in Sections 2.8, 5.9(b) (with respect to the payment of the Termination Fee only), 7.2, 7.3 and 8.5, which shall survive such termination, without any liability or obligation on the part of Parent, Merger Sub or the Company (other than pursuant to the foregoing specified Sections) except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        7.3  FEES AND EXPENSES.

        (a) If this Agreement is terminated pursuant to Section 7.1(e), the Company shall promptly pay to Parent the Termination Fee.

        (b) In the event that this Agreement is terminated pursuant to Section 7.1(a), (b) or (c) hereof, Parent shall pay two-thirds and the Company shall pay one-third of (i) the fees paid to any governmental agency in connection with all filings made pursuant to the HSR Act and (ii) the fees and expenses of the financial printer incurred in connection with the preparation, printing and distribution of the Registration Statement and Proxy Statement.

        (c) Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

        7.4 AMENDMENT. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated herein by the respective boards of directors or shareholders of the parties hereto; PROVIDED, HOWEVER, that after any such approval by the shareholders, no amendment shall be made that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        7.5 WAIVER. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE 8
                               GENERAL PROVISIONS

        8.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by cable, telegram or telecopier to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                 (a)  if to Parent or Merger Sub:

                      Ultimate Electronics, Inc.
                      321-A West 84th Avenue
                      Denver, Colorado 80221
                      Attn: Alan E. Kessock
                      Fax: (303) 412-2502
                      Phone: (303) 412-2500

                      with a copy to (which shall not constitute notice):

                      Davis, Graham & Stubbs LLP
                      370 Seventeenth Street, Suite 4700
                      Denver, Colorado 80202
                      Attn: J. Justyn Sirkin, Esq.
                      N. Anthony Jeffries, Esq.
                      Fax: (303) 893-1379
                      Phone: (303) 892-9400

                 (b)  if to the Company:

                      Audio King Corporation
                      3501 South Highway 100
                      Minneapolis, Minnesota 55416
                      Attn: Robert Thiner
                      Fax: (612) 920-0505
                      Phone: (612) 920-0940

                      with a copy to (which shall not constitute notice):

                      Fredrikson & Byron, P.A.
                      1100 International Centre
                      900 Second Avenue South
                      Minneapolis, Minnesota 55402-3397
                      Attn: Robert K. Ranum, Esq.
                      Fax: (612) 347-7077
                      Phone: (612) 347-7067

Notice so given shall (in the case of notice so given by mail) be deemed to be given when received and (in the case of notice so given by cable, telegram, telecopier, telex or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

        8.2 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties in the Agreement will terminate at the Effective Time or upon termination of this Agreement pursuant to Section 7.1.

        8.3 CLOSING. The closing of the transactions contemplated by this Agreement shall take place at the offices of Davis, Graham & Stubbs LLP, 370 17th Street, Denver, Colorado, or such other place as the parties may agree, as soon as practicable (but no later than the fifth business day after satisfaction or waiver of the conditions set forth in Section 6.1) after the satisfaction or waiver of the conditions set forth in Article 6.

        8.4 TIME OF ESSENCE. With regard to all dates, time periods, transactions, acts or conditions set forth or referred to in this Agreement, time is of the essence.

        8.5 INTERPRETATION AND GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. THIS AGREEMENT SHALL BE CONSTRUED AS THOUGH PREPARED BY BOTH PARTIES HERETO AND SHALL BE CONSTRUED WITHOUT REGARD TO ANY PRESUMPTION OR OTHER RULE REQUIRING CONSTRUCTION AGAINST THE PARTY CAUSING AN AGREEMENT TO BE DRAFTED. CAPTIONS AT THE BEGINNING OF EACH SECTION AND EACH SUBSECTION ARE SOLELY FOR THE CONVENIENCE OF THE PARTIES AND SHALL NOT MODIFY THE TEXT OF THIS AGREEMENT. THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT MUST BE BROUGHT AGAINST EITHER PARTY IN THE COURTS OF THE STATE OF COLORADO OR THE STATE OF DELAWARE OR IF IT HAS OR CAN OBTAIN JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR EITHER STATE, AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THIS SECTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF COLORADO, AND MAY ALSO BE SERVED UPON ANY PARTY IN THE MANNER PROVIDED FOR GIVING NOTICES TO IT IN SECTION 8.1 ABOVE.

        8.6 COUNTERPARTS; FACSIMILE TRANSMISSION OF SIGNATURES. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement. If any party hereto elects to execute and deliver a counterpart signature page by means of facsimile transmission, it shall deliver an original of such counterpart to each of the other parties hereto within ten days of the date hereof, but in no event will the failure to do so affect in any way the validity of the facsimile signature or its delivery.

        8.7 ASSIGNMENT. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; PROVIDED, HOWEVER, that Merger Sub may, without such consent and at any time prior to the Effective Time, transfer all of Merger Sub's rights, interests or obligations herein to Parent or any affiliate of Parent; PROVIDED, FURTHER, that no assignment of any rights, interests or obligations set forth herein shall release the assigning party from its obligations hereunder.

        8.8 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic or legal effect of which comes as close to that of the invalid, illegal or unenforceable provisions.

        8.9 ENTIRE AGREEMENT. This Agreement contains all of the terms of the understandings of the parties hereto with respect to the Merger.

        8.10  DEFINITIONS.  For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "knowledge," or any variation thereof, of Parent, Merger Sub or the Company as used in this Agreement shall mean as to the facts or circumstances represented: (i) actual knowledge of any of the officers of the Parent, Merger Sub, the Company or any Subsidiary, as applicable, or
    (ii) knowledge that any such person should have reasonably obtained in conducting a reasonable inquiry as to the relevant business, operations, properties, documents, agreements and records considering such person's particular position and responsibilities with the Company, a Subsidiary, Parent or Merger Sub, as the case may be;

        (c) "Governmental Entity" shall mean any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality, domestic or foreign; and

        (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

        8.11 INTERPRETATION. When a reference is made in this Agreement to a Section or Annex such reference shall be to a Section of, or an Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        8.12 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Colorado or in Colorado state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Colorado or in Colorado state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Colorado or in Colorado state court.

                [The remainder of this page is intentionally blank]

                  AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

                                                 PARENT

                                By:  /s/ ALAN E. KESSOCK
                                     ---------------------------------
                              Name:  Alan E. Kessock
                                     ---------------------------------
                             Title:  Vice President
                                     ---------------------------------

                                               MERGER SUB

                                By:  /s/ ALAN E. KESSOCK
                                     ---------------------------------
                              Name:  Alan E. Kessock
                                     ---------------------------------
                             Title:  Vice President
                                     ---------------------------------

                                                 COMPANY

                                By:  /s/ HENRY G. THORNE
                                     ---------------------------------
                              Name:  Henry G. Thorne
                                     ---------------------------------
                             Title:  President
                                     ---------------------------------

                                  [Letterhead]

                                                                         ANNEX B

March 4, 1997

Special Committee
Board of Directors
Audio King Corporation
3501 South Highway 100
Minneapolis, MN 55416

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of Audio King Corporation Common Stock (the "AUDK shareholders") of the consideration to be paid by Ultimate Electronics, Inc. ("ULTE") in connection with the proposed merger transaction whereby Audio King Corporation ("AUDK") will be merged with and into a wholly owned subsidiary of ULTE pursuant to an Agreement and Plan of Merger ("Agreement") dated March 4, 1997.

    Pursuant to the terms of the Agreement, AUDK shareholders may elect to receive either $1.75 in cash or 0.7 shares of ULTE common stock per AUDK share, with restrictions on the amount of cash and stock available to be issued by ULTE. In the event that more AUDK shareholders should elect to receive one form of consideration, cash or stock, than is available, shareholders shall receive prorated proportions of cash and stock. The terms of the Merger are set forth more fully in the Agreement and Plan of Merger document.

    Greene Holcomb & Lannin LLC ("GH&L"), as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. We are currently acting as financial advisor to AUDK in connection with the Merger and will receive a fee for our services that is contingent upon the consummation of the Merger. For our services in rendering this opinion, AUDK will pay us a fee which is not contingent upon consummation of the Merger. AUDK has also agreed to indemnify us against certain liabilities in connection with our services as financial advisor to AUDK and in rendering this opinion.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have reviewed (i) drafts of the Agreement (which drafts, we have assumed, will be identical, in all material respects, to the Agreement as executed on or after the date hereof), (ii) certain publicly available financial statements and other information of AUDK and ULTE, and (iii) certain internal financial statements and other information of AUDK and ULTE, prepared by the management of AUDK and ULTE, respectively, for financial planning purposes. We have visited certain AUDK and ULTE facilities in Minnesota and Colorado and have had discussions with members of the management of AUDK and ULTE concerning their respective financial conditions, current operating results and business outlook.

    We have analyzed the historical reported market prices and trading activity of AUDK and ULTE Common Stock. We have compared certain financial and stock market information of AUDK and ULTE to similar information for certain comparable publicly traded companies. We have also reviewed, to the extent publicly available, the terms of selected relevant mergers and acquisitions, analyzed the general economic outlook of electronics retailing companies and performed such other studies and analyses as we considered appropriate.

    We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by AUDK and ULTE or otherwise made available to us, and have not attempted to independently verify such information. We have assumed, in reliance upon the assurances of the management of AUDK and ULTE, that the information provided to us by AUDK and ULTE has been prepared on a reasonable basis, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgments of their respective management, and that neither AUDK nor ULTE management is aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed there have been no material changes in the assets, financial condition, results of operation, business or prospects since the date of the last financial statements of AUDK and ULTE made available to us. In arriving at our opinion, we have not performed any appraisals or valuations of specific assets of AUDK or ULTE and we express no opinion regarding the liquidation value of AUDK or ULTE. This opinion is based upon the information made available to us, and the facts and circumstances as they exist and are subject to evaluation on the date hereof.

    This opinion is intended for use by the Special Committee of the Board of Directors of AUDK only and may be published in its entirety in the proxy statement to be distributed to the holders of Common Stock of AUDK in connection with the Merger (as so distributed, the "Proxy Statement"). Any summary of, excerpt from or reference to this opinion in the Proxy Statement may only be made with our prior written consent, which consent shall not be unreasonably withheld. Except as set forth in the immediately preceding two sentences, this opinion may not be used or referred to by AUDK or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and does not constitute a recommendation to any AUDK Shareholder as to how such AUDK Shareholder should elect or vote with respect to the Merger.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration to be received by the AUDK Shareholders pursuant to the Agreement is fair, from a financial point of view, to the AUDK Shareholders as of the date hereof.

Sincerely,

GREENE HOLCOMB & LANNIN LLC

                                                                         ANNEX C

                               MINNESOTA STATUTES

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in Section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payments for their shares.

    SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY. Unless the articles, the bylaws or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4, the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Ultimate Bylaws and Ultimate Certificate DGCL provide that Ultimate shall, to the full extent permitted by the DGCL, as amended from time to time, indemnify all directors and officers of Ultimate. Section 145 of the DGCL provides in part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by Ultimate's stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred.

    Additionally, the Ultimate Certificate and Ultimate Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to Ultimate or its stockholders;
(ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL); or (iv) for any transaction from which the director derived an improper personal benefit.

    Ultimate has a directors and officers insurance policy with a $3 million coverage limit per occurrence and in the aggregate per year.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits

 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBITS
---------  ---------------------------------------------------------------------------------------------------------
     2     Agreement and Plan of Merger, dated March 4, 1997, by and among Ultimate, UAC and Audio King. (Filed as
           Annex A to the Proxy Statement/Prospectus included in this Registration Statement)

     3(i)  Amended and Restated Certificate of Incorporation of Ultimate. (1)

    3(ii)  Bylaws of Ultimate. (1)

     4.1   Form of Indenture, dated as of March 23, 1995, between Ultimate and Colorado National Bank, as Trustee for the 10.25% First Mortgage Bonds Due 2005. (2)

 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBITS
---------  ---------------------------------------------------------------------------------------------------------
     4.2   Rights Agreement, dated as of January 31, 1995, by and between Ultimate and Norwest Bank Minnesota,
           National Association, as rights agent. (3)

     4.3   Amendment No. 1, dated as of January 31, 1995, to the Rights Agreement, dated as of January 31, 1995, by and between Ultimate and Norwest Bank Minnesota, National Association, as rights agent. (4)

     5.1   Opinion of Davis, Graham & Stubbs LLP

     5.2   Opinion of Greene Holcomb & Lannin LLC (Filed as Annex B to the Proxy Statement/ Prospectus included in this Registration Statement).

     9     Form of Voting Agreement, dated       , 1997 between Ultimate and certain Audio King shareholders.

    10.1   Lease Agreement, dated April 1, 1989, between Ultimate and William J. and Barbara A. Pearse. (1)

    10.2   Lease Agreement, dated October 13, 1989, between Ultimate and William J. and Barbara A. Pearse. (1)

    10.4   Form of Authorized Dealer Agreement between Ultimate and Panasonic Communications and Systems Company, a
           Division of Matsushita Electric Corporation of America. (1)

    10.5   Form of Sony Corporation of America Consumer Sales Company Dealer Agreement between Ultimate and Sony
           Consumer Sales Company, a division of Sony Corporation of America. (1)

    10.6   Form of Dealer Agreement between Ultimate and Mitsubishi Electric Sales America, Inc. (1)

    10.7   Form of Employee Stock Option Plan. (1)

    10.8   Form of Non-employee Directors' Stock Option Plan. (5)

    10.9   Ultimate Rule 401(k) Benefit Plan. (1)

    10.10  Form of Confidentiality and Non-Competition Agreement. (1)

    10.12  Form of Deed of Trust, Assignment of Rents and Security Agreement between Ultimate, as Grantor, and
           Colorado National Bank, as beneficiary. (2)

    10.13  Purchase and Sale Agreement, dated May 2, 1995, between Ultimate and Cirque Property L.C. (4)

    10.14  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated November 1, 1995. (6)

    10.15  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated December 19, 1995. (6)

    10.16  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated January 22, 1996. (6)

    10.17  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated February 28, 1996. (6)

    10.18  Credit Agreement between Ultimate and Norwest Bank Colorado, National Association and Norwest Business
           Credit, Inc., dated November 21, 1996. (7)

    11     Computation of earnings per share. (7)

    23.1   Consent of Ernst & Young LLP.

    23.2   Consent of Arthur Andersen LLP.

    23.3   Consent of Greene Holcomb & Lannin LLC.

 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBITS
---------  ---------------------------------------------------------------------------------------------------------
    23.4   Consent of Davis, Graham & Stubbs LLP (included in the opinion filed as Exhibit 5.1)

    24.    Power of Attorney (see page II-5).

------------------------------

(1) Incorporated by reference to Ultimate's Registration Statement on Form S-1 (File No. 33-68314), filed with the Commission on September 2, 1993.

(2) Incorporated by reference to Amendment No. 3 to Ultimate's Registration Statement on Form S-1 (File No. 33-88740), filed with the Commission on March 14, 1995.

(3) Incorporated by reference to Ultimate's Form 8-K filed with the Commission on February 10, 1995.

(4) Incorporated by reference to Ultimate's Quarterly Report on Form 10-Q for the period ended April 30, 1995.

(5) Incorporated by reference to Amendment No. 1 to Ultimate's Registration Statement on Form S-1 (File No. 33-68314), filed with the Commission on October 7, 1993.

(6) Incorporated by reference to Ultimate's Annual Report on Form 10-K for the fiscal year ended January 31, 1996.

(7) Incorporated by reference to Ultimate's Annual Report on Form 10-K for the fiscal year ended January 31, 1997.

    (b) Financial Statement Schedules None of the schedules for which provision is made in the applicable accounting regulations of the Commission is required under the related instructions or is applicable and therefore all schedules have been omitted.

    (c)  Opinion of Financial Advisor

    The opinion of Greene Holcomb & Lannin LLC is filed as Annex B to the Proxy Statement/ Prospectus included in this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 10th day of April, 1997.

                                              ULTIMATE ELECTRONICS, INC.

                                              By:                  /s/ WILLIAM J. PEARSE
                                                         -----------------------------------------
                                                                     William J. Pearse
                                                                   CHAIRMAN OF THE BOARD
                                                                AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears herein constitutes and appoints William J. Pearse, David J. Workman and Alan E. Kessock, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      NAME                                         TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

             /s/ WILLIAM J. PEARSE                Chairman of the Board and Chief
     --------------------------------------         Executive Officer (Principal               April 10, 1997
               William J. Pearse                    Executive Officer)

              /s/ DAVID J. WORKMAN
     --------------------------------------       President, Chief Operating Officer and       April 10, 1997
                David J. Workman                    a Director

                                                  Vice President, Chief Financial
              /s/ ALAN E. KESSOCK                   Officer, Secretary and a Director
     --------------------------------------         (Principal Financial and Accounting        April 10, 1997
                Alan E. Kessock                     Officer)

              /s/ ROBERT W. BEALE
     --------------------------------------       Director                                     April 10, 1997
                Robert W. Beale

             /s/ RANDALL F. BELLOWS
     --------------------------------------       Director                                     April 10, 1997
               Randall F. Bellows

      PROXY                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
AUDIO KING CORPORATION                       The undersigned hereby appoints Randel S. Carlock and Henry G. Thorne
3501 S. HIGHWAY 100                          and each of them, as Proxies, each with full power of substitution,
MINNEAPOLIS, MINNESOTA 55416                 and hereby authorizes each of them to represent and to vote, as
---------------------------------            designated below, all the shares of common stock, $.001 par value per share, of Audio King Corporation ("Audio King") held of record by the
                                             undersigned on            , 1997, at the Special Meeting of
                                             Shareholders to be held on            , 1997 or at any adjournment or
                                             postponement thereof.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated March 4, 1997 by and among Audio King, Ultimate Electronics, Inc. a Delaware corporation ("Ultimate"), and Ultimate AKquisition Corp. ("UAC"), a Delaware corporation and wholly owned subsidiary of Ultimate, pursuant to which Audio King will merge with and into UAC.

             / / FOR          / / AGAINST          / / ABSTAIN

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER
                         (PLEASE SIGN ON REVERSE SIDE)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Merger.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                                  DATED --------------------------------- , 1997

                                                                  ------------------------------------------------
                                                                  SIGNATURE

                                                                  ------------------------------------------------
                                                                  SIGNATURE IF HELD JOINTLY

                                                                  PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD
                                                                  PROMPTLY USING THE ENCLOSED ENVELOPE.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBITS
---------  ---------------------------------------------------------------------------------------------------------
     2     Agreement and Plan of Merger, dated March 4, 1997, by and among Ultimate, UAC and Audio King. (Filed as
           Annex A to the Proxy Statement/Prospectus included in this Registration Statement)

     3(i)  Amended and Restated Certificate of Incorporation of Ultimate. (1)

    3(ii)  Bylaws of Ultimate. (1)

     4.1   Form of Indenture, dated as of March 23, 1995, between Ultimate and Colorado National Bank, as Trustee for the 10.25% First Mortgage Bonds Due 2005. (2)

     4.2   Rights Agreement, dated as of January 31, 1995, by and between Ultimate and Norwest Bank Minnesota,
           National Association, as rights agent. (3)

     4.3   Amendment No. 1, dated as of January 31, 1995, to the Rights Agreement, dated as of January 31, 1995, by and between Ultimate and Norwest Bank Minnesota, National Association, as rights agent. (4)

     5.1   Opinion of Davis, Graham & Stubbs LLP

     5.2   Opinion of Greene Holcomb & Lannin LLC (Filed as Annex B to the Proxy Statement/ Prospectus included in this Registration Statement).

     9     Form of Voting Agreement, dated       , 1997 between Ultimate and certain Audio King shareholders.

    10.1   Lease Agreement, dated April 1, 1989, between Ultimate and William J. and Barbara A. Pearse. (1)

    10.2   Lease Agreement, dated October 13, 1989, between Ultimate and William J. and Barbara A. Pearse. (1)

    10.4   Form of Authorized Dealer Agreement between Ultimate and Panasonic Communications and Systems Company, a
           Division of Matsushita Electric Corporation of America. (1)

    10.5   Form of Sony Corporation of America Consumer Sales Company Dealer Agreement between Ultimate and Sony
           Consumer Sales Company, a division of Sony Corporation of America. (1)

    10.6   Form of Dealer Agreement between Ultimate and Mitsubishi Electric Sales America, Inc. (1)

    10.7   Form of Employee Stock Option Plan. (1)

    10.8   Form of Non-employee Directors' Stock Option Plan. (5)

    10.9   Ultimate Rule 401(k) Benefit Plan. (1)

    10.10  Form of Confidentiality and Non-Competition Agreement. (1)

    10.12  Form of Deed of Trust, Assignment of Rents and Security Agreement between Ultimate, as Grantor, and
           Colorado National Bank, as beneficiary. (2)

    10.13  Purchase and Sale Agreement, dated May 2, 1995, between Ultimate and Cirque Property L.C. (4)

    10.14  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated November 1, 1995. (6)

    10.15  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated December 19, 1995. (6)

    10.16  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated January 22, 1996. (6)

    10.17  Commercial Promissory Note and Security Agreement between Ultimate and Colorado National Leasing, Inc., dated February 28, 1996. (6)

 EXHIBIT
   NO.                                              DESCRIPTION OF EXHIBITS
---------  ---------------------------------------------------------------------------------------------------------
    10.18  Credit Agreement between Ultimate and Norwest Bank Colorado, National Association and Norwest Business
           Credit, Inc., dated November 21, 1996. (7)

    11     Computation of earnings per share. (7)

    23.1   Consent of Ernst & Young LLP.

    23.2   Consent of Arthur Andersen LLP.

    23.3   Consent of Greene Holcomb & Lannin LLC.

    23.4   Consent of Davis, Graham & Stubbs LLP (included in the opinion filed as Exhibit 5.1)

    24.    Power of Attorney (see page II-5).

------------------------------

(1) Incorporated by reference to Ultimate's Registration Statement on Form S-1 (File No. 33-68314), filed with the Commission on September 2, 1993.

(2) Incorporated by reference to Amendment No. 3 to Ultimate's Registration Statement on Form S-1 (File No. 33-88740), filed with the Commission on March 14, 1995.

(3) Incorporated by reference to Ultimate's Form 8-K filed with the Commission on February 10, 1995.

(4) Incorporated by reference to Ultimate's Quarterly Report on Form 10-Q for the period ended April 30, 1995.

(5) Incorporated by reference to Amendment No. 1 to Ultimate's Registration Statement on Form S-1 (File No. 33-68314), filed with the Commission on October 7, 1993.

(6) Incorporated by reference to Ultimate's Annual Report on Form 10-K for the fiscal year ended January 31, 1996.

(7) Incorporated by reference to Ultimate's Annual Report on Form 10-K for the fiscal year ended January 31, 1997.